Exhibit 4.z

EXECUTION VERSION

INCREMENTAL AMENDMENT NO. 3 AND FIFTH AMENDMENT

INCREMENTAL AMENDMENT NO. 3 AND FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 8, 2022 (this “Fifth Amendment”), among CROWN AMERICAS LLC, a Pennsylvania limited liability company (“U.S. Borrower”), CROWN EUROPEAN HOLDINGS S.A., a corporation organized under the laws of France (“European Borrower”), each of the Subsidiary Borrowers party hereto, CROWN METAL PACKAGING CANADA LP, a limited partnership organized under the laws of the Province of Ontario, Canada (“Canadian Borrower”, and together with U.S. Borrower, European Borrower and the Subsidiary Borrowers party hereto, “Borrowers”), CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“CCSC”), CROWN HOLDINGS, INC. a Pennsylvania corporation (“Crown Holdings”), and CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Crown International”, and together with CCSC and Crown Holdings, “Parent Guarantors”), each other Credit Party party hereto, DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent for certain Lenders (as defined in the Amended Credit Agreement (as defined below)) (in such capacity, the “Administrative Agent”), DEUTSCHE BANK AG, LONDON BRANCH, as U.K. administrative agent for certain Lenders (in such capacity, “U.K. Administrative Agent”), DEUTSCHE BANK AG, CANADA BRANCH, as Canadian administrative agent for certain Lenders (in such capacity, “Canadian Administrative Agent”), the undersigned 2022 Additional Term Lenders (as defined below) and the undersigned Revolving Lenders (as defined the Amended Credit Agreement (as defined below)), to that certain Amended and Restated Credit Agreement, dated as of April 7, 2017, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of December 28, 2017, that certain Incremental Amendment No. 1, dated as of January 29, 2018, and that certain Second Amendment to Amended and Restated Credit Agreement, First Amendment to the U.S. Guarantee Agreement and First Amendment to U.S. Indemnity, Subrogation and Contribution Agreement, dated as of March 23, 2018, that certain Incremental Amendment No. 2 and Third Amendment to Amended and Restated Credit Agreement, dated as of December 13, 2019 and that certain Fourth Amendment to Amended and Restated Credit Agreement, dated as of October 4, 2021, (as further amended, supplemented, amended and restated or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”). All capitalized terms used and not otherwise defined herein shall have the same meanings as set forth in the Amended Credit Agreement.

RECITALS:

WHEREAS, (x) the U.S. Borrower has hereby notified the Administrative Agent that it is requesting Additional Term A Loans pursuant to Section 2.9(a) of the Existing Credit Agreement and (y) the European Borrower has hereby notified the U.K. Administrative Agent that it is requesting Additional Term A Loans pursuant to Section 2.9(a) of the Existing Credit Agreement;

WHEREAS, pursuant to Section 2.9 of the Existing Credit Agreement, (i) the U.S. Borrower may establish an Additional Facility (the “Additional Term A Facility”, and the lenders thereunder, the “Additional Term A Lenders”) to provide Additional Term A Loans denominated in Dollars (the “Additional Term A Dollar Loans”) by, among other things, entering into one or more amendments pursuant to the terms and conditions of the Existing Credit Agreement with each Additional Term A Lender agreeing to provide such Additional Term A Dollar Loans and (ii) the European Borrower may establish an Additional Facility (the “Additional Term Euro Facility” and, together with the Additional Term A Facility, the “2022 Additional Term Facilities”, and the lenders under the Additional Term Euro Facility, the “Additional Term Euro Lenders” and, together with the Additional Term A Lenders, the “2022 Additional Term Lenders”) to provide Additional Term A Loans denominated in Euros (the “Additional Term Euro Loans” and, together with the Additional Term A Dollar Loans, the “2022 Additional Term Loans”), in each case, by, among other things, entering into one or more amendments pursuant to the terms and conditions of the Existing Credit Agreement with each 2022 Additional Term Lender;

WHEREAS, the Borrowers under the existing Revolving Facilities (as defined in the Existing Credit Agreement) have requested, pursuant to Section 2.13(a) of the Existing Credit Agreement, (i) replacement Canadian Revolving Commitments (as defined in the Amended Credit Agreement) in an amount equal to $50,000,000 in the aggregate as of the Incremental No. 3 and Fifth Amendment Effective Date (as defined below), which shall replace in full the existing Canadian Revolving Commitments under the Existing Credit Agreement, (ii) replacement Dollar Revolving Commitments (as defined in Amended Credit Agreement) in an amount equal to $800,000,000 in the aggregate as of the Incremental Amendment No. 3 and Fifth Amendment Amendment Effective Date, which shall replace in full the existing Dollar Revolving Commitments under the Existing Credit Agreement, and (iii) replacement Multicurrency Revolving Commitments (as defined in the Amended Credit Agreement) in an amount equal to $800,000,000 in the aggregate as of the Incremental Amendment No. 3 and Fifth Amendment Effective Date, which shall replace in full (in an increased amount) the existing Multicurrency Revolving Commitments under the Existing Credit Agreement (collectively and together with the payment of all unpaid interest, fees and other amounts outstanding under the Existing Credit Agreement related thereto, the “2022 Revolving Commitments Refinancing”);

WHEREAS, the Revolving Facilities (as defined in Amended Credit Agreement) will be used on or after the Incremental Amendment No. 3 and Fifth Amendment Effective Date by Crown Holdings and each of its subsidiaries for working capital and other general corporate purposes;

WHEREAS, (i) the U.S. Borrower has requested the borrowing of $1,800,000,000 of Additional Term A Dollar Loans and (ii) the European Borrower has requested the borrowing of €540,000,000 of Additional Term Euro Loans, the proceeds of which, together with cash on hand and borrowings under the Revolving Facilities under the Amended Credit Agreement, will be used to (1) refinance in full the Term Euro Loans and the Term A Loans and pay all unpaid interest, fees and other amounts outstanding under the Existing Credit Agreement related thereto (the “2022 Term Loan Refinancing”) and (2) pay costs and expenses related to the 2022 Term Loan Refinancing and the 2022 Revolving Commitments Refinancing (together with the 2022 Revolving Commitments Refinancing and the 2022 Term Loan Refinancing, the “2022 Transactions”);

WHEREAS, each 2022 Additional Term Lender has agreed to make the full amount of 2022 Additional Term Loans set forth opposite such 2022 Additional Term Lender’s name in Schedule 1 hereto on the terms set forth herein;

WHEREAS, each Person identified on Schedule 2 hereto has agreed (on a several and not a joint basis), subject to the terms and conditions set forth herein and in the Amended Credit Agreement, to provide a Revolving Commitments in the amount set forth opposite such Revolving Lender’s name on Schedule 2 hereto; and

WHEREAS, pursuant to Sections 2.9 and 2.13 of the Existing Credit Agreement, as applicable, the Borrowers, the 2022 Additional Term Lenders, the Revolving Lenders, the Swing Line Lenders, the Facing Agents and the Administrative Agent may amend the Existing Credit Agreement and the other Loan Documents to reflect, among other things, changes necessary or appropriate to give effect to the 2022 Additional Term Facilities and the replacement Revolving Facilities contemplated by this Incremental Amendment No. 3 and Fifth Amendment and the Borrowers, the Swing Line Lenders, the Facing Agents and the Administrative Agent, together with the 2022 Additional Term Lenders and the Revolving Lenders (as defined in the Amended Credit Agreement), desire to amend the Existing Credit Agreement pursuant to Sections 2.9 and 2.13 of the Existing Credit Agreement, as applicable, as set forth below in Section 4 hereof (such amendments, the “Incremental Amendments”).

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WHEREAS, pursuant to Section 12.1 of the Existing Credit Agreement, the Borrowers have requested that the Canadian Administrative Agent, the U.K. Administrative Agent, the Administrative Agent, the Facing Agents and the Lenders amend certain other provisions of the Existing Credit Agreement (the “Additional Amendments”).

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1. Additional Term A Dollar Loans.

Subject to the terms and conditions set forth herein, each Additional Term A Lender (i) acknowledges and agrees that it shall be a “Term Loan A Lender” and a “Lender” under and for all purposes of the Amended Credit Agreement and the other Loan Documents and shall be subject to and bound by the terms thereof and shall perform all the obligations of and shall have all rights of a Lender thereunder and (ii) agrees to make Additional Term A Dollar Loans to the U.S. Borrower in an aggregate amount not to exceed the amount set forth opposite such Additional Term A Lender’s name in Schedule 1 hereto. The Additional Term A Dollar Loans shall have the terms set forth in the Amended Credit Agreement and will constitute “Term A Loans” for all purposes under the Amended Credit Agreement and the other Loan Documents and the Additional Term A Facility shall constitute a “Facility” for all purposes under the Amended Credit Agreement. The aggregate amount of the Additional Term A Dollar Loans made under this Incremental Amendment No. 3 and Fifth Amendment shall be $1,800,000,000.

SECTION 2. Additional Term Euro Loans.

Subject to the terms and conditions set forth herein, each Additional Term Euro Lender (i) acknowledges and agrees that it shall be a “Term Euro Lender” and a “Lender” under and for all purposes of the Amended Credit Agreement and the other Loan Documents and shall be subject to and bound by the terms thereof and shall perform all the obligations of and shall have all rights of a Lender thereunder and (ii) agrees to make Additional Term Euro Loans to the European Borrower in an aggregate amount not to exceed the amount set forth opposite such Additional Term Euro Lender’s name in Schedule 1 hereto. The Additional Term Euro Loans shall have the terms set forth in the Amended Credit Agreement and will constitute “Term Euro Loans” for all purposes under the Amended Credit Agreement and the other Loan Documents and the Additional Term Euro Facility shall constitute a “Facility” for all purposes under the Amended Credit Agreement. The aggregate amount of the Additional Term Euro Loans made under this Incremental Amendment No. 3 and Fifth Amendment shall be the Euro equivalent of $540,000,000.

SECTION 3. Revolving Commitments.

Subject to the terms and conditions set forth herein, each Revolving Lender (i) acknowledges and agrees that it shall be a “Revolving Lender” and a “Lender” under, and for all purposes of, the Amended Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder and (ii) agrees to provide Canadian Revolving Commitments, Dollar Revolving Commitments and/or Multicurrency Revolving Commitments, as applicable, to the applicable Borrower in an aggregate amount not to exceed the amount set forth opposite such Revolving Lender’s name in Schedule 2 hereto under the captions Amount of Canadian Revolving Commitment, Amount of Dollar Revolving Commitment and/or Amount of Multicurrency Revolving Commitment, as applicable.

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SECTION 4. Amendments.

(a) Effective as of the Incremental Amendment No. 3 and Fifth Amendment Effective Date, and subject to the terms and conditions set forth herein, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto (the “Amended Credit Agreement”).

(b) Effective as of the Incremental Amendment No. 3 and Fifth Amendment Effective Date, and subject to the terms and conditions set forth herein, the Schedules to the Existing Credit Agreement are replaced by the Schedules attached as Exhibit B hereto.

SECTION 5. Representations and Warranties. Each Credit Party represents and warrants to the 2022 Additional Term Lenders and the Revolving Lenders as of the date hereof that:

(a) (i) Each Credit Party has the right and power and is duly authorized to execute this Incremental Amendment No. 3 and Fifth Amendment and to perform and observe the provisions of this Incremental Amendment No. 3 and Fifth Amendment, (ii) this Incremental Amendment No. 3 and Fifth Amendment has been duly executed and delivered by each Credit Party and is the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity, and (iii) the execution, delivery and performance by each Credit Party of this Incremental Amendment No. 3 and Fifth Amendment, does not and will not (A) contravene the terms of any of such Credit Party’s Organic Documents; (B) conflict with or result in any breach or contravention of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Liens permitted under Section 8.2 of the Credit Agreement) pursuant to, (1) any Contractual Obligation to which such Credit Party is a party or affecting such Credit Party or the properties of such Credit Party or any of its Subsidiaries or (2) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the such Credit Party or its property is subject; or (C) violate any Requirement of Law, except in each case referred to in clause (B)(1), (B)(2) or (C), to the extent that such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(b) Except to the extent the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Incremental Amendment No. 3 and Fifth Amendment Effective Date and which remain in full force and effect on the Incremental Amendment No. 3 and Fifth Amendment Effective Date and (y) filings which are necessary to perfect the security interests created under the Security Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of this Incremental Amendment No. 3 and Fifth Amendment.

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SECTION 6. Conditions to Effectiveness to the Incremental Amendment No. 3 and Fifth Amendment and the Revolving Commitments and funding of the 2022 Additional Term Loans.

The effectiveness of this Incremental Amendment No. 3 and Fifth Amendment and the Incremental Amendments contemplated hereby are subject to the satisfaction of the following conditions precedent (the date upon which this Incremental Amendment No. 3 and Fifth Amendment becomes effective, the “Incremental Amendment No. 3 and Fifth Amendment Effective Date”), and the Additional Amendments will become effective immediately after the effectiveness of the Incremental Amendments.

(a) Execution. The Agents shall have received executed signature pages hereto from the 2022 Additional Term Lenders, the Revolving Lenders, the Facing Agents, the Swing Line Lender, the U.S. Borrower, European Borrower and each other Credit Party party hereto.

(b) Certain Documents. The Administrative Agent shall have received each of the following, each dated the Incremental Amendment No. 3 and Fifth Amendment Effective Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) a certificate of the secretary or any assistant secretary (or, if no secretary or assistant secretary exists, a Responsible Officer or if customary in the applicable jurisdiction any director or other authorized signatory), of each Credit Party substantially in the form of Exhibit 5.1(e)(ii) to the Existing Credit Agreement with appropriate insertions, as to the incumbency and signature of the officers/managers of each such Credit Party executing any Loan Document as of the Incremental Amendment No. 3 and Fifth Amendment Effective Date (in customary form and substance) and any certificate or other document or instrument to be delivered pursuant hereto or thereto by or on behalf of such Credit Party, together with evidence of the incumbency of such secretary or assistant secretary (or, if no secretary or assistant secretary exists, such Responsible Officer, director or other authorized signatory, as applicable), and certifying as true and correct, attached copies of the certificate of incorporation, certificate of amalgamation or other equivalent document (certified as of recent date by the Secretary of State or other comparable authority where customary in such jurisdiction) and by-laws (or other Organic Documents of such Credit Party), up-to-date copies of a corporate extract (extrait) and a certificate of non-inscription of a judicial decision (certificat de non-inscription d’une decision judiciaire) issued by the Registre de Commerce et Sociétes, Luxembourg for any Credit Party incorporated under the laws of Luxembourg and the resolutions of such Credit Party and, to the extent required, of the equity holders of such Credit Party, referred to in such certificate;

(ii) A customary good standing certificate or certificate of status or comparable certificate of each Credit Party from the Secretary of State (or other governmental authority) of its state, territory or province of organization or such equivalent document issued by any foreign Governmental Authority if applicable in such foreign jurisdiction and, in each case, solely to the extent available on a commercially reasonable basis in such jurisdiction;

(iii) A solvency certificate substantially in the form of Exhibit 5.1(e)(iv) to the Existing Credit Agreement, and signed by the chief financial officer, chief accounting officer or other officer with equivalent duties of Crown Holdings confirming the solvency of Crown Holdings and its Subsidiaries, on a consolidated basis immediately after giving effect to the 2022 Transactions;

(iv) (1) a favorable opinion of Dechert LLP in form and substance satisfactory to the Administrative Agent and (2) favorable opinions of local counsel to the Credit Parties party hereto in form and substance satisfactory to the Administrative Agent;

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(v) prior to the making of the 2022 Additional Term Loans on the Incremental Amendment No. 3 and Fifth Amendment Effective Date, each applicable Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.5 of the Amended Credit Agreement; and

(vi) a certificate executed by a Responsible Officer of the U.S. Borrower, certifying satisfaction of the conditions precedent set forth in Sections 6(c), (d) and (g).

(c) Representations and Warranties. Both immediately before and immediately after giving effect to this Incremental Amendment No. 3 and Fifth Amendment, the representations and warranties of the Borrowers and Guarantors set forth in the Amended Credit Agreement and the other Loan Documents are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects) as of the date hereof, except to the extent such representations and warranties refer to an earlier date, in which case such representations and warranties are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects) as of such earlier date, and except that the representations and warranties contained in Section 6.5(a) of the Amended Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Section 7.1 of the Amended Credit Agreement immediately prior to Incremental Amendment No. 3 and Fifth Amendment Effective Date.

(d) No Default. Immediately after giving effect to this Incremental Amendment No. 3 and Ffith Amendment, no Unmatured Event of Default or Event of Default has occurred and is continuing.

(e) Fees and Expenses Paid. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Incremental Amendment No. 3 and Fifth Amendment Effective Date, including, all out-of-pocket expenses (including the legal fees and expenses of Cahill Gordon & Reindel LLP, New York counsel to the Administrative Agent and the Lead Arrangers) required to be reimbursed or paid by the Borrowers on or prior to the Incremental Amendment No. 3 and Fifth Amendment Effective Date under the fee letters with the Lead Arrangers or under any other Loan Document, in each case to the extent invoiced at least three (3) Business Days prior to the Incremental Amendment No. 3 and Fifth Amendment Effective Date (except as otherwise reasonably agreed by the U.S. Borrower).

(f) 2022 Revolving Commitments Refinancing and 2022 Term Loan Refinancing. Each of the 2022 Revolving Commitments Refinancing and the 2022 Term Loan Refinancing shall have been consummated, or substantially simultaneously with the borrowing under the 2022 Additional Term Facilities shall be consummated.

(g) No Material Adverse Effect. Since December 31, 2021, there has been no material adverse change in the financial condition of Crown Holdings and its Subsidiaries, taken as a whole.

(h) USA Patriot Act and Beneficial Ownership Certificate. Each of the 2022 Additional Term Lenders and the Revolving Lenders shall have received, at least five (5) Business Days prior to the Incremental Amendment No. 3 and Fifth Amendment Effective Date (to the extent reasonably requested in writing by such Lenders on a timely basis at least ten (10) Business Days prior to the Incremental Amendment No. 3 and Fifth Amendment Effective Date), all documentation and other information about the Borrowers and the Guarantors as such Lenders reasonably determine is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act. Further, to the extent any Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), such Borrower shall

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have provided, at least five days prior to the Incremental Amendment No. 3 and Fifth Amendment Effective Date, to any Lender that has requested from Crown Holdings, at least ten (10) Business Days prior to the Incremental Amendment No. 3 and Fifth Amendment Effective Date, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation (the “Beneficial Ownership Certification”) (provided that, upon the execution and delivery by such Lender of its signature page to this Incremental Amendment No. 3 and Fifth Amendment, the condition to deliver such Beneficial Ownership Certification shall be deemed to be satisfied).

(i) Notes. If requested, each Borrower shall have duly executed and delivered to Administrative Agent the Notes payable to the order of each applicable Lender in the amount of their respective Commitments all of which shall be in full force and effect;

SECTION 7. Post-Closing.

To the extent not satisfied on the Incremental Amendment No. 3 and Fifth Amendment Effective Date and unless such requirement is waived or extended, in the reasonable discretion of the Administrative Agent, Crown Holdings shall, and shall cause:

(a) Within ninety (90) days (or within such longer period of time that the Euro Collateral Agent may agree in its sole discretion) after the Incremental Amendment No. 3 and Fifth Amendment Effective Date, each Credit Party that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, or, as applicable, such Credit Party’s shareholders, execute and deliver all documents (including customary local counsel opinions) and instruments (in proper form for filing, if applicable) and agreements as may be necessary or, in the reasonable opinion of the Euro Collateral Agent, desirable to reaffirm a valid and perfected first priority Lien on the Collateral to the full extent required by the Amended Credit Agreement.

(b) Deliver to the Administrative Agent the items set forth on Schedule 3 hereto on the dates set forth therein (or such later dates as the Administrative Agent may agree in its reasonable discretion).

(c) The provisions of Sections 14.9 through 14.12 of the Amended Credit Agreement are hereby incorporated herein by reference and shall apply to this Amendment mutatis mutandis as if fully set forth herein.

(d) All representations and warranties contained in this Incremental Amendment No. 3 and Fifth Amendment and the other Loan Documents shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to the foregoing (and to permit the taking of the actions described in this Section 7 within the time periods specified therein, rather than as elsewhere provided in this Incremental Amendment No. 3 and Fifth Amendment or the other Loan Documents), and, to the extent any provision of this Incremental Amendment No. 3 and Fifth Amendment or any other Loan Document would be violated (or any non-compliance with such provision would result in a Default or Event of Default hereunder) as a result of any extended deadline for taking any such action, such provision shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to this Section 7.

SECTION 8. Extension of Loan. Subject to compliance with Section 6 above and Section 5.2 of the Amended Credit Agreement, (x) the 2022 Additional Term Lenders shall make the 2022 Additional Term Loans available to the applicable Borrower and (y) the Revolving Lenders shall make the Revolving Commitments available to the applicable Borrower, in each case, on the date specified therefor in the related Notice of Borrowing in accordance with instructions provided by the applicable Borrower to (and reasonably acceptable to) the applicable Agent.

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SECTION 9. Expenses. The Borrowers agree to reimburse each Agent for its and the Lead Arrangers’ reasonable out-of-pocket expenses incurred by them in connection with this Incremental Amendment No. 3 and Fifth Amendment, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, New York counsel for the Agents.

SECTION 10. Counterparts. This Incremental Amendment No. 3 and Fifth Amendment may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Incremental Amendment No. 3 and Fifth Amendment by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Incremental Amendment No. 3 and Fifth Amendment. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Incremental Amendment No. 3 and Fifth Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 11. Applicable Law. The validity, interpretation and enforcement of this Incremental Amendment No. 3 and Fifth Amendment and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

SECTION 12. Headings. The headings of this Incremental Amendment No. 3 and Fifth Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

SECTION 13. Effect of Incremental Amendment No. 3 and Fifth Amendment. Except as expressly set forth herein, this Incremental Amendment No. 3 and Fifth Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other provision of the Existing Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. As of the Incremental Amendment No. 3 and Fifth Amendment Effective Date, each reference in the Amended Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the “Credit Agreement” (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall mean and be a reference to the Amended Credit Agreement, and this Incremental Amendment No. 3 and Fifth Amendment and the Amended Credit Agreement shall be read together and construed as a single instrument. This Incremental Amendment No. 3 and Fifth Amendment shall constitute a Loan Document. This Incremental Amendment No. 3 and Fifth Amendment shall not constitute a novation of the Existing Credit Agreement or any other Loan Document.

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SECTION 14. Acknowledgement and Affirmation. Each of the Borrowers and each Guarantor hereby (i) expressly acknowledges the terms of the Amended Credit Agreement, (ii) ratifies and affirms after giving effect to this Incremental Amendment No. 3 and Fifth Amendment its obligations under the Loan Documents (including guarantees and security agreements) executed by such Borrower and/or such Guarantor, (iii) after giving effect to this Incremental Amendment No. 3 and Fifth Amendment, acknowledges, renews and extends its continued liability under all such Loan Documents and agrees such Loan Documents remain in full force and effect, (iv) ratifies and affirms that after giving effect to this Incremental Amendment No. 3 and Fifth Amendment the obligations secured by the Security Documents will include the 2022 Additional Term Loans and the Revolving Commitments (and related Revolving Loans) under this Incremental Amendment No. 3 and Fifth Amendment, (v) agrees that all Collateral shall rank as continuing security for the payment and discharge of the Obligations under or in connection with the Amended Credit Agreement or the Security Documents with effect from the date of its creation and (vi) agrees that all Security Documents and the Collateral constituted thereby shall continue in full force and effect in all respects and the Security Documents and this Incremental Amendment No. 3 and Fifth Amendment shall be read and construed together.

SECTION 15. Roles.

(a) It is agreed that each of Deutsche Bank Securities Inc., Citibank, N.A., Banco Santander, S.A., BNP Paribas Securities Corp., BofA Securities, Inc., Mizuho Bank, Ltd., TD Securities (USA) LLC, The Bank of Nova Scotia, Wells Fargo Securities, LLC, PNC Capital Markets LLC and UniCredit Bank AG, will act as joint lead arrangers and joint bookrunners for the 2022 Additional Term Loans and the Revolving Facilities (collectively, the “Lead Arrangers”).

(b) It is agreed that each of Coöperatieve Rabobank U.A., New York Branch, Credit Agricole Corporate and Investment Bank, ING Bank N.V., Dublin Branch, MUFG Bank, Ltd., Sumitomo Mitsui Banking Corporation, CoBank, ACB and The Huntington National Bank will act as a co-documentation agent under this Incremental Amendment No. 3 and Fifth Amendment (collectively, the “Co-Documentation Agents”).

(c) It is agreed that each of Capital One, National Association, City National Bank, DBS Bank LTD, Goldman Sachs Bank USA, Industrial and Commercial Bank of China Limited, New York Branch, M&T Bank Corporation and U.S. Bank National Association, will act as a Senior Managing Agent under this Incremental Amendment No. 3 and Fifth Amendment.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Incremental Amendment No. 3 and Fifth Amendment to be duly executed as of the date first above written.

CROWN AMERICAS LLC

By:	/s/ David A. Beaver
	Name:	David A. Beaver
	Title:	Vice President

SIGNODE INDUSTRIAL GROUP US INC.

By:	/s/ David A. Beaver
	Name:	David A. Beaver
	Title:	Vice President

CROWN EUROPEAN HOLDINGS S.A.

By:	/s/ Paul Browett
	Name:	Paul Browett
	Title:	Président Directeur Général

CROWN METAL PACKAGING CANADA LP by its general partner, CROWN METAL PACKAGING CANADA INC.

By:	/s/ Djalma Novaes, Jr.
	Name:	Djalma Novaes, Jr.
	Title:	President

CROWN CORK & SEAL DEUTSCHLAND HOLDINGS GMBH

By:	/s/ Jochen Linzenich and Sergiy Boyko
	Name:	Jochen Linzenich and Sergiy Boyko
	Title:	Managing Directors

Incremental Amendment No. 3 and Fifth Amendment

CROWN VERPAKKING NEDERLAND B.V.

By:	/s/ Andrea Vavassori
	Name:	Andrea Vavassori
	Title:	Managing Director and President

Incremental Amendment No. 3 and Fifth Amendment

CROWN UK HOLDINGS LIMITED

By:	/s/ Paul Browett
Name: Paul Browett
Title: Director

Incremental Amendment No. 3 and Fifth Amendment

CR USA, INC.
CROWN BEVERAGE PACKAGING PUERTO RICO, INC.
CROWN CONSULTANTS, INC.
CROWN CORK & SEAL COMPANY (DE), LLC
CROWN CORK & SEAL COMPANY, INC.
CROWN FINANCIAL CORPORATION
CROWN HOLDINGS, INC.
CROWN INTERNATIONAL HOLDINGS, INC.
CROWN PACKAGING TECHNOLOGY, INC.
FOREIGN MANUFACTURERS FINANCE CORPORATION
CROWN AMERICAS CAPITAL CORP.
CROWN AMERICAS CAPITAL CORP. II
CROWN AMERICAS CAPITAL CORP. III
CROWN AMERICAS CAPITAL CORP. IV
CROWN AMERICAS CAPITAL CORP. V
CROWN AMERICAS CAPITAL CORP. VI
SIGNODE INDUSTRIAL GROUP LLC
SIGNODE PICKLING HOLDING LLC
SIGNODE US IP HOLDINGS LLC
SIGNODE INDUSTRIAL GROUP
HOLDINGS US INC.
SIGNODE INTERNATIONAL IP HOLDINGS LLC
SIMPLIMATIC ENGINEERING HOLDINGS, LLC
SIMPLIMATIC AUTOMATION LLC
SEH REAL ESTATE HOLDINGS LLC
SE INTERNATIONAL HOLDINGS
SE INTERNATIONAL HOLDINGS II

By:	/s/ David A. Beaver
Name: David A. Beaver
Title: Vice President

Incremental Amendment No. 3 and Fifth Amendment

CROWN BEVERAGE HOLDINGS, INC.

By:	/s/ David A. Beaver
Name: David A. Beaver
Title: President

Incremental Amendment No. 3 and Fifth Amendment

CROWN BEVERAGE PACKAGING, LLC
CROWN CORK & SEAL USA, INC.

By:	/s/ Ronald S. Cenderelli
	Name:	Ronald S. Cenderelli
	Title:	Vice President and
Chief Financial Officer

Incremental Amendment No. 3 and Fifth Amendment

3079939 NOVA SCOTIA COMPANY/3079939 COMPAGNIE DE LA NOUVELLE ECOSSE
889273 ONTARIO INC.
CROWN CANADIAN HOLDINGS ULC
CROWN METAL PACKAGING CANADA INC.

By:	/s/ Djalma Novaes, Jr.
	Name:	Djalma Novaes, Jr.
	Title:	President

SIGNODE CANADA ULC

By:	/s/ Jon Fowkes
	Name:	Jon Fowkes
	Title:	President

CARNAUDMETALBOX OVERSEAS LIMITED

By:	/s/ Paul Browett
	Name:	Paul Browett
	Title:	Director

Incremental Amendment No. 3 and Fifth Amendment

SIGNODE FRANCE SAS

By:	/s/ Olaf Roth
	Name:	Olaf Roth
	Title:	Prėsident

CROWN DÉVELOPPEMENT

By:	/s/ Sandrine Duquerroy
	Name:	Sandrine Duquerroy
	Title:	Président

CROWN EUROPE SAS

By:	/s/ Jean-Francois LeLouch
	Name:	Jean-Francois LeLouch
	Title:	Président

SOCIETE CIVILE IMMOBILIERE DES BACQUETS

By:	/s/ Olaf Roth
	Name:	Olaf Roth
	Title:	Manager (Gérant)

SOCIETE CIVILE IMMOBILIERE ROUSSEAU-IVRY

By:	/s/ Olaf Roth
	Name:	Olaf Roth
	Title:	Manager (Gérant)

SPG FRANCE HOLDINGS SAS

By:	/s/ Olaf Roth
	Name:	Olaf Roth
	Title:	Président

Incremental Amendment No. 3 and Fifth Amendment

CROWN BEVCAN FRANCE SAS

By:	/s/ Paul Browett
	Name:	Paul Browett
	Title:	Directeur Général

Incremental Amendment No. 3 and Fifth Amendment

SIGNODE PACKAGING SYSTEMS GMBH

By:	/s/ Ellen Fleischman
	Name:	Ellen Fleischman
	Title:	Managing Director

MEZGER HEFTSYSTEME GMBH

By:	/s/ Ellen Fleischmann and Hermann Gumbinger
	Name:	Ellen Fleischmann and
Hermann Gumbinger
	Title:	Managing Directors

SIGNODE SYSTEM GMBH

By:	/s/ Burkhard Bödefeld
	Name:	Burkhard Bödefeld
	Title:	Managing Director

SPG GERMANY SERVICE MANAGEMENT GMBH

By:	/s/ Jochen Linzenich
	Name:	Jochen Linzenich
	Title:	Managing Director

SIGNODE GERMANY GMBH

By:	/s/ Dietmar Holzmann
	Name:	Dietmar Holzmann
	Title:	Managing Director

Incremental Amendment No. 3 and Fifth Amendment

SMP SCHWEDE MASCHINENBAU WEISCHLITZ GMBH

By:	/s/ Ellen Fleischman
	Name:	Ellen Fleischman
	Title:	Managing Director

Incremental Amendment No. 3 and Fifth Amendment

CROWN PACKAGING LUX III S.A.R.L.

By:	/s/ Olaf Roth
	Name:	Olaf Roth
	Title:	Manager A

SIGNODE INDUSTRIAL GROUP LUX S.A.

By:	/s/ Jochen Linzenich
	Name:	Jochen Linzenich
	Title:	Director A

SPG INDUSTRIAL PACKAGING S.A R.L.

By:	/s/ Olaf Roth
	Name:	Olaf Roth
	Title:	Manager A

SIGNODE LUXEMBOURG S.A R.L.

By:	/s/ Olaf Roth
	Name:	Olaf Roth
	Title:	Manager

Incremental Amendment No. 3 and Fifth Amendment

FAMOSA B.V.
SIVESA B.V.
SISA MEXICO B.V.

By:	/s/ Paul William Browett
	Name:	Paul William Browett
	Title:	Managing Director and President

Incremental Amendment No. 3 and Fifth Amendment

SIGNODE NETHERLANDS B.V.

By:	/s/ Jochen Linzenich
	Name:	Jochen Linzenich
	Title:	Managing Director

Incremental Amendment No. 3 and Fifth Amendment

CROWN PACKAGING EUROPEAN HOLDINGS GMBH

By:	/s/ Sidonie Lécluse
	Name:	Sidonie Lécluse
	Title:	Member of the management

CROWN PACKAGING EUROPEAN DIVISION GMBH

By:	/s/ Sidonie Lécluse
	Name:	Sidonie Lécluse
	Title:	Member of the management

SIGNODE SWITZERLAND GMBH

By:	/s/ Olaf Roth
	Name:	Olaf Roth
	Title:	Member of the management

Incremental Amendment No. 3 and Fifth Amendment

CARNAUDMETALBOX ENGINEERING LIMITED

By:	/s/ Paul Browett
	Name:	Paul Browett
	Title:	Director

CARNAUDMETALBOX GROUP UK LIMITED

By:	/s/ Paul Browett
	Name:	Paul Browett
	Title:	Director

CROWN PACKAGING DISTRIBUTION UK LIMITED

By:	/s/ T.M. Conybeare
	Name:	T.M. Conybeare
	Title:	Director

CROWN PACKAGING MANUFACTURING UK LIMITED

By:	/s/ Paul Browett
	Name:	Paul Browett
	Title:	Director

Incremental Amendment No. 3 and Fifth Amendment

SIGNODE UK LTD.

By:	/s/ Olaf Roth
	Name:	Olaf Roth
	Title:	Director

Incremental Amendment No. 3 and Fifth Amendment

MEC-A-TEC SERVICES LIMITED

By:	/s/ Kevin C. Clothier
	Name:	Kevin C. Clothier
	Title:	Director

Incremental Amendment No. 3 and Fifth Amendment

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:	/s/ Jessica Lutrario
	Name:	Jessica Lutrario
	Title:	Associate

By:	/s/ Philip Tancorra
	Name:	Philip Tancorra
	Title:	Vice President

Incremental Amendment No. 3 and Fifth Amendment

DEUTSCHE BANK AG, LONDON BRANCH, as U.K. Administrative Agent

By:	/s/ Paul Gaines
	Name:	Paul Gaines
	Title:	Assistant Vice President

By:	/s/ Vikki Adams
	Name:	Vikki Adams
	Title:	Vice President

Incremental Amendment No. 3 and Fifth Amendment

DEUTSCHE BANK AG, CANADA BRANCH, as Canadian Administrative Agent

By:	/s/ David Gynn
	Name:	David Gynn
	Title:	Chief Country Officer

By:	/s/ Edward Salibian
	Name:	Edward Salibian
	Title:	Assistant Vice-President

Incremental Amendment No. 3 and Fifth Amendment

DEUTSCHE BANK AG NEW YORK BRANCH, as Swing Line Lender and a Facing Agent

By:	/s/ Jessica Lutrario
	Name:	Jessica Lutrario
	Title:	Associate

By:	/s/ Philip Tancorra
	Name:	Philip Tancorra
	Title:	Vice-President

Incremental Amendment No. 3 and Fifth Amendment

DEUTSCHE BANK AG, CANADA BRANCH, as a Facing Agent

By:	/s/ David Gynn
	Name:	David Gynn
	Title:	Chief Country Officer

By:	/s/ Edward Salibian
	Name:	Edward Salibian
	Title:	Assistant Vice-President

Incremental Amendment No. 3 and Fifth Amendment

DEUTSCHE BANK AG NEW YORK BRANCH, as a 2022 Additional Term Lender

By:	/s/ Jessica Lutrario
	Name:	Jessica Lutrario
	Title:	Associate

By:	/s/ Philip Tancorra
	Name:	Philip Tancorra
	Title:	Vice-President

Incremental Amendment No. 3 and Fifth Amendment

DEUTSCHE BANK AG NEW YORK BRANCH, as a Revolving Lender and a Facing Agent

By:	/s/ Jessica Lutrario
	Name:	Jessica Lutrario
	Title:	Associate

By:	/s/ Philip Tancorra
	Name:	Philip Tancorra
	Title:	Vice-President

Incremental Amendment No. 3 and Fifth Amendment

DEUTSCHE BANK AKTIENGESELLSCHAFT, as a Multicurrency Revolvong Lender

By:	/s/ Jonas Jepp
	Name:	Jonas Jepp
	Title:	Director

By:	/s/ Philipp Stroehle
	Name:	Philipp Stroehle
	Title:	Vice-President

Incremental Amendment No. 3 and Fifth Amendment

DEUTSCHE BANK AG, CANADA BRANCH, as a Revolving Lender and a Facing Agent

By:	/s/ David Gynn
	Name:	David Gynn
	Title:	Chief Country Officer

By:	/s/ Edward Salibian
	Name:	Edward Salibian
	Title:	Assistant Vice-President

Incremental Amendment No. 3 and Fifth Amendment

CITIBANK, N.A. as a 2022 Additional Term Lender

By:	/s/ Sumeet Singal
	Name:	Sumeet Singal
	Title:	Vice President

Incremental Amendment No. 3 and Fifth Amendment

CITIBANK, N.A. as a Revolvong Lender and a Facing Agent

By:	/s/ Sumeet Singal
	Name:	Sumeet Singal
	Title:	Vice President

Incremental Amendment No. 3 and Fifth Amendment

BANCO SANTANDER, S.A. as a 2022 Additional Term Lender

By:	/s/ Fátima Moreno
	Name:	Fátima Moreno
	Title:	Vice President

By:	/s/ Lucas Videla
	Name:	Lucas Videla
	Title:	Executive Director

Incremental Amendment No. 3 and Fifth Amendment

BANCO SANTANDER, S.A. as a 2022 Revolving Lender

By:	/s/ Fátima Moreno
	Name:	Fátima Moreno
	Title:	Vice President

By:	/s/ Lucas Videla
	Name:	Lucas Videla
	Title:	Executive Director

Incremental Amendment No. 3 and Fifth Amendment

THE BANK OF NOVA SCOTIA as a 2022 Additional Term Lender

By:	/s/ Catherine Jones
Name: Catherine Jones
Title: Managing Director

Incremental Amendment No. 3 and Fifth Amendment

THE BANK OF NOVA SCOTIA as a Revolving Lender

By:	/s/ Catherine Jones
Name: Catherine Jones
Title: Managing Director

Incremental Amendment No. 3 and Fifth Amendment

SCOTIABANK (IRELAND) DESIGNATED ACTIVITY COMPANY. as a 2022 Additional Term Lender

By:	/s/ Nicola Vavasour
Name: Nicola Vavasour
Title: Chief Executive Officer

By:	/s/ Michael Weinberg
Name: Michael Weinberg
Title: Associate Director

Incremental Amendment No. 3 and Fifth Amendment

SCOTIABANK (IRELAND) DESIGNATED ACTIVITY COMPANY. as a Revolving Lender

By:	/s/ Nicola Vavasour
Name: Nicola Vavsour
Title: Chief Executive Officer

By:	/s/ Michael Weinberg
Name: Michael Weinberg
Title: Associate Director

Incremental Amendment No. 3 and Fifth Amendment

BNP PARIBAS as a 2022 Additional Term Lender

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director

By:	/s/ Valentin Detry
Name: Valentin Detry
Title: Vice President

Incremental Amendment No. 3 and Fifth Amendment

BNP PARIBAS as a Revolving Lender

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director

By:	/s/ Valentin Detry
Name: Valentin Detry
Title: Vice President

Incremental Amendment No. 3 and Fifth Amendment

BANK OF AMERICA, N.A. as a 2022 Additional Term Lender

By:	/s/ Erron Powers
Name: Erron Powers
Title: Director

Incremental Amendment No. 3 and Fifth Amendment

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY as a Revolving Lender

By:	/s/ Christopher Coney
Name: Christopher Coney
Title: Vice President

Incremental Amendment No. 3 and Fifth Amendment

MIZUHO BANK, LTD., as a 2022 Addition Term Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Executive Director

Incremental Amendment No. 3 and Fifth Amendment

MIZUHO BANK, LTD., as a Revolving Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Executive Director

Incremental Amendment No. 3 and Fifth Amendment

PNC BANK, NATIONAL ASSOCIATION, as a 2022 Addition Term Lender

By:	/s/ Denise DiSimone
Name: Denise DiSimone
Title: Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

PNC BANK, NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ Denise DiSimone
Name: Denise DiSimone
Title: Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

TD BANK, N.A., as a 2022 Addition Term Lender

By:	/s/ Richard A. Zimmerman
Name: Richard A. Zimmerman
Title: Managing Director

Incremental Amendment No. 3 and Fifth Amendment

TD BANK, N.A., as a Revolving Lender

By:	/s/ Richard A. Zimmerman
Name: Richard A. Zimmerman
Title: Managing Director

Incremental Amendment No. 3 and Fifth Amendment

UNICREDIT BANK AG, NEW YORK BRANCH, as a 2022 Additional Term Lender

By:	/s/ Douglas Riahi
Name: Douglas Riahi
Title: Managing Director

By:	/s/ Laura Shelmerdine
Name: Laura Shelmerdine
Title: Director

Incremental Amendment No. 3 and Fifth Amendment

UNICREDIT BANK AG, NEW YORK BRANCH, as a Revolving Lender

By:	/s/ Douglas Riahi
Name: Douglas Riahi
Title: Managing Director

By:	/s/ Laura Shelmerdine
Name: Laura Shelmerdine
Title: Director

Incremental Amendment No. 3 and Fifth Amendment

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a 2022 Addition Term Lender

By:	/s/ Andrew Payne
Name: Andrew Payne
Title: Managing Director

Incremental Amendment No. 3 and Fifth Amendment

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ Andrew Payne
Name: Andrew Payne
Title: Managing Director

Incremental Amendment No. 3 and Fifth Amendment

WELLS FARGO BANK, INTERNATIONAL UC, as a Revolving Lender

By:	/s/ Catherine Curry
Name: Catherine Curry
Title: Managing Director

Incremental Amendment No. 3 and Fifth Amendment

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a 2022 Additional Term Lender

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

By:	/s/ Paul Arens
Name: Paul Arens
Title: Director

Incremental Amendment No. 3 and Fifth Amendment

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Revolving Lender and a Facing Agent

By:	/s/ Gordon Yip
	Name:	Gordon Yip
	Title:	Director

By:	/s/ Paul Arens
	Name:	Paul Arens
	Title:	Director

Incremental Amendment No. 3 and Fifth Amendment

THE HUNTINGTON NATIONAL BANK, as a 2022 Additional Term Lender

By:	/s/ Marcel Fournier
	Name:	Marcel Fournier
	Title:	Vice President

Incremental Amendment No. 3 and Fifth Amendment

THE HUNTINGTON NATIONAL BANK, as a Revolving Lender

By:	/s/ Marcel Fournier
	Name:	Marcel Fournier
	Title:	Vice President

Incremental Amendment No. 3 and Fifth Amendment

ING BANK N.V., DUBLIN BRANCH, as a 2022 Additional Term Lender

By:	/s/ Sean Hassett
	Name:	Sean Hassett
	Title:	Director

By:	/s/ Cornac Langford
	Name:	Cornac Langford
	Title:	Director

Incremental Amendment No. 3 and Fifth Amendment

ING BANK N.V., DUBLIN BRANCH, as a Revolving Lender

By:	/s/ Sean Hassett
	Name:	Sean Hassett
	Title:	Director

By:	/s/ Cornac Langford
	Name:	Cornac Langford
	Title:	Director

Incremental Amendment No. 3 and Fifth Amendment

MUFG BANK, LTD., as a 2022 Additional Term Lender

By:	/s/ George Stoecklein
	Name:	George Stoecklein
	Title:	Managing Director

Incremental Amendment No. 3 and Fifth Amendment

MUFG BANK, LTD., as a Revolving Lender

By:	/s/ George Stoecklein
	Name:	George Stoecklein
	Title:	Managing Director

Incremental Amendment No. 3 and Fifth Amendment

COÖPERATIVE RABOBANK, U.A., NEW YORK BRANCH, as a 2022 Additional Term Lender

By:	/s/ Michael LaHaie
	Name:	Michael LaHaie
	Title:	Managing Director

By:	/s/ Elizabeth Hart
	Name:	Elizabeth Hart
	Title:	Vice President

Incremental Amendment No. 3 and Fifth Amendment

COÖPERATIVE RABOBANK, U.A., NEW YORK BRANCH, as a Revolving Lender

By:	/s/ Michael LaHaie
	Name:	Michael LaHaie
	Title:	Managing Director

By:	/s/ Elizabeth Hart
	Name:	Elizabeth Hart
	Title:	Vice President

Incremental Amendment No. 3 and Fifth Amendment

SUMITOMO MITSU BANKING CORPORATION, as a 2022 Additional Term Lender

By:	/s/ Rosa Pritsch
	Name:	Rosa Pritsch
	Title:	Director

Incremental Amendment No. 3 and Fifth Amendment

SUMITOMO MITSU BANKING CORPORATION, as a Revolving Lender

By:	/s/ Rosa Pritsch
	Name:	Rosa Pritsch
	Title:	Director

Incremental Amendment No. 3 and Fifth Amendment

COBANK, ACB, as a 2022 Additional Term Lender

By:	/s/ Jared Greene
	Name:	Jared Greene
	Title:	Assistant Secretary Corporation

Incremental Amendment No. 3 and Fifth Amendment

COBANK, ACB, as a Revolving Lender

By:	/s/ Jared Greene
	Name:	Jared Greene
	Title:	Assistant Secretary Corporation

Incremental Amendment No. 3 and Fifth Amendment

GOLDMAN SACHS BANK USA, as a 2022 Additional Term Lender

By:	/s/ Jonathan Dworkin
	Name:	Jonathan Dworkin
	Title:	Authorized Signatory

Incremental Amendment No. 3 and Fifth Amendment

GOLDMAN SACHS BANK USA, as a Revolving Lender

By:	/s/ Jonathan Dworkin
	Name:	Jonathan Dworkin
	Title:	Authorized Signatory

Incremental Amendment No. 3 and Fifth Amendment

INDUSTRIAL AND COMMERICAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as a 2022 Additional Term Lender

By:	/s/ Brian Monahan
	Name:	Brian Monahan
	Title:	Director, Relationship Manager

By:	/s/ Pineyen Shih
	Name:	Pineyen Shih
	Title:	Executive Director, Team Lead

Incremental Amendment No. 3 and Fifth Amendment

INDUSTRIAL AND COMMERICAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as a Revolving Lender

By:	/s/ Brian Monahan
	Name:	Brian Monahan
	Title:	Director, Relationship Manager

By:	/s/ Pineyen Shih
	Name:	Pineyen Shih
	Title:	Executive Director, Team Lead

Incremental Amendment No. 3 and Fifth Amendment

M&T BANK, SUCCESSOR BY MERGER TO PEOPLE’S UNITED BANK, N.A., as a 2022 Additional Term Lender

By:	/s/ Donna J. Emhart
	Name:	Donna J. Emhart
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

M&T BANK, SUCCESSOR BY MERGER TO PEOPLE’S UNITED BANK, N.A., as a Revolving Lender

By:	/s/ Donna J. Emhart
	Name:	Donna J. Emhart
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

CAPITAL ONE, NATIONAL ASSOCIATION, as a 2022 Additional Term Lender

By:	/s/ Patrick McCarthy
	Name:	Patrick McCarthy
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

CAPITAL ONE, NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ Patrick McCarthy
	Name:	Patrick McCarthy
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

CITY NATIONAL BANK, as a 2022 Additional Term Lender

By:	/s/ Louis Serio
	Name:	Louis Serio
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

CITY NATIONAL BANK, as a Revolving Lender

By:	/s/ Louis Serio
	Name:	Louis Serio
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

DBS BANK LTD., as a 2022 Additional Term Lender

By:	/s/ Josephine Lim
	Name:	Josephine Lim
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

DBS BANK LTD., as a Revolving Lender

By:	/s/ Josephine Lim
	Name:	Josephine Lim
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

U.S. BANK NATIONAL ASSOCIATION, as a 2022 Additional Term Lender

By:	/s/ Rodney J. Winters
	Name:	Rodney J. Winters
	Title:	Vice President

Incremental Amendment No. 3 and Fifth Amendment

U.S. BANK NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ Rodney J. Winters
	Name:	Rodney J. Winters
	Title:	Vice President

Incremental Amendment No. 3 and Fifth Amendment

CITIZENS BANK, N.A., as a 2022 Additional Term Lender

By:	/s/ Pamela Hansen
	Name:	Pamela Hansen
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

CITIZENS BANK, N.A., as a Revolving Lender

By:	/s/ Pamela Hansen
	Name:	Pamela Hansen
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

THE NORTHERN TRUST COMPANY, as a 2022 Additional Term Lender

By:	/s/ Andrew D. Holtz
	Name:	Andrew D. Holtz
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

THE NORTHERN TRUST COMPANY, as a Revolving Lender

By:	/s/ Andrew D. Holtz
	Name:	Andrew D. Holtz
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

BANK OF CHINA, NEW YORK BRANCH, as a 2022 Additional Term Lender

By:	/s/ Raymond Qiao
	Name:	Raymond Qiao
	Title:	Executive Vice President

Incremental Amendment No. 3 and Fifth Amendment

BANK OF CHINA, NEW YORK BRANCH, as a Revolving Lender

By:	/s/ Raymond Qiao
	Name:	Raymond Qiao
	Title:	Executive Vice President

Incremental Amendment No. 3 and Fifth Amendment

CRÉDIT INDUSTRIEL ET COMMERICAL, NEW YORK BRANCH, as a 2022 Additional Term Lender

By:	/s/ Clifford Abramsky
	Name:	Clifford Abramsky
	Title:	Managing Director

By:	/s/ Brian Moriarity
	Name:	Brian Moriarity
	Title:	Vice President

Incremental Amendment No. 3 and Fifth Amendment

CRÉDIT INDUSTRIEL ET COMMERICAL, NEW YORK BRANCH, as a Revolving Lender

By:	/s/ Clifford Abramsky
	Name:	Clifford Abramsky
	Title:	Managing Director

By:	/s/ Brian Moriarity
	Name:	Brian Moriarity
	Title:	Vice President

Incremental Amendment No. 3 and Fifth Amendment

STANDARD CHARTERED BANK, as a Revolving Lender

By:	/s/ Kristopher Tracy
	Name:	Kristopher Tracy
	Title:	Director, Financing Solutions

Incremental Amendment No. 3 and Fifth Amendment

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a 2022 Additional Term Lender

By:	/s/ Andrew Millane
	Name:	Andrew Millane
	Title:	Executive Director and Authorized Signatory

Incremental Amendment No. 3 and Fifth Amendment

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Revolving Lender

By:	/s/ Andrew Millane
	Name:	Andrew Millane
	Title:	Executive Director and Authorized Signatory

Incremental Amendment No. 3 and Fifth Amendment

EASTERN BANK, as a 2022 Additional Term Lender

By:	/s/ David Nussbaum
	Name:	David Nussbaum
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

EASTERN BANK, as a Revolving Lender

By:	/s/ David Nussbaum
	Name:	David Nussbaum
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

CHANG HWA COMMERICAL BANK, LTD. NEW YORK BRANCH, as a 2022 Additional Term Lender

By:	/s/ Esther Chen
	Name:	Esther Chen
	Title:	Assistant Vice President and Assistant General Manager

Incremental Amendment No. 3 and Fifth Amendment

CHANG HWA COMMERICAL BANK, LTD. NEW YORK BRANCH, as a Revolving Lender

By:	/s/ Esther Chen
	Name:	Esther Chen
	Title:	Assistant Vice President and Assistant General Manager

Incremental Amendment No. 3 and Fifth Amendment

FIRST COMMERICAL BANK, LTD. NEW YORK BRANCH, as a 2022 Additional Term Lender

By:	/s/ Ching Fang, Liao
Name:	Ching Fang, Liao
Title:	Vice President and General Manager

Incremental Amendment No. 3 and Fifth Amendment

FIRST COMMERICAL BANK, LTD. NEW YORK BRANCH, as a Revolving Lender

By:	/s/ Ching Fang, Liao
Name:	Ching Fang, Liao
Title:	Vice President and General Manager

Incremental Amendment No. 3 and Fifth Amendment

THE BANK OF EAST ASIA, NEW YORK BRANCH, as a 2022 Additional Term Lender

By:	/s/ Chong Tan
Name:	Chong Tan
Title:	Senior Vice President

By:	/s/ Manny Kwok
Name:	Manny Kwok
Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

THE BANK OF EAST ASIA, NEW YORK BRANCH, as a Revolving Lender

By:	/s/ Chong Tan
	Name:	Chong Tan
	Title:	Senior Vice President

By:	/s/ Manny Kwok
	Name:	Manny Kwok
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

BANK OF MONTREAL, as a Canadian Revolving Lender

By:	/s/ Sean Gallaway
	Name:	Sean Gallaway
	Title:	Director

Incremental Amendment No. 3 and Fifth Amendment

BANK OF MONTREAL, CHICAGO BRANCH, as a Dollar Revolving Lender

By:	/s/ Matthew Gerber
	Name:	Matthew Gerber
	Title:	Managing Director

Incremental Amendment No. 3 and Fifth Amendment

FIRST BANK CHICAGO, as a 2022 Additional Term Lender

By:	/s/ Barbara R. Winter
	Name:	Barbara R. Winter
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

FIRST BANK CHICAGO, as a Revolving Lender

By:	/s/ Barbara R. Winter
	Name:	Barbara R. Winter
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

HSBC BANK USA, N.A., as a Revolving Lender

By:	/s/ Ashley Morfin
	Name:	Ashley Morfin
	Title:	Vice President

Incremental Amendment No. 3 and Fifth Amendment

KBC BANK, N.V., as a 2022 Additional Term Lender

By:	/s/ Wesley Eggermont
	Name:	Wesley Eggermont
	Title:	Director

By:	/s/ Francis X. Payne
	Name:	Francis X. Payne
	Title:	Managing Director

Incremental Amendment No. 3 and Fifth Amendment

KBC BANK, N.V., as a Revolving Lender

By:	/s/ Wesley Eggermont
	Name:	Wesley Eggermont
	Title:	Director

By:	/s/ Francis X. Payne
	Name:	Francis X. Payne
	Title:	Managing Director

Incremental Amendment No. 3 and Fifth Amendment

RAIFFENISEN BANK INTERNATIONAL, AG, as a 2022 Additional Term Lender

By:	/s/ Peter Marx
	Name:	Peter Marx
	Title:	Executive Director

By:	/s/ Florian Glinz
	Name:	Florian Glinz
	Title:	Executive Director

Incremental Amendment No. 3 and Fifth Amendment

RAIFFENISEN BANK INTERNATIONAL, AG, as a Revolving Lender

By:	/s/ Peter Marx
	Name:	Peter Marx
	Title:	Executive Director

By:	/s/ Florian Glinz
	Name:	Florian Glinz
	Title:	Executive Director

Incremental Amendment No. 3 and Fifth Amendment

TRISTATE CAPITAL BANK, as a 2022 Additional Term Lender

By:	/s/ Ellen Frank
	Name:	Ellen Frank
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

TRISTATE CAPITAL BANK, as a Revolving Lender

By:	/s/ Ellen Frank
	Name:	Ellen Frank
	Title:	Senior Vice President

Incremental Amendment No. 3 and Fifth Amendment

Schedule 1

Additional Term Loan Commitments

[See Attached]

Schedule 2

Revolving Lenders

[See Attached]

Schedule 1.1(g)

Applicable LC Sublimit

[See Attached]

Exhibit A

Amended Credit Agreement

[See Attached]

Incremental Amendment No. 3 and Fifth Amendment

Exhibit B

[See Attached]

Exhibit A

$~~600,000,000~~800,000,000 Dollar Revolving Facility

$~~1,000,000,000~~800,000,000 Multicurrency Revolving Facility

$50,000,000 Canadian Revolving Facility

$~~1,100,000,000~~1,800,000,000 Term Loan A Facility

€~~450,000,000~~540,000,000 Term Euro Facility

AMENDED AND RESTATED CREDIT AGREEMENT,

Dated April 7, 2017,

as amended by the First Amendment, dated as of December 28, 2017,

as further amended by Incremental Amendment No. 1, dated as of January 29, 2018,

as further amended by the Second Amendment, dated as of March 23, 2018,

as further amended by the Incremental Amendment No. 2 and Third Amendment, dated as of December 13, 2019

~~and~~

as further amended by the Fourth Amendment, dated as of October 4, 2021,

and

as further amended by the Incremental Amendment No. 3 and Fifth Amendment, dated as of August 8, 2022,

among

CROWN AMERICAS LLC,

as a U.S. Borrower,

CROWN EUROPEAN HOLDINGS S.A.,

as European Borrower,

CROWN METAL PACKAGING CANADA LP,

as Canadian Borrower,

THE SUBSIDIARY BORROWERS NAMED HEREIN,

CROWN HOLDINGS, INC.,

CROWN INTERNATIONAL HOLDINGS, INC. and

CROWN CORK & SEAL COMPANY, INC.,

as Parent Guarantors,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent

and

DEUTSCHE BANK AG, LONDON BRANCH,

as U.K. Administrative Agent

and

DEUTSCHE BANK AG, CANADA BRANCH,

as Canadian Administrative Agent

and

DEUTSCHE BANK SECURITIES INC.,

BNP PARIBAS,

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

ING CAPITAL LLC,

UNICREDIT BANK AG,

as Joint Sustainability Coordinators,

and

VARIOUS LENDING INSTITUTIONS

Arranged by

DEUTSCHE BANK SECURITIES INC.,

CITIBANK, N.A.,

BANCO SANTANDER, S.A.,

BNP PARIBAS,

BOFA SECURITIES, INC.,

MIZUHO BANK, LTD.

PNC CAPITAL MARKETS LLC

UNICREDIT BANK AG

TD SECURITIES (USA) LLC,

THE BANK OF NOVA SCOTIA,

WELLS FARGO SECURITIES, LLC,

as Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Arrangers,

and

~~BBVA COMPASS,~~

~~COBANK, ACB,~~

~~COMMERZBANK AG, NEW YORK BRANCH,~~

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

ING BANK N.V., DUBLIN BRANCH

~~GOLDMAN SACHS BANK USA,~~

~~ING IRELAND (DAC),~~

MUFG BANK, LTD.,

~~PNC CAPITAL MARKETS LLC,~~

SUMITOMO MITSUI BANKING CORPORATION,

COBANK, ACB,

~~UNICREDIT~~THE HUNTINGTON NATIONAL BANK ~~AG~~,

as Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Co-Documentation Agents

ARTICLE III
INTEREST AND FEES

3.1	Interest	125
3.2	Fees	127
3.3	Computation of Interest and Fees	128
3.4	Interest Periods	128
3.5	Compensation for Funding Losses	129
3.6	Increased Costs, Illegality, Etc.	130
3.7	Mitigation Obligations; Replacement of Affected Lenders	135

ARTICLE IV
REDUCTION OF COMMITMENTS; PAYMENTS AND PREPAYMENTS

4.1	Voluntary Reduction of Commitments	138
4.2	Mandatory Reductions of Term Commitments	138
4.3	Voluntary Prepayments	139
4.4	Mandatory Prepayments	140
4.5	Application of Prepayments; Waiver of Certain Prepayments	142
4.6	Method and Place of Payment	143
4.7	Net Payments	145

ARTICLE V
CONDITIONS OF CREDIT

5.1	Conditions Precedent to the Effective Date	155
5.2	Conditions Precedent to All Credit Events	158

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1	Corporate Status	159
6.2	Corporate Power and Authority	159
6.3	No Violation	160
6.4	Governmental and Other Approvals	160
6.5	Financial Statements; Financial Condition; Undisclosed Liabilities Projections; Etc.	160
6.6	Litigation	162
6.7	True and Complete Disclosure	162
6.8	Use of Proceeds; Margin Regulations	162
6.9	Taxes	163
6.10	Compliance With ERISA; Foreign Pension Plans	163
6.11	Security Documents	164
6.12	Ownership of Property	165
6.13	Capitalization of Credit Parties	165
6.14	Subsidiaries	166
6.15	Compliance With Laws, Etc.	166
6.16	Investment Company Act	166
6.17 [Reserved]		166
6.18	Environmental Matters	166
6.19 [Reserved]		167
6.20	Intellectual Property, Licenses, Franchises and Formulas	167
6.21	Anti-Terrorism Laws	167
6.22	Patriot Act; Foreign Corrupt Practices Act	168
6.23	Insolvency Proceedings	168
6.24	Beneficial Ownership Certification	169

ARTICLE VII
AFFIRMATIVE COVENANTS

7.1	Financial Statements	169
7.2	Certificates; Other Information	170
7.3	Notices	171
7.4	Conduct of Business and Maintenance of Existence	172
7.5	Compliance with Laws, etc.	172
7.6	Maintenance of Properties	172
7.7	[Reserved]	172
7.8	Payment of Taxes	172
7.9	Inspection of Property, Books and Records	172
7.10	ERISA; Foreign Pension Plan	173
7.11	Insurance	174
7.12	Environmental Laws	174
7.13	Use of Proceeds	175
7.14	Guarantees; Pledge of Additional Collateral	175
7.15	End of Fiscal Years; Fiscal Quarters	178
7.16	Information Regarding Collateral	178
7.17	Excluded Companies	178
7.18	Facilities Rating	178
7.19	Post Closing	178
7.20	Release and Reinstatement of Collateral	178

ARTICLE VIII
NEGATIVE COVENANTS

8.1	Indebtedness; Certain Equity Securities	179
8.2	Liens	185
8.3	Fundamental Changes	189
8.4	Investments, Loans, Advances, Guarantee Obligations and Acquisitions	190
8.5	Asset Sales	193
8.6	Sale and Leaseback Transactions	196
8.7	Sale or Discount of Receivables	196
8.8	Restricted Payments	196
8.9	Transactions with Affiliates	198
8.10	Restrictive Agreements	199
8.11	Amendments or Waivers of Certain Documents; Prepayments of Indebtedness	200
8.12	Limitation on Activities of Crown Holdings, Crown Finance, Crown Finance II and CCSC	201
8.13	Anti-Money Laundering	202
8.14	Accounting Changes	202
8.15	Canadian Defined Benefit Plans	202
8.16	Sanctions	202

ARTICLE IX
FINANCIAL COVENANT

ARTICLE X
EVENTS OF DEFAULT

10.1	Listing of Events of Default	203
10.2	Action if Bankruptcy	205
10.3	Action if Other Event of Default	205
10.4	[Reserved]	206
10.5	Rights Not Exclusive	206

ARTICLE XI
THE AGENTS

11.1	Appointment	207
11.2	The Administrative Agent in Its Individual Capacity	208
11.3	Nature of Duties	209
11.4	Reliance	209
11.5	Delegation of Duties	209
11.6	Resignation by the Administrative Agent	210
11.7	Lack of Reliance on the Administrative Agent	211
11.8	No Other Duties, Etc.	211
11.9	Administrative Agent May File Proofs of Claim	212
11.10	Collateral and Guaranty Matters	212
11.11	Bank Related Debt	214
11.12	Withholding Tax Indemnity	214
11.13	Holders	214

ARTICLE XII
MISCELLANEOUS

12.1	No Waiver; Modifications in Writing	217
12.2	Further Assurances	223
12.3	Notices, Etc.	223
12.4	Costs and Expenses; Indemnification	224
12.5	Confirmations	227
12.6	Adjustment; Setoff	227
12.7	Execution in Counterparts; Electronic Execution	228
12.8	Binding Effect; Assignment; Addition and Substitution of Lenders	228
12.9	CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL; SERVICE OF PROCESS	232
12.10	Severability of Provisions	234
12.11	Transfers of Notes	234
12.12	Registry	234
12.13	USA PATRIOT Act and Beneficial Ownership Certificate Notice	235
12.14	Headings	235
12.15	Termination of Agreement	235
12.16	Treatment of Certain Information; Confidentiality	235
12.17	Concerning the Collateral and the Loan Documents	236
12.18	U.K. Administrative Agent and Euro Collateral Agent as Joint Creditors	238

12.19	Dutch Parallel Debt	238
12.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	239
12.21	Redesignation of Unrestricted Entities as Subsidiaries	239
12.22	No Fiduciary Responsibility	240
12.23	Joint and Several Liability	240
12.24	Acknowledgement Regarding Any Supported QFCs	241
12.25	Certain ERISA Matters.	242

ARTICLE XIII
COLLECTION ACTION MECHANISM

13.1	Implementation of CAM	243
13.2	Letters of Credit	244

ARTICLE XIV
GUARANTY

14.1	Guarantee of Each of the Parent Guarantors	245
14.2	Guarantee of European Borrower	246
14.3	Guarantee of Crown Finance	246
14.4	Amendments, etc. with Respect to the Applicable Obligations	247
14.5	Guarantee Absolute and Unconditional	247
14.6	Reinstatement	248
14.7	Payments	248
14.8	Independent Obligations	248
14.9	Guarantee Limitations for French Guarantees	248
14.10	Guarantee Limitations for Luxembourg Guarantees	249
14.11	Guarantee Limitations for Spanish Guarantees and Security	250
14.12	Guarantee Limitations for German Guarantees and Security.	250
14.13	Keepwell	251
14.14	Executive Proceedings	251
14.15	Spanish Public Document	252
14.16	Guarantee of Each U.S. Borrower	252

v

INDEX OF SCHEDULES AND EXHIBITS

Exhibits

Exhibit 2.1(c)	Form of Swing Line Loan Participation Certificate

Exhibit 2.2(a)(1)	Form of Term Note

Exhibit 2.2(a)(2)	Form of Revolving Note

Exhibit 2.5	Form of Notice of Borrowing

Exhibit 2.6	Form of Notice of Conversion or Continuation

Exhibit 2.10(c)	Form of Notice of Issuance

Exhibit 2A.2(a)	Form of Canadian Revolving Note

Exhibit 2A.5	Form of Notice of Canadian Borrowing

Exhibit 2A.6	Form of Notice of Canadian Conversion or Continuation

Exhibit 4.7(d)	Form of U.S. Tax Compliance Certificate

Exhibit 5.1(a)(ii)	Form of U.S. Guarantee Agreement

Exhibit 5.1(a)(iii)(A)	Form of U.S. Security Agreement

Exhibit 5.1(a)(iii)(B)(I)	Form of U.S. Pledge Agreement

Exhibit 5.1(a)(iv)(A)	Form of Non-U.S. Guarantee Agreement

Exhibit 5.1(a)(v)	Form of Euro Bank Pledge Agreement

Exhibit 5.1(a)(vii)(A)	Form of U.S. Indemnity, Subrogation and Contribution Agreement

Exhibit 5.1(a)(viii)	Form of Receivables Intercreditor Agreement

Exhibit 5.1(e)(i)	Form of Officer’s Certificate

Exhibit 5.1(e)(ii)	Form of Secretary’s Certificate

Exhibit 5.1(e)(iv)	Form of Solvency Certificate

Exhibit 7.2(a)	Form of Compliance Certificate

Exhibit 12.1(c)	Form of Joinder Agreement

Exhibit 12.8(d)	Form of Assignment and Assumption Agreement

Schedules

Schedule 1.1(a)	Commitments

Schedule 1.1(b)	Revolver Sublimits

Schedule 1.1(d)	Subsidiary Borrowers/Subsidiary Guarantors

Schedule 1.1(e)	Unrestricted Entities

Schedule 1.1(g)	Applicable LC Sublimit

Schedule 2.10(j)	Letters of Credit Outstanding

Schedule 5.1(d)	Opinions of Counsel

Schedule 6.5(b)(i)	Indebtedness

Schedule 6.5(b)(ii)	Existing Non-U.S. Facilities

Schedule 6.5(b)(iii)	Existing Factoring Facilities

Schedule 6.10(c)	Canadian Defined Benefit Plans

Schedule 6.14	Subsidiaries

Schedule 8.2(c)	Existing Liens

Schedule 8.4	Existing Investments

Schedule 8.5(b)(i)	Permitted Transfers

Schedule 8.5(h)	Permitted Divestitures

Schedule 8.9(f)	Transactions with Affiliates

Schedule 8.10	Restrictive Agreements

~~Schedule 12.8(c)~~	~~Voting Participants~~

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement (the “Agreement”) is entered into as of April 7, 2017 by and among CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a corporation organized under the laws of France (“European Borrower”), each of the Subsidiary Borrowers from time to time party hereto, CROWN METAL PACKAGING CANADA LP, a limited partnership organized under the laws of the Province of Ontario, Canada (“Canadian Borrower” and together with U.S. Borrower, European Borrower and the Subsidiary Borrowers, “Borrowers” and each, a “Borrower”), CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“CCSC”), CROWN HOLDINGS, INC., a Pennsylvania corporation (“Crown Holdings”) and CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Crown International”) as Parent Guarantors, each other Credit Party from time to time party hereto, the undersigned financial institutions in their capacities as lenders hereunder (collectively, the “Lenders,” and each individually, a “Lender”), DEUTSCHE BANK AG CANADA BRANCH, as Canadian administrative agent (“Canadian Administrative Agent”), for the Canadian Revolving Lenders, DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent (“U.K. Administrative Agent”) for the Multicurrency Revolving Lenders and Term Euro Lenders, and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, “Administrative Agent”) for the Dollar Revolving Lenders and the Term Loan A Lenders.

W I T N E S S E T H:

WHEREAS, a credit agreement exists in favor of Borrowers, dated as of December 19, 2013, by and among Borrowers, the Guarantors party thereto, the lenders from time to time party thereto, Canadian Administrative Agent, U.K. Administrative Agent and Administrative Agent (as amended, restated, amended and restated or otherwise modified prior to the Effective Date, the “Existing Credit Agreement”).

WHEREAS, the Borrowers have requested that the (a) (i) Existing Credit Agreement be amended and restated as provided herein and (ii) from and after the Effective Date, the Lenders provide credit and the Facing Agents issue letters of credit pursuant to the terms hereunder; and (b) the Lenders party hereto have indicated their willingness to extend such credit, and the Facing Agents have indicated their willingness to issue such letters of credit, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and, among other things, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1 Definitions. As used herein, and unless the context requires a different meaning, the following terms have the meanings indicated:

“1996 Indenture” means the Indenture dated as of December 17, 1996 among CCSC, Crown Cork & Seal Finance PLC, Crown Cork & Seal Finance S.A. and The Bank of New York, as trustee.

“Acceptance Fee” means a fee payable in Canadian Dollars by Canadian Borrower to a Canadian Revolving Lender with respect to the acceptance of a B/A or the making of a B/A Equivalent Loan on the date of such acceptance or loan, equal to the Applicable B/A Margin of the face amount of such B/A or B/A Equivalent Loan calculated on the basis of the number of days in the applicable Contract Period

(including the date of acceptance and excluding the date of maturity) and a year of 365 days (it being agreed that the rate per annum applicable to the B/A Equivalent Loan is equivalent to the rate per annum otherwise applicable to the Bankers’ Acceptance which has been replaced by the making of such B/A Equivalent Loan pursuant to Section 2A.9).

“Acceptances to be Converted” has the meaning assigned to that term in Section 13.1(a).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the purchase by a Person of all or a significant part of a business or business unit conducted by another Person (whether through the acquisition of Capital Stock or assets) or (ii) the merger, consolidation or amalgamation of any Person with any other Person.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition by Crown Holdings or any of its Subsidiaries, whether paid in cash or by exchange of properties (excluding any exchange of Capital Stock of Crown Holdings) and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency (excluding, for the avoidance of doubt, any indemnification or expenses paid in connection with such Permitted Acquisition), and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Crown Holdings or any of its Subsidiaries.

“Additional Collateral” has the meaning assigned to that term in Section 7.14(d).

“Additional Euro Collateral” has the meaning assigned to that term in Section 7.14(d).

“Additional Facilities” has the meaning assigned to that term in Section 2.9(a).

“Additional Facility Commitment” means, with respect to any Lender and any Additional Facility, the obligation of such Lender to make loans under such Additional Facility, as such commitment may be adjusted from time to time pursuant to this Agreement.

“Additional Revolving Credit Commitments” has the meaning assigned to that term in Section 2.9(a).

“Additional Revolving Facility” has the meaning assigned to that term in Section 2.9(a).

“Additional Security Documents” means all pledge agreements, security agreements and other security documents entered into pursuant to Section 7.14 with respect to Additional Collateral, in each case, as amended, supplemented or otherwise modified from time to time.

“Additional Term Loans” has the meaning assigned to that term in Section 2.9(a).

“Additional U.S. Collateral” has the meaning assigned to that term in Section 7.14(b).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” has the meaning assigned to that term in the preamble to this Agreement and any successor Administrative Agent in such capacity, provided that, unless the context otherwise requires, (i) when used in respect of payments and notices pertaining to Canadian Revolving Loans, the term “Administrative Agent” shall mean Canadian Administrative Agent and (ii) when used in respect of payments and notices pertaining to Multicurrency Revolving Loans, to Term Euro Loans, or to any other Term Loans denominated in an Alternative Currency, the term “Administrative Agent” shall mean U.K. Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise; provided that being an officer or director of a person shall not, in and of itself, be deemed “control” of such person. None of the Administrative Agent, the Arrangers, the Bookrunners, any Lender or any of their respective Affiliates shall be considered an Affiliate of Crown Holdings or any of its Subsidiaries.

“Agent” or “Agents” means Administrative Agent, Canadian Administrative Agent and/or U.K. Administrative Agent, as the context may require.

“Agreed Alternative Currency” has the meaning assigned to that term in Section 2.8(b).

“Agreed Guaranty and Security Principles” means, with respect to any Subsidiary incorporated or formed under the laws of any jurisdiction, that a guaranty of any of the Obligations (including pursuant to the Guaranty) or a pledge or grant of a security interest in an asset (including Capital Stock) otherwise required to be pledged under this Agreement or any other Loan Document, in each case shall not be required to be given by such Subsidiary after the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date to the extent that such guaranty, pledge or grant:

(a) is prohibited by or in breach of or could reasonably be expected to be in breach of (i) any Requirement of Law (including, but not limited to, any exchange control, financial assistance, corporate benefit, corporate interest, minimum capitalization, fraudulent conveyance, “interest stripping”, transfer pricing, thin capitalization, retention of title or similar laws, rules or regulations) or (ii) any contractual obligation as of the date such Subsidiary or such asset is acquired so long as not entered into in contemplation of such acquisition;

(b) would require consent, approval, license or authorization from any Governmental Authority (including supervisory board, works council, regulator or regulatory board (or equivalent), or other external body) to provide such guarantee, pledge or grant (unless such consent, approval, license or authorization has been received);

(c) could reasonably be expected to result in a risk of (i) breach of the fiduciary duties of, or personal civil or criminal liability on the part of, any of any Non-U.S. Subsidiary’s officers, directors, employees or similar persons or (ii) criminal liability on the part of any Non-U.S. Subsidiary; or

(d) could reasonably be expected to result in costs (including stamp duty, VAT, notarization and registration fees) or other consequences (including adverse tax consequences) that would be excessive in relation to the benefits afforded thereby, in each case of clauses (a) through (d) of this definition, as determined in good faith by Crown Holdings in consultation with the Administrative Agent.

“Agreement” means this Credit Agreement, as the same may at any time be amended, supplemented or otherwise modified in accordance with the terms hereof and in effect.

“AHYDO Payment” means any interest payment, mandatory prepayment or redemption pursuant to the terms of this Agreement or any other Loan Document or any other loan document with respect to any Indebtedness described in Section 8.11(a) in an amount that is the minimum amount necessary to ensure that such Indebtedness is not treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“Alternative Currency” means, at any time, Euro, Sterling and any Agreed Alternative Currency.

“Alternative Currency Alternate Rate” means, with respect to any Alternative Currency in any jurisdiction, the rate of interest per annum notified to the Administrative Agent by that Lender as soon as practicable after notice is given under Section 3.6(c), and in any event before interest is due to be paid in respect of the applicable Borrowing, based on the cost to that Lender of funding its participation in that Loan. Notwithstanding anything to the contrary contained herein, Loans may be made or maintained as Daily Rate Loans only to the extent specified in Section 3.6(c).

“Alternative Currency Loan” means any Loan denominated in a currency other than Dollars or Canadian Dollars.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning assigned to that term in Section 6.21(a).

“Applicable B/A Margin” means, at any date, (i) from the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date to the date upon which the Administrative Agent receives the Compliance Certificate related to the financial statements for the Fiscal Quarter ending ~~December 31, 2019, 1.50~~September 30, 2022, 1.25%, and (ii) at any date thereafter, the applicable percentage rate per annum set forth in the following table under column Applicable B/A Margin opposite the Most Recent Total Leverage Ratio as of such date:

Most Recent Total Leverage Ratio	Applicable B/A Margin
Less than 3.00 to 1.00	1.00%
Equal to or greater than 3.00 to 1.00 but less than 4.00 to 1.00	1.25%
Equal to or greater than 4.00 to 1.00	1.50%

provided that the Applicable B/A Margin shall be adjusted pursuant to the Sustainability Rating Adjustment. Any adjustment in the Applicable B/A Margin shall be applicable to all applicable Loans then existing or subsequently made or issued.

“Applicable Adjusted Term SOFR Margin” means, with respect to Dollar Revolving Loans, Multicurrency Revolving Loans and Term A Loans, (i) from the Incremental Amendment No. 3 and Fifth Amendment Effective Date to the date upon which the Administrative Agent receives the Compliance Certificate related to the financial statements for the Fiscal Quarter ending September 30, 2022, 1.25%, and (ii) at any date thereafter, the applicable percentage rate per annum set forth in the following table under the column Applicable Adjusted Term SOFR Margin opposite the Most Recent Total Leverage Ratio as of such date:

Most Recent Total Leverage Ratio	Applicable Adjusted Term SOFR Margin
Less than 3.00 to 1.00	1.00%
Equal to or greater than 3.00 to 1.00 but less than 4.00 to 1.00	1.25%
Equal to or greater than 4.00 to 1.00	1.50%

“Applicable Base Rate Margin” means, at any date, with respect to Dollar Revolving Loans and Term A Loans, (i) from the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date to the date upon which the Administrative Agent receives the Compliance Certificate related to the financial statements for the Fiscal Quarter ending ~~December 31, 2019, 0.50~~September 30, 2022, 0.25%, and (ii) at any date thereafter, the applicable percentage rate per annum set forth in the following applicable table under the column Applicable Base Rate Margin opposite the Most Recent Total Leverage Ratio as of such date~~.~~:

Most Recent Total Leverage Ratio	Applicable Base Rate Margin
Less than 3.00 to 1.00	0.00%
Equal to or greater than 3.00 to 1.00 but less than 4.00 to 1.00	0.25%
Equal to or greater than 4.00 to 1.00	0.50%

“Applicable Canadian Prime Rate Margin” means, at any date, (i) from the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date to the date upon which the Administrative Agent receives the Compliance Certificate related to the financial statements for the Fiscal Quarter ending ~~December 31, 2019, 0.50~~September 30, 2022, 0.25%, and (ii) at any date thereafter, the applicable percentage rate per annum set forth in the following table under the column Applicable Canadian Prime Rate Margin opposite the Most Recent Total Leverage Ratio as of such date~~.~~:

Most Recent Total Leverage Ratio	Applicable Canadian Prime Rate Margin
Less than 3.00 to 1.00	0.00%
Equal to or greater than 3.00 to 1.00 but less than 4.00 to 1.00	0.25%
Equal to or greater than 4.00 to 1.00	0.50%

“Applicable Commitment Fee Percentage” means, at any date, (i) from the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date to the date upon which the Administrative Agent receives the Compliance Certificate related to the financial statements for the Fiscal Quarter ending ~~December 31, 2019, 0.25~~September 30, 2022, 0.20%, and (ii) at any date thereafter, the applicable percentage rate per annum set forth in the following table under the column Applicable Commitment Fee Percentage opposite the Most Recent Total Leverage Ratio as of such date:

Most Recent Total Leverage Ratio	Applicable Commitment Fee Percentage
Less than 3.00 to 1.00	0.15%
Equal to or greater than 3.00 to 1.00 but less than 4.00 to 1.00	0.20%
Equal to or greater than 4.00 to 1.00	0.25%

“Applicable Currency” means as to any particular payment or Loan, the currency in which it is denominated or is payable (i.e. Dollars, Canadian Dollars or the applicable Alternative Currency).

“Applicable Eurocurrency Margin” means, at any date, with respect to ~~Canadian Revolving Loans, Dollar Revolving Loans,~~ Multicurrency Revolving Loans~~,~~ and Term Euro ~~Loans and Term A~~ Loans, (i) from the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date to the date upon which the Administrative Agent receives the Compliance Certificate related to the financial statements for the Fiscal Quarter ending ~~December 31, 2019, 1.50~~September 30, 2022, 1.25% and (ii) at any date thereafter, the applicable percentage rate per annum set forth in the following table under the column Applicable Eurocurrency Margin opposite the Most Recent Total Leverage Ratio as of such date:

Most Recent Total Leverage Ratio	Applicable Eurocurrency Margin ~~(other than Daily Simple RFR Loans)~~	~~Daily Simple RFR Loans~~
Less than 3.00 to 1.00	1.00%	~~1.0326%~~
Equal to or greater than 3.00 to 1.00 but less than 4.00 to 1.00	1.25%	~~1.2826%~~
Equal to or greater than 4.00 to 1.00	1.50%	~~1.5326%~~

~~provided that the Applicable Eurocurrency Margin shall be adjusted pursuant to the Sustainability Rating Adjustment. Any adjustment in the Applicable Eurocurrency Margin shall be applicable to all applicable Loans then existing or subsequently made or issued.~~

“Applicable LC Sublimit” means, (i) with respect to each of the Facing Agents on the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, the amount set forth opposite such Facing Agent’s name on Schedule 1.1(g) and (ii) with respect to any other Person that becomes a Facing Agent pursuant to the terms of the applicable agreement pursuant to which such entity agrees to become a Facing Agent hereunder, such amount as agreed to in writing by Crown Holdings and such Person at the time such Person becomes a Facing Agent pursuant to the terms of the applicable agreement pursuant to which such entity agrees to become a Facing Agent hereunder, as each of the foregoing amounts may be decreased or increased from time to time with the written consent of Crown Holdings and the Facing Agents (provided that any increase in the Applicable LC Sublimit with respect to any Facing Agent shall only require the consent of Crown Holdings and such Facing Agent).

“Applicable RFR Margin” means, with respect to Multicurrency Revolving Loans, (i) from the Incremental Amendment No. 3 and Fifth Amendment Effective Date to the date upon which the Administrative Agent receives the Compliance Certificate related to the financial statements for the Fiscal Quarter ending September 30, 2022, 1.2826%, and (ii) at any date thereafter, the applicable percentage rate per annum set forth in the following table under the column Applicable Daily Simple RFR Margin opposite the Most Recent Total Leverage Ratio as of such date:

Most Recent Total Leverage Ratio	Applicable RFR Margin
Less than 3.00 to 1.00	1.0326%
Equal to or greater than 3.00 to 1.00 but less than 4.00 to 1.00	1.2826%
Equal to or greater than 4.00 to 1.00	1.5326%

“Approved Bank” has the meaning assigned to that term in the definition of “Cash Equivalents.”

“Approved Member State” means Belgium, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Spain, Sweden and the United Kingdom.

“Arranger” means each of Deutsche Bank Securities Inc., Citibank, N.A., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas, Banco Santander, S.A., Mizuho Bank, Ltd., The Bank of Nova Scotia and TD Bank, N.A., each in its capacity as a joint lead arranger under this Agreement, and each Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Arranger.

“Asbestos Payment” means any payment in cash actually made by or on behalf of Crown Holdings or any Subsidiary in respect of any liability related to asbestos or any actual or threatened claim, action or proceeding related to asbestos (including any settlement of any thereof). For avoidance of doubt, deferred payments shall only constitute Asbestos Payments when made.

“Asset Disposition” means any sale, transfer, lease, conveyance or other disposition (or series of related sales, leases, transfers or dispositions) of all or any part of (i) an interest in shares of Capital Stock of a Subsidiary of Crown Holdings (other than directors’ qualifying shares) or (ii) property or other assets (each of (i) and (ii) referred to for the purposes of this definition as a “disposition”) by Crown Holdings or any of its Subsidiaries; provided, however, asset dispositions following the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date having an aggregate fair market value not in excess of $750,000,000 shall not be deemed an “Asset Disposition” for purposes of this Agreement.

“Assignee” has the meaning assigned to that term in Section 12.8(d).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit 12.8(d) (or such other form as mutually agreed by Crown Holdings and the Administrative Agent) by any applicable Lender, as assignor, and such Lender’s assignee in accordance with Section 12.8.

“Attorney Costs” means all reasonable, documented and out-of-pocket fees and disbursements of any law firm or other external counsel, which, in the absence of an Event of Default which is continuing, shall include only the fees and expenses of one joint outside counsel for the Administrative Agent and the Lenders (and special and local counsels in each appropriate jurisdiction, to the extent reasonably necessary).

“Attributable Debt” means as of the date of determination thereof, without duplication, (i) in connection with a sale and leaseback transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for net rental payments during the then remaining term of any applicable lease, (ii) the aggregate Receivables Net Investment of all Permitted Receivables or Factoring Financings outstanding and (iii) the liquidation or preference value of outstanding Disqualified Preferred Stock; provided that Excluded Attributable Debt shall not constitute Attributable Debt.

“Available Amount” means, on any date of determination, an amount equal to the sum of (A) 50% of the Consolidated Net Income of Crown Holdings for the period (taken as one accounting period) from December 31, 2004 to the end of Crown Holdings’ most recently ended Fiscal Quarter for which internal financial statements are available at the time of such Investment (or, in the case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus (B) 100% of the aggregate Net Proceeds received by Crown Holdings from the issuance and sale of its Capital Stock after the Effective Date (other than Capital Stock that is not permitted to be issued under Section 8.1(b)), plus (C) $200,000,000 plus (D) the Retained Declined Proceeds minus (E) the amount of any usage of such Available Amount pursuant to Section 8.4(l), Section 8.8(m) and Section 8.11(b)(s), in each case in this clause (E), prior to such date.

“Available Canadian Revolving Commitment” means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Canadian Revolving Commitment over (b) the sum of (i) the Effective Amount of then outstanding Canadian Revolving Loans made by such Lender and (ii) such Lender’s Canadian Revolver Pro Rata Share of the Effective Amount of Canadian LC Obligations.

“Available Dollar Revolving Commitment” means, as to any Lender at any time an amount equal to the excess, if any, of (a) such Lender’s Dollar Revolving Commitment over (b) the sum of (i) the aggregate Effective Amount of then outstanding Dollar Revolving Loans made by such Lender and (ii) such Lender’s Dollar Revolver Pro Rata Share of the Effective Amount of Dollar LC Obligations.

“Available Multicurrency Revolving Commitment” means, as to any Lender at any time an amount equal to the excess, if any, of (a) such Lender’s Multicurrency Revolving Commitment over (b) the sum of (i) the aggregate Effective Amount of then outstanding Multicurrency Revolving Loans made by such Lender and (ii) such Lender’s Multicurrency Revolver Pro Rata Share of the Effective Amount of LC Obligations and Swing Line Loans then outstanding.

“Available Multicurrency Revolving Sublimit” means, as to European Borrower or any Subsidiary Borrower at any time an amount equal to (i) such Borrower’s Multicurrency Revolving Sublimit at such time minus (ii) the sum of (a) the aggregate Effective Amount of then outstanding Multicurrency Revolving Loans made to such Borrower plus (b) the Effective Amount of such Borrower’s LC Obligations plus (c) the aggregate Effective Amount of then outstanding Swing Line Loans made to such Borrower.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.8.

“B/A Equivalent Loan” has the meaning assigned to that term in Section 2A.9(h).

“B/A Loan” means a Borrowing comprised of one or more Bankers’ Acceptances or, as applicable, B/A Equivalent Loans. For greater certainty, all provisions of this Agreement which are applicable to Bankers’ Acceptances are also applicable, mutatis mutandis, to B/A Equivalent Loans.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” means~~,~~ (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Related Cash Management Agreement” means agreements of Crown Holdings or any of its Subsidiaries arising from treasury, depository, cash management services (but excluding credit and debit cards) and letter of credit facilities pursuant to Section 8.1(a)(xxviii) provided by one or more counterparties that are Administrative Agent, U.K. Administrative Agent, Canadian Administrative Agent or a Lender or an Affiliate thereof at the time that such Bank Related Cash Management Agreement was entered into.

“Bank Related Debt” means obligations under Hedging Agreements, letter of credit facilities pursuant to Section 8.1(a)(xxviii), and Bank Related Cash Management Agreements owed to counterparties that are Administrative Agent, U.K. Administrative Agent, Canadian Administrative Agent or a Lender or any Affiliate thereof at the time such Hedging Agreement, letter of credit facility or Bank Related Cash Management Agreement was entered into (any such Person, a “Hedge Bank”) to the extent permitted hereunder.

“Bankers’ Acceptance” and “B/A” mean a depository bill within the meaning of the Depository Bills and Notes Act (Canada) or a bill of exchange within the meaning of the Bills of Exchange Act (Canada), in each case, denominated in Canadian Dollars, drawn by Canadian Borrower, and accepted by a Canadian Revolving Lender in accordance with this Agreement.

“Bankruptcy Code” means Title I of the Bankruptcy Reform Act of 1978, as amended, as set forth in Title 11 of the United States Code, as hereafter amended, the BIA, the CCAA, the WURA and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of any applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Base Rate” means the ~~greater~~greatest of (i) the rate most recently announced by the Administrative Agent at its principal office as its “prime rate,” which is not necessarily the lowest rate made available by the Administrative Agent, (ii) the Federal Funds Rate plus 1/2 of 1% per annum or (iii) the ~~Eurocurrency Rate~~Adjusted Term SOFR plus 1.00%. The “prime rate” announced by the Administrative Agent is evidenced by the recording thereof after its announcement in such internal publication or publications as the Administrative Agent may designate. Any change in the interest rate resulting from a change in such “prime rate” announced by the Administrative Agent shall become effective without prior notice to Borrower as of 12:01 a.m. (New York City time) on the Business Day on which each change in such “prime rate” is announced by the Administrative Agent. The Administrative Agent may make commercial or other loans to others at rates of interest at, above or below its “prime rate.”

“Base Rate Loan” means any Loan which bears interest at a rate determined with reference to the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Basel III” means:

(a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Benchmark” means, initially, (w) the Term SOFR Reference Rate (in the case of Dollars), (x) the Eurocurrency Rate (in the case of Euros), (y) SONIA (in the case of Sterling) and (z) the Canadian Prime Rate (in the case of Canadian Dollars); provided that if a Benchmark Transition Event has occurred with respect to any of the aforementioned rates or the then-current Benchmark, in each case for the applicable currency, then “Benchmark” for such currency means the applicable Benchmark Replacement for such currency to the extent that such Benchmark Replacement has replaced such prior benchmark rate for such currency pursuant to Section 3.8.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) solely in the case of a Benchmark Transition Event with respect to the Term SOFR Reference Rate, the sum of (i) Daily Simple SOFR and (ii) 0.10% (10 basis points); or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Company giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable currency and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any applicable currency:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark for any applicable currency upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark for any applicable currency:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark for any applicable currency if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date for any applicable currency has occurred if, at such time, no Benchmark Replacement for such applicable currency has replaced the then-current Benchmark for such currency for all purposes hereunder and under any Loan Document in accordance with Section 3.8 and (b) ending at the time that a Benchmark Replacement for such currency has replaced the then-current Benchmark for such currency for all purposes hereunder and under any Loan Document in accordance with Section 3.8.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender” has the meaning assigned to that term in Section 12.6(a).

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended.

“Board” means the Board of Governors of the Federal Reserve System.

“Bookrunner” means each of Deutsche Bank Securities Inc., Citibank, N.A., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas, Banco Santander, S.A., Mizuho Bank, Ltd., The Bank of Nova Scotia, Bofa Securities, Inc., Unicredit Bank AG, PNC Capital Markets LLC and TD Bank, N.A., each in its capacity as a joint bookrunner under this Agreement.

“Borrower” has the meaning assigned to that term in the preamble to this Agreement.

“Borrowers” has the meaning assigned to that term in the preamble to this Agreement.

“Borrowing” means a group of Loans of a single Type made by the Lenders or the Swing Line Lender, as appropriate, on a single date (or resulting from a conversion on such date) and in the case of SOFR Loans or Eurocurrency Loans ~~(other than Daily Simple RFR Loans)~~, as to which a single Interest Period is in effect, ~~provided that Base Rate Loans or Eurocurrency Loans incurred pursuant to Section 3.7 shall be considered part of any related Borrowing of Eurocurrency Loans~~.

“Business Day” means (i) as it relates to any payment, determination, funding or notice to be made or given in connection with any Dollar-denominated Loan, or otherwise to be made or given to or from Administrative Agent, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, ~~however, that when used in connection with a Eurocurrency Loan or Multicurrency Revolving Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market; provided, further,~~ that when used in connection with any Letter of Credit, the term “Business Day” shall also exclude any day on which commercial banks in the city in which the respective Facing Agent for such Letter of Credit is domiciled are required by law to close; (ii) as it relates to any payment, determination, funding or notice to be made or given in connection with any Alternative Currency Loan ~~(other than Sterling)~~, any day (A) ~~on which dealings in deposits in the Alternative Currency are carried out in the London interbank market, (B)~~ on which commercial banks and foreign exchange markets are open for business in London, New York City, and the principal financial center for such Alternative Currency, and (~~C~~B) with respect to any such payment, determination or funding to be made in connection with any Alternative Currency Loan denominated in Euros, on which ~~commercial banks and foreign exchange markets are open for business in Paris, and~~ the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET 2) System launched on November 19, 2007 or any successor settlement system is open and (~~D~~C) with respect to any payment, determination, funding or notice to be made or given in connection with a Borrowing by the Canadian Borrower, or otherwise to be made or given to or from Canadian Administrative Agent, a day other than a Saturday, Sunday or other day on which commercial banks in Toronto are authorized or required by law to close and (iii) if such day relates to any interest rate settings as to a Daily Simple RFR Loan, any fundings, disbursements, settlements and payments in respect of any such Daily Simple RFR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Daily Simple RFR Loan, means any such day that is only a RFR Business Day and (iv) as it relates to any payment, determination, funding or notice to be made or given in connection with any SOFR Loan, a Business Day must also be a U.S. Government Securities Business Day.

“CAM” means the mechanism for the allocation and exchange of interests in the Facilities and collections thereunder established under Article XIII.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 13.1.

“CAM Exchange Date” means the first date after the Effective Date on which there shall occur (x) any event described in paragraph (i) of Section 10.1 with respect to any Borrower or (y) any acceleration of the Loans.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal to 12 decimal places, of which (a) the numerator shall be the sum of (i) the aggregate Designated Obligations owed to such Lender and (ii) such Lender’s Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as applicable, of the aggregate outstanding LC Obligations, if any, of such Lender, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the sum of (i) the aggregate Designated Obligations owed to all the Lenders and (ii) the aggregate outstanding LC Obligations, in each case immediately prior to such CAM Exchange Date. For purposes of computing each Lender’s CAM Percentage, all Designated Obligations denominated in an Alternative Currency shall be translated into U.S. Dollars at the Exchange Rate in effect on the CAM Exchange Date.

“Canadian Administrative Agent” has the meaning assigned to that term in the preamble to this Agreement and any successor Canadian Administrative Agent in such capacity, provided that at all times the Canadian Administrative Agent must be either (i) a resident in Canada for the purpose of the ITA, or (ii) deemed to be resident in Canada for the purpose of Part XIII of the ITA.

“Canadian Borrower” has the meaning assigned to that term in the preamble to this Agreement.

“Canadian Commitment Fee” has the meaning assigned to that term in Section 3.2(a)(iii).

“Canadian Commitment Period” means, the period from and including the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date to but not including the Canadian Revolver Termination Date.

“Canadian Credit Party” means the Canadian Borrower and any Subsidiary Credit Party organized under the federal laws of Canada or the laws of a province or territory of Canada.

“Canadian Defined Benefit Plan” means any Foreign Plan that is a “registered pension plan” as defined in subsection 248(1) of the Income Tax Act (Canada) and which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars” and “Cdn.$” mean lawful currency of Canada.

“Canadian Facing Agent” means Deutsche Bank AG Canada Branch or any of its affiliates in its capacity as issuer of Canadian Letters of Credit and any other Canadian Revolving Lender which at the request of the Canadian Borrower and with the consent of Canadian Administrative Agent and Administrative Agent (not to be unreasonably withheld) agrees to issue Canadian Letters of Credit, in its capacity as an issuer of Canadian Letters of Credit.

“Canadian LC Commission” has the meaning assigned to that term in Section 2.10(g)(ii).

“Canadian LC Obligations” means, at any time, an amount equal to the sum of (a) the aggregate Stated Amount of the then outstanding Canadian Letters of Credit and (b) the aggregate amount of Unpaid Drawings under the Canadian Letters of Credit which have not then been reimbursed pursuant to Section 2.10(f). The Canadian LC Obligation of any Canadian Revolving Lender at any time shall mean its Canadian Revolver Pro Rata Share of the aggregate Canadian LC Obligations outstanding at such time.

“Canadian Letter of Credit” has the meaning assigned to that term in Section 2.10(a)(ii).

“Canadian Letter of Credit Exposure” means, with respect to a Canadian Revolving Lender, such Lender’s Canadian Revolver Pro Rata Share of the aggregate Canadian LC Obligations.

“Canadian Obligations” means, with respect to the Canadian Borrower, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to the Canadian Borrower and interest and fees accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Canadian Borrower, whether or not a claim for post-filing or post-petition interest and fees is allowed in such proceeding) the Loans made to or Unpaid Drawings pursuant to Canadian Letters of Credit issued for the account of Canadian Borrower and all other obligations and liabilities of the Canadian Borrower and any Canadian Subsidiary (including Bank Related Debt) to any Agent, any Facing Agent, to any Lender or any Hedge Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith or any Bank Related Debt, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all fees, charges and disbursements of counsel (including the allocated costs of internal counsel) that are to be paid by the Canadian Borrower and any Canadian Subsidiary to any Agent, any Facing Agent, any Lender or any Hedge Bank pursuant to any Loan Document or any Bank Related Debt) or otherwise.

“Canadian Pension Termination Event” means the occurrence of any of the following: (i) the board of directors of any Canadian Credit Party passes a resolution to terminate or wind up in whole or in part any Canadian Defined Benefit Plan or any Canadian Credit Party otherwise initiates any action or filing to voluntarily terminate or wind up in whole or in part any Canadian Defined Benefit Plan; (ii) the institution of proceedings by any Governmental Authority to terminate in whole or in part any Canadian Defined Benefit Plan, including notice being given by the Ontario Superintendent of Financial Services or another Governmental Authority that it intends to proceed to wind-up in whole or in part a Canadian Credit Party’s Canadian Defined Benefit Plan; (iii) there is a cessation or suspension of contributions to the fund of a Canadian Defined Benefit Plan by a Canadian Credit Party (other than a cessation or suspension of contributions that is due to (a) an administrative error that is corrected or (b) the taking of contribution holidays in accordance with applicable law); (iv) the receipt by a Canadian Credit Party of correspondence from any Governmental Authority related to the likely wind-up or termination (in whole or in part) of any Canadian Defined Benefit Plan; and (v) the wind-up or partial wind-up of a Canadian Defined Benefit Plan; or (vi) an event respecting any Canadian Defined Benefit Plan which could result in the revocation of the registration of such Canadian Defined Benefit Plan or which could otherwise reasonably be expected to adversely affect the tax status of any such Canadian Defined Benefit Plan. Notwithstanding anything to the contrary herein, a Canadian Pension Termination Event shall not include any event that relates to the partial wind-up or termination of solely a defined contribution component of a Canadian Defined Benefit Plan.

“Canadian Prime Rate” means, for each day in any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times for such day be equal to the higher of (a) the annual rate of interest announced publicly by Canadian Administrative Agent and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans made in Canada and (b) 0.75% per annum above the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as of 10:00 a.m. (Toronto time) on the date of determination, as reported by Canadian Administrative Agent (and if such screen is not available, any successor or similar service as may be selected by Canadian Administrative Agent). Notwithstanding the foregoing, the Canadian Prime Rate shall not in any event be less than zero.

“Canadian Prime Rate Loan” means any Loan which bears interest at a rate determined with reference to the Canadian Prime Rate.

“Canadian Revolver Pro Rata Share” means, when used with reference to any Canadian Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s Canadian Revolving Commitment or if the Canadian Revolver Termination Date has occurred, the Effective Amount of such Canadian Revolving Lender’s then outstanding Canadian Revolving Loans and the denominator of which shall be the Canadian Revolving Commitments or, if the Canadian Revolver Termination Date has occurred, the Effective Amount of all then outstanding Canadian Revolving Loans.

“Canadian Revolver Termination Date” means the earliest to occur of (i) the date that is the fifth anniversary of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date or (ii) such earlier date as the Canadian Revolving Commitments shall have been terminated or otherwise reduced to $0 pursuant to this Agreement.

“Canadian Revolving Commitment” means, with respect to any Canadian Revolving Lender, the obligation of such Canadian Revolving Lender to make Canadian Revolving Loans and to participate in Canadian Letters of Credit, as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date is the amount set forth opposite such lender’s name on Schedule 2 to Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment under the caption “Amount of Canadian Revolving Commitment” as the same may be adjusted from time to time pursuant to the terms hereof and “Canadian Revolving Commitments” means such commitments collectively, which commitments equal $50,000,000 in the aggregate as of the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date.

“Canadian Revolving Credit Exposure” means, with respect to a Canadian Revolving Lender, the sum of (i) the outstanding principal amount of Canadian Revolving Loans made by such Lender and (ii) the Canadian Letter of Credit Exposure of such Canadian Revolving Lender.

“Canadian Revolving Facility” means the credit facility under this Agreement evidenced by the Canadian Revolving Commitments and the Canadian Revolving Loans.

“Canadian Revolving Lender” means any Lender which has a Canadian Revolving Commitment.

“Canadian Revolving Loan” and “Canadian Revolving Loans” as defined have the meanings given in Section 2A.1, including by way of Bankers’ Acceptances and B/A Equivalent Loans, pursuant to Section 2A.1 or Section 2A.9.

“Canadian Revolving Note” has the meaning assigned to that term in Section 2A.2(a).

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock or other ownership interests or rights, warrants or options), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Capitalized Lease” means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with GAAP as in effect on December 15, 2018.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be so required to be capitalized on the balance sheet of the lessee in accordance with GAAP as in effect on December 15, 2018.

“Cash” means money, currency or the available credit balance in Dollars, Canadian Dollars, an Alternative Currency or another currency reasonably acceptable to the Administrative Agent in a Deposit Account.

“Cash Equivalents” means (i) any evidence of indebtedness, maturing not more than one year after the date of issue, issued by an Approved Member State, the United States of America, Canada, or any instrumentality or agency thereof, the principal, interest and premium, if any, of which is guaranteed fully by, or backed by the full faith and credit of, such Approved Member State, the United States of America or Canada, (ii) time deposits, certificates of deposit and bankers acceptances maturing not more than one year after the date of purchase, issued or guaranteed by or placed with, and money market accounts issued or offered by, (x) any Lender or (y) a commercial banking institution having, or which is the principal banking subsidiary of a bank holding company having, at the time of such deposit, certificates of deposit or banker’s acceptance, or the opening of such money market account, combined capital and surplus and undivided profits of not less than $200,000,000 (or the Dollar Equivalent of $100,000,000 in the case of non-U.S. banking institutions) or whose commercial paper (or the commercial paper of such bank’s holding company) has a rating of “P-2” (or higher) according to Moody’s, “A-2” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency (any such bank, an “Approved Bank”), (iii) commercial paper, maturing not more than one year after the date of purchase with a rating, at the time as of the acquisition thereof, of “P-2” (or higher) according to Moody’s, or “A-2” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency, (iv) demand deposits with any bank or trust company maintained in the ordinary course of business, (v) repurchase or reverse repurchase agreements covering obligations of the type specified in clause (i) with a term of not more than 30 days with any Approved Bank and (vi) shares of any money market mutual fund rated at least AA- or the equivalent thereof by S&P or at least Aa3 or the equivalent thereof by Moody’s at the time of the acquisition thereof, including, without limitation, any such mutual fund managed or advised by any Lender or Administrative Agent. In the case of Investments by any Non-U.S. Subsidiary or Investments made in a country outside of the United States of America, Cash Equivalents shall include (a) investments of the type and maturity described in clauses (i) through (vi) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Non-U.S. Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (i) through (vi) above.

“CCAA” means the Companies Creditors Arrangement Act (Canada), as amended.

“CCSC” has the meaning assigned to such term in the preamble to this Agreement.

“CCSC 2026 Debentures” means the $350,000,000 7.375% Debentures due 2026 of CCSC issued under the 1996 Indenture.

“CCSC 2096 Debentures” means the $150,000,000 7.50% Debentures due 2096 of CCSC issued under the 1996 Indenture.

“CDOR Rate” means, on any day, the per annum rate of interest which is the rate determined as being the arithmetic average of the annual yield rates applicable to Canadian Dollar bankers’ acceptances having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued, displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Canadian Administrative Agent in good faith after 10:00 a.m. (Toronto time) to reflect any error in a posted rate of interest or in the posted average annual rate); provided, however, if such a rate does not appear on such CDOR Page, then the CDOR Rate, on any day, shall be the discount rate quoted by Canadian Administrative Agent (determined as of 10:00 a.m. (Toronto time)) on such day at which Canadian Administrative Agent would purchase its own bankers acceptances in a comparable face amount and with comparable maturity dates to the Bankers’ Acceptances proposed to be issued on such day, or if such day is not a Business Day, then on the immediately preceding Business Day. Notwithstanding the foregoing, the CDOR Rate shall not in any event be less than zero.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the ~~date of this Agreement~~Incremental Amendment No. 3 and Fifth Amendment Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly (including, without limitation, through the issuance, sale or exchange of Capital Stock, a merger, amalgamation or consolidation or otherwise), beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Capital Stock representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Crown Holdings, (b) Crown Holdings shall fail to own, directly or indirectly, beneficially or of record all of the outstanding Capital Stock of either U.S. Borrower or European Borrower (other than director’s qualifying shares) or (c) the occurrence of a “Change of Control” as defined in any Public Debt Document.

“Civil Procedural Law” has the meaning assigned to that term in Section 14.14(a).

“Co-Documentation Agents” means ~~BBVA USA, CoBank, ACB, Commerzbank AG, New York Branch,~~ Coöperatieve Rabobank U.A., New York Branch, Credit Agricole Corporate and Investment Bank, ~~Goldman Sachs~~ING Bank ~~USA, ING Ireland (DAC)~~N.V., Dublin Branch, MUFG Bank, Ltd., ~~PNC Capital Markets LLC~~, Sumitomo Mitsui Banking Corporation ~~and Unicredit~~, CoBank, ACB and The Huntington National Bank ~~AG~~, each in its capacity as a co-documentation agent under this Agreement, and the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Co-Documentation Agents.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all “Collateral” as defined in any applicable Security Document and all other assets pledged or otherwise subject to security pursuant to the Security Documents.

“Collateral Account” has the meaning assigned to that term in Section 4.4(a)(ii).

“Collateral Agent” or “Collateral Agents” means U.S. Collateral Agent and/or Euro Collateral Agent, as the context may require.

“Collateral Reinstatement Event” means, at any time after the occurrence of a Collateral Release Event, the occurrence of either of the following: (a) the public corporate/corporate family ratings of Crown Holdings from either Moody’s or S&P fall below Baa3 or BBB- respectively or (b) Crown Holdings requests that the Liens and security interests in all Collateral granted by the Credit Parties to secure the Obligations be reinstated.

“Collateral Release Event” means the satisfaction of each of the following conditions: (a) no Event of Default shall have occurred and be continuing; (b) the achievement of public corporate/corporate family ratings of Crown Holdings from each of Moody’s and S&P of at least (in each case, with a stable or better outlook) Baa3 and BBB- respectively and (c) the Administrative Agent shall have received a certificate from Crown Holdings certifying to the foregoing in a manner reasonably acceptable to the Administrative Agent.

“Collateral Release Period” means each period commencing with the occurrence of a Collateral Release Event and continuing until the occurrence of the next Collateral Reinstatement Event, if any, immediately following such Collateral Release Event.

“Commitment” means, with respect to each Lender, the aggregate of the Dollar Revolving Commitment, Multicurrency Revolving Commitment, Canadian Revolving Commitment and the Term Commitments of such Lender and “Commitments” means such commitments of all of the Lenders collectively.

“Commitment Fee” means collectively, Dollar Commitment Fees, Multicurrency Commitment Fees and Canadian Commitment Fees.

“Commitment Period” means, the period from and including the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date to but not including the applicable Revolver Termination Date or, in the case of the Swing Line Commitment, five (5) Business Days prior to the Revolver Termination Date for the Multicurrency Revolving Facility.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Competitor” means any Person that is or becomes a competitor of the Borrowers or any of their respective Subsidiaries or is or becomes an Affiliate or Subsidiary of any such Person, in each case as specifically identified by Crown Holdings or its Subsidiaries to the Administrative Agent from time to time in writing (whether before, on or after the Original Closing Date); provided, however, that Company Competitor shall not include any bona fide debt fund or investment vehicle (other than a Disqualified Institution referred to in clause (a) of the definition thereof) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed independently from any Company Competitor and any affiliate or a Company Competitor that manages a Company Competitor.

“Compliance Certificate” has the meaning assigned to that term in Section 7.2(a).

“Computation Date” has the meaning assigned to that term in Section 2.8(a).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement for any applicable currency, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business

Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.5 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with Crown Holdings, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consenting Lender” has the meaning assigned to that term in Section 2.15(b).

“Consolidated Capital Expenditures” means, for any Person, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all Capitalized Lease Obligations but excluding any capitalized interest with respect thereto) by such Person and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of such Person.

“Consolidated Current Assets” means, with respect to any Person as at any date of determination, the total assets of such Person and its consolidated Subsidiaries which should properly be classified as current assets on a consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” means, with respect to any Person as at any date of determination, the total liabilities of such Person and its consolidated Subsidiaries which should properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, for any period and with respect to any Person, Consolidated Net Income of such Person and its Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense of such Person and its Subsidiaries for such period, (ii) provision for taxes based on income, profits or capital gains, including, without limitation, federal, state and local, franchise and similar taxes and foreign withholding, franchise and similar income taxes (including the Restricted Payments permitted pursuant to Sections 8.8(f)) paid or accrued by such Person and its Subsidiaries during such period, including tax settlements, penalties and interest related to such taxes, arising from any tax examinations or pursuant to any tax sharing arrangement, (iii) all amounts attributable to depreciation and amortization of such Person and its Subsidiaries for such period, (iv) any non-cash deductions made in determining Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash deductions relating to translation and foreign exchange adjustments) (other than any deductions which (or should) represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) (it being understood that (x) reserves for pension or health care benefits shall not be so “added back” to Consolidated Net Income except for non-cash charges recorded in current period Consolidated Net Income that represent the reclassification of previously unrecognized net losses from other comprehensive income as a result of a plan settlement and (y) reserves for Asbestos Payments shall be “added back”), (v) actual cash realized relating to the sale of Real Property or equipment in connection with restructuring activities, (vi) (A) fees, costs and expenses in connection with the Transactions, (B) transaction fees, costs and expenses

(including up-front fees, commissions, premiums or charges) incurred in connection with, to the extent permitted under the Loan Documents and whether or not consummated, equity issuances, investments, acquisitions, asset dispositions, recapitalizations, refinancings, mergers, option buy-outs, or the incurrence or repayment of Indebtedness or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions, (C) fees, costs and expenses in connection with strategic initiatives, transition costs and other business optimization and information systems related fees costs and expenses (including non-recurring employee bonuses in connection therewith and the separation and eventual disposal of businesses or lines of business) and (D) fees, costs and expenses with respect to Permitted Receivables or Factoring Financings, to the extent not included in Consolidated Interest Expense, plus (vii) the amount of “run-rate” cost savings, product margin synergies (including increased share of shelf), operating expense reductions and product cost (including sourcing), and other operating improvements and synergies reasonably identifiable and factually supportable relating to, and projected by Crown Holdings in good faith to result from, actions taken or with respect to which substantial steps have been taken or are expected to be taken by Borrowers or any of their Subsidiaries within 24 months after (A) in the case of the Transactions, the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date and (B) in the case of asset sales, investments, asset dispositions, operating improvements, mergers or other business combinations, Acquisitions, divestitures, restructurings and cost savings initiatives, the date it is consummated; provided that the aggregate amount added back pursuant to this clause (vii) (other than in connection with any mergers, business combinations, acquisitions or divestitures) and clause (viii) and pursuant to any pro forma adjustments in accordance with the definition of “Pro Forma Basis” in any Test Period shall not exceed 30% of Consolidated EBITDA with respect to such period (after giving effect to such add-backs pursuant to this clause (vii) and clause (viii) and such adjustments), plus (viii) costs, charges, accruals, reserves or expenses attributable to the undertaking or implementation of cost savings initiatives, operating expense reductions, integration, transition, facilities opening and pre-opening, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including, without limitation, inventory optimization programs, software development costs and costs related to the closure or consolidation of facilities, stores or distribution centers and curtailments, costs related to entry into new markets, consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs); provided that the aggregate amount of any such costs, charges, accruals, reserves or expenses (other than in connection with any mergers, business combinations, acquisitions or divestures), together with any amounts added back pursuant to clause (vii) and pursuant to any pro forma adjustment in accordance with the definition of “Pro Forma Basis” in any Test Period shall not exceed 30% of Consolidated EBITDA with respect to such period (after giving effect to such add-backs pursuant to this clause (viii) and clause (vii) and such adjustments), minus (b) any non-cash additions to Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash additions relating to translation and foreign exchange adjustments), minus (c) without duplication and to the extent included in determining such Consolidated Net Income of such Person and its Subsidiaries, any extraordinary gains (or plus extraordinary losses) for such period and any gains (or plus losses) realized in connection with any Asset Disposition of such Person and its Subsidiaries during such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any Person, for any period, the sum of (a) gross interest expense for such period, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) subject to the last sentence of Section 1.2(a), the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and (iv) the interest component of any lease payments under Attributable Debt transactions of such Person and its Subsidiaries plus any yield, discount, interest expense or fees associated with any Permitted Receivables or Factoring Financing (other than amounts payable to any Credit Party), (b)

capitalized interest for such period and (c) dividends paid in cash during such period on Disqualified Preferred Stock, in each case on a consolidated basis for such Person and its Subsidiaries. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made by such Person and its Subsidiaries with respect to Hedging Agreements. Breakage costs in connection with repaying Loans outstanding under the Credit Agreement on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date shall not be considered Consolidated Interest Expense.

“Consolidated Net Income” and “Consolidated Net Loss” mean, respectively, for any period and for any Person, the net income (loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded for any such Person therefrom (i) the net income or loss of any Person (other than consolidated Subsidiaries of such Person) in which any other Person (other than such Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends, distributions or other payments actually paid to such Person or any of its Subsidiaries by such Person during such period, (ii) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (iii) any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, in each case after the date of disposal and not in the ordinary course of business, (iv) the net income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into, amalgamated with or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries and (v) gains and losses for such period from the early extinguishment of Indebtedness to the extent included in Consolidated Net Income.

“Consolidated Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth in the most recent consolidated balance sheet of Crown Holdings and its Subsidiaries for which financial statements have been delivered pursuant to Section 7.1(a) or (b). Consolidated Tangible Assets shall be calculated after giving effect to the transaction giving rise to the need to calculate Consolidated Tangible Assets.

“Consolidated Total Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items), all as set forth in the most recent consolidated balance sheet of Crown Holdings and its Subsidiaries for which financial statements have been delivered pursuant to Section 7.1(a) or (b). Consolidated Total Assets shall be calculated after giving effect to the transaction giving rise to the need to calculate Consolidated Total Assets.

“Contract Period” means the term of a B/A Loan selected by Canadian Borrower in accordance with Section 2A.5 or Section 2A.6 commencing on the date of such B/A Loan and expiring on a Business Day which shall be either 30 days, 60 days, 90 days or 180 days (subject to availability) thereafter, provided that, (i) if any Contract Period would otherwise expire on a day which is not a Business Day, such Contract Period shall expire on the next succeeding Business Day (or if such next succeeding Business Day is in a different month, on the next preceding Business Day) and (ii) no Contract Period for a Canadian Revolving Loan shall extend beyond the Canadian Revolver Termination Date.

“Contractual Obligation” means, as to any Person, any provision of any Securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it may be subject.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of Voting Securities, by contract or otherwise, and “controlling” and “controlled” have meanings correlative thereto.

“Converted Acceptances” has the meaning assigned to that term in Section 13.1(a).

“Credit Event” means the making of any Loan or the issuance of any Letter of Credit.

“Credit Exposure” has the meaning assigned to that term in Section 12.8(b).

“Credit Party” means U.S. Borrower, European Borrower, Canadian Borrower, each Parent Guarantor, Crown Développement, each Subsidiary Credit Party and any other guarantor which may hereafter enter into a guarantee agreement or a pledge agreement with respect to all or any portion of the Obligations.

“Crown Développement” means Crown Développement SAS, a simplified joint stock corporation (société par actions simplifiée) organized under the laws of France.

“Crown Finance” means Crown Americas Capital Corp., a Delaware corporation.

“Crown Finance II” means Crown Americas Capital Corp. II, a Delaware corporation.

“Crown Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Crown International” has the meaning assigned to such term in the preamble to this Agreement.

“CTA” means the Corporation Tax Act 2009 (United Kingdom).

“DB” means Deutsche Bank AG New York Branch, and its successors.

“Daily Rate” means, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternative Currency Alternate Rate. For the avoidance of doubt, RFR Loans do not constitute Daily Rate Loans for the purposes of this Agreement.

“Daily Simple SOFR” means for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided, that if Daily Simple SOFR determined as provided above shall ever be less than, 0.00%, then Daily Simple SOFR shall be deemed to be 0.00%.

“Daily Simple RFR” means, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations denominated in, or calculated with respect to, Sterling, the greater of (i) SONIA for the day (such day, an “RFR Determination Day”) that is five (5) RFR Business Days prior to (A) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (B) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, and (ii) 0.0%. If by 5:00 pm, London time, on the second (2nd) RFR Business Day immediately following any RFR Determination Day, SONIA in respect of such RFR Determination Day has not been published, then SONIA for such RFR Determination Day will be SONIA as published in respect of the first preceding RFR Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that SONIA as determined pursuant to this sentence shall be utilized for purposes of calculating Daily Simple RFR for no more than three (3) consecutive RFR Rate Days. Any change in Daily Simple RFR due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrowers.

“Daily Simple RFR Borrowing” means, as to any Borrowing of Daily Simple RFR Loans, the Daily Simple RFR Loans comprising such Borrowing.

“Daily Simple RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR ~~pursuant to clause (c) of the definition of “Eurocurrency Rate”~~.

“Debentures” means the CCSC 2026 Debentures and the CCSC 2096 Debentures.

“Debt Basket Amount” means 20% of Consolidated Tangible Assets as set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b).

“Declining Lender” has the meaning assigned to that term in Section 2.15(b).

“Default Rate” means a variable rate per annum which shall be two percent (2%) per annum plus either (i) the then applicable interest rate hereunder in respect of the amount on which the Default Rate is being assessed or (ii) if there is no such applicable interest rate, the Base Rate plus the Applicable Base Rate Margin, and with respect to the obligations denominated in Canadian Dollars the Canadian Prime Rate plus the Applicable Canadian Prime Rate Margin, but in no event in excess of that permitted by applicable law.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to any Agent, any Facing Agent, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after written request by a Borrower, acting in good faith, to provide a written confirmation from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Borrower’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent; or (d) (i) has, or has a direct or indirect parent company that has, become the subject of a bankruptcy or Insolvency Proceeding or (ii) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Obligations” means all Obligations of the Credit Parties in respect of accrued and unpaid (a) principal of and interest on the Loans (including B/As, B/A Equivalent Loans and Acceptance Fees with respect thereto), (b) Multicurrency LC Commissions, Dollar LC Commissions and Canadian LC Commissions and (c) Commitment Fees, whether or not the same shall at the time of any determination be due and payable under the terms of the Loan Documents.

“Determination Date” means with respect to any Letter of Credit, (i) the most recent date upon which one of the following shall have occurred: (x) the date of issuance of such Letter of Credit, (y) the date on which any Facing Agent was or is, as applicable, required to deliver a notice of non-renewal with respect to such Letter of Credit, and (z) the first Business Day of each month, commencing on the first Business Day following the issuance of such Letter of Credit; and (ii) such other date determined by the Administrative Agent in its sole discretion.

“Discount Proceeds” means in respect of any Bankers’ Acceptance (or, as applicable, any B/A Equivalent Loan) required to be accepted and purchased by a Canadian Revolving Lender an amount (rounded to the nearest whole cent with one-half one cent being rounded-up) determined as of the applicable date of the Canadian Revolving Loan or rollover date for such Canadian Revolving Loan which is equal to:

Face Amount x Price

where “Face Amount” is the face amount of such Bankers’ Acceptance (or, as applicable, the B/A Equivalent Loan) and “Price” is equal to:

1
1 + (Rate x Term)
365

where the “Rate” is the Discount Rate expressed as a decimal on the date of the Canadian Revolving Loan or rollover date for such Canadian Revolving Loan, as the case may be; the “Term” is the Contract Period of such Bankers’ Acceptance expressed as a number of days; and the Price as so determined is rounded up or down to the fifth decimal place with .000005 being rounded-up.

“Discount Rate” means:

(a) with respect to an issue of Bankers’ Acceptances accepted and purchased by a Canadian Revolving Lender that is a Schedule I Bank, the CDOR Rate; and

(b) with respect to an issue of Bankers’ Acceptances accepted and purchased by a Canadian Revolving Lender that is not a Schedule I Bank, including without limitation, a Schedule II Bank and a Schedule III Bank, the CDOR Rate plus ten (10) basis points (0.10%).

“Disqualified Institution” means (a) each bank, financial institution or other institutional lender identified on a list made available to the Administrative Agent on or prior to the Original Closing Date and (b) any Company Competitor. Notwithstanding the foregoing, any list of Disqualified Institutions shall be required to be available to any Lender on a confidential basis that requests a copy of such list from the Administrative Agent.

“Disqualified Preferred Stock” means any preferred stock of Crown Holdings (or any equity security of Crown Holdings that is convertible or exchangeable into any such preferred stock of Crown Holdings) that is not Permitted Preferred Stock.

“Disregarded Subsidiary” means a Subsidiary of Crown Holdings that is disregarded as an entity separate from its owner for U.S. federal income tax purposes and that has no material assets other than Capital Stock of one or more Non-U.S. Subsidiaries that are CFCs.

“Dollar” and “$” mean lawful money of the United States of America.

“Dollar Commitment Fee” has the meaning assigned to that term in Section 3.2(a)(i).

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, (b) as to any amount denominated in an Alternative Currency or Canadian Dollars, the equivalent amount in Dollars as determined by Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Alternative Currency or Canadian Dollars on the most recent Computation Date provided for in Section 2.8(a) and (c) as to any amount denominated in any other currency, the equivalent in Dollars of such amount determined by Administrative Agent using the Exchange Rate then in effect.

“Dollar Facing Agent” means PNC Bank, National Association or any of its affiliates in its capacity as issuer of Dollar Letters of Credit and any other Dollar Revolving Lender which at the request of the U.S. Borrower and with the consent of Administrative Agent (not to be unreasonably withheld) agrees to issue Dollar Letters of Credit, in its capacity as an issuer of Dollar Letters of Credit.

“Dollar LC Commission” has the meaning assigned to that term in Section 2.10(g)(ii).

“Dollar LC Obligations” means, at any time, an amount equal to the sum of (a) the aggregate Stated Amount of the then outstanding Dollar Letters of Credit and (b) the aggregate amount of Unpaid Drawings under the Dollar Letters of Credit which have not then been reimbursed pursuant to Section 2.10(f). The Dollar LC Obligation of any Dollar Revolving Lender at any time shall mean its Dollar Revolver Pro Rata Share of the aggregate Dollar LC Obligations outstanding at such time.

“Dollar Letters of Credit” has the meaning assigned to that term in Section 2.10(a)(ii).

“Dollar Letter of Credit Exposure” means, with respect to a Dollar Revolving Lender, such Lender’s Dollar Revolver Pro Rata Share of the aggregate Dollar LC Obligations.

“Dollar Revolver Pro Rata Share” means, when used with reference to any Dollar Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Dollar Revolving Lender’s Dollar Revolving Commitment or, if the Revolver Termination Date for the Dollar Revolving Facility has occurred, the Effective Amount of such Dollar Revolving Lender’s then outstanding Dollar Revolving Loans and the denominator of which shall be the Dollar Revolving Commitments or, if the Revolver Termination Date for the Dollar Revolving Facility has occurred, the Effective Amount of all then outstanding Dollar Revolving Loans.

“Dollar Revolving Commitment” means, with respect to any Dollar Revolving Lender, the obligation of such Dollar Revolving Lender to make Dollar Revolving Loans and to participate in Dollar Letters of Credit, as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date is the amount set forth opposite such lender’s name on Schedule 2 to Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment under the caption “Amount of Dollar Revolving Commitment” as the same may be adjusted from time to time pursuant to the terms hereof and “Dollar Revolving Commitments” means such commitments collectively, which commitments equal $~~600,000,000~~800,000,000 in the aggregate as of the Incremental No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date.

“Dollar Revolving Credit Exposure” means, with respect to a Dollar Revolving Lender, the sum of (i) the outstanding principal amount of Dollar Revolving Loans made by such Lender and (ii) the Dollar Letter of Credit Exposure of such Dollar Revolving Lender.

“Dollar Revolving Facility” means the credit facility under this Agreement evidenced by the Dollar Revolving Commitments and the Dollar Revolving Loans.

“Dollar Revolving Lender” means any Lender which has an Dollar Revolving Commitment or is owed an Dollar Revolving Loan (or a portion thereof).

“Dollar Revolving Loan” and “Dollar Revolving Loans” have the meanings given in Section 2.1(b)(i).

“Dormant Company” means a company, trust or any other legal entity which carries on no operations and does not own, legally or beneficially, assets which in aggregate have a value of £100,000 or more or its equivalent in other currencies as of the last day of the most recently completed period of four consecutive Fiscal Quarters of Crown Holdings.

“Drawing” has the meaning set forth in Section 2.10(d)(ii).

“Dutch Borrowers” means each Subsidiary of European Borrower organized under the laws of the Netherlands, and designated as such on Schedule 1.1(d), and each other Subsidiary of European Borrower organized under the laws of the Netherlands and requested by European Borrower to be a Dutch Borrower, subject to the approval of Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of ~~the member states of the European Economic Area under and in accordance with the Agreement on the European Economic Area (OJ No L 1, 3.1.1994, p. 3), being (as at the Effective Date)~~ the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal Dollar Equivalent amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; (b) with respect to any outstanding Multicurrency LC Obligations on any date, the Dollar amount (or, if applicable, the Dollar Equivalent amount) of such Multicurrency LC Obligations on such date after giving effect to any issuances of Multicurrency Letters of Credit occurring on such date and any other changes in the aggregate amount of the Multicurrency LC Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Multicurrency Letters of Credit or any reductions in the maximum amount available for drawing under Multicurrency Letters of Credit taking effect on such date, (c) with respect to any outstanding Dollar LC Obligations on any date, the Dollar amount of such Dollar LC Obligations on such date after giving effect to any issuances of Dollar Letters of Credit occurring on such date and any other changes in the aggregate amount of the Dollar LC Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Dollar Letters of Credit or any reductions in the maximum amount available for drawing under Dollar Letters of Credit taking effect on such date and (d) with respect to any outstanding Canadian LC Obligations on any date, the Dollar Equivalent amount of such Canadian LC Obligations on such date after giving effect to any issuances of Canadian Letters of Credit occurring on such date and any other changes in the aggregate amount of the Canadian LC Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Canadian Letters of Credit or any reductions in the maximum amount available for drawing under Canadian Letters of Credit taking effect on such date.

“Effective Date” means April 7, 2017.

“Effective Yield” means, as to any Loans of any class, the effective yield on such Loans, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the original stated life of such Loans and (y) the four years following the date of incurrence thereof) incurred by ~~the~~a Borrower and payable ratably to all Lenders making such Loans, but excluding any prepayment premium, arrangement fees, syndication fees, structuring fees, commitment fees, underwriting fees, placement fees, success fees, advisory fees, ticking and unused line fees, consent or amendment fees and any other fees payable in connection therewith (regardless of whether shared or paid, in whole or in part, with or to any or all Lenders making such Loans) and any other fees that are not paid ratably to all relevant Lenders; provided that if any increase in the Effective Yield applicable to any Loans of any class then outstanding is required due to the application of an interest rate floor, such increase shall be effected solely through an increase in such floor (or the implementation of a floor), as applicable.

“Eligible Assignee” means a commercial bank, financial institution, financial company, Fund or insurance company in each case, together with its Affiliates or Related Funds, which extends credit or buys loans in the ordinary course of its business or any other Person approved by Administrative Agent and, so long as no Unmatured Event of Default or Event of Default exists, Crown Holdings, such approval not to be unreasonably withheld; provided that (i) any Disqualified Institution shall not be deemed an Eligible Assignee, (ii) Crown Holdings and its Subsidiaries and their respective Affiliates shall not be deemed to be Eligible Assignees, (iii) natural persons (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) shall not be deemed to be Eligible Assignees and (iv) a Defaulting Lender shall not be deemed to be an Eligible Assignee.

“Environment” means ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any Environmental Law.

“Environmental Laws” means any and all applicable treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws, or (ii) damages relating to, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Hazardous Material into the Environment.

“Environmental Permits” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code, or is a member of a “controlled group,” as defined in Section 414(b) of the Code, which includes such Person or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code. Unless otherwise qualified, all references to an “ERISA Affiliate” in this Agreement shall refer to an ERISA Affiliate of Crown Holdings or any Subsidiary.

“Erroneous Payment” has the meaning assigned to it in Section 11.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.14(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 11.14(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.14(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.14(e).

“ESG” has the meaning assigned to such term in Section 2.17.

“ESG Amendment” has the meaning assigned to such term in Section 2.17.

“ESG Pricing Provisions” has the meaning assigned to such term in Section 2.17.

“ESG Ratings” has the meaning assigned to such term in Section 2.17.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” or “€” means the lawful currency of Participating Member States.

“Euro Bank Pledge Agreement” means that certain Euro Pledge Agreement, dated as December 19, 2013, as amended, restated, amended and restated or otherwise modified from time to time, among the U.S. Credit Parties and the Euro Collateral Agent for the benefit of the Secured Creditors named therein.

“Euro Collateral” means all Collateral securing only the Euro Obligations and/or the Canadian Obligations.

“Euro Collateral Agent” means DB in its capacity as collateral agent or security trustee, as the case may be, under the Euro Security Documents and any of its successors or assigns, and, as regards any Euro Security Document governed by French law, means Deutsche Bank AG New York Branch in its capacity as collateral agent (“agent de sûretés”) in accordance with the provisions of Article 2328-1 of the French Civil Code.

“Euro Credit Parties” means (a) European Borrower, (b) Canadian Borrower, (c) each Subsidiary Borrower and (d) each Subsidiary of Crown Holdings from time to time party to a Non-U.S. Guarantee Agreement.

“Euro Obligations” means, with respect to European Borrower and any Subsidiary Borrower, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to European Borrower and any Subsidiary Borrower and interest and fees accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganizations or like proceeding, relating to European Borrower and any Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest and fees is allowed in such proceeding) the Loans made to or Unpaid Drawings pursuant to Letters of Credit issued for the account of European Borrower and any Subsidiary Borrower or Euro Subsidiary Credit Party and all other obligations and liabilities of European Borrower and any Subsidiary Borrower or any Euro Subsidiary Credit Party (including Bank Related Debt) to any Agent, any Collateral Agent, any Lender or any Hedge Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith or any Bank Related Debt, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all fees, charges and disbursements of counsel (including the allocated costs of internal counsel) that are to be paid by European Borrower and any Subsidiary Borrower or any Euro Subsidiary Credit Party to any Agent, any Collateral Agent, any Lender or any Hedge Bank pursuant to any Loan Document or any Bank Related Debt) or otherwise.

“Euro Security Documents” means each security agreement, pledge agreement (including the Euro Bank Pledge Agreement), mortgage or other document or instrument executed and delivered (each as amended, restated, amended and restated or otherwise modified from time to time) for the benefit of Euro Collateral Agent, or U.K. Administrative Agent on behalf of the Multicurrency Revolving Lenders, Canadian Revolving Lenders and/or Term Euro Lenders and each other security agreement, mortgage or other instrument or document executed and delivered pursuant to Section 7.14 (each as amended, restated, amended and restated or otherwise modified from time to time) to secure any of the Euro Obligations or the Canadian Obligations.

“Euro Subsidiary Credit Parties” means each Non-U.S. Subsidiary of Crown Holdings designated on Schedule 1.1(d) as a subsidiary guarantor or Subsidiary Borrower or which becomes a subsidiary guarantor pursuant to the provisions of Section 7.14.

“Eurocurrency Loan” means any Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means the aggregate of (1) and (2) below:

~~(1) (a) in the case of Dollar denominated Loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the Reuters Screen that displays the ICE Benchmark Administration Limited rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (or the successor thereto if ICE Benchmark Administration Limited is no longer making the applicable interest settlement rate available), determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date or (ii) in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate or a successor rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion and, in the event such rate is not available, the rate for such Interest Period shall be the interest rate per annum at which the Administrative Agent could borrow deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period, were it to do so by asking for and then accepting offers from major banks in the London interbank market for Dollars at their request at approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; or~~

~~(b) in the case of Euro denominated Loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the euro interbank offered rate that appears on the appropriate page of the Thomson Reuters screen that displays the Global Rate Set Systems Limited rate for Euro (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (or the successor thereto appointed by the European Money Markets Institute, if Global Rate Set Systems Limited is no longer making the applicable interest settlement rate available), determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date or (ii) in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate or a successor rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion and, in the event such rate is not available, the rate for such Interest Period shall be the interest rate per annum at which the Administrative Agent could borrow deposits in Euros for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period, were it to do so by asking for and then accepting offers from major banks in the European interbank market for Euros at their request at approximately 11:00 a.m. (Brussels time) on the applicable Interest Rate Determination Date; or~~

~~(c) in the case of Sterling denominated Loans, the rate per annum based on Daily Simple RFR;~~

(~~d~~1) (1) in the case of ~~Loans denominated in any Alternative Currency (other than Euro or Sterling)~~Euro denominated Loans, (i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the appropriate page of the Reuters screen that displays the ~~ICE Benchmark Administration~~Global Rate Set Systems Limited rate for deposits in ~~the applicable Alternative Currency~~Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (or the successor thereto ~~if ICE Benchmark Administration~~ appointed by the European Money Markets Institute, if Global Rate Set Systems Limited is no longer making the applicable interest settlement rate available) (the “~~LIBOR~~EURIBOR Screen Rate”), determined as of approximately 11:00 a.m. (~~London~~Brussels time) on the applicable Interest Rate Determination Date; provided that if the ~~LIBOR~~EURIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates) ~~or, in the event such rate is not available for any reason, (ii) the rate for such Interest Period shall be the interest rate per annum at which the Administrative Agent could borrow deposits in the applicable Alternative Currency for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period, were it to do so by asking for and then accepting offers from major banks in the London interbank market for the applicable Alternative Currency at their request at approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; or~~; or

~~(e) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) the rate determined by Administrative Agent to be the offered rate that appears on the Reuters Screen that displays an ICE Benchmark Administration Limited rate, determined at approximately 11:00 a.m. (London Time) on the applicable Interest Rate Determination Date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate or a successor rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in the same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent (or an affiliate thereof) to major banks in the London interbank Eurocurrency market at their request at the date and time of determination.~~

(2) The then current cost of the Lenders of complying with any Eurocurrency Reserve Requirements.

Notwithstanding the foregoing, the Eurocurrency Rate shall not in any event be less than zero.

“Eurocurrency Reserve Requirements” means, for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve liquid asset or similar requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), including without limitation, under regulations issued from time to time by (a) the Board, (b) any Governmental Authority of the jurisdiction of the relevant currency or (c) any Governmental Authority of any jurisdiction in which advances in such currency are made to which banks in any jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined.

“European Borrower” has the meaning assigned to that term in the preamble to this Agreement.

“European Receivables Purchase Agreement” means that certain Master Framework Agreement, dated July 23, 2012, by and among Crown Packaging Commercial UK Limited, Crown Commercial France, Eurofactor, Ester Finance Titrisation and Credit Agricole Corporate and Investment Bank, as the same has been amended through and including the Incremental No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date and may thereafter be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Event of Default” has the meaning assigned to that term in Section 10.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and as codified in 15 U.S.C. 78a et seq., and as hereafter amended.

“Exchange Rate” means, on any day, (a) with respect to conversions between any Alternative Currency and Dollars, the Spot Rate and (b) with respect to conversions between Canadian Dollars and Dollars, the spot rate set forth on the Reuters World Currency Page for Canadian Dollars (or, if not so quoted, the spot rate of exchange quoted for wholesale transactions made by Canadian Administrative Agent in Toronto, Ontario) at 12:00 noon (Toronto time), on such day, provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, Administrative Agent or Canadian Administrative Agent, as applicable, may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error. For purposes of determining the Exchange Rate in connection with an Alternative Currency Loan, such Exchange Rate shall be determined as of the Exchange Rate Determination Date for such Borrowing. Administrative Agent shall provide Borrower with the then current Exchange Rate from time to time upon Borrower’s request therefor.

“Exchange Rate Determination Date” means for purposes of the determination of the Exchange Rate of any stated amount on any Business Day in relation to any Alternative Currency Loan, the date which is two Business Days prior to such Borrowing.

“Excluded Attributable Debt” means (a) Attributable Debt (for purposes of this definition, without regard to the proviso thereto) under any Permitted Receivables or Factoring Financing which is non-recourse except (i) for customary representations, warranties, covenants and indemnities made in connection with such facilities or (ii) as is otherwise customary (as determined by Crown Holdings in good faith) for similar transactions in the applicable jurisdictions, and (b) any off-balance sheet Permitted Receivables or Factoring Financing.

“Excluded Subsidiary” means any Subsidiary of Crown Holdings (a) that is an Unrestricted Entity, (b) that, in accordance with the Agreed Guaranty and Security Principles, is not required to guarantee the Obligations (including pursuant to the Guaranty) or pledge or grant a security interest in its assets (including Capital Stock) on the date such Subsidiary is acquired, (c) that is a Receivables Subsidiary, (d) that is the Insurance Subsidiary or (e) that is not a Material Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Obligations guaranteed by such Guarantor or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Obligations guaranteed by such Guarantor thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 14.13 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Obligations guaranteed by such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligations guaranteed by such Guarantor or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient under any Loan Document:

(i) Taxes based upon, or measured by, net income (however denominated) or net profits, including franchise Taxes and similar Taxes imposed in lieu of net income Taxes, and branch profit taxes, in each case (A) imposed as a result of such Recipient being a resident of, organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (B) in the case of a Lender, Facing Agent or Swing Line Lender imposed as a result of such Recipient having its applicable lending office located in such jurisdiction (or any political subdivision thereof), or (C) imposed as a result of any other present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document);

(ii) in the case of a Lender, Swing Line Lender or Facing Agent (other than an assignee pursuant to a request by Crown Holdings under Section 3.7), any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender, Swing Line Lender or Facing Agent, in respect of any Loans, Letters of Credit, or Commitments provided to U.S. Borrower pursuant to a law in effect on the date on which (A) such Lender, Swing Line Lender or Facing Agent acquires the applicable interest in the applicable Commitment (or, to the extent any Lender, Swing Line Lender or Facing Agent did not fund an applicable Loan or Letter of Credit pursuant to a prior commitment, on the date on which such Person acquires its interest in such Loan or Letter of Credit) or (B) such Lender, Swing Line Lender or Facing Agent changes its lending office, except in each case to the extent that, pursuant to Section 4.7, amounts with respect to such Taxes were payable either to such Lender’s, Swing Line Lender’s or Facing Agent’s assignor immediately before such Lender, Swing Line Lender or Facing Agent became a party hereto or to such Lender immediately before it changed its lending office;

(iii) in the case of a Lender (other than an assignee pursuant to a request by Crown Holdings under Section 3.7), any Tax imposed by France on amounts payable, in respect of any Loans, Letters of Credit, or Commitments provided to European Borrower, to such Lender, to the extent that such Tax would not have been imposed but for the payment in a Non-Cooperative Jurisdiction;

(iv) in the case of a Lender (other than an assignee pursuant to a request by Crown Holdings under Section 3.7), any Canadian federal withholding Tax imposed under the ITA on any payment of interest (or any payments on account, in lieu, or in satisfaction of interest, or which are deemed to be interest for purposes of the ITA), in respect of any advance provided to Canadian Borrower under any Loan Document, because such Lender is not dealing at arm’s length for purposes of the ITA with the applicable Credit Party at the time of such payment or deemed payment or is a “specified shareholder” (as such term is defined in subsection 18(5) of the ITA) of the applicable Credit Party or does not deal at arm’s length for purposes of the ITA with a “specified shareholder” (as such term is defined in subsection 18(5) of the ITA) of the applicable Credit Party, or because a Person that is not resident in Canada for purposes of the ITA has made a transfer or assignment to another Person that is resident in Canada for purposes of the ITA and this other Person is not dealing at arm’s length for purposes of the ITA with the transferor or assignor other than where the non-arm’s length relationship arises, or where the Lender is a “specified shareholder” or does not deal at arm’s length with a “specified shareholder” in connection with or as a result of the Lender having become a party to, received or perfected a security interest under or received or enforced any rights under, a Loan Document;

(v) Taxes attributable to a Recipient’s failure to comply with Section 4.7(d); and

(vi) With respect to any Loans, Letters of Credit, or Commitments provided to U.S. Borrower, any Taxes withheld under FATCA.

“Excluded U.K. Companies” means Metal Box Pension Trustees Limited, The CarnaudMetalbox Benevolent Fund Limited and The Can Makers Limited, each a company or trust organized under the laws of England.

“Executive Order” has the meaning assigned to that term in Section 6.21(a).

“Existing Credit Agreement” has the meaning assigned to that term in the recitals to this Agreement.

“Existing Factoring Facilities” means the existing factoring or discounting programs as of the Incremental No. 2 and Third Amendment Effective Date and set forth on Schedule 6.5(b)(iii).

“Existing Letters of Credit” has the meaning assigned to that term in Section 2.10(j).

“Existing Maturity Date” has the meaning assigned to that term in Section 2.15(a).

“Existing Non-U.S. Facilities” means the existing working capital facilities of the Non-U.S. Subsidiaries of European Borrower, Canadian Borrower or U.S. Borrower as of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date and set forth on Schedule 6.5(b)(ii).

“Existing Unsecured Debt” means each of the following Indebtedness to the extent outstanding on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date after giving effect to the Transactions:

(i) the Debentures; and

(ii) the Senior Notes.

“Extended Revolving Facility” means any Revolving Facility that is extended pursuant to Section 2.15.

“Extended Term Facility” means any Term Facility that is extended pursuant to Section 2.15.

“Extension Effective Date” has the meaning assigned to that term in Section 2.15(b).

“Facility” means any of the credit facilities established under this Agreement.

“Facing Agent” means (a) with respect to Canadian Letters of Credit, the Canadian Facing Agent, (b) with respect to the Dollar Letters of Credit, the Dollar Facing Agent and (c) with respect to Multicurrency Letters of Credit, each of the Multicurrency Revolving Lenders set forth on Schedule 1.1(g) up to the amount of its Multicurrency Revolving Sublimit set forth on such schedule, each in its capacity as an issuer of Multicurrency Letters of Credit hereunder and any other Multicurrency Revolving Lender which at the request of the applicable Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld) agrees to issue Multicurrency Letters of Credit, in its capacity as an issuer of Multicurrency Letters of Credit. Each Facing Agent may, in its good faith discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Facing Agent, in which case the term “Facing Agent” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Notwithstanding anything herein to the contrary, no Facing Agent shall be required to issue commercial, documentary or trade Letters of Credit unless it agrees in writing to do so in its sole discretion.

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as the same may be amended or supplemented from time to time.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), the U.S. Treasury Regulations (and any notices, guidance or other official pronouncements) promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code as of the date of this Agreement (or any amended or successor version described above), or any intergovernmental agreement (and any related law or regulation) implementing the foregoing.

“Federal Funds Rate” means on any one day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rate on overnight federal funds transactions with members of the Federal Reserve System only, as published as of such day by the Federal Reserve Bank of New York, or, if such rate is not so published, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, the Federal Funds Rate shall not in any event be less than zero.

“Fee Letter” means that certain letter agreement or agreements, in each case, between one or more Arrangers and the Borrowers and providing for the payment of certain fees in connection with this Agreement and/or the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment.

“Financial Officer” of any corporation, partnership or other entity means the chief financial officer, the principal accounting officer, Treasurer or Controller of such corporation, partnership or other entity.

“First Currency” has the meaning assigned to that term in Section 12.4(c).

“First Lender” has the meaning assigned to that term in Section 13.1(c).

“Fiscal Quarter” has the meaning assigned to that term in Section 7.15.

“Fiscal Year” has the meaning assigned to that term in Section 7.15.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Obligations” means the Euro Obligations, the Canadian Obligations, the Subsidiary Borrower Obligations and the Guarantee Obligations pursuant to Article XIV and the Guarantee Agreements in respect of any of the foregoing.

“Foreign Plan” means any plan, agreement, fund (including, without limitation, any super-annuation fund) or other similar program, arrangement or agreement established or maintained outside of the United States of America by a Credit Party or one or more of its Subsidiaries or its Affiliates providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, supplemental pension, retirement or savings benefits under which a Credit Party or such Subsidiaries or its Affiliates residing outside the United States of America has any liability with respect to any current or former employee, officer, director or contractor (or any spouses, dependents, survivors or beneficiaries of any such persons) and, for greater certainty, includes any Canadian Defined Benefit Plan.

“Foreign Requirements of Law” means any Requirement of Law of a Governmental Authority in a jurisdiction other than the United States of America or any state thereof or the District of Columbia (including any banking, exchange control, financial assistance, minimum capitalization, fraudulent conveyance, mandatory labor advice or similar rules or regulations).

“Fund” means a Person that is a fund that makes, purchases, holds or otherwise invests in commercial loans or similar extensions of credit in the ordinary course of its existence.

“GAAP” means generally accepted accounting principles in the U.S., as in effect from time to time, but subject to Section 1.2.

“German Borrowers” means each Subsidiary of European Borrower organized under the laws of the Federal Republic of Germany, and designated as such on Schedule 1.1(d), and each other Subsidiary of European Borrower organized under the laws of the Federal Republic of Germany and requested by European Borrower to be a German Borrower, subject to the approval of Administrative Agent.

“Government Acts” has the meaning assigned to that term in Section 2.10(h).

“Governmental Authority” means any federal, state, provincial, territorial, local or foreign court or governmental agency, authority, instrumentality or regulatory body, including any central bank and any supra-national body exercising ~~such~~executive, legislative, judicial, taxing, regulatory or administrative powers or functions pertaining to government, such as the European Union or the European Central Bank.

“Guarantee Agreements” means the Non-U.S. Guarantee Agreements and the U.S. Guarantee Agreement.

“Guarantee Obligations” means, as to any Person, without duplication, any direct or indirect contractual obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligations shall not include any endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation at any time shall be deemed to be an amount equal to the lesser at such time of (a) the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee Obligation shall be such Person’s maximum reasonably anticipated liability (assuming full performance) in respect thereof as determined by the guarantor in good faith; irrespective, in any such case, of any amount thereof that would, in accordance with GAAP, be required to be reflected on a balance sheet of such Person.

“Guarantors” means (i) the Credit Parties (other than the Borrowers) and (ii) for purposes of Section 10.1(j) and Article XIV only, the Parent Guarantors, the U.S. Borrower, Crown Finance and the European Borrower.

“Hazardous Materials” means all pollutants, contaminants, wastes, substances, chemicals, materials and other constituents, including, without limitation, crude oil, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or any other substances, wastes or equipment of any nature which can give rise to Environmental Liability under, or are regulated pursuant to, any Environmental Law.

“Hedge Bank” has the meaning assigned to such term in the definition of “Bank Related Debt.”

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values or commodity prices.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of Crown Holdings, any qualification or exception to such opinion or certification:

(a) which is of a “going concern” or similar nature other than any such qualification or exception with respect to, or resulting from, (x) changes in accounting principles or practices reflecting changes in GAAP that are required or approved by such auditor, (y) the impending maturity date of any Indebtedness of the Credit Parties or (z) any inability to demonstrate pro forma or prospective compliance with, or any anticipated breach of, the financial covenant set forth in Article IX;

(b) which relates to the limited scope of examination of matters relevant to such financial statement; or

(c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause a default under Article X.

“Increase Period” has the meaning assigned in Article IX.

“Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment” means the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment to this Agreement, dated as of ~~December 13~~August 8, ~~2019~~2022, among the Borrowers, the Guarantors, the Administrative Agent, the U.K. Administrative Agent, the Canadian Administrative Agent, the ~~2019~~2022 Additional Term A Lenders (as defined therein), the Facing Agents, the Swing Line Lender and the Revolving Lenders.

“Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Arrangers” means the “Lead Arrangers” as defined in the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment.

“Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Co-Documentation Agents” means the “Co-Documentation Agents” as defined in the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment.

“Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date” means ~~December 13~~August 8, ~~2019~~2022 .

“Incremental Cap” means, as of any date of determination, an aggregate principal amount equal to the sum of (x)(i) $~~1,500,000,000~~1,750,000,000 (or the Dollar Equivalent thereof at the time of the making of an Additional Term Loans or Incremental Equivalent Debt or establishment of an Additional Revolving Credit Commitment or Additional Revolving Facility) less (ii) the aggregate principal amount of all Additional Facilities and Incremental Equivalent Debt incurred or issued in reliance on clause (x)(i) of this definition plus (y) (A) the aggregate principal amount of any voluntary prepayment, redemption, repurchase or other retirement of any Loan, including any Loan under any Additional Facility or any Incremental Equivalent Debt (other than, in each case, incurred pursuant to clause (z) below) in accordance with Section 4.3 (accompanied, to the extent such prepayments are of Loans under any Revolving Facility, Additional Revolving Facility and/or any Additional Revolving Credit Commitments, by a commitment reduction in the like amount under such Revolving Facility, Additional Revolving Facility and/or Additional Revolving Credit Commitment) and/or the aggregate principal amount of any permanent reduction of any Revolving Commitment or Additional Facility Commitment so long as, in the case of any voluntary prepayment, redemption, repurchase or other retirement, such prepayment, redemption, repurchase or other retirement was not funded with the proceeds of a contemporaneous refinancing with new long-term funded Indebtedness less (B) the aggregate outstanding principal amount of all Additional Facilities and Incremental Equivalent Debt incurred or issued in reliance on clause (y)(A) of this definition plus (z) such additional unlimited principal amounts such that, at the time of the incurrence of the applicable Additional Facility or Incremental Equivalent Debt, solely with respect to any incurrence in reliance on this clause (z) (immediately after giving effect to the full utilization of the applicable Additional Facility or Incremental Equivalent Debt and excluding any cash constituting proceeds of any Additional Facility or Incremental Equivalent Debt, as applicable, in reliance on this clause (z)), the Total First Lien Leverage Ratio of Crown Holdings and its Subsidiaries (calculated as if any Additional Revolving Credit Commitments and/or Additional Revolving Facilities were fully drawn and excluding any cash constituting proceeds of any Additional Facility and any Incremental Equivalent Debt) does not exceed 2.00 to 1.00 (it being acknowledged that each Additional Facility and/or Incremental Equivalent Debt under Section 2.9 shall be incurred under clause (z) if clause (z) is available at the time of such incurrence up to the maximum amount available, and any additional amounts incurred at any time that clause (z) is unavailable shall be incurred under clauses (x) and/or (y), and any substantially concurrent incurrence or series of related incurrences under clauses (x) and/or (y) shall not be given pro forma effect for purposes of determining the Total First Lien Leverage Ratio with respect to any incurrence under clause (z)), calculated on a Pro Forma Basis, after giving effect to the application of the proceeds thereof (but without “netting” the Cash proceeds of the applicable Additional Facility or Incremental Equivalent Debt; provided that to the extent the Cash proceeds thereof are used to repay Indebtedness, pro forma effect shall be given to such repayment of Indebtedness) and, in the case of any

Additional Revolving Credit Commitments, assuming a full drawing under such Additional Revolving Credit Commitments, and determined on the basis of the financial statements for the most recently completed four Fiscal Quarter period of Borrowers that are internally available. For the avoidance of doubt, undrawn Commitments under the existing Facilities (other than Additional Revolving Credit Commitments or an Additional Revolving Facility (as contemplated in the proviso to the immediately preceding sentence)) shall be disregarded for purposes of calculating the amounts available under clause (z) above.

“Incremental Equivalent Debt” has the meaning assigned to such term in Section 2.9(d).

“Indebtedness” means, as applied to any Person (without duplication):

(i) all indebtedness of such Person for borrowed money;

(ii) all non-contingent obligations to pay the deferred and unpaid balance of the purchase price of assets or services (other than (x) trade payables and other accrued liabilities incurred in the ordinary course of business, (y) deferred compensation arrangements and (z) earn-out obligations unless such earn-out obligations have been liquidated and are not paid when due) which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof;

(iii) all Capitalized Lease Obligations;

(iv) all Indebtedness of the type described in clauses (i) through (iii) above and clauses (v) through (x) below secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person or is nonrecourse to such Person (provided that with respect to Indebtedness that is nonrecourse to the credit of such Person, such Indebtedness shall be taken into account only to the extent of the lesser of the fair market value of the asset(s) subject to such Lien and the amount of Indebtedness secured by such Lien);

(v) [reserved];

(vi) indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instruments;

(vii) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder other than, in each case, commercial or standby letters of credit or the functional equivalent thereof issued in connection with performance, bid or advance payment obligations incurred in the ordinary course of business, including, without limitation, performance requirements under workers compensation or similar laws;

(viii) net obligations of such Person under Hedging Agreements;

(ix) Guarantee Obligations of such Person in respect of Indebtedness described in clauses (i) through (viii) and clause (x) of this definition; and

(x) Attributable Debt of such Person;

provided that Indebtedness shall exclude loans or advances made by Crown Holdings or any of its Subsidiaries to Crown Holdings or any of its Subsidiaries to the extent that such loans or advances are made or issued in the ordinary course of business and have a term of 364 days or less (inclusive of any rollover or extension of the term).

For the avoidance of doubt, Excluded Attributable Debt shall not constitute Indebtedness.

“Indebtedness to Remain Outstanding” has the meaning assigned to that term in Section 6.5(b).

“Indemnified Person” has the meaning assigned to that term in Section 12.4(b).

“Indemnified Taxes” means (a) any and all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Borrowing” means the first Borrowing under this Agreement.

“Initial Loan” means the first Loan made by the Lenders under this Agreement.

“Inside Maturity Date Amount” means $~~300,000,000~~400,000,000, to be shared among (a) clause (i) of the definition of “Permitted Ratio Debt”, (b) clause (i) of the definition of “Permitted European Borrower Debt”, (~~c~~b) clause (c) of the definition of “Permitted Refinancing Indebtedness”, (~~d~~c) Section 2.9(a)(ii), (~~e~~d) Section 2.9(a)(iii) and (~~f~~e) Section 2.9(d); provided that the use of the Inside Maturity Date Amount shall reduce the Inside Maturity Date Amount under any other such clause or basket.

“Insolvency Proceedings” means, whether voluntary or involuntary (a) any case, proceeding or other action commenced by the Borrowers or any Guarantor (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, restructuring, power of sale, compromise, foreclosure or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a Receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or (b) there shall be commenced against the Borrowers or any Guarantor any such case, proceeding or other action referred to in clause (a) of this definition which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged and unbonded for a period of sixty (60) days; or (c) there shall be commenced against the Borrowers or any Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof.

“Insurance Subsidiary” means Crownway Insurance Company, a Vermont corporation.

“Intellectual Property” has the meaning assigned to that term in Section 6.20.

“Intercompany Indebtedness” means Indebtedness of Crown Holdings or any of its Subsidiaries which is owing to any member of such group.

“Interest Coverage Ratio” means, for any period, the ratio of Consolidated EBITDA of Crown Holdings and its Subsidiaries to Consolidated Interest Expense of Crown Holdings and its Subsidiaries for such period.

“Interest Payment Date” means (a) as to any Base Rate Loan or Canadian Prime Rate Loan, each Quarterly Payment Date to occur while such Loan is outstanding, (b) as to any Eurocurrency Loan ~~(other than a Daily Simple RFR Loan)~~ having an Interest Period of three months or less, the last day of the Interest Period applicable thereto, (c) as to any Eurocurrency Loan ~~(other than a Daily Simple RFR Loan)~~ having an Interest Period longer than three months, each day which is a three (3) month anniversary of the first day of the Interest Period applicable thereto and the last day of the Interest Period applicable thereto ~~and~~, (d) as to any SOFR Loan having an Interest Period of 3 months or less, the last day of the Interest Period applicable thereto, (e) as to any SOFR Loan having an Interest Period longer than 3 months, each day that is a 3 month anniversary of the first day of the Interest Period applicable thereto and (f) as to any with respect to any Daily Simple RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); provided that, as to any such Daily Simple RFR Loan, (x) if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day and (y) the Interest Payment Date with respect to any Borrowing that occurs on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in any applicable calendar month) shall be the last Business Day of any such succeeding applicable calendar month; provided, however, that, in addition to the foregoing, each of (i) the date upon which both the Revolving Commitments have been terminated and the Revolving Loans have been paid in full (ii) the date upon which both the Canadian Revolving Commitments have been terminated and the Canadian Revolving Loans have been paid in full and (iii) the applicable Term Maturity Date shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued hereunder for such Loan.

“Interest Period” has the meaning assigned to that term in Section 3.4.

“Interest Rate Determination Date” means the date for calculating the Eurocurrency Rate for an Interest Period, which date shall be ~~(i) in the case of any Eurocurrency Loan in Dollars, the second Business Day prior to first day of the related Interest Period for such Loan or (ii) in the case of any Eurocurrency Loan (other than a Daily Simple RFR Loan) in an Alternative Currency, the~~the date on which quotations would ordinarily be given by prime banks in the relevant interbank market for deposits in the Applicable Currency for value on the first day of the related Interest Period for such Eurocurrency Loan~~; provided, however, that if for any such Interest Period with respect to an Alternative Currency Loan, quotations would ordinarily be given on more than one date, the Interest Rate Determination Date shall be the last of those dates.~~ but in any event not earlier than the second Business Day prior to the first day of the related Interest Period.

“Investment” means, as applied to any Person, (i) any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, Securities of any other Person, or a capital contribution by that Person to any other Person, (ii) any direct or indirect loan or advance to any other Person (other than prepaid expenses or any Receivable created or acquired in the ordinary course of business and other than any intercompany loans or advances to the extent that such intercompany loans or advances have a term of 364 days or less (inclusive of any rollover or extension of term)), including all Indebtedness to such Person in respect of consideration from a sale of property by such person other than in the ordinary course of its business (iii) any Acquisition or (iv) any purchase by that Person of a futures contract or such person otherwise becoming liable for the purchase or sale of currency or other commodity at a future date in the nature of a futures contract. The amount of any Investment by any

Person on any date of determination shall be the sum of the value of the gross assets transferred to or acquired by such Person (including the amount of any liability assumed in connection with such transfer or acquisition by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus the cost of all additions, thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than Crown Holdings or another Subsidiary of Crown Holdings) in connection with the sale of such Investment. Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.

“IRS” means the United States Internal Revenue Service, or any successor or analogous organization.

“ITA” means the Income Tax Act (Canada), as from time to time amended, including the regulations proposed or promulgated thereunder, or any successor statute and the regulations proposed or promulgated thereunder.

“ITA-UK” means the Income Tax Act 2007 (United Kingdom).

“LC Obligations” means, at any time, an amount equal to the sum of the aggregate Multicurrency LC Obligations, Dollar LC Obligations and Canadian LC Obligations.

“LC Participant” has the meaning assigned to that term in Section 2.10(e).

“LC Reserve Account” has the meaning assigned to that term in Section 13.2(a).

“LCT Election” has the meaning assigned to such term in Section 1.6.

“LCT Test Date” has the meaning assigned to such term in Section 1.6.

“Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors;

(b) the time barring of claims under the Limitations Act, 2002 (Ontario), Limitation Act 1980 and the Foreign Limitation Periods Act 1984 of the United Kingdom, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defenses of set-off or counterclaim;

(c) similar principles, rights and defenses under the laws of any relevant jurisdiction; and;

(d) any matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered in accordance with Article V (Conditions of Credit) and Section 6 of the Incremental Amendment No.2 and Third Amendment.

“Lender” and “Lenders” have the respective meanings assigned to those terms in the preamble to this Agreement and shall include any Person that becomes a “Lender” (i) pursuant to Section 12.8, and (ii) in connection with the incurrence of an Additional Facility or Incremental Equivalent Debt pursuant to Section 2.9.

“Letter of Credit Amendment Request” has the meaning assigned to that term in Section 2.10(c).

“Letter of Credit Exposure” means, with respect to a Revolving Lender, such Lender’s Multicurrency Revolver Pro Rata Share, Dollar Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of the aggregate LC Obligations.

“Letters of Credit” means, Multicurrency Letters of Credit, the Dollar Letters of Credit and Canadian Letters of Credit, collectively or separately as the context requires, and “Letter of Credit” means any one of such Letters of Credit.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, assignment, hypothecation, deemed trust, prior claim or security interest in or on such asset or any filing of any financing statement under the UCC as in effect in the applicable state, province or territory of Canada or jurisdiction or any other similar notice or lien under any similar notice or recording statute of any Governmental Authority, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) any other agreement intended to create any of the foregoing; provided that in no event shall an Operating Lease be deemed to constitute a lien.

“Limited Condition Acquisition” means any Acquisition of, or similar third-party Investment by one or more of Crown Holdings and its Subsidiaries in, any assets, business or Person permitted by this Agreement the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing (it being understood that such commitment may be subject to conditions precedent (including diligence and regulatory conditions), which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement).

“Limited Condition Transaction” means any (a) Limited Condition Acquisition, (b) redemption, repurchase, defeasance, satisfaction, discharge or repayment of Indebtedness requiring irrevocable advance notice of such redemption, repurchase, defeasance, satisfaction, discharge or repayment that is not subject to obtaining financing, or (c) any declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value, any Capital Stock of Crown Holdings that is not subject to obtaining financing.

“Loan” means any Term Loan, Dollar Revolving Loan, Multicurrency Revolving Loans, Canadian Revolving Loan or Swing Line Loan, and “Loans” means all such Loans collectively.

“Loan Documents” means, collectively, this Agreement, the Notes, each Security Document, each Guarantee Agreement, each Receivables Intercreditor Agreement, each Fee Letter and all other agreements, instruments and documents executed in connection therewith, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

“Loans to be Converted” has the meaning assigned to that term in Section 13.1(a).

“Luxembourg” means the Grand Duchy of Luxembourg.

“KPIs” has the meaning assigned to that term in Section 2.17.

“Majority Lenders” of any Facility means those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of other Facilities under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Material Acquisition” means any Permitted Acquisition (or a series of related Permitted Acquisitions) that involves an acquisition, the aggregate fair market value of which assets exceeds $150,000,000.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, operations or financial condition, of Crown Holdings and its Subsidiaries taken as a whole, (b) the ability of the Credit Parties (taken as a whole) to perform their payment obligations under any Loan Document or (c) the rights of or benefits available to the Lenders taken as a whole under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Crown Holdings and its Material Subsidiaries, individually or in an aggregate principal amount exceeding $250,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Crown Holdings or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary of Crown Holdings, which either (i) the consolidated total assets of which were more than 8% of Crown Holdings’ Consolidated Total Assets as set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b) or (ii) the consolidated total revenues of which were more than 7% of Crown Holdings’ consolidated total revenues for such period; provided that each Borrower and each Subsidiary Borrower (only for so long as such Subsidiary remains a Borrower, unless such Subsidiary otherwise meets the requirements under this definition) shall be deemed to be Material Subsidiaries. Assets of Non-U.S. Subsidiaries shall be converted into Dollars at the rates used for purposes of preparing the consolidated balance sheet of Crown Holdings included in such financial statements.

“Maturity Date Extension Request” has the meaning assigned to that term in Section 2.15(a).

“Maximum Commitment” means, when used with reference to any Lender, the aggregate of such Lender’s Term Commitments, Dollar Revolving Commitment, Multicurrency Revolving Commitment and Canadian Revolving Commitment in the amounts not to exceed those set forth opposite the name of such Lender on Schedule 1 to Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment or Schedule 2 to Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment, subject to reduction from time to time in accordance with the terms of this Agreement.

“Minimum Borrowing Amount” means (i) with respect to Base Rate Loans, $1,000,000, (ii) with respect to ~~Eurocurrency~~SOFR Loans, $5,000,000 ~~in the case of a Borrowing in Dollars, £3,000,000 in the case of a Borrowing in Sterling and €5,000,000 in the case of a Borrowing in Euros~~, (iii) with respect to Eurocurrency Loans, €5,000,000, (iv) with respect to Daily Simple RFR Loans, £3,000,000, (v) with respect to Swing Line Loans, (a) $500,000 in the case of a Borrowing in Dollars, (b) £500,000 in the case of a Borrowing in Sterling and (c) €500,000 in the case of a Borrowing in Euro, (iv) with respect to Canadian Prime Rate Loans, Cdn.$5,000,000, and (v) with respect to B/A Loans Cdn.$5,000,000.

“Minimum Borrowing Multiple” means, (i) in the case of a Borrowing in Dollars, $1,000,000 ($500,000 for Swing Line Loans in Dollars), (ii) in the case of a Borrowing in Euros, €1,000,000 (€500,000 for Swing Line Loans in Euros), (iii) in the case of a Borrowing in Sterling £1,000,000 (£500,000 for Swing Line Loans in Sterling) and (iv) in the case of a Borrowing in Canadian Dollars, Cdn.$1,000,000.

“Minority Interest” means any Capital Stock in any Person engaged in a line of business which is complementary, reasonably related, ancillary or useful to any business in which Crown Holdings or any of its Subsidiaries is then engaged, where such Capital Stock constitutes 50% or less of all Capital Stock issued and outstanding of such Person.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Most Recent Total Leverage Ratio” means, at any date, the Total Leverage Ratio for the Test Period ending as of the most recently ended Fiscal Quarter for which financial statements have been delivered to the Lenders pursuant to Section 7.1; provided, however, that if Crown Holdings fails to deliver such financial statements as required by Section 7.1 and further fails to remedy such default within five Business Days of notice thereof from Administrative Agent, then, without prejudice to any other rights of any Lender hereunder, the Most Recent Total Leverage Ratio shall be deemed to be greater than the Total Leverage Ratio required to be maintained pursuant to Article IX as of the date such financial statements were required to be delivered under Section 7.1.

“Multicurrency Commitment Fee” has the meaning assigned to that term in Section 3.2(a)(ii).

“Multicurrency LC Commission” has the meaning assigned to that term in Section 2.10(g)(ii).

“Multicurrency LC Obligations” means, at any time, an amount equal to the sum of (a) the aggregate Stated Amount of the then outstanding Multicurrency Letters of Credit and (b) the aggregate amount of Unpaid Drawings under Multicurrency Letters of Credit which have not then been reimbursed pursuant to Section 2.10(f). The Multicurrency LC Obligation of any Lender at any time shall mean its Multicurrency Revolver Pro Rata Share of the aggregate Multicurrency LC Obligations outstanding at such time.

“Multicurrency Letter of Credit Exposure” means, with respect to a Revolving Lender, such Lender’s Multicurrency Revolver Pro Rata Share of the aggregate Multicurrency LC Obligations.

“Multicurrency Letters of Credit” has the meaning assigned to that term in Section 2.10(a)(i).

“Multicurrency Revolver Pro Rata Share” means, when used with reference to any Multicurrency Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Multicurrency Revolving Lender’s Multicurrency Revolving Commitment or, if the Revolver Termination Date for the Multicurrency Revolving Facility has occurred, the Effective Amount of such Multicurrency Revolving Lender’s then outstanding Multicurrency Revolving Loans and the denominator of which shall be the Multicurrency Revolving Commitments or, if the Revolver Termination Date for the Multicurrency Revolving Facility has occurred, the Effective Amount of all then outstanding Multicurrency Revolving Loans.

“Multicurrency Revolving Commitment” means, with respect to any Multicurrency Revolving Lender, the obligation of such Multicurrency Revolving Lender to make Multicurrency Revolving Loans and to participate in Multicurrency Letters of Credit and Swing Line Loans, as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the Incremental

Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date is the amount set forth opposite such lender’s name on Schedule 2 to Incremental Amendment No. 2 and Third Amendment under the caption “Amount of Multicurrency Revolving Commitment” as the same may be adjusted from time to time pursuant to the terms hereof and “Multicurrency Revolving Commitments” means such commitments collectively, which commitments equal $~~1,000,000,000~~800,000,000 in the aggregate as of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date.

“Multicurrency Revolving Credit Exposure” means, with respect to a Revolving Lender, the sum of (i) the outstanding principal amount of Multicurrency Revolving Loans made by such Lender, (ii) the Multicurrency Letter of Credit Exposure of such Revolving Lender and (iii) the Swing Line Exposure of such Revolving Lender.

“Multicurrency Revolving Facility” means the credit facility under this Agreement evidenced by the Multicurrency Revolving Commitments and the Multicurrency Revolving Loans.

“Multicurrency Revolving Lender” means any Lender which has a Multicurrency Revolving Commitment or is owed a Multicurrency Revolving Loan (or a portion thereof).

“Multicurrency Revolving Loan” and “Multicurrency Revolving Loans” have the meanings given in Section 2.1(b)(ii)(B).

“Multicurrency Revolving Sublimit” means, when used in reference to U.S. Borrower or European Borrower, the Total Multicurrency Revolving Commitment and when used in reference to a Subsidiary Borrower, the maximum Effective Amount of Multicurrency Revolving Loans, Multicurrency LC Obligations and Swing Line Loans permitted to be borrowed by such Borrower, which amount is set forth on Schedule 1.1(b) attached hereto.

“Multiemployer Plan” means any Pension Plan described in Section 4001(a)(3) of ERISA to which contributions are or have, within the preceding six years, been made, or are or were, within the preceding six years, required to be made, by a Credit Party or any of its Subsidiaries or any of their ERISA Affiliates.

“Multiple Employer Plan” means a Plan or Foreign Plan, other than a Multiemployer Plan, which a Credit Party or any of its Subsidiaries or any of their ERISA Affiliates and at least one employer other than a Credit Party, any of its Subsidiaries or any of their ERISA Affiliates are contributing sponsors and shall include, for greater certainty, any multiemployer pension plan within the meaning of applicable pension standards legislation in Canada.

“Net Indebtedness” means, at any date and with respect to any Person, all Indebtedness of such Person described in clauses (i) (excluding any such Indebtedness owed to Crown Holdings or any of its Subsidiaries) through (vii) (other than commercial letters of credit and undrawn amounts under standby letters of credit) and clause (x) of the definition of “Indebtedness” and Guarantee Obligations in respect of the foregoing, on such date less Cash and Cash Equivalents of such Person on such date determined in accordance with GAAP. Net Indebtedness shall not include the amount of any Indebtedness that has been defeased or satisfied and discharged in accordance with the terms of such Indebtedness. For the avoidance of doubt, Excluded Attributable Debt shall not constitute Attributable Debt or Net Indebtedness.

“Net Proceeds” means, with respect to any Asset Disposition, or any Recovery Event, (a) the cash proceeds actually received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a Recovery Event, insurance proceeds in excess of $~~500,000,000~~750,000,000 for all Recovery Events following the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, and condemnation awards and similar payments in excess of $~~500,000,000~~750,000,000 for all condemnation awards and similar payments following the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, net of (b) the sum of (i) all reasonable costs, fees and out-of-pocket expenses incurred by Crown Holdings and its Subsidiaries to third parties (other than Affiliates) in connection with such event (or, if such costs, fees or expenses have not yet then been incurred or invoiced, such Person’s good faith estimate thereof), (ii) the amount of all Taxes paid (or reasonably estimated to be payable or held in reserve in accordance with GAAP or other applicable accounting rules) by Crown Holdings and its Subsidiaries in connection with such event (including any Taxes imposed as a result of the repatriation of any such cash proceeds), (iii) the amount of all payments required to be made by Crown Holdings and its Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by a Prior Lien (as defined in the U.S. Security Agreement) and refinancings thereof permitted hereunder or a Lien permitted by Section 8.2(d) and the amount of any reserves established by Crown Holdings and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding two years and that are directly attributable to such event (as determined reasonably and in good faith by Crown Holdings); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Proceeds” upon such reduction, (iv) the amount of any reasonable reserves established by Crown Holdings or any Subsidiary of Crown Holdings to fund purchase price adjustment, contingent liabilities and fixed indemnification payments reasonably estimated to be payable; provided that any amount by which such reserves are reduced for reasons other than payment of any such purchase price adjustment, contingent liabilities or indemnification payments shall be considered “Net Proceeds” upon such reduction, (v) any liabilities associated with such asset or assets and retained by Crown Holdings or any of its Subsidiaries after such Asset Disposition or Recovery Event, as applicable, including pension and other post-employment benefit liabilities and liabilities related to Environmental Liability or against any indemnification obligations associated with the transaction, (vi) all distributions and other payments required to be made to minority interest holders in Subsidiaries, Unrestricted Entities or joint ventures as a result of such Asset Disposition or Recovery Event, as applicable, or to any other Person (other than Crown Holdings or any of its Subsidiaries) owning a beneficial interest in the assets subject to such transaction, (vii) in the case of a Recovery Event under clause (ii) of such definition, the costs and expenses of putting any affected property in a safe and secure position and (viii) in the case of proceeds arising out of the sublease or sublicense of any property, amounts required to be paid in respect of the lease or license of such property. Any proceeds received in a currency other than Dollars shall, for purposes of the calculation of the amount of Net Proceeds, be in an amount equal to the Dollar Equivalent thereof as of the date of receipt thereof by Crown Holdings or any Subsidiary of Crown Holdings.

“New Lender” means any Person that becomes a Lender with respect to (a) a tranche of Additional Facilities or Incremental Equivalent Debt pursuant to Section 2.9, (b) a tranche of Replacement Revolving Loans and Replacement Revolving Commitments pursuant to Section 2.13, or (c) a tranche of Replacement Term Loans pursuant to Section 2.14.

“New Maturity Date” has the meaning assigned to that term in Section 2.15(a).

“Non-Cooperative Jurisdiction” means a “non-cooperative state or territory” (État ou territoire non coopératif) as set out in the list referred to in article 238-0 A of the French Code général des impôts, as of the Effective Date.

“Non-Defaulting Lender” means each Lender which is not a Defaulting Lender.

“Non-Stock Collateral Release Event” means the satisfaction of each of the following conditions: (a) no Event of Default shall have occurred and be continuing; (b) the achievement of public corporate/corporate family ratings of Crown Holdings from each of Moody’s and S&P of at least (in each case, with a stable or better outlook) Ba1 and BB+ respectively and (c) the Administrative Agent shall have received a certificate from Crown Holdings certifying to the foregoing in a manner reasonably acceptable to the Administrative Agent.

“Non-U.S. Guarantee Agreement” means that certain Non-U.S. Guarantee Agreement, dated as of December 19, 2013 as amended, restated, amended and restated, supplemented or otherwise modified from time to time, among the Guarantors party thereto, Euro Collateral Agent and the Canadian Administrative Agent.

“Non-U.S. Guarantee Subsidiary” means (i) any Wholly-Owned Subsidiary organized in England, Canada, France, Germany, Mexico, or Switzerland (other than a Receivables Subsidiary, an SLB Subsidiary, an Excluded U.K. Company, and Butimove), (ii) any Wholly-Owned Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia or England, Canada, France, Germany, Mexico or Switzerland that executes or has executed a Non-U.S. Guarantee Agreement (or a supplement thereto) and takes or has taken such other actions contemplated by Section 7.14(c) and (iii) all Dutch Borrowers.

“Non-U.S. Lender” means any Lender, Swing Line Lender or Facing Agent that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Non-U.S. Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Note” means a note substantially in the form of Exhibit 2.2(a)(1), Exhibit 2.2(a)(2) or Exhibit 2A.2(a) (or, in each case, such other form or mutually agreed by Crown Holdings and the Administrative Agent), and “Notes” means all of such Notes collectively.

“Notice Address” means with respect to the Administrative Agent, the office of Administrative Agent located at Deutsche Bank AG New York Branch, ~~60 Wall Street~~1 Columbus Circle, New York, New York ~~10005~~10019, or with respect to the U.K. Administrative Agent, the office of the U.K. Administrative Agent located at Deutsche Bank AG London Branch, ~~GBS Loans and LEMG, 175 Bishopsgate~~Winchester House, 1 Great Winchester Street, EC2~~A~~N 2~~JN~~DB , London, United Kingdom or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto, with respect to Swing Line Lender for Swing Line Loans issued in Alternative Currencies or under the Multicurrency Revolving Facility, the office located at Deutsche Bank AG London Branch, GBS Loans and LEMG, 175 Bishopsgate, EC2A 2JN, London, United Kingdom, or such other office as Swing Line Lender may designate to Borrowers from time to time (which shall be in Europe unless consented to by European Borrower), and with respect to Canadian Administrative Agent, located at Deutsche Bank AG Canada Branch, Suite 4700 Commerce Court West, 199 Bay Street, Toronto, Ontario, Canada M5L 1E9, or such other office as Canadian Administrative Agent may designate to Borrowers and the Lenders from time to time.

“Notice of Borrowing” has the meaning assigned to that term in Section 2.5.

“Notice of Canadian Borrowing” has the meaning assigned to that term in Section 2A.5.

“Notice of Canadian Conversion or Continuation” has the meaning assigned to that term in Section 2A.6.

“Notice of Conversion or Continuation” has the meaning assigned to that term in Section 2.6.

“Notice of Issuance” has the meaning assigned to that term in Section 2.10(c).

“Obligations” means the U.S. Obligations, the Euro Obligations, the Canadian Obligations, the Subsidiary Borrower Obligations and the Guarantee Obligations pursuant to Article XIV and the Guarantee Agreements. Notwithstanding the foregoing, the “Obligations” exclude Excluded Swap Obligations.

“OFAC” has the meaning assigned to that term in Section 6.21(a).

“Operating Lease” of any Person, means any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person, as lessee, which is not a Capitalized Lease.

“Organic Documents” means (i) relative to each Person that is a corporation, its charter, articles of incorporation, articles of amendment, articles of amalgamation, by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, (ii) relative to each Person that is a partnership, its partnership agreement and any other similar arrangements applicable to any partnership or other equity interests in the Person and (iii) relative to any Person that is any other type of legal entity, such documents as shall be comparable to the foregoing.

“Original Closing Date” means December 19, 2013.

“Other Lender” has the meaning assigned to that term in Section 13.1(c).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes (including, for the avoidance of doubt, any Taxes imposed pursuant to Article 7.1.B of the Spanish Transfer Tax and Stamp Duty Law passed by Royal Legislative Decree 1/1993, of September 24) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to any assignment as a result of any present or former connection between the applicable Lender and the jurisdiction imposing such Tax (other than a connection arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Overnight Euro Rate” on any date means the offered quotation to first-class banks in the London interbank market by Swing Line Lender for Euro overnight deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Swing Line Loan of Swing Line Lender as of 11:00 a.m. (London time) on such date, provided that in the event Administrative Agent has made any determination pursuant to Section 3.6 in respect of Swing Line Loans denominated in Euros, or in the circumstances described in Section 3.6 in respect of Swing Line Loans denominated in Euros, the Overnight Euro Rate determined pursuant to this definition shall instead be the rate determined by Swing Line Lender as the all-in-cost of funds for Swing Line Lender to fund such Swing Line Loan in each case, plus the Applicable Eurocurrency Margin ~~for Multicurrency Revolving Loans~~. Notwithstanding the foregoing, the Overnight Euro Rate shall not in any event be less than zero.

“Overnight ~~LIBOR Rate” on any date means the offered quotation to first-class banks in the London interbank market by Swing Line Lender for Sterling overnight deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Swing Line Loan denominated in Sterling of Swing Line Lender as of 11:00 a.m. (London time) on such date,~~Sterling Rate” means Daily Simple RFR; provided, that in the event the Administrative Agent has made any determination pursuant to Section 3.6 in respect of Swing Line Loans denominated in Sterling, or in the circumstances described in Section 3.6 in respect of Swing Line Loan, the Overnight ~~LIBOR~~Sterling Rate determined pursuant to this definition shall instead be the rate determined by Swing Line Lender as the all-in-cost of funds for Swing Line Lender to fund such Swing Line Loan, in each case, plus the Applicable ~~Eurocurrency~~RFR Margin for Multicurrency Revolving Loans. Notwithstanding the foregoing, the Overnight ~~LIBOR~~Sterling Rate shall not in any event be less than zero.

“Overnight Rate Loan” means each Swing Line Loan which bears interest at a rate determined with reference to the Overnight Euro Rate or the Overnight ~~LIBOR~~Sterling Rate, as applicable based on the Alternative Currency borrowed.

“Parent Guarantor” means each of Crown Holdings, CCSC and Crown International and any other Subsidiary of Crown Holdings that is a parent company (directly or indirectly) of either U.S. Borrower or European Borrower (other than Crown Développement) under their respective guaranties in Article XIV, Crown Développement under the Non-U.S. Guarantee Agreement. For purposes of Article XIV hereof only, “Parent Guarantor” shall not include Crown Développement.

“Participant Register” has the meaning assigned to that term in Section 12.8(b).

“Participants” has the meaning assigned to that term in Section 12.8(b).

“Participating Member State” means any member state of the European Communities that has the common currency of the European Union as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” has the meaning assigned to that term in Section 6.22.

“Payment Office” means (a) with respect to Administrative Agent or Swing Line Lender, for payments with respect to Dollar-denominated Loans and, except as provided in clauses (b) and (c) below, all other amounts, 5022 Gate Parkway Suite 200, Jacksonville, FL 32256, Attn: Commercial Loan Division, or such other address as Administrative Agent or Swing Line Lender, as the case may be, may from time to time specify in accordance with Section 12.3, (b) with respect to Administrative Agent or Swing Line Lender, for payments in any Alternative Currency, such account at such bank or office in London or such other place as Administrative Agent or Swing Line Lender, as the case may be, shall designate by notice to the Person required to make the relevant payment; provided, that no such Payment Office shall be designated that is in France and (c) with respect to Canadian Administrative Agent, for payments with respect to Canadian Revolving Loans, such account at such bank or office in Canada as Canadian Administrative Agent shall designate by notice to the Person required to make the relevant payment.

“Payment Recipient” has the meaning assigned to it in Section 11.14(a).

“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA.

“Pension Plan” means any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, which is or has, within the preceding six years, been established or maintained, or to which contributions are being or have been, within the preceding six years, made, by a Credit Party, any of its Subsidiaries or any of their ERISA Affiliates and, for greater certainty, shall not include any Foreign Plan.

“Perfection Certificate” means that certain perfection certificate delivered pursuant to the U.S. Security Agreement as amended, restated, amended and restated or otherwise modified from time to time.

“Permitted Acquisition” means (A) the Signode Acquisition and (B) subject to Section 1.6, any Acquisition by Crown Holdings or any of its Subsidiaries if, solely with respect to this clause (B), all of the following conditions are met on the date such Acquisition is consummated (or on the date specified in the applicable condition below):

(a) on the date of execution of the definitive agreement in respect of such Acquisition, immediately after giving effect thereto on a Pro Forma Basis, no Event of Default under Sections 10.1(a) or (i) shall have occurred and be continuing or would immediately result therefrom;

(b) all transactions related thereto are consummated in compliance, in all material respects, with applicable Requirements of Law;

(c) [reserved];

(d) all actions, if any, required to be taken under Section 7.14 (subject to any grace periods set forth therein) with respect to any newly formed Subsidiary or Person that becomes a Subsidiary as a result of such Permitted Acquisition and its property are taken as and when required under Section 7.14; and

(e) with respect to any transaction involving Acquisition Consideration of more than the greater of (x) $~~300,000,000~~290,000,000 and (y) 2% of Consolidated Total Assets set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b) (excluding the maximum value of earn out obligations, if any) in assets that are not (or do not become) owned by a Credit Party or in Capital Stock of Persons that do not become Credit Parties, unless Administrative Agent shall otherwise agree, (A) (i) immediately after giving effect thereto, the aggregate principal amount of unutilized Revolving Commitments shall be equal to or greater than $150,000,000 and (ii) on or before the date of the consummation of such acquisition, Crown Holdings shall provide Administrative Agent with historical financial statements for at least the last Fiscal Year of the Person or business to be acquired (if available) and unaudited financial statements thereof for the most recent interim period (if available) and (B) an officer’s certificate executed by a Responsible Officer of Crown Holdings certifying to his or her knowledge that such transaction complies with clause (e)(A)(i) of this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance).

“Permitted Covenant” means (i) any periodic reporting covenant, (ii) any covenant restricting payments by Crown Holdings with respect to any securities of Crown Holdings which are junior to the Permitted Preferred Stock, (iii) any covenant the default of which can only result in an increase in the amount of any redemption price, repayment amount, dividend rate or interest rate, (iv) any covenant providing board observance rights with respect to Crown Holdings’ board of directors and (v) any other covenant that does not materially adversely affect the interests of the Lenders (as reasonably determined by Administrative Agent).

“Permitted Cross Chain Transactions” means:

(i) any merger or consolidation of any Wholly-Owned Subsidiary of U.S. Borrower or European Borrower into any other Subsidiary of U.S. Borrower or European Borrower in a transaction in which the surviving entity is a Wholly-Owned Subsidiary of U.S. Borrower or European Borrower and (if any party to such merger is a Subsidiary Credit Party) is a Subsidiary Credit Party; and

(ii) any sale or transfer by any Subsidiary Credit Party of all or substantially all of its assets or all of the stock of a Subsidiary that it owns to any other Subsidiary Credit Party or any such sale between Subsidiaries that are not Credit Parties (whether or not such Subsidiaries are both Subsidiaries of the same Borrower);

provided that (a) if one or more of the Subsidiaries that are the subject of the merger or sale of assets or sale of stock, or the seller of the stock is a Credit Party, the Liens under the Security Documents on the assets or such stock and the Guarantee Obligations of such Credit Parties under the Loan Documents will (and Administrative Agent will be satisfied that such Lien and Guarantee Obligations will) remain valid, enforceable and shall not be impaired as a result of such transactions and that the Lien on such assets or such stock continues to secure at least all Obligations secured prior to such transactions and Administrative Agent shall have received legal opinions from counsel to Borrowers and reasonably acceptable to Administrative Agent in form and substance reasonably satisfactory to Administrative Agent with respect to the continued validity and enforceability and non-impairment of such Guarantee Obligations and Liens and the continued perfection of such Liens, (b) if the surviving entity of any such merger in clause (i) is not a Credit Party or any such sale in clause (ii) is to a Subsidiary that is not a Credit Party, the parent companies of the non-surviving entity or the seller, as applicable, received fair consideration in connection with such transaction in the form of either cash or an intercompany note secured by substantially all of the assets of the obligor and (c) Crown Holdings shall have delivered an officers’ certificate to Administrative Agent confirming compliance with clauses (a) and (b).

“Permitted European Borrower Debt” means unsecured indebtedness for borrowed money, in the form of senior or subordinated unsecured term loans, senior or subordinated unsecured revolving credit loans, or senior or subordinated unsecured notes, including convertible notes, of the European Borrower, the terms of which indebtedness (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to six months after the then latest Term Maturity Date or Revolver Termination Date (whichever is latest) (provided that the limitations set forth in this clause (i) shall not apply to Permitted European Borrower Debt in an aggregate principal amount not to exceed the Inside Maturity Date Amount), (ii) do not restrict, limit or adversely affect the ability of any Credit Party or any of its Subsidiaries to perform its obligations under any of the Loan Documents, (iii) provide that no Subsidiary of Crown Holdings is a guarantor under such notes that is not a Credit Party, (iv) are customary for similar offerings by issuers with credit ratings, financial profiles and capital structures comparable to that of the European Borrower, and (v) such indebtedness (other than notes issued pursuant to a public offering or pursuant to an offering in reliance on Section 4(2) and Rule 144A and/or Regulation S under the Securities Act of 1933, as amended) shall otherwise be issued on terms and conditions reasonably satisfactory to the Administrative Agent.

“Permitted Guarantee Obligations” means (i) Guarantee Obligations of Crown Holdings or any of its Subsidiaries of obligations of any Person under leases, subleases, licenses, sublicenses, supply contracts and other contracts or warranties and indemnities, in each case, not constituting Indebtedness of such Person, which have been or are undertaken or made in the ordinary course of business by Crown Holdings or any of its Subsidiaries (including, without limitation, guarantees of leases and supply contracts entered into in the ordinary course of business), (ii) Guarantee Obligations of any Credit Party with respect to Indebtedness permitted under Section 8.1 of any Credit Party (other than clauses (a)(xiv) and (a)(xix) (unless such Person becomes a Credit Party as a result of such Permitted Acquisition)); provided that to the extent that such Indebtedness is contractually subordinated to the Obligations, such Guarantee Obligation shall also be contractually subordinated to the Obligations on similar subordination terms or otherwise on terms reasonably acceptable to the Administrative Agent, (iii) Guarantee Obligations of any Subsidiary that is not a Credit Party with respect to Indebtedness permitted under Section 8.1 of Crown Holdings or any Subsidiary (except that a Subsidiary that is not a Credit Party may not, by virtue of this clause (iii), guarantee Indebtedness that such Subsidiary could not otherwise incur under Section 8.1), (iv) Guarantee Obligations with respect to surety, appeal, performance bonds and similar bonds or statutory obligations incurred by Crown Holdings or any of its Subsidiaries in the ordinary course, (v) Guarantee Obligations of Crown Holdings and any of its Subsidiaries with respect to Indebtedness permitted under Sections 8.1(a)(xiv) and (a)(xix); provided that in each case, such Guarantee Obligations shall rank no higher than pari passu in right of payment with the Obligations, (vi) Guarantee Obligations incurred in the ordinary course of business or consistent with industry practice in respect of obligations of Crown Holdings or any Subsidiary to vendors, suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and (vii) additional Guarantee Obligations which (other than Guarantee Obligations of Indebtedness permitted under Section 8.1(a)(vii)) do not exceed in the aggregate at any time the greater of (x) the Dollar Equivalent of $500,000,000 and (y) 3.5% of Consolidated Total Assets as set forth in the financial statement last delivered by Crown Holdings pursuant to Section 7.1(a) or (b).

“Permitted Holding Company Transaction” means:

(i) any merger or consolidation of any Subsidiary with or into a Wholly-Owned Subsidiary of Crown Holdings that is a Parent Guarantor (other than CCSC) and, if such merger or consolidation includes a Borrower, with the applicable Borrower as the surviving corporation; or

(ii) any sale of the Capital Stock of any Subsidiary or any distribution or dividend or other transfer of the Capital Stock of any Subsidiary to Crown Holdings or any of its Wholly-Owned Subsidiaries that is a Parent Guarantor (other than CCSC);

provided, however, that (a) if the Subsidiary that is the subject of the merger or consolidation or the sale or dividend or distribution of Capital Stock is a Credit Party, the Liens under the Security Documents on the Capital Stock and assets and the Guarantee Obligations of such Credit Party under the Guarantee Agreements will (and Administrative Agent will be satisfied that such Lien and Guarantee Agreements will) remain valid, enforceable and shall not be impaired as a result of such transactions and that the Lien on such assets continues to secure at least all Obligations secured prior to such transactions, and Administrative Agent shall have received legal opinions from counsel to the Borrowers and reasonably acceptable to Administrative Agent in form and substance reasonably satisfactory to Administrative Agent with respect to the continued validity and enforceability and non-impairment of such Guarantee Agreements and Liens and the continued perfection of such Liens, (b) Crown Holdings shall have delivered an officers’ certificate to Administrative Agent confirming compliance with clause (a), and (c) after the consummation of such transaction, Crown Holdings will own at all times, directly or indirectly, 100% of the Capital Stock of U.S. Borrower and European Borrower (the failure of this condition to be met at any time shall be deemed an occurrence of a Change of Control).

“Permitted Liens” has the meaning assigned to that term in Section 8.2.

“Permitted Preferred Stock” means any preferred stock of Crown Holdings (or any equity security of Crown Holdings that is convertible or exchangeable into any preferred stock of Crown Holdings), so long as the terms of any such preferred stock or equity security of Crown Holdings: (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by Crown Holdings or any of its Subsidiaries, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before the eighth anniversary of the Incremental Amendment No. 2 and Third Amendment, (iv) do not require the cash payment of dividends or interest, (v) do not contain any covenants other than Permitted Covenants, and (vi) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law, (y) limited customary voting rights on fundamental matters such as mergers, amalgamations, consolidations, sales of substantial assets, or liquidations involving Crown Holdings and (z) other voting rights to the extent not greater than or superior to those allocated to Crown Holdings common stock on a per share basis.

“Permitted Ratio Debt” means Indebtedness of Crown Holdings, the U.S. Borrower, the Canadian Borrower, the European Borrower or any of their respective Subsidiaries, the terms of which Indebtedness (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the then latest Term Maturity Date (provided that the final maturity limitations set forth in this clause (i) shall not apply to Permitted Ratio Debt in an aggregate principal amount not to exceed the Inside Maturity Date Amount), (ii) do not materially restrict, limit or adversely affect the ability of any Credit Party or any of its Subsidiaries to perform its obligations under any of the Loan Documents, (iii) provide that no Subsidiary of Crown Holdings is a guarantor under such Indebtedness that is not a Credit Party (unless such Person shall substantially concurrently become a Credit Party hereunder pursuant to Section 7.14), (iv) provide that no assets secure such Indebtedness that does not secure the Obligations (unless such assets shall substantially concurrently become a part of the Collateral) and (v) taken as a whole, shall be no more restrictive than those applicable to the existing Term Facilities (other than as to pricing, interest rate margins, interest rate floors, discounts, fees, premiums, other economic terms, maturity and prepayment or redemption terms (provided that such Permitted Ratio Debt shall not include more favorable prepayment treatment than the other tranches of Term Loans)), except for covenants and other provisions applicable only to periods after the earlier to occur of the date that all other Term Loans are paid in full (other than Unasserted Contingent Obligations) and the latest Term Maturity Date at the time such Indebtedness are incurred (without regard to the maturity date of such Indebtedness); provided, however, that (X) to the extent the terms and conditions of such Indebtedness are not consistent with one or more of the existing Term Facilities (except to the extent permitted pursuant to the immediately preceding proviso or clause (Y) below), such terms and conditions may differ if reasonably satisfactory to Crown Holdings and the Administrative Agent or are on customary market terms for Indebtedness of such type or (Y) in the event such terms are more favorable (taken as a whole) to the Lenders providing such Indebtedness, (A) the applicable Borrowers shall have the right to unilaterally provide the existing Term Lenders with additional rights and benefits and the “no more restrictive than” requirement of the preceding proviso and compliance therewith shall be determined after giving effect to such additional rights and benefits and (B) to the extent any financial maintenance covenant is added for the benefit of the Lenders under such Indebtedness, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Term Loans that remain outstanding after the issuance or incurrence of such Indebtedness (to the extent not already benefitting from any similar financial maintenance covenant and to the extent that such financial maintenance covenant would be effective prior to the latest Term Maturity Date for such Term Facilities) (it being understood and agreed that Crown Holdings may, at its option, deliver a certificate to the Administrative Agent certifying that the requirements of the provisos to this clause (v) have been satisfied at least 5 Business Days prior to the incurrence of such Indebtedness, and such certification shall be conclusive evidence that such requirements have been satisfied unless the Administrative Agent provides notice to Crown Holdings of its objection during such 5 Business Day period (including a reasonable description of the basis upon which it objects)).

“Permitted Real Property Encumbrances” means (i) as to any particular real property at any time, such easements, encroachments, covenants, conditions, restrictions, reservations, rights of way, subdivisions, parcelizations, licenses, minor defects, irregularities, encumbrances on title (including leasehold title) or other similar charges or encumbrances which do not materially detract from the value of such real property for the purpose for which it is held by the owner thereof, (ii) municipal and zoning ordinances and other land use or environmental regulations or restrictions, which are not violated in any material respect by the existing improvements and the present use made by the owner thereof of the premises, (iii) landlord’s liens, or mechanics’, carriers’, workers’, repairers’ and similar encumbrances arising or incurred in the ordinary course of business for amounts which are not delinquent, (iv) encumbrances for Taxes, assessments and governmental charges not yet due and payable, (v) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property or as to which the grace period has not yet expired (not to exceed 30 days) or the amount or validity of which are being contested in good faith by proper proceedings diligently conducted and for which adequate reserves have been established in conformity with GAAP or, in the case of a Non-U.S. Subsidiary, generally accepted accounting principles in effect from time to time in its jurisdiction of organization, (vi) any matters disclosed on any survey, aerial survey, ExpressMap or equivalent photographic depiction delivered by a Borrower to the Administrative Agent, and (vii) such other items to which the Administrative Agent may consent in its reasonable discretion.

“Permitted Receivables or Factoring Financings” means:

(i) (x) the transactions under the Receivables Purchase Agreement and under the “Transaction Documents” as defined therein and (y) the transactions under the Receivables Purchase Agreement II and under the “Transaction Documents” as defined therein,

(ii) the transactions under the European Receivables Purchase Agreement and under the “Transaction Documents” as defined therein,

(iii) the Existing Factoring Facilities, and

(iv) refinancings of the program under the Receivables Purchase Agreement, the European Receivables Purchase Agreement, the Receivables Purchase Agreement II and/or the Existing Factoring Facilities (including, without limitation, by extending the maturity thereof) or the consummation of one or more other receivables or factoring financings (including any amendment, modification or supplement thereto or refinancing or extension thereof), with the aggregate Receivables Net Investment of all Permitted Receivables or Factoring Financings under clauses (i) through (iv) outstanding at any time not to exceed $1,950,000,000, in each case pursuant to a structured receivables financing consisting of a securitization or factoring of Receivables Assets the material terms of which are (x) substantially similar to the receivables or factoring programs described in clauses (i) through (iii) or (y) on market terms for companies having a credit profile similar to Crown Holdings and its Subsidiaries at the time of such refinancing or financing.

“Permitted Refinancing Indebtedness” means any extension, renewal, refinancing, refunding, defeasance, restructuring or replacement of any Indebtedness incurred by a Credit Party that (a) does not increase the principal amount outstanding thereunder as of the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date plus, (i) in the case of a revolving facility or other undrawn letter of credit or term loan, the unutilized commitments thereunder (as determined as of the date of the incurrence of the Indebtedness in accordance with GAAP) does not exceed the Dollar Equivalent of the principal amount of the aggregate amount of Indebtedness and unutilized commitments refinanced thereby on such date, plus (ii) all accrued interest and premiums and the amounts of all fees, expenses, commissions, penalties (including prepayment penalties) and premiums incurred in connection with such extension, renewal, refinancing, refunding, defeasance, restructuring or replacement, plus (iii) without duplication, any additional amount that would otherwise be permitted to be incurred under Section 8.1 (and, if applicable, secured under Section 8.2); (b) the final maturity date of such Indebtedness shall be no earlier than the final maturity date of the Indebtedness being replaced, renewed, refinanced, extended, defeased, restructured, or refunded; (c) the Weighted Average Life to Maturity of such Indebtedness is not less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced, extended, defeased, restructured, or refunded (provided that the Weighted Average Life to Maturity and final maturity limitations set forth in clauses (b) and (c) of this definition shall not apply to Additional Term Loans in an aggregate principal amount not to exceed the Inside Maturity Date Amount); (d) such Indebtedness is not guaranteed by any Credit Party or any Subsidiary of any Credit Party except (i) to the extent such Person guaranteed or was the borrower or issuer of such Indebtedness being replaced, renewed, refinanced, extended, defeased, restructured, or refunded or (ii) to the extent such Person is or becomes a Credit Party within 5 Business Days (or within such longer period of time that the Collateral Agent may agree in its sole discretion) after the date such Permitted Refinancing Indebtedness is incurred; (e) such Indebtedness is not secured by any assets other than those required to secure such Indebtedness on the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date (or, if later, the date such Indebtedness was incurred, assumed or acquired) and, in the case of Capital Lease Obligations and Attributable Debt, such Indebtedness may also be secured by assets of the type securing such Indebtedness (to the extent that such assets would be permitted to be subject to Liens securing Capital Lease Obligations or Attributable Debt pursuant to Section 8.2 without regard to this clause (e)) on the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date (or, if later, the date such Indebtedness was incurred, assumed or acquired); (f) in the case of other such Indebtedness the Dollar Equivalent amount which is in excess of the greater of (x)  $~~300,000,000~~435,000,000 and (y) 3% of Consolidated Total Assets set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b), the covenants, defaults and similar non-economic provisions applicable to such Indebtedness that are either (A), taken as a whole, are not materially less favorable to the obligor thereon or to the Lenders than either (i) the provisions contained in the original documentation for such Indebtedness or (ii) in this Agreement or (B) on customary market terms for Indebtedness of such type ~~and so long as Crown Holdings has determined in good faith that such covenants, defaults and similar non-economic provisions, taken as a whole, would not reasonably be expected to impair in any material respect the ability of the Credit Parties to perform their obligations under the Loan Documents~~, and, in either case, do not contravene in any material respect the provisions of this Agreement and such Indebtedness is at the then prevailing market rates (it being understood and agreed that Crown Holdings may, at its option, deliver a certificate to the Administrative Agent at least 5 Business Days prior to the incurrence of such Indebtedness certifying that the requirements of either clause (A) or (B) of this clause (f) have been satisfied, and such certification shall be conclusive evidence that such requirements have been satisfied unless the Administrative Agent provides notice to Crown Holdings of its objection during such 5 Business Day period (including a reasonable description of the basis upon which it objects)) and notwithstanding the foregoing, the covenants, defaults and similar non-economic provisions applicable to such Indebtedness shall not be deemed to contravene in any material respect the provisions of this Agreement solely because (i) prepayment or repayment of such Indebtedness, in whole or in part, by Crown Holdings or its Subsidiaries is required pursuant to any “change of control” or “asset sale” prepayment provisions customary for such Indebtedness, (ii) such Indebtedness may be converted into, exchanged for, or which may, in whole or in part, be satisfied by the delivery of Crown Holdings’ Capital Stock upon the occurrence of a conversion or exchange event related to the price of Crown Holdings’ Capital Stock, the trading price of such Indebtedness, a “change of control”, “asset sale” or “fundamental change” or other specified corporate transaction or corporate event or (iii) prepayment or repayment of such Indebtedness, in whole or in part, by Crown Holdings or its Subsidiaries is required upon the occurrence of any special and/or mandatory redemption event (or similar or equivalent terms) as a result of a specified corporate transaction or corporate event not proceeding because of a failure of condition precedent in relation to such specified corporate transaction or corporate event; (g) in the case of Permitted Refinancing Indebtedness of Subordinated Indebtedness, such Permitted Refinancing Indebtedness constitutes Subordinated Indebtedness; and (i) in the case of Permitted Refinancing Indebtedness of CCSC 2026 Debentures or CCSC 2096 Debentures, if the Indebtedness under this Agreement is rated Ba2 or lower by Moody’s and BB- or lower by S&P, Crown Holdings shall provide written confirmation from each of Moody’s and S&P that the rating of such Indebtedness will not be downgraded by either Moody’s or S&P as a result of the incurrence of such Permitted Refinancing Indebtedness. For the avoidance of doubt, it is understood that a Permitted Refinancing Indebtedness may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing Indebtedness; provided that such excess amount is otherwise permitted to be incurred under Section 8.1.

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Plan” means any Pension Plan or Welfare Plan.

“Pledged Securities” means any of the ~~Securities~~ pledged Capital Stock pursuant to any Security Document.

“Principal Property” has the meaning given to such term under the indentures, agreements and instruments governing the Debentures, as such indentures, agreements and instruments are in effect on the Effective Date.

“Pro Forma Basis” means, (a) with respect to the preparation of pro forma financial statements for purposes of the tests set forth in the definition of “Permitted Acquisitions” and for any other purpose relating to a Permitted Acquisition, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such Acquisition was incurred or assumed on the first day of the applicable period, (ii) if such Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of such Acquisition, and (iii) all income and expense associated with the assets or entity acquired in connection with such Acquisition (other than the fees, costs and expenses associated with the consummation of such Acquisition) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by Crown Holdings over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings, (b) with respect to the preparation of a pro forma financial statement for any purpose relating to an Asset Disposition, pro forma on the basis that (i) any Indebtedness prepaid out of the proceeds of such Asset Disposition shall be deemed to have been prepaid as of the first day of the applicable Test Period, and (ii) all income and expense (other than such expenses as Crown Holdings, in good faith, estimates will not be reduced or eliminated as a consequence of such Asset Disposition) associated with the assets or entity disposed of in connection with such Asset Disposition shall be deemed to have been eliminated as of the first day of the applicable Test Period and (c) with respect to the preparation of pro forma financial statements for any purpose relating to an incurrence of Indebtedness or the payment of any Restricted Payment, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such incurrence of Indebtedness or such payment was incurred or assumed on the first day of the applicable period, (ii) if such incurrence of Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of the incurrence of such Indebtedness, and (iii) all income and expense associated with any Permitted Acquisition consummated in connection with the incurrence of Indebtedness (other than the fees, costs and expenses associated with the consummation of such incurrence of Indebtedness) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by Crown Holdings over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings.

“Pro Forma Cost Savings” means for any applicable four fiscal quarter period ending on or prior to the date of the applicable Subject Transaction, whenever pro forma effect is to be given to a Subject Transaction of the type described in clauses (a), (b), (c) and (d) of that definition, the amount of “run-rate” cost savings, product margin synergies (including increased share of shelf), operating expense reductions and product cost (including sourcing), and other operating improvements and synergies resulting from or relating to any such Subject Transaction which is being given pro forma effect that have been realized or are projected in good faith to result (in the good faith determination of Crown Holdings) from such Subject Transaction (calculated on a pro forma basis by reference to the Borrowers’ most recently available internal financial statements as determined by Borrowers in good faith as though such cost savings, product margin synergies (including increased share of shelf), operating expense reductions and product cost (including sourcing), and other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, product margin synergies (including increased share of shelf), operating expense reductions and product cost (including sourcing), and other operating improvements and synergies were realized during the entirety of such period and “run-rate” means the full recurring projected benefit net of the amount of actual savings or other benefits realized during such period from such actions) and any such adjustments shall be included in the initial pro forma calculations of any financial ratios or tests (and in respect of any subsequent pro forma calculations in which such Subject Transaction is given pro forma effect) and during any applicable subsequent period in which the effects thereof are expected to be realized; provided that (a) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrowers, (b) such amounts result from actions taken or actions with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrowers) no later than 24 months after the date of such Subject Transaction, (c) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period, (d) the aggregate amount of any such amounts added back pursuant to this definition (other than in connection with any mergers, business combinations, acquisitions or divestures and other than as permitted pursuant to Rule 11.02 of Regulation S-X) shall not exceed, together with any amounts added back pursuant to clauses (vii) and (viii) of the definition of Consolidated EBITDA, 30% of Consolidated EBITDA in any four-Fiscal Quarter period (calculated after giving effect to any such add-backs and adjustments) and (e) if any calculation of Pro Forma Cost Savings is determined by reference to Borrowers’ internal financial statements, the effect of this provision shall not apply for purposes of calculating any financial ratio or test for purposes of (i) calculating the “Applicable Adjusted Term SOFR Margin”, “Applicable Base Rate Margin~~,~~”, “Applicable B/A Margin~~,~~”, “Applicable Canadian Prime Rate Margin~~,~~”, “Applicable Eurocurrency Margin”, “Applicable RFR Margin” and “Applicable Commitment Fee Percentage,” and (ii) compliance with Article IX (other than for the purpose of determining pro forma compliance with Article IX), all of which calculations shall be based on the financial statements delivered pursuant to Section 7.1(a) or (b), as applicable, for the relevant Test Period (it being understood that such financial ratios, tests and financial statements may otherwise be calculated on a Pro Forma Basis and be adjusted to include the effects of Pro Forma Cost Savings for all other purposes under the Loan Documents, except for (x) any such calculation of the “Applicable Adjusted Term SOFR Margin”, “Applicable Base Rate Margin~~,~~”, “Applicable Eurocurrency Margin~~,~~”, “Applicable B/A Margin~~,~~”, “Applicable Canadian Prime Rate Margin”, “Applicable RFR Margin” and “Applicable Commitment Fee Percentage” or (y) any such determination of actual compliance with Article IX, in the case of clauses (x) and (y), in respect of which only Pro Forma Cost Savings relating to such Subject Transactions that have occurred on or before the end of the applicable Test Period shall be given effect).

“Pro Rata Share” means, when used with reference to any Lender and any described aggregate or total amount of any Facility or Facilities, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s Maximum Commitment with respect to such Facility or Facilities and the denominator of which shall be the Total Commitment with respect to such Facility or Facilities or, if no Commitments are then outstanding, such Lender’s aggregate Loans to the aggregate Loans and Obligations hereunder with respect to such Facility.

“Projections” has the meaning assigned to that term in Section 6.5(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt Documents” means, collectively, the Debentures, the Senior Notes Documents and any other documents evidencing, guaranteeing or otherwise governing any Permitted European Borrower Debt and Permitted Ratio Debt.

“Qualified ECP Guarantor” means, at any time, each Credit Party incorporated in the United States with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December of each year following the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date (commencing on ~~March~~December 31, ~~2020~~2022).

“Reaffirmation Agreement” means that certain Reaffirmation Agreement, dated as of the Effective Date, by and among the Credit Parties party thereto.

“Real Property” means all right, title and interest of any Credit Party or any of its respective Subsidiaries in and to a parcel of real property owned, leased or operated (including, without limitation, any leasehold estate) by any Credit Party or any of its respective Subsidiaries together with, in each case, all improvements and, to the extent deemed real property under applicable laws, appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivable(s)” means and includes all of Crown Holdings’ and its Subsidiaries’ presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of Crown Holdings and its Subsidiaries to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables Assets” means accounts receivable (including any bills of exchange), any security therefor, collections thereof, bank accounts holding payments in respect of accounts receivable, and related assets and property.

“Receivables Intercreditor Agreement” means, (a) in connection with the Receivables Purchase Agreement, the Intercreditor Agreement, dated as of July 27, 2018 (and as amended from time to time) among Crown Holdings, Crown International, CCSC, Crown Receivables III LLC, Crown Cork & Seal USA, Inc., Crown Metal Packaging Canada LP, Coöperative Rabobank, U.A., New York Branch, as Program Agent (as defined therein) and Administrative Agent, Canadian Administrative Agent and U.K. Administrative Agent, as Bank Agents (as defined therein), and (b) in connection with any amendment to or refinancing of the Receivables Purchase Agreement or any other Permitted Receivables or Factoring Financing, if applicable, an intercreditor agreement (or amendment thereto or amendment and restatement thereof) substantially similar to the intercreditor agreement referred to above with such changes as may be reasonably acceptable to the Administrative Agent or otherwise on market terms for companies having a credit profile similar to Crown Holdings and its Subsidiaries as determined in good faith by Crown Holdings and agreed to by the Administrative Agent.

“Receivables Net Investment” means at any date of determination thereof, the aggregate Dollar Equivalent of the net cash amount paid by a funding source to a Receivables Subsidiary (including, without limitation, the lenders or purchasers under any Permitted Receivables or Factoring Financings or in connection with sales by Crown Holdings or any Subsidiary permitted pursuant to Section 8.7(b)(ii)) in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of such Permitted Receivables or Factoring Financings; provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as if such distribution had not been made.

“Receivables Purchase Agreement” means that certain Receivables Purchase Agreement dated as of July 27, 2018, among Crown Receivables III LLC, as the seller, Crown Cork & Seal USA, Inc., as the servicer, Coöperatieve Rabobank, U.A., New York Branch, as administrative agent, and the conduit purchasers, alternate purchasers, facility agents party thereto from time to time, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Receivables Purchase Agreement II” means that certain Second Amended and Restated Receivables Purchase Agreement, dated as of December 20, 2017, among Crown Cork and Seal Receivables II LLC, as the seller, Fábricas Monterrey, S.A. de C.V., as the initial master servicer, the servicers party thereto, the purchasers party thereto from time to time, and Coöperatieve Rabobank U.A., New York Branch, as administrative agent, as the same has been amended by that certain First Amendment to Second Amended and Restated Receivables Purchase Agreement, dated as of December 19, 2019, and may thereafter be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Receivables Subsidiary” means, initially, Crown Cork and Seal Receivables II LLC, Crown Receivables III LLC and any other special purpose subsidiary which exists solely to purchase and sell Receivables Assets or to otherwise raise financing in connection with a Permitted Receivables or Factoring Financing; provided, however, that if the law of a jurisdiction in which Crown Holdings or its Subsidiaries proposes to create a Receivables Subsidiary does not provide for the creation of a bankruptcy remote entity that is acceptable to Crown Holdings or requires the formation of one or more additional entities (whether or not Subsidiaries of Crown Holdings), Administrative Agent may in its discretion permit Crown Holdings or its Subsidiaries to form such other type of entity in such jurisdiction to serve as a Receivables Subsidiary as is necessary or customary for similar transactions in such jurisdiction.

“Receiver” means a receiver, interim receiver, receiver and manager, liquidator, trustee in bankruptcy or similar person.

“Recipient” means any Agent, any Facing Agent, any Lender or any Swing Line Lender, as applicable.

“Recovery Event” means the receipt by Crown Holdings (or any of its Subsidiaries) of any insurance or condemnation proceeds payable (i) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of Crown Holdings or any of its Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Crown Holdings or any of its Subsidiaries or (iii) under any policy of insurance required to be maintained under Section 7.11; provided, however, that in no event shall payments made under business interruption insurance or rent insurance constitute a Recovery Event.

“Refinanced Revolving Commitments” has the meaning assigned to that term in Section 2.13(a).

“Refinanced Revolving Loans” has the meaning assigned to that term in Section 2.13(a).

“Refinanced Term Commitments” has the meaning assigned to that term in Section 2.14(a).

“Refinanced Term Loans” has the meaning assigned to that term in Section 2.14(a).

“Refunded Swing Line Loans” has the meaning assigned to that term in Section 2.1(c)(iii).

“Register” has the meaning assigned to that term in Section 12.12.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor provision to all or a portion thereof establishing reserve requirements.

“Related Fund” means, with respect to any Lender which is a Fund, any other Fund that is administered or managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Remedial Action” means (a) “remedial action,” as such term is defined in CERCLA, 42 USC Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Repayments” has the meaning assigned to that term in Section 8.11(b).

“Replaced Lender” has the meaning assigned to that term in Section 3.7(b).

“Replacement Facility” means a Replacement Revolving Facility and/or a Replacement Term Facility, as the context requires.

“Replacement Lender” has the meaning assigned to that term in Section 3.7(b).

“Replacement Revolving Commitments” has the meaning assigned to that term in Section 2.13(a).

“Replacement Revolving Facility” has the meaning assigned to that term in Section 2.13(a).

“Replacement Revolving Loans” has the meaning assigned to that term in Section 2.13(a).

“Replacement Term Commitments” has the meaning assigned to that term in Section 2.14(a).

“Replacement Term Facility” has the meaning assigned to that term in Section 2.14(a).

“Replacement Term Loans” has the meaning assigned to that term in Section 2.14(a).

“Reportable Event” means a “reportable event” described in Section 4043(c) of ERISA or in the regulations thereunder with respect to a Plan, excluding any event for which the thirty (30) day notice requirement has been waived.

“Required Lenders” means Non-Defaulting Lenders the sum of whose Effective Amount of outstanding Term Loans, Dollar Revolving Commitments, Multicurrency Revolving Commitments and Canadian Revolving Commitments (or, if after the Total Dollar Revolving Commitment, Total Multicurrency Revolving Commitment or Total Canadian Revolving Commitment, as applicable, has been terminated (or any Facility thereof), outstanding Dollar Revolving Loans and Dollar Revolver Pro Rata Share of the Dollar LC Obligations, Multicurrency Revolving Loans and Multicurrency Revolver Pro Rata Share of outstanding Swing Line Loans and Multicurrency LC Obligations or Canadian Revolving Loans and Canadian Revolver Pro Rata Share of the Canadian LC Obligations, as applicable) constitute greater than 50% of the sum of (i) the total Effective Amount of outstanding Term Loans of Non-Defaulting Lenders, (ii) the Total Revolving Commitment less the aggregate Revolving Commitments of Defaulting Lenders (or, if after the Total Revolving Commitment has been terminated, the total Effective Amount of outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate Revolver Pro Rata Share of all Non-Defaulting Lenders of the total outstanding Swing Line Loans, Dollar LC Obligations and Multicurrency LC Obligations at such time) and (iii) the Total Canadian Revolving Commitment less the aggregate Canadian Revolving Commitments of the Defaulting Lenders (or, if after the Total Canadian Revolving Commitment has been terminated, the total Effective Amount of outstanding Canadian Revolving Loans of all Non-Defaulting Lenders and the aggregate Canadian Revolver Pro Rata Share of all Non-Defaulting Lenders of the total outstanding Canadian LC Obligations at such time).

“Requirement of Law” means, as to any Person, any law (including common law), treaty, rule or regulation or judgment, decree, determination or award of an arbitrator or a court or other Governmental Authority, including without limitation, any Environmental Law, in each case imposing a legal obligation or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date” has the meaning assigned to that term in Section 1.5.

“Resolution Authority” means the EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Financial Officer” means the Chief Financial Officer, Principal Accounting Officer, Controller or Treasurer of Crown Holdings, or, if being applied to a Subsidiary, of the applicable Subsidiary.

“Responsible Officer” means any of the Chairman or Vice Chairman of the Board of Directors, the President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, any Vice President, the Treasurer or any Assistant Treasurer of Crown Holdings or, if being applied to a Subsidiary, of the Subsidiary (and in England and Belgium shall include any director).

“Restricted Payment” means any direct or indirect dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of Crown Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of Crown Holdings or any Subsidiary.

“Restricted Securities” means any shares of capital stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by CCSC or any Restricted Subsidiary.

“Restricted Subsidiary” means any subsidiary of CCSC that would be considered a “Restricted Subsidiary” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Debenture as such indenture, agreement or instrument is in effect on the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date.

“Retained Declined Proceeds” has the meaning assigned to that term in Section 4.5(a).

“Revolver Pro Rata Share” means, when used with reference to any Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Revolving Lender’s Revolving Commitment or, if the Revolver Termination Date for any Revolving Facility has occurred, the Effective Amount of such Revolving Lender’s then outstanding Revolving Loans and the denominator of which shall be the Revolving Commitments or, if the Revolver Termination Date for any Facility has occurred, the Effective Amount of all then outstanding Revolving Loans for such terminated Facility.

“Revolver Termination Date” means, (a) with respect to each Revolving Facility other than the Canadian Revolving Facility, the five year anniversary of the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date (or such later termination date for such Facility to the extent extended or replaced as permitted by Section 2.13 or Section 2.15) or such earlier date as the Revolving Commitments shall have been terminated or otherwise reduced to $0 pursuant to this Agreement and (b) with respect to the Canadian Revolving Facility, the Canadian Revolver Termination Date (or such later termination date for such Facility to the extent extended or replaced as permitted by Section 2.13 or Section 2.15).

“Revolving Commitment” means, with respect to any Revolving Lender, such Lender’s Dollar Revolving Commitment, Replacement Revolving Commitment and/or Multicurrency Revolving Commitment and, with respect to Section 2.12, including such Lender’s Canadian Revolving Commitment, and “Revolving Commitments” means such commitments collectively.

“Revolving Credit Exposure” means, with respect to a Revolving Lender, the sum of (i) the outstanding principal amount of the Revolving Loans made by such Revolving Lender, (ii) the Letter of Credit Exposure of such Revolving Lender and (iii) the Swing Line Exposure of such Revolving Lender.

“Revolving Facilities” means the Dollar Revolving Facility, the Multicurrency Revolving Facility, the Replacement Revolving Facility and the Canadian Revolving Facility.

“Revolving Lender” means any Lender which has a Revolving Commitment or is owed a Revolving Loan (or a portion thereof).

“Revolving Loan” means a Dollar Revolving Loan, a Replacement Revolving Loan or a Multicurrency Revolving Loan as the case may be and “Revolving Loans” means such Loans collectively.

“RFR Business Day” means, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“RFR Determination Day” has the meaning assigned to such term in the definition of “Daily Simple RFR”.

“RFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple RFR”.

“S&P” means Standard & Poor’s Rating Service, a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any comprehensive Sanctions (which, as of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, includes the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Her Majesty’s Treasury of the United Kingdom, by the United Nations Security Council, Canada, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions” has the meaning assigned to that term in Section 6.21(a).

“Schedule I Bank” means a bank that is a Canadian chartered bank listed on Schedule I under the Bank Act (Canada).

“Schedule II Bank” means a bank that is a Canadian chartered bank listed on Schedule II under the Bank Act (Canada).

“Schedule III Bank” means an authorized foreign bank listed on Schedule III under the Bank Act (Canada).

“Scheduled Term Euro Loan Repayments” means, with respect to the principal payments on the Term Euro Loan, on the last Business Day of each March, June, September and December ending on or prior to each date set forth below (commencing on ~~March~~December 31, ~~2020~~2022 ), 0.25 times the percentage of the original aggregate principal amount of Term Euro Loans made on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date set forth opposite thereto, as reduced from time to time pursuant to Sections 4.3 and 4.4, and on the Term Euro Loan Maturity Date, the remaining outstanding principal amount thereof:

Date	Scheduled Term Euro Loan Repayment Percentage
First anniversary of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date	~~2.5~~0.0%
Second anniversary of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date	2.5%
Third anniversary of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date	~~5~~2.5%
Fourth anniversary of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date	5%
Fifth anniversary of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date	5%

“Scheduled Term Loan A Repayments” means, with respect to the principal payments on the Term A Loan, on the last Business Day of each March, June, September and December ending on or prior to each date set forth below (commencing on ~~March~~December 31, ~~2020~~2022 ), 0.25 times the percentage of the original aggregate principal amount of Term A Loans made on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date set forth opposite thereto, as reduced from time to time pursuant to Sections 4.3 and 4.4, and on the Term Loan A Maturity Date, the remaining outstanding principal amount thereof:

Date	Scheduled Term Loan A Repayment Percentage
First anniversary of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date	~~2.5~~0.0%
Second anniversary of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date	2.5%
Third anniversary of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date	~~5~~2.5%
Fourth anniversary of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date	5%
Fifth anniversary of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date	5%

“Scheduled Term Repayments” means, for any Term Facility, the scheduled principal repayments set forth in the “Scheduled Term Repayments” definition applicable to such Term Facility.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second Currency” has the meaning assigned to that term in Section 12.4(c).

“Secured Creditors” has the meaning provided in the respective Security Documents to the extent defined therein and shall include any Person who is granted a Lien or security interest pursuant to any Loan Document.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means, collectively the Euro Security Documents, the U.S. Security Documents, and all other agreements, assignments, security agreements, instruments and documents executed in connection therewith, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect. For purposes of this Agreement, “Security Documents” shall also include all guaranties, security agreements, mortgages, pledge agreements, collateral assignments, subordination agreements and other collateral documents in the nature of any thereof entered into by Crown Holdings or any of its Subsidiaries after the date of this Agreement in favor of a Collateral Agent in satisfaction of the requirements of this Agreement, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

“SEMs” means the US Environmental Protection Agency Superfund Enterprise Management System (SEMS) database.

“Senior Notes” means each of the following: (i) the Senior Notes ~~2022~~2023, (ii) the Senior Notes 2023-2, (iii) the Senior Notes 2024, (iv) the Senior Notes 2025, (v) the Senior Notes 2026, (vi) the Senior Notes ~~2023~~2026 -2, (vii) the Senior Notes ~~2023-3, (viii) the Senior Notes 2026-2, (ix) the Senior Notes~~ 2026-3 and (~~x~~viii) any exchange notes which are issued in a registered exchange offer for any of such notes.

~~“Senior Notes 2022” means the €650,000,000 in aggregate principal amount of 4.00% senior notes due 2022 of European Borrower.~~

~~“Senior Notes 2022 Indenture” means the Indenture governing the Senior Notes 2022.~~

~~“Senior Notes 2023” means the $1,000,000,000 in aggregate principal amount of 4.50% senior notes due 2023 of U.S. Borrower and Crown Americas Capital Corp. IV.~~

~~“Senior Notes 2023 Indenture” means the Indenture governing the Senior Notes 2023.~~

“Senior Notes 2023~~-2~~” means the €335,000,000 in aggregate principal amount of 2.250% senior notes due 2023 of European Borrower.

“Senior Notes 2023~~-2~~ Indenture” means the Indenture governing the Senior Notes 2023~~-2~~.

“Senior Notes 2023-~~3~~2” means the €550,000,000 in aggregate principal amount of 0.750% senior notes due 2023 of European Borrower.

“Senior Notes 2023-~~3~~2 Indenture” means the Indenture governing the Senior Notes 2023-~~3~~2.

“Senior Notes 2024” means the €600,000,000 in aggregate principal amount of 2.625% senior notes due 2024 of European Borrower.

“Senior Notes 2024 Indenture” means the Indenture governing the Senior Notes 2024.

“Senior Notes 2025” means the €600,000,000 in aggregate principal amount of 3.375% senior notes due 2025 of European Borrower.

“Senior Notes 2025 Indenture” means the Indenture governing the Senior Notes 2025.

“Senior Notes 2026” means the $400,000,000 in aggregate principal amount of 4.25% senior notes due 2026 of U.S. Borrower and Crown Americas Capital Corp. V.

“Senior Notes 2026 Indenture” means the Indenture governing the Senior Notes 2026.

“Senior Notes 2026-2” means the $875,000,000 in aggregate principal amount of 4.750% senior notes due 2026 of U.S. Borrower and Crown Americas Capital Corp. VI.

“Senior Notes 2026-2 Indenture” means the Indenture governing the Senior Notes 2026-2.

“Senior Notes 2026-3” means the €500,000,000 in aggregate principal amount of 2.875% senior notes due 2026 of European Borrower.

“Senior Notes 2026-3 Indenture” means the Indenture governing the Senior Notes 2026-3.

“Senior Notes Documents” means the Senior Notes, the Senior Notes Indentures and all other documents evidencing, guaranteeing or otherwise governing the terms of any of the Senior Notes.

“Senior Notes Indentures” means the Senior Notes ~~2022 Indenture, the Senior Notes~~ 2023 Indenture, the Senior Notes 2023-2 Indenture, the Senior Notes ~~2023-3 Indenture, the Senior Notes~~ 2024 Indenture, the Senior Notes 2025 Indenture, the Senior Notes 2026 Indenture, the Senior Notes 2026-2 Indenture and the Senior Notes 2026-3 Indenture.

“Signode Acquisition” means the acquisition by Crown Holdings and/or one or more of its subsidiaries of Signode Industrial Group Holdings (Bermuda) Ltd., pursuant to the Signode Acquisition Agreement.

“Signode Acquisition Agreement” means the Agreement and Plan of Merger, dated as of December 19, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among Crown Holdings, Cobra Merger Sub, Ltd., Signode Industrial Group Holdings (Bermuda) Ltd. and TC Group VI, L.P.

“SLB Subsidiary” means, any special purpose subsidiary which is created solely to enter into a sale and leaseback transaction otherwise permitted under this Agreement.

“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.

“SONIA” means, with respect to any RFR Business Day, a rate per annum equal to the Sterling Overnight Index Average for such RFR Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding RFR Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Spanish Obligor” means any Subsidiary Credit Party incorporated under the Laws of Spain.

“Spanish Public Document” means a public document (documento público), being either an escritura pública, a póliza or an efecto intervenido por fedatario público.

“Specified Credit Party” means any Credit Party incorporated in the United States that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 14.13).

“Specified Foreign Credit Party” means each Credit Party of Crown Holdings that is incorporated or formed in the United Kingdom or Canada.

“Specified Representations” means the representations and warranties made by the Borrower and Guarantors, in or pursuant to Sections 6.1, 6.2 (solely as relates to entering into and performance of the relevant credit documentation by Crown Holdings and each other Credit Party), 6.3 (solely with respect to each Credit Party’s Organic Documents), 6.8(c), 6.16, 6.21, 6.22 (solely as relates to use of proceeds) and 6.23.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or Facing Agent, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date 2 Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or Facing Agent may obtain such spot rate from another financial institution designated by the Administrative Agent or Facing Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that Facing Agent may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

~~“Spot Rate” means on any day, with respect to any Alternative Currency, the rate at which such Alternative Currency may be exchanged into Dollars based on the exchange rate on the immediately prior Business Day as determined by OANDA Corporation and made available on its website at http://www.oanda.com/convert/fxhistory.~~

~~“Spread” means each of the Applicable B/A Margin and Applicable Eurocurrency Margin, as applicable, in each case, immediately prior to any adjustment pursuant to the Sustainability Rating Adjustment.~~

“Stated Amount” or “Stated Amounts” means (i) with respect to any Multicurrency Letter of Credit issued in Dollars, the stated or face amount of such Letter of Credit (to the extent) available at the time for drawing (subject to presentment of all requisite documents), and (ii) with respect to any Letter of Credit issued in any currency other than Dollars, the Dollar Equivalent of the stated or face amount of such Letter of Credit (to the extent) available at the time for drawing (subject to presentment of all requisite documents), in either case as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit. For purposes of calculating the Stated Amount of any Letter of Credit at any time:

(i) any increase in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the date Facing Agent actually issues an amendment purporting to increase the Stated Amount of such Letter of Credit, whether or not Facing Agent receives the consent of the Letter of Credit beneficiary or beneficiaries to the amendment, except that if a Borrower has required that the increase in Stated Amount be given effect as of an earlier date and Facing Agent issues an amendment to that effect, then such increase in Stated Amount shall be deemed effective under this Agreement as of such earlier date requested by such Borrower; and

(ii) any reduction in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the later of (x) the date Facing Agent actually issues an amendment purporting to reduce the Stated Amount of such Letter of Credit, whether or not the amendment provides that the reduction be given effect as of an earlier date, or (y) the date Facing Agent receives the written consent (including by authenticated telex, cable, SWIFT messages or facsimile transmission with, in the case of a facsimile transmission, a follow-up original hard copy) of the Letter of Credit beneficiary or beneficiaries to such reduction, whether written consent must be dated on or after the date of the amendment issued by Facing Agent purporting to effect such reduction.

“Step-Up” has the meaning assigned to that term in Article IX.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Sterling Equivalent” means at the time of determination thereof (a) with respect to Sterling, the amount in Sterling and (b) with respect to any amount in Dollars, the equivalent of such amount in Sterling determined by Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Sterling with Dollars on the most recent Computation Date provided for in Section 2.8(a).

“Subject Transaction” means, with respect to any period, (a) the Transactions, (b) any Permitted Acquisition or the making of other third-party Investments by one or more of Crown Holdings and its Subsidiaries permitted by this Agreement, (c) any material Asset Disposition as determined in good faith by Crown Holdings, in each case permitted by this Agreement, (d) the incurrence, assumption or repayment of Indebtedness, (e) any Restricted Payment, (f) any Additional Term Loans, Additional Revolving Credit Commitments, Additional Revolving Facilities or Incremental Equivalent Debt, (g) the designation of a Subsidiary as an Unrestricted Entity or an Unrestricted Entity as a Subsidiary in accordance with Section 12.21 and (h) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subordinated Indebtedness” means any Indebtedness of Crown Holdings or any of its Subsidiaries that is expressly subordinated in right of payment to the Obligations.

“Subsidiary” means, with respect to any Person, (i) any corporation of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; (ii) any partnership of which more than 50% of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; or (iii) any other legal entity the accounts of which would or should be consolidated with those of such Person on a consolidated balance sheet of such Person prepared in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement (a) shall refer to a Subsidiary or Subsidiaries of Crown Holdings and (b) shall not include any Unrestricted Entity.

“Subsidiary Borrower” means each Non-U.S. Subsidiary listed as a Subsidiary Borrower on Schedule 1.1(d), as amended from time to time in accordance with Section 12.1(c), including each Dutch Borrower, each German Borrower and each U.K. Borrower; provided that commencing on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, each such new Subsidiary Borrower must be incorporated (or similarly organized) in a jurisdiction as to which all applicable Lenders have confirmed to the Administrative Agent their ability and willingness to make Loans into such jurisdiction; provided, that no such Lender confirmation shall be required with respect to new Subsidiary Borrowers organized in a jurisdiction in which any Credit Party exists on the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date.

“Subsidiary Borrower Obligations” means, with respect to each Subsidiary Borrower, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to such Subsidiary Borrower and interest and fees accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest and fees is allowed in such proceeding) the Loans made to or Unpaid Drawings pursuant to Multicurrency Letters of Credit issued for the account of such Subsidiary Borrower and all other obligations and liabilities of such Subsidiary Borrower or any of its Subsidiaries (including Bank Related Debt) to any Agent, any Lender or any Hedge Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith or any Bank Related Debt, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all fees, charges and disbursements of counsel (including the allocated costs of internal counsel) that are to be paid by such Subsidiary Borrower or any of its Subsidiaries to any Agent, any Lender or any Hedge Bank pursuant to any Loan Document or any Bank Related Debt) or otherwise.

“Subsidiary Credit Parties” means (i) each of U.S. Borrower’s U.S. Subsidiaries (other than any Excluded Subsidiary), (ii) each Subsidiary Borrower and (iii) each Subsidiary of European Borrower, and each other Subsidiary, designated on Schedule 1.1(d) as a subsidiary guarantor or which becomes a subsidiary guarantor pursuant to the provisions of Section 7.14.

“Sustainability Assurance Provider” means (a) a qualified external reviewer, independent of Crown Holdings and its Affiliates, with relevant expertise with respect to evaluating KPIs with respect to ESG targets and ESG Ratings targets, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing, or (b) another Person designated by the Crown Holdings and approved by the Required Lenders.

“Sustainability Coordinators” means each of Deutsche Bank Securities Inc., BNP Paribas, Coöperatieve Rabobank U.A., New York Branch, Credit Agricole Corporate and Investment Bank, ING Capital LLC and UniCredit Bank AG, or any of their respective affiliates, each in their capacity as a Sustainability Coordinator.

~~“Sustainability Rating” means the “Management Score” in respect of environment, social and governance factors (the ESG Score), as calculated and assigned to Crown Holdings from time to time by Sustainalytics B.V. and published in the most recently released ESG Score report thereof, which ESG Score has been received by the Administrative Agent.~~

~~“Sustainability Rating Adjustment” means, with respect to the applicable Spread, an adjustment as follows:~~

~~(i) At any time the most recently published Sustainability Rating is 45 or higher (subject to clause (ii) below), the Spread will be reduced by 0.025% at each Most Recent Total Leverage Ratio level;~~

~~(ii) At any time the most recently published Sustainability Rating is 50 or higher, the Spread will be reduced by 0.05% at each Most Recent Total Leverage Ratio level;~~

~~(iii) At any time the most recently published Sustainability Rating is lower than 30 (subject to clause (iv) below), the Spread will be increased by 0.025% at each Most Recent Total Leverage Ratio level; and~~

~~(iv) At any time the most recently published Sustainability Rating is 25 or lower, the Spread will be increased by 0.05% at each Most Recent Total Leverage Ratio level;~~

~~provided that, no adjustment shall be made to the Spread (x) from the Incremental Amendment No. 2 and Third Amendment Effective Date until the first date upon which the Administrative Agent receives the first Sustainability Rating published after the Incremental Amendment No. 2 and Third Amendment Effective Date, (y) if the Sustainability Rating is 30 or higher but lower than 45 or (z) if no Sustainability Rating is assigned to Crown Holdings.~~

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment” means, at any date, the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.1(c) in the amount referred to therein.

“Swing Line Exposure” means, with respect to a Revolving Lender, such Lender’s Multicurrency Revolver Pro Rata Share of the then outstanding Swing Line Loans.

“Swing Line Facility” means the sub-credit facility of the Revolving Facility under this Agreement evidenced by the Swing Line Commitment and the Swing Line Loans.

“Swing Line Lender” means DB, or an Affiliate of DB, as applicable.

“Swing Line Loan Participation Certificate” means a certificate, substantially in the form of Exhibit 2.1(c) (or such other form as mutually agreed by Crown Holdings and the Administrative Agent).

“Swing Line Loans” has the meaning assigned to that term in Section 2.1(c)(ii).

“Taxes” means all present and future taxes, duties, levies, imposts, deductions, assessments, withholdings (including backup withholding), fees or other charges imposed by any Governmental Authority, and any liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“Term Commitment” means, (i) with respect to any Lender and the Term Euro Facility, the Term Euro Commitment, (ii) with respect to any Lender and the Term Loan A Facility, the Term Loan A Commitment and (iii) with respect to any Lender and any other Term Facility, the principal amount set forth opposite such Lender’s name in the Register or in any Assignment and Assumption Agreement under the caption for the amount of commitment to such Term Facility, as such commitments may be adjusted from time to time pursuant to this Agreement, and “Term Commitments” means such commitments collectively.

“Term Euro Commitment” means, with respect to any Lender, the principal amount set forth opposite such Lender’s name in the Register or in any Assignment and Assumption Agreement under the caption “Amount of Term Euro Commitment,” which commitment as of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date is the amount set forth opposite such lender’s name on Schedule 1 to Incremental Amendment No. 2 and Third Amendment under the caption “Amount of Additional Term Euro Commitment” as the same may be adjusted from time to time pursuant to the terms hereof, and “Term Euro Commitments” means such commitments collectively, which commitments equal €~~450,000,000~~540,000,000 in the aggregate as of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date.

“Term Euro Facility” means the credit facility under this Agreement evidenced by the Term Euro Commitments and the Term Euro Loans.

“Term Euro Lender” means any Lender which has a Term Euro Commitment or is owed a Term Euro Loan (or a portion thereof).

“Term Euro Loan” means a loan made pursuant to Section 2.1(a)(ii).

“Term Euro Loan Maturity Date” means the date that is the fifth anniversary of the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date.

“Term Facilities” means the Facilities under the Agreement other than the Revolving Facilities and the Swing Line Facility, collectively.

“Term Lender” means, with respect to any Term Facility, any Lender which has a Term Commitment for such Term Facility or is owed a Term Loan (or portion thereof) under such Term Facility.

“Term Loan A” and “Term A Loans” means a loan made pursuant to Section 2.1(a)(i).

“Term Loan A Commitment” means, with respect to any Lender, the principal amount set forth opposite such Lender’s name in the Register or in any Assignment and Assumption Agreement under the caption “Amount of Term Loan A Commitment,” which commitment as of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date is the amount set forth opposite such lender’s name on Schedule 1 to Incremental Amendment No. 2 and Third Amendment under the caption “Amount of Additional Term Loan A Commitment” as the same may be adjusted from time to time pursuant to the terms hereof, and “Term Loan A Commitments” means all such commitments collectively, which commitments equal $~~1,100,000,000~~1,800,000,000 in the aggregate as of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date.

“Term Loan A Facility” means the credit facility under this Agreement evidenced by the Term Loan A Commitments and the Term A Loans.

“Term Loan A Lender” means any Lender which has a Term Loan A Commitment or is owed a Term A Loan (or a portion thereof).

“Term Loan A Maturity Date” means the date that is the fifth anniversary of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date.

“Term Loans” means the Loans under the Term Facilities, collectively.

“Term Maturity Date” means, with respect to any Term Facility, the scheduled maturity date for such Term Facility under this Agreement, or in the applicable joinder, amendment or supplement to this Agreement setting forth the terms of any Additional Facility in respect of Additional Term Loans, tranche of Extended Additional Facility Commitments in respect of Additional Term Loans, or Extended Term Facility, as the context may require.

“Term Percentage” means, at any time with respect to any Term Facility, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate Effective Amount of all Loans under such Term Facility outstanding at such time and the denominator of which is equal to the aggregate Effective Amount of all Term Loans outstanding at such time.

“Term Pro Rata Share” means, with respect to any Term Facility, when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s then outstanding Loans under such Facility and the denominator of which shall be the amount of all then outstanding Loans under such Facility.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Termination Event” means, other than in respect of a Canadian Defined Benefit Plan, (i) a Reportable Event with respect to any Pension Plan; (ii) the withdrawal of any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates from a Pension Plan during a plan year in which such Credit Party, Subsidiary or ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Pension Plan in a standard termination or a distress termination described in Section 4041 of ERISA; (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Pension Plan or Foreign Plan; (v) any event or condition which would constitute grounds under Section 4042 of ERISA (other than subparagraph (a)(4) of such Section) for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the appointment by a foreign governmental authority of a trustee to administer any Foreign Plan in place of the existing administrator; (vii) the partial or complete withdrawal of any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates from a Multiemployer Plan or Foreign Plan; (viii) receipt of a notice of reorganization or insolvency with respect to a Multiemployer Plan pursuant to Section 4242 or 4245 of ERISA; (ix) the termination of a Multiemployer Plan or a Multiple Employer Plan; (x) the failure of any Pension Plan to satisfy any applicable minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (xi) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard or an extension of any amortization period with respect to any Pension Plan; or (xii) a determination that any Pension Plan is in at risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA), insolvent or in reorganization (within the meaning of Section 4245 or Section 4241 of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Test Period” means the four consecutive Fiscal Quarters of Crown Holdings then last ended.

“Total Available Canadian Revolving Commitment” means, at the time any determination thereof is made, the sum of the respective Available Canadian Revolving Commitments of the Lenders at such time.

“Total Available Dollar Revolving Commitment” means, at the time any determination thereof is made, the sum of the respective Available Dollar Revolving Commitments of the Lenders at such time.

“Total Available Multicurrency Revolving Commitment” means, at the time any determination thereof is made, the sum of the respective Available Multicurrency Revolving Commitments of the Lenders at such time.

“Total Canadian Revolving Commitment” means, at any time, the sum of the Canadian Revolving Commitments of each of the Lenders at such time.

“Total Commitment” means, at the time any determination thereof is made, the sum of the Term Commitments, Canadian Revolving Commitments and the Revolving Commitments of each of the Lenders at such time.

“Total Dollar Revolving Commitment” means, at any time, the sum of the Dollar Revolving Commitments of each of the Lenders at such time.

“Total First Lien Leverage Ratio” means, for any Test Period, the ratio of (a) Net Indebtedness of Crown Holdings and its Subsidiaries (exclusive of Indebtedness under any Permitted Receivables or Factoring Financing) as of the last day of such Test Period less (x) unsecured Indebtedness of Crown Holdings and its Subsidiaries as of the last day of such Test Period and (y) Indebtedness of Crown Holdings and its Subsidiaries that is secured by a Lien that is junior to such Lien securing the Obligations as of the last day of such Test Period, to (b) Consolidated EBITDA of Crown Holdings and its Subsidiaries for such Test Period.

“Total Leverage Ratio” means, for any Test Period, the ratio of (a) Net Indebtedness of Crown Holdings and its Subsidiaries (exclusive of Indebtedness under any Permitted Receivables or Factoring Financing) as of the last day of such Test Period, to (b) Consolidated EBITDA of Crown Holdings and its Subsidiaries for such Test Period.

“Total Multicurrency Revolving Commitment” means, at any time, the sum of the Multicurrency Revolving Commitment of each of the Lenders at such time.

“Total Revolving Commitment” means, at any time, the sum of the Revolving Commitments of each of the Lenders at such time.

“Total Secured Leverage Ratio” means, for any Test Period, the ratio of (a) Net Indebtedness that is secured by a Lien on any asset or property of Crown Holdings and its Subsidiaries (exclusive of Indebtedness under any Permitted Receivables or Factoring Financing) as of the last day of such Test Period, to (b) Consolidated EBITDA of Crown Holdings and its Subsidiaries for such Test Period.

“Transactions” means and includes (i) each of the Credit Events occurring on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date and (ii) the payment of fees and expenses in connection with the foregoing.

“Transferee” has the meaning assigned to that term in Section 12.8(f).

“Type” means any type of Loan, namely, a SOFR Loan, Base Rate Loan, Canadian Prime Rate Loan, B/A Loan, Daily Simple RFR Loan or Eurocurrency Loan. For purposes hereof, the term “Rate” shall include Adjusted Term SOFR, the Eurocurrency Rate, the Base Rate, the Canadian Prime Rate, and the Discount Rate applicable to B/A and B/A Equivalent Loans.

“UCC” means the Uniform Commercial Code as in effect from time to time in the relevant jurisdictions; provided however, that if attachment, perfection or priority or a security interest in any Collateral owned by a Canadian Credit Party are governed by the personal property security laws of any province or territory of Canada, UCC shall mean those personal property security laws in such jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.K. Administrative Agent” has the meaning assigned to that term in the preamble to this Agreement and any successor U.K. Administrative Agent in such capacity and shall include, where the context requires, the Euro Collateral Agent.

“U.K. Borrowers” means each Non-U.S. Subsidiary of Crown Holdings organized under the laws of England, as designated as such on Schedule 1.1(d), and each other Non-U.S. Subsidiary of Crown Holdings organized under the laws of England and requested by Crown Holdings to be a U.K. Borrower, subject to the approval of Administrative Agent which shall not be unreasonably withheld or delayed.

“Unasserted Contingent Obligations” means all (i) unasserted contingent indemnification obligations not then due and payable and (ii) unasserted expense reimbursement obligations not then due and payable.

“Uncommitted Short Term Lines of Credit” means overdraft facilities, lines of credit or similar facilities providing for uncommitted advances to Crown Holdings or any Subsidiary; provided that no Indebtedness incurred thereunder remains outstanding for more than one year and no Subsidiary grants any Lien (other than Permitted Liens) to secure such Indebtedness.

“Unmatured Event of Default” means an event, act or occurrence which with the giving of notice or the lapse of time (or both) would become an Event of Default.

“Unpaid Drawing” has the meaning set forth in Section 2.10(d).

“Unreallocated Portion” has the meaning assigned to that term in Section 2.12(a)(ii).

“Unrestricted Entity” means (i) prior to a redesignation by Crown Holdings pursuant to Section 12.21, each Person set forth on Schedule 1.1(e) hereto, (ii) prior to a redesignation by Crown Holdings pursuant to Section 12.21, each Person from time to time designated as an Unrestricted Entity by Crown Holdings pursuant to a notice signed by a Responsible Officer identifying such Person to be designated as an Unrestricted Entity so long as (A) immediately before and immediately after the effectiveness of such designation, no Unmatured Event of Default or Event of Default exists or will exist (including, without limitation, the permissibility of any Investment, Indebtedness, Liens or other obligations existing at such Subsidiaries) and (B) after giving effect to such redesignation, Crown Holdings shall be in compliance with the financial covenant set forth in Article IX (calculated on a Pro Forma Basis) as of the end of the most recent Test Period and (iii) each successor of the foregoing.

“U.S.” means the United States of America.

“U.S. Borrower” means collectively and individually, as the context may require, each of Crown Americas LLC and any additional U.S. Subsidiary that (A) executes a U.S. Borrower Joinder Agreement substantially in the form of Exhibit 13 (or such other form as mutually agreed by Crown Holdings and the Administrative Agent) and (B) delivers to the Administrative Agent, to the extent not previously delivered, (1) the Additional Security Documents required pursuant to Section 7.14, (2) an opinion of counsel which covers matters reasonably satisfactory to Administrative Agent and (3) to the extent not previously delivered, all documentation and other information required under Section 5.1(f)(ii). Any additional U.S. Subsidiary (other than Crown Americas LLC) may be removed as a U.S. Borrower upon (i) execution and delivery by Crown Americas LLC of a written request providing for such removal and (ii) if not previously delivered, satisfaction of the conditions of Section 7.14 of the Credit Agreement, if applicable. For purposes of the definition of “Existing Non-U.S. Facilities”, the definition of “Parent Guarantor”, the definition of “Senior Notes 2023”, the definition of “Senior Notes 2026”, the definition of “Senior Notes 2026-2”, Section 2.1(a)(i), Article V, Section 6.8, Section 7.1 and Section 8.1(a)(iii), “U.S. Borrower” shall be defined to include only Crown Americas LLC and no other entity. Each reference to the “U.S. Borrower” in the Loan Documents shall be deemed to refer to this definition.

“U.S. Collateral” means all Collateral securing the U.S. Obligations, the Canadian Obligations and the Euro Obligations.

“U.S. Collateral Agent” means DB, in its capacity as collateral agent under the U.S. Security Documents.

“U.S. Credit Parties” means Crown Holdings and its U.S. Subsidiaries (other than any Excluded Subsidiary).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Guarantee Agreement” means that certain U.S. Guarantee Agreement, dated as of December 19, 2013 as amended, restated, amended and restated, supplemented or otherwise modified from time to time, among the Guarantors party thereto, U.S. Collateral Agent and the Administrative Agent.

“U.S. Indemnity, Subrogation and Contribution Agreement” means the U.S. Indemnity, Subrogation and Contribution Agreement, dated as of December 19, 2013, as amended, restated, amended and restated or otherwise modified from time to time, by and among Borrower, the Guarantors party thereto and Administrative Agent.

“U.S. Obligations” means, with respect to U.S. Borrower, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to U.S. Borrower and interest and fees accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to U.S. Borrower, whether or not a claim for post-filing or post-petition interest and fees is allowed in such proceeding) the Loans made to or Unpaid Drawings pursuant to Letters of Credit issued for the account of U.S. Borrower and all other obligations and liabilities of U.S. Borrower or any of its U.S. Subsidiaries (including Bank Related Debt) to any Agent, any Facing Agent, any Lender or any Hedge Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith or any Bank Related Debt, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all fees, charges and disbursements of counsel (including the allocated costs of internal counsel) that are to be paid by U.S. Borrower or any of its U.S. Subsidiaries to any Agent, any Facing Agent, any Lender or any Hedge Bank pursuant to any Loan Document or any Bank Related Debt) or otherwise.

“U.S. Pledge Agreement” means the U.S. Pledge Agreement, dated as of December 19, 2013, as amended, restated, amended and restated or otherwise modified from time to time, among the U.S. Credit Parties and the U.S. Collateral Agent for the benefit of the Secured Creditors named therein.

“U.S. Security Agreement” means the U.S. Security Agreement, dated as of December 19, 2013, as amended, restated, amended and restated or otherwise modified from time to time, among the U.S. Credit Parties and the U.S. Collateral Agent for the benefit of the Secured Creditors named therein.

“U.S. Security Documents” means the U.S. Security Agreement, the U.S. Pledge Agreement, each Receivables Intercreditor Agreement governed by U.S. law, the Perfection Certificate executed by the U.S. Credit Parties and each other security agreement or other instrument or document executed and delivered by any U.S. Borrower or U.S. Subsidiary pursuant to Section 7.14 to secure any of the Obligations.

“U.S. Subsidiary” means any Subsidiary of Crown Holdings that is not a Non-U.S. Subsidiary of Crown Holdings.

“U.S. Tax Compliance Certificate” has the meaning assigned to that term in Section 4.7(d)(ii)(B)(III).

“VAT” means any Tax imposed by EC Directive 2006/112/EC on the common system of value added tax, and any national legislation implementing that directive, together with any legislation supplemental thereto, and any other Tax of a similar nature imposed by any Governmental Authority and all interest, additions to tax or penalties related thereto.

“Voting Participant” has the meaning specified in Section 12.8(c).

“Voting Participant Notice” has the meaning specified in Section 12.8(c).

“Voting Securities” means any class of Capital Stock of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(1) of ERISA, that is maintained or contributed to by a Credit Party or any of its Subsidiaries or with respect to which a Credit Party or any of its Subsidiaries would reasonably be expected to incur liability and, for greater certainty, shall not include a Foreign Plan.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of Capital Stock of which (other than qualifying shares required to be owned by directors) are at the time owned directly or indirectly by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“written” or “in writing” means any form of written communication or a communication by means of facsimile device or other electronic image scan transmission (e.g., “pdf” via email).

“WURA” means the Winding-Up and Restructuring Act (Canada), as amended.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” The words “herein,” “hereof” and words of similar import as used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. References to “Articles,”

“Sections,” “paragraphs,” “Exhibits” and “Schedules” in this Agreement shall refer to Articles, Sections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise expressly provided; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise expressly provided herein, references to constitutive and Organic Documents and to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.

1.2 Terms Generally; Financial Statements.

(a) Except as otherwise expressly provided herein, all accounting terms used herein but not expressly defined in this Agreement, all computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall have the respective meanings given to them or shall be made in accordance with GAAP. Except as expressly provided herein, the financial statements required to be delivered pursuant to Section 7.1 shall be prepared in accordance with GAAP in the United States of America as in effect on the respective dates of their preparation. Unless otherwise provided for herein, wherever any computation is to be made with respect to any Person and its Subsidiaries, such computation shall be made so as to exclude all items of income, assets and liabilities attributable to any Person which is not a Subsidiary of such Person. For purposes of the financial terms set forth herein, including, without limitation, for all purposes under Article IX, whenever a reference is made to a determination which is required to be made on a consolidated basis (whether in accordance with GAAP or otherwise) for Crown Holdings and its Subsidiaries, such determination shall be made as if all Unrestricted Entities were wholly-owned by a Person not an Affiliate of Crown Holdings. In the event that any changes in generally accepted accounting principles in the U.S. occur after the Effective Date or the application thereof from that used in the preparation of the financial statements referred to in Section 6.5(a) hereof occur after the Effective Date and such changes or such application result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then Crown Holdings, Administrative Agent and the Lenders agree to enter into and diligently pursue negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such changes so that the criteria for evaluating Crown Holdings’ financial condition will be the same after such changes as if such changes had not occurred; provided that until so amended, such financial covenants or other terms of this Agreement shall continue to be calculated in accordance with GAAP as in effect and applied immediately before such change shall have become effective. Notwithstanding anything to the contrary above or in the definitions of Capitalized Lease, Capitalized Lease Obligations, Consolidated Interest Expense or any other term or provision in this Agreement or any other Loan Document, in the event of a change under GAAP (or the application thereof) requiring all or certain Operating Leases to be capitalized, only those leases that would result in a Capitalized Lease or Capitalized Lease Obligation on December 15, 2018 (assuming for purposes hereof that they were in existence on December 15, 2018 and applying GAAP as in effect on such date) hereunder shall be considered Capitalized Leases or Capitalized Lease Obligations hereunder and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith.

(b) For purposes of computing ratios in the financial covenant in Article IX as of the end of any Test Period, all components of such ratios for the applicable Test Period shall include or exclude, as the case may be, without duplication, such components of such ratios attributable to any business or assets that have been acquired or disposed of by Crown Holdings or any Subsidiary of Crown Holdings (including through mergers, amalgamations or consolidations) after the first day of such Test Period and prior to the end of such Test Period on a Pro Forma Basis as determined in good faith by Crown Holdings.

(c) For purposes of the limitations, levels and baskets in Articles IV, VII, VIII and X stated in Dollars, non-Dollar currencies will be converted into Dollars at the time of incurrence or receipt, as the case may be, using the methodology set forth in the definition of “Dollar Equivalent”.

(d) Any reference in this Agreement to “Bank of America Merrill Lynch International Limited” is a reference to its successor in title Bank of America Merrill Lynch International Designated Activity Company (including, without limitation, its branches) pursuant to and with effect from the merger between Bank of America Merrill Lynch International Limited and Bank of America Merrill Lynch International Designated Activity Company that takes effect in accordance with the Cross-Border Mergers Directive (2005/56/EC) (as codified) as implemented in the United Kingdom and Ireland.

(e) Notwithstanding anything to the contrary contained herein, for purposes of the limitations, levels and baskets in Articles IV, VII, VIII and X, no Unmatured Event of Default or Event of Default shall be deemed to have occurred with respect to any action taken in accordance with a limitation, level or basket measured as a percentage of Consolidated Tangible Assets or Consolidated Total Assets as a result of a subsequent change in Consolidated Tangible Assets or Consolidated Total Assets so long as, at the time of the taking of such action, such action was permitted to be taken.

(f) With respect to any default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that such default or Event of Default has occurred and has not yet been cured or waived. If any default or Event of Default has occurred hereunder (any such default or Event of Default, an “Initial Default”) and is subsequently cured or waived (a “Cured Default”), any other default or Event of Default that resulted from (i) the making or deemed making of any representation or warranty by any Credit Party or (ii) the taking of any action or failure to satisfy any condition precedent to the taking of any action by any Credit Party or any Subsidiary of any Credit Party, in each case which subsequent default, Event of Default or failure would not have arisen had the Cured Default not been continuing at the time of such representation, warranty, action or failure to satisfy such condition precedent to the taking of any action, shall be deemed to automatically be cured or satisfied, as applicable, upon, and simultaneously with, the cure of the Cured Default, so long as at the time of such representation, warranty, action or failure to satisfy any condition precedent to the taking of any action, no Responsible Officer of the Borrowers had knowledge of any such Initial Default.

1.3 Luxembourg terms. In this Agreement, where it relates to a company incorporated under the laws of Luxembourg, a reference to:

a winding-up, administration, liquidation or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

a receiver, administrative receiver, liquidator, administrator or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur;

a security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect and any transfer of title by way of security (transfert de propriété à titre de garantie);

a guarantee means, so far as a guarantee is given by a Credit Party incorporated under the laws of Luxembourg under this Agreement, a first demand independent guarantee and does not constitute a suretyship (cautionnement) in the sense of articles 2011 et seq of the Luxembourg civil code; and

a person being unable, or admitting inability, to pay its debts includes that person being in a state of cessation of payments (cessation de paiements).

1.4 French terms. In this Agreement, where it relates to a company incorporated under the laws of France, a reference to:

a winding-up, administration or dissolution includes a redressement judiciaire, a cession totale de l’entreprise, a liquidation judiciaire, a sauvegarde, or a sauvegarde accélérée ~~or a sauvegarde financière accélérée~~ under articles L. 620-1 to L. 670-8 of the French Commercial Code;

a composition, assignment or similar arrangement with any creditor includes a conciliation or a mandat ad hoc under articles L. 611-3 to L. 611-16 of the French Commercial Code;

a compulsory manager, receiver or administrator includes an administrateur judiciaire, a mandataire ad hoc, a conciliateur, a mandataire liquidateur or any other person appointed as a result of any proceedings described in paragraphs (a) and (b) above;

a guarantee means, so far as a guarantee is given by a Credit Party incorporated under the laws of France under this Agreement, a first demand independent guarantee under articles 2321 and seq. of the French Civil Code and does not constitute a suretyship (cautionnement) in the sense of articles 2288 et seq of the French Civil Code; and

~~a guarantee includes a cautionnement, an aval and any garantie which is independent from the debt to which it relates;~~

~~a lease includes an opération de crédit-bail;~~

~~a collateral includes any type of security (sûreté réelle); and~~

a person being unable to pay its debts includes that person being in a state of cessation des paiements as defined in article L. 631-1 of the French Commercial Code.

1.5 Calculation of Exchange Rate. On each Exchange Rate Determination Date, Administrative Agent or Canadian Administrative Agent, as applicable, shall (a) determine the Exchange Rate as of such Exchange Rate Determination Date and (b) give notice thereof to each Borrower and to each Lender that shall have requested such information. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Exchange Rate Determination Date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts between Dollars and Canadian Dollars or Alternative Currencies as applicable.

1.6 Limited Condition Transactions. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, in connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

determining compliance with any provision of this Agreement which requires the calculation of Consolidated EBITDA (including, without limitation, tests measured as a percentage of Consolidated EBITDA), the Total First Lien Leverage Ratio, the Total Leverage Ratio, the Total Secured Leverage Ratio, Incremental Cap or Available Amount (including, without limitation, Section 2.9) (other than for purposes of any Applicable Adjusted Term SOFR Margin, Applicable B/A Margin, Applicable Base Rate Margin, Applicable Canadian Prime Rate Margin, Applicable RFR Margin, Applicable Eurocurrency Margin or Applicable Commitment Fee Percentage); or

testing availability under baskets set forth in this Agreement (including, without limitation, baskets measured as a percentage of Consolidated Tangible Assets or Consolidated Total Assets);

in each case, at the option of Crown Holdings (Crown Holdings’ election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), (x) the date of determination of whether any such action is permitted hereunder shall be deemed to be (i) in the case of a Limited Condition Acquisition, the date the definitive agreements for such Limited Condition Acquisition are entered into, (ii) in the case of any transaction described in clause (b) of the definition of “Limited Condition Transaction,” the date of such irrevocable advance notice and (iii) in the case of any transaction described in clause (c) of the definition of “Limited Condition Transaction,” the date of such declaration, irrevocable advance notice or irrevocable offer (each, an “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into or consummated in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ended prior to the LCT Test Date, Crown Holdings could have taken such action on the relevant LCT Test Date in compliance with such test, ratio or basket, such test, ratio or basket shall be deemed to have been complied with and (y) such tests, ratios and baskets shall not be tested at the time of consummation of such Limited Condition Transaction and all related transactions to be entered into or consummated in connection therewith. If Crown Holdings has made an LCT Election and any of the tests, ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such test, ratio or basket, including due to fluctuations in Consolidated EBITDA, Consolidated Total Assets or Consolidated Tangible Assets of Crown Holdings and its Subsidiaries, at or prior to the consummation of the Limited Condition Transaction, such tests, baskets or ratios will be deemed not to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant Limited Condition Transaction is permitted to be consummated or taken. If Crown Holdings has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any test, ratio or basket availability with respect to such Limited Condition Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement (or, if applicable, the irrevocable notice or similar event) for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such test, ratio or basket shall be tested by calculating the availability under such test, ratio or basket on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof).

In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with the representations and warranties and/or any provision of this Agreement which requires that no Unmatured Event of Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of Crown Holdings, be deemed satisfied, so long as no representation or warranty would be breached and no Unmatured Event of Default, Event of Default, or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into. If Crown Holdings has exercised its option under this Section 1.6, and any representation or warranty is breached or any Unmatured Event of Default, Event of Default or specified Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such representation or warranty breach or Unmatured Event of Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

1.7 Sanctions Limitations. The representations and warranties contained in Section 6.21 and Section 6.22 and the covenants contained in Section 8.13:

(a) are made or given by, and shall apply to, any Credit Party or any of their Affiliates that qualify as a resident party domiciled, incorporated or established in Germany (Inländer) within the meaning of Section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz) (“AWG”) only to the extent that the making or giving of, and compliance with, such representations and warranties and covenants do not result in any violation of or conflict with, Section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) (“AWV”), the Canadian Foreign Extraterritorial Measures Act (“FEMA”), or any other applicable anti-blocking laws or regulations; and

(b) shall, with respect to any Lender which qualifies as a resident party domiciled, incorporated or established in Germany (Inländer) within the meaning of Section 2 paragraph 15 AWG or which notifies the Administrative Agent in writing that it does not wish to receive the benefit of those representations and warranties and covenants (a “Restricted Lender”), apply for the benefit of such Restricted Lender only to the extent that receipt of such benefit would not result in any violation of, conflict with, or liability under, Section 7 AWV, FEMA, or any similar anti-boycott laws or regulations. In connection with any amendment, waiver, determination or direction relating to any part of this Section 1.7, Section 6.21, Section 6.22, or Section 8.13 of which a Restricted Lender does not have the benefit pursuant to this Section, the Commitments of that Restricted Lender will be excluded from the numerator and denominator for the purposes of determining whether the consent of the Required Lenders or any other majority of Lenders has been obtained or whether the determination or direction of the Required Lenders or any other majority of Lenders has been made.

1.8 Effect of Amendment and Restatement of the Existing Credit Agreement. On the Effective Date, the Loans (as defined in the Existing Credit Agreement) shall be repaid with proceeds of the Loans borrowed on the Effective Date and the Revolving Commitments (as defined in the Existing Credit Agreement) shall be amended and restated in their entirety as Revolving Commitments hereunder as set forth on Schedule 1.1(a). The parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the obligations under the Existing Credit Agreement and that all such obligations are in all respects continued and outstanding as Obligations under this Agreement except to the extent such Obligations are modified from and after the Effective Date as provided in this Agreement and the other Loan Documents. Each Lender that was a Lender (as defined in the Existing Credit Agreement) party to the Existing Credit Agreement hereby agrees that this Agreement amends and restates the Existing Credit Agreement in its entirety effective as of the Effective Date; provided that for the avoidance of doubt, each Borrower hereby reaffirms that (a) all Letters of Credit under and as defined in the Existing Credit Agreement shall continue as Letters of Credit under this Agreement and (b) the Collateral and the Loan Documents shall continue to secure, guarantee, support and otherwise benefit the Obligations on the same terms as prior to the effectiveness hereof. Upon the effectiveness of this Agreement, each Loan Document (other than the Existing Credit Agreement) that was in effect immediately prior to the date of this Agreement shall continue to be effective on its terms unless otherwise expressly stated herein.

1.9 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

1.10 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, the Eurocurrency Rate, Canadian Prime Rate, CDOR Rate, or Daily Simple RFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, the Eurocurrency Rate, Canadian Prime Rate, CDOR Rate, Daily Simple RFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, the Eurocurrency Rate, Canadian Prime Rate, CDOR Rate or Daily Simple RFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, the Eurocurrency Rate, Canadian Prime Rate, CDOR Rate or Daily Simple RFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

AMOUNT AND TERMS OF U.S. DOLLAR, STERLING AND EURO CREDITS

2.1 The Commitments.

(a) Term Loans.

(i) Term Loan A Facility. Each Term Loan A Lender, severally and for itself alone, hereby agrees, on the terms and subject to the terms and conditions set forth herein and in the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment and in reliance upon the representations and warranties set forth herein and in the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment and in the other Loan Documents to make a loan (each such loan, a “Term Loan A” and collectively, the “Term A Loans”) to U.S. Borrower on the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date in an aggregate principal amount equal to the Term Loan A Commitment of such Lender. The Term A Loans (i) shall be incurred by U.S. Borrower pursuant to a single drawing, (ii) shall be denominated in Dollars and (iii) shall not exceed for any Lender at the time of incurrence thereof on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date that aggregate principal amount which equals the Term Loan A Commitment, if any, of such Lender at such time. Each Lender’s Term Loan A Commitment shall expire immediately and without further action on the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, after giving effect to the Term A Loans made thereon. No amount of any Term A Loan which is repaid or prepaid by U.S. Borrower may be reborrowed hereunder.

(ii) Term Euro Facility. Each Term Euro Lender, severally and for itself alone, hereby agrees, on the terms and subject to conditions set forth herein and in the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment and in reliance upon the representations and warranties set forth herein and in the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment and in the other Loan Documents to make a loan (each such loan, a “Term Euro Loan” and collectively, the “Term Euro Loans”) to European Borrower on the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date in an aggregate principal amount equal to the Term Euro Commitment of such Lender. The Term Euro Loans (i) shall be incurred by European Borrower pursuant to a single drawing, (ii) shall be denominated in Euros, (iii) shall not exceed for any Lender at the time of incurrence thereof on the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date that aggregate principal amount which equals the Term Euro Commitment, if any, of such Lender at such time. Each Term Euro Lender’s Term Euro Commitment shall expire immediately and without further action on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, after giving effect to the Term Euro Loans made thereon. No amount of a Term Euro Loan which is repaid or prepaid by European Borrower may be reborrowed hereunder.

(iii) [Reserved].

(b) Revolving Loans.

(i) Dollar Revolving Loan Facility. Each Dollar Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to U.S. Borrower denominated in Dollars on a revolving basis from time to time during the Commitment Period, in an amount not to exceed its Dollar Revolver Pro Rata Share of the Total Available Dollar Revolving Commitment (each such loan by any Lender, a “Dollar Revolving Loan” and collectively, the “Dollar Revolving Loans”); provided that no such Dollar Revolving Loan shall be made if after giving effect thereto, the Total Available Dollar Revolving Commitments would equal less than zero. All Dollar Revolving Loans comprising the same Borrowing hereunder shall be made by the Dollar Revolving Lenders simultaneously and in proportion to their respective Dollar Revolving Commitments. Prior to the Revolver Termination Date for the Dollar Revolving Facility, Dollar Revolving Loans may be repaid and reborrowed by U.S. Borrower in accordance with the provisions hereof and, except as otherwise specifically provided in Section 3.6, all Dollar Revolving Loans comprising the same Borrowing shall at all times be of the same Type.

(ii) [Reserved].

(iii) Multicurrency Revolving Loan Facility. Each Multicurrency Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to U.S. Borrower, European Borrower and the Subsidiary Borrowers denominated in Dollars or an Alternative Currency on a revolving basis from time to time during the Commitment Period for the Multicurrency Revolving Facility, in an amount not to exceed its Multicurrency Revolver Pro Rata Share of (a) with respect to all Borrowers the Total Available Multicurrency Revolving Commitment and (b) with respect to any applicable Borrower, such Borrower’s Available Multicurrency Revolving Sublimit (each such loan by any Lender, a “Multicurrency Revolving Loan” and collectively, the “Multicurrency Revolving Loans”); provided, that (a) no such Multicurrency Revolving Loan shall be made if after giving effect thereto, the Total Available Multicurrency Revolving Commitments would equal less than zero and (b) the aggregate principal amount of all Multicurrency Revolving Loans denominated in Sterling shall not exceed the Sterling Equivalent of $250,000,000. All Multicurrency Revolving Loans comprising the same Borrowing hereunder shall be made by the Multicurrency Revolving Lenders simultaneously and in proportion to their respective Multicurrency Revolving Commitments. Prior to the Revolver Termination Date for the Multicurrency Revolving Commitment, Multicurrency Revolving Loans may be repaid and reborrowed by U.S. Borrower, European Borrower and the Subsidiary Borrowers in accordance with the provisions hereof and, except as otherwise specifically provided in Section 3.6 all Multicurrency Revolving Loans comprising the same Borrowing shall at all times be of the same Type.

(c) Swing Line Loans.

(i) [Reserved].

(ii) Multicurrency Swing Line. Subject to the terms and conditions hereof, the Swing Line Lender in its individual capacity agrees to make swing line loans in Dollars or Alternative Currencies (“Swing Line Loans”) to U.S. Borrower, European Borrower or any Subsidiary Borrower on any Business Day from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding that do not to exceed the Dollar Equivalent of $75,000,000; provided, however, that in no event may the amount of any Borrowing of Swing Line Loans (A) exceed the Total Available Multicurrency Revolving Commitment immediately prior to such Borrowing (after giving effect to the use of proceeds thereof), (B) exceed the Available Multicurrency Revolving Sublimit for such Borrower immediately prior to such Borrowing or (C) cause the outstanding Multicurrency Revolving Loans of any Lender, when added to such Lender’s Multicurrency Revolver Pro Rata Share of the then outstanding Swing Line Loans and Multicurrency Revolver Pro Rata Share of the aggregate Multicurrency LC Obligations (exclusive of Unpaid Drawings relating to Multicurrency LC Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, Multicurrency Revolving Loans or Swing Line Loans) to exceed such Lender’s Multicurrency Revolving Commitment. Amounts borrowed under this Section 2.1(c)(ii) may be repaid and, to but excluding the Revolver Termination Date for the Multicurrency Revolving Facility, reborrowed. Swing Line Loans shall be made in Dollars or Alternative Currencies and maintained as Base Rate Loans, with respect to Swing Line Loans made in Dollars, and Overnight Rate Loans with respect to Swing Line Loans made in Alternative Currencies and, notwithstanding Section 2.6, shall not be entitled to be converted into any other Type of Loan. Notwithstanding the foregoing, in the event there is a Defaulting Lender, Swing Line Lender shall not be required to make any Swing Line Loans unless Swing Line Lender has entered into arrangements reasonably satisfactory to it and Crown Holdings to eliminate the Swing Line Lender’s risk with respect to the refunding or participation in such Swing Line Loans of the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender or Lenders’ applicable Multicurrency Revolver Pro Rata Share of the applicable Swing Line Loans, which arrangements shall be deemed to be consented to by the Lenders.

(iii) Refunding of Swing Line Loans. Swing Line Lender, at any time in its sole and absolute discretion, may on behalf of the applicable Borrower (which hereby irrevocably directs Swing Line Lender to so act on its behalf) notify each Multicurrency Revolving Lender (including Swing Line Lender) to make a Multicurrency Revolving Loan in the Applicable Currency, as the case may be, an amount equal to such Lender’s Multicurrency Revolver Pro Rata Share of the principal amount of the applicable Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given, provided, however, that such notice shall be deemed to have automatically been given upon the occurrence of an Event of Default under Section 10.1(i). Unless any of the events described in Section 10.1(i) shall have occurred (in which event the procedures of this Section 2.1(c)(iii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each applicable Revolving Lender shall make the proceeds of its Revolving Loan available to Swing Line Lender at the Payment Office prior to 11:00 a.m., local time in the place of funding, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be immediately applied to repay the Refunded Swing Line Loans.

(iv) Participation in Swing Line Loans. If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.1(c)(iii), an Event of Default under Section 10.1(i) shall have occurred, or if for any other reason a Revolving Loan cannot be made pursuant to Section 2.1(c)(iii), then, subject to the provisions of Section 2.1(c)(v) below, each Multicurrency Revolving Lender will, on the date such Revolving Loan was to have been made, purchase (without recourse or warranty) from Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Multicurrency Revolver Pro Rata Share of such Swing Line Loan. Upon request, each such Revolving Lender will immediately transfer to Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof Swing Line Lender will deliver to such Revolving Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(v) Lenders’ Obligations Unconditional. Each Lender’s obligation to make Revolving Loans in accordance with Section 2.1(c)(iii) above and to purchase participating interests in accordance with Section 2.1(c)(iv) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Event of Default or Unmatured Event of Default; (C) any adverse change in the condition (financial or otherwise) of any Borrower or any other Person; (D) any breach of this Agreement by any Borrower or any other Person; (E) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased or (F) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available to Swing Line Lender the amount required pursuant to Section 2.1(c)(iii) or (iv) above, as the case may be, Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Base Rate thereafter. Notwithstanding the foregoing provisions of this Section 2.1(c)(v), no Lender shall be required to make a Revolving Loan to any Borrower for the purpose of refunding a Swing Line Loan pursuant to Section 2.1(c)(iii) above or to purchase a participating interest in a Swing Line

Loan pursuant to Section 2.1(c)(iv) above, if an Event of Default or Unmatured Event of Default has occurred and is continuing and, prior to the making by Swing Line Lender of such Swing Line Loan, the applicable Swing Line Lender has received written notice from such Lender specifying that such Event of Default or Unmatured Event of Default has occurred and is continuing, describing the nature thereof and stating that, as a result thereof, such Lender shall cease to make such Refunded Swing Line Loans and purchase such participating interests, as the case may be; provided, however, that the obligation of such Lender to make such Refunded Swing Line Loans and to purchase such participating interests shall be reinstated upon the earlier to occur of (y) the date upon which such Lender notifies Swing Line Lender that its prior notice has been withdrawn and (z) the date upon which the Event of Default or Unmatured Event of Default specified in such notice no longer is continuing.

2.2 Evidence of Indebtedness; Repayment of Loans.

(a) Evidence of Indebtedness. At the request of any Lender (which request shall be made to Administrative Agent), each respective Borrower’s obligation to pay the principal of and interest on all the Loans made to it by such Lender shall be evidenced, (1) if Term Loans, by a promissory note duly executed and delivered by such Borrower substantially in the form of Exhibit 2.2(a)(1) hereto (or such other form as mutually agreed by Crown Holdings and the Administrative Agent), with blanks appropriately completed in conformity herewith and (2) if Revolving Loans, by a promissory note duly executed and delivered by such Borrower substantially in the form of Exhibit 2.2(a)(2) hereto (or such other form as mutually agreed by Crown Holdings and the Administrative Agent), with blanks appropriately completed in conformity herewith.

(b) Notation of Payments. Each Lender will note on its internal records the amount of each Loan made by it, the Applicable Currency of such Loan and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect any Borrower’s or any guarantor’s obligations hereunder or under the other applicable Loan Documents in respect of such Loans.

(c) Repayment of Loans. Each Borrower hereby unconditionally promises to pay to Administrative Agent for the account of the relevant Lenders (i) in respect of Revolving Loans of such Borrower, on the applicable Revolver Termination Date (or such earlier date as, and to the extent that, such Revolving Loan becomes due and payable pursuant to the terms of this Agreement), the unpaid principal amount of each Revolving Loan made to it by each such Revolving Lender, in the Applicable Currency and (ii) in respect of Term Loans of such Borrower, on the applicable Term Maturity Date (or such earlier date as, and to the extent that, such Term Loan becomes due and payable pursuant to the terms of this Agreement), the unpaid principal amount of each Term Loan made to it by each such Term Lender, in the Applicable Currency. Each Borrower hereby further agrees to pay interest in immediately available funds (in the Applicable Currency) at the applicable Payment Office on the unpaid principal amount of the Revolving Loans and Term Loans made to it from time to time from the Effective Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 3.1.

2.3 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing by any Borrower hereunder shall be not less than the Minimum Borrowing Amount and, if greater, shall be in Minimum Borrowing Multiples above such minimum (or, if less, the then Total Available Dollar Revolving Commitment or the Total Available Multicurrency Revolving Commitment). More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than ~~(i) three (3) Borrowings of Eurocurrency Loans with weekly Interest Periods in the aggregate by European Borrower and the Subsidiary Borrowers nor more than one (1) Borrowing of Eurocurrency Loans with a weekly Interest Period by U.S. Borrower nor (ii)~~, unless approved by Administrative Agent in its reasonable discretion, ten (10) Borrowings of Eurocurrency Loans, SOFR Loans and RFR Loans at any time.

2.4 Borrowing Options. The Term Loans and the Revolving Loans shall, at the option of the applicable Borrower except as otherwise provided in this Agreement, be (i) Base Rate Loans, (ii) ~~Eurocurrency~~SOFR Loans, or (iii) part Base Rate Loans and part ~~Eurocurrency~~SOFR Loans. The Term Loans and Multicurrency Revolving Loans denominated in ~~Alternative Currencies~~Euro shall be Eurocurrency Loans. ~~As to any Eurocurrency~~Multicurrency Revolving Loans denominated in Sterling shall be Daily Simple RFR Loans. Multicurrency Revolving Loans denominated in any other Alternative Currency shall bear interest based on the benchmark rate agreed for such Alternative Currency pursuant to Section 2.8. As to any Loan, any Lender may, if it so elects, fulfill its commitment by causing a domestic or foreign branch or affiliate with reasonable and appropriate capacities to fund such currency and without any increased cost to Borrowers to make or continue such Loan, provided that in such event the funding of that Lender’s Loan shall, for the purposes of this Agreement, be considered to be the obligations of or to have been made by that Lender and the obligation of the applicable Borrower to repay that Lender’s Loan shall nevertheless be to that Lender and shall be deemed held by that Lender, for the account of such branch or affiliate.

2.5 Notice of Borrowing. Whenever any Borrower desires to make a Borrowing of any Loan (other than a Swing Line Loan) hereunder, it shall give Administrative Agent at its Notice Address ~~(i) in the case of Dollar denominated Loans,~~ at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing), given not later than 12:00 p.m. (New York City time), of each Base Rate Loan, and at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (New York City time) (or 8:00 a.m. (New York City time), in the case of a borrowing in Euro or Sterling), of each SOFR Loan, Eurocurrency Loan or Daily Simple RFR Loan, as applicable, to be made hereunder ~~and (ii) in the case of Alternative Currency Loans, at least three Business Days’ (one Business Day in the case of Alternative Currency Loans denominated in Sterling) prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (London time)~~; provided, however, that a Notice of Borrowing with respect to Borrowings to be made on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date may be delivered later than the time specified above but no later than (x) in the case of Dollar denominated Loans, 10:00 a.m. (New York City time) and (y) in the case of Alternative Currency Loans, 12:00 p.m. (London time), in each case, on the Business Day prior to the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date. Whenever U.S. Borrower desires that Swing Line Lender make a Swing Line Loan in Dollars under Section 2.1(c)(ii), it shall deliver to Swing Line Lender and Administrative Agent prior to 11:00 a.m. (New York City time) on the date of Borrowing written notice (or telephonic notice promptly confirmed in writing). Whenever any Borrower (other than Canadian Borrower) desires that Swing Line Lender make a Swing Line Loan in any Alternative Currency under Section 2.1(c)(ii), the applicable Borrower shall deliver written notice (or telephone notice promptly confirmed in writing) to Swing Line Lender and U.K. Administrative Agent with a copy to the Administrative Agent prior to 9:30 a.m. (London time) on (i) with respect to Swing Line Loans denominated in Sterling, the date of such Borrowing and (ii) with respect to Swing Line Loans denominated in Euro, the date that is two Business Days prior to such Borrowing. Each such notice (each a “Notice of Borrowing”), which shall be in the form of Exhibit 2.5 hereto (or such other form as mutually agreed by Crown Holdings and the Administrative Agent), shall be irrevocable, shall be deemed a representation by such Borrower that all conditions precedent to such Borrowing have been satisfied and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing stated in the relevant currency, (ii) the date of Borrowing (which shall be a Business Day), (iii) whether the Loans being made pursuant to such Borrowing are to be Swing Line Loans, and (iv) whether the Loans being made pursuant to such Borrowing are to be Dollar Revolving Loans or Multicurrency

Revolving Loans, and, as applicable, whether such Loans are to be Base Rate Loans, SOFR Loans, Daily Simple RFR Loans or Eurocurrency Loans and, with respect to SOFR Loans and Eurocurrency Loans, the Interest Period ~~(other than with respect to Daily Simple RFR Loans)~~ and Applicable Currency to be applicable thereto; provided that if such Borrower shall have failed to specify the Type, Applicable Currency or Interest Period of such Loans (and shall not have promptly responded to the Administrative Agent’s request for such information), such Borrower shall be deemed to have requested a (x) in the case of a Loan denominated in Dollars, a SOFR Loan, (y) in the case of a Loan denominated in Euro, a Eurocurrency Loan or (z) in the case of a loan denominated in Sterling, an RFR Loan, with an Interest Period (in the case of a Eurocurrency Loan or a SOFR Loan) of one month, and if no currency is specified, in Dollars (or Sterling, in the case of an RFR loan); provided, further, that if the date of such notice is less than 3 Business Days from the date of such Borrowing, such Borrower shall be deemed to have requested a Base Rate Loan in Dollars. Administrative Agent shall as promptly as practicable give each Lender that would be required to fund a portion of a proposed Borrowing written or telephonic notice (promptly confirmed in writing) of such proposed Borrowing, such Lender’s Revolver Pro Rata Share thereof and of the other matters covered by the Notice of Borrowing. Without in any way limiting any Borrower’s obligation to confirm in writing any telephonic notice, Administrative Agent or the Swing Line Lender (in the case of Swing Line Loans) or the respective Facing Agent (in the case of Letters of Credit) may act without liability upon the basis of telephonic notice believed by Administrative Agent in good faith to be from a Responsible Officer of such Borrower prior to receipt of written confirmation. Administrative Agent’s records shall, absent manifest error, be final, conclusive and binding on each Borrower with respect to evidence of the terms of such telephonic Notice of Borrowing. Each Borrower hereby agrees not to dispute Administrative Agent’s or such Facing Agent’s record of the time of telephonic notice.

2.6 Conversion or Continuation. Any Borrower may elect (i) on any Business Day to convert Base Rate Loans or any portion thereof to ~~Eurocurrency~~SOFR Loans, (ii) at the end of any Interest Period with respect thereto, to convert Loans denominated in Dollars that are ~~Eurocurrency~~SOFR Loans or any portion thereof into Base Rate Loans or to continue such ~~Eurocurrency~~SOFR Loans or any portion thereof for an additional Interest Period and (iii) at the end of any Interest Period with respect thereto, to continue ~~Loans (other than Daily Simple RFR Loans) denominated in an Alternative Currency~~ Eurocurrency Loans for an additional Interest Period; provided, however, that the aggregate principal amount of the Eurocurrency Loans for each Interest Period therefor must be in an aggregate principal amount equal to the Minimum Borrowing Amount for Eurocurrency Loans or Minimum Borrowing Multiples in excess thereof. Each conversion or continuation of SOFR Loans ~~of a Facility~~or Eurocurrency Loans shall be allocated among the SOFR Loans ~~of the~~or Eurocurrency Loans, as applicable, in the applicable Facility of the applicable Lenders ~~in such Facility~~ in accordance with their respective Pro Rata Shares. Each such election shall be in substantially the form of Exhibit 2.6 hereto (or such other form as mutually agreed by Crown Holdings and the Administrative Agent) (a “Notice of Conversion or Continuation”) and shall be made by giving Administrative Agent at least three Business Days’ (~~or one Business Day in the case of a continuation of Alternative Currency Loans denominated in Sterling~~ or one Business Day in the case of a conversion into Base Rate Loans) prior written notice thereof to the Notice Address given not later than 12:00 p.m. (New York City time) (12:00 p.m. London time in the case of a continuation of an Alternative Currency Loan) specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of SOFR Loans or Eurocurrency Loans ~~(other than Daily Simple RFR Loans)~~, the Interest Period therefor, and (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day). Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to ~~Eurocurrency~~SOFR Loans, and no continuation in whole or in part of ~~Eurocurrency Loans other than Loans denominated in Alternative Currencies~~SOFR Loans, shall be permitted at any time at which an Event of Default shall have occurred and be continuing. If, within the time period required under the terms of this Section 2.6, Administrative Agent does not receive a Notice of Conversion or Continuation from the applicable Borrower containing a permitted election to continue any SOFR Loans or Eurocurrency Loans ~~(other than Daily Simple RFR Loans)~~ for an additional Interest Period or to convert any such SOFR Loans or Eurocurrency Loans, then, upon the expiration of the Interest Period therefor, such SOFR Loans or Eurocurrency Loans will be automatically ~~converted to Base Rate~~continued as SOFR Loans or~~, in the case of an Alternative Currency Loan,~~ Eurocurrency Loans, as applicable, in the same Applicable Currency with an Interest Period of one month. Each Notice of Conversion or Continuation shall be irrevocable.

2.7 Disbursement of Funds. No later than 9:00 a.m. (local time at the place of funding) on the date specified in each Notice of Borrowing (3:30 p.m. local time at the place of funding in the case of Swing Line Loans), each applicable Lender will make available its Pro Rata Share of Loans, of the Borrowing requested to be made on such date in the Applicable Currency and in immediately available funds, at the Payment Office (for the account of such non-U.S. office of Administrative Agent as Administrative Agent may direct in the case of Eurocurrency Loans and Daily Simple RFR Loans) and Administrative Agent will make available to the applicable Borrower at its Payment Office the aggregate of the amounts so made available by the Lenders not later than 10:00 a.m. (local time at the place of funding), or in the case of Swing Line Loans, 4:30 p.m. (local time in the place of funding). Unless Administrative Agent shall have been notified by any Lender at least one (1) Business Day prior to the date of Borrowing that such Lender does not intend to make available to Administrative Agent such Lender’s portion of the Borrowing to be made on such date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date of Borrowing and Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to Administrative Agent by such Lender on the date of Borrowing, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the applicable Borrower and, if so notified, the applicable Borrower shall immediately pay such corresponding amount to Administrative Agent. Administrative Agent shall also be entitled to recover from the applicable Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to the applicable Borrower to the date such corresponding amount is recovered by Administrative Agent, at a rate per annum equal to the rate for Base Rate Loans, SOFR Loans, Daily Simple RFR Loans or Eurocurrency Loans, as the case may be, applicable during the period in question; provided, however, that any interest paid to Administrative Agent in respect of such corresponding amount shall be credited against interest payable by Borrower to such Lender under Section 3.1 in respect of such corresponding amount. Any amount due hereunder to Administrative Agent from any Lender which is not paid when due shall bear interest payable by such Lender, from the date due until the date paid, at the Federal Funds Rate for amounts in Dollars (and, at Administrative Agent’s cost of funds for amounts in any Alternative Currency) for the first three days after the date such amount is due and thereafter at the Federal Funds Rate (or such cost of funds rate) plus 1%, together with Administrative Agent’s standard interbank processing fee. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, amounts due with respect to its Letters of Credit (or its participations therein) and any other amounts due to it hereunder first to Administrative Agent to fund any outstanding Loans made available on behalf of such Lender by Administrative Agent pursuant to this Section 2.7 until such Loans have been funded (as a result of such assignment or otherwise) and then to fund Loans of all Lenders other than such Lender until each Lender has outstanding Loans equal to its Pro Rata Share of all Loans (as a result of such assignment or otherwise). Such Lender shall not have recourse against such Borrower with respect to any amounts paid to Administrative Agent or any Lender with respect to the preceding sentence, provided that, such Lender shall have full recourse against such Borrower to the extent of the amount of such Loans it has so been deemed to have made. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which such Borrower may have against the Lender as a result of any default by such Lender hereunder.

2.8 Utilization of Revolving Commitments in an Alternative Currency.

(a) Administrative Agent will determine the Dollar Equivalent amount with respect to any (i) Credit Event comprised of a borrowing of Revolving Loans denominated in an Alternative Currency as of the requested Credit Event date, (ii) outstanding Revolving Loans denominated in an Alternative Currency Loans as of the last Business Day of each Interest Period or Interest Payment Date, as applicable, for such Loan, (iii) Multicurrency Letter of Credit denominated in an Alternative Currency, each Determination Date and (iv) outstanding Revolving Loans and Unpaid Drawings denominated in an Alternative Currency as of any redenomination date pursuant to this Agreement (each such date under clauses (i) through (iv), a “Computation Date”). Upon receipt of any Notice of Borrowing, Administrative Agent shall, as promptly as practicable, notify each applicable Revolving Lender thereof and of the amount of such Lender’s Revolver Pro Rata Share of the Borrowing. In the case of a Borrowing comprised of Revolving Loans denominated in an Alternative Currency, such notice will provide the approximate amount of each Lender’s Revolver Pro Rata Share of the Borrowing, and Administrative Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Notice of Borrowing, promptly notify each Lender of the exact amount of such Lender’s Revolver Pro Rata Share of the Borrowing.

(b) European Borrower shall be entitled to request that Multicurrency Revolving Loans hereunder also be permitted to be made in any other lawful currency constituting a eurocurrency (other than Dollars), in addition to the eurocurrencies specified in the definition of “Alternative Currency” herein, that in the reasonable opinion of each of the Multicurrency Revolving Lenders is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an “Agreed Alternative Currency”). European Borrower shall deliver to Administrative Agent any request for designation of an Agreed Alternative Currency in accordance with Section 12.3, to be received by Administrative Agent not later than 11:00 a.m. (New York City time) at least ten (10) Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Agreed Alternative Currency. Upon receipt of any such request Administrative Agent will promptly notify the applicable Multicurrency Revolving Lenders thereof, and each applicable Multicurrency Revolving Lender will use its best efforts to respond to such request within two (2) Business Days of receipt thereof. Each Multicurrency Revolving Lender may grant or accept such request in its sole discretion. Administrative Agent will promptly notify European Borrower of the acceptance or rejection of any such request.

(c) In the case of a proposed Borrowing comprised of Multicurrency Revolving Loans denominated in an Agreed Alternative Currency, the Multicurrency Revolving Lenders shall be under no obligation to make such Loans in the requested Agreed Alternative Currency as part of such Borrowing if Administrative Agent has received notice from any of the Multicurrency Revolving Lenders by 3:00 p.m. (New York City time) three (3) Business Days prior to the day of such Borrowing that such Lender cannot provide Loans in the requested Agreed Alternative Currency, in which event Administrative Agent will give notice to Crown Holdings no later than 9:00 a.m. (London time) on the second Business Day prior to the requested date of such Borrowing that the Borrowing in the requested Agreed Alternative Currency is not then available, and notice thereof also will be given promptly by Administrative Agent to the Multicurrency Revolving Lenders. If Administrative Agent shall have so notified Crown Holdings that any such Borrowing in a requested Agreed Alternative Currency is not then available, the applicable Borrower may, by notice to Administrative Agent not later than 2:00 p.m. (London time) two (2) Business Days prior to the requested date of such Borrowing, withdraw the Notice of Borrowing relating to such requested Borrowing. If a Borrower does so withdraw such Notice of Borrowing, the Borrowing requested therein shall not occur and Administrative Agent will promptly so notify each Multicurrency Revolving Lender. If such Borrower does not so withdraw such Notice of Borrowing, Administrative Agent will promptly so notify each Multicurrency Revolving Lender and such Notice of Borrowing shall be deemed to be a Notice of Borrowing that requests a Borrowing comprised of Base Rate Loans in an aggregate amount equal to the Dollar Equivalent of the originally requested Borrowing in the Notice of Borrowing; and in such notice by Administrative Agent to each Lender will state such aggregate amount of such Borrowing in Dollars and such Lender’s Pro Rata Share thereof.

(d) In the case of a proposed continuation of Revolving Loans denominated in an Agreed Alternative Currency for an additional Interest Period pursuant to Section 2.6, the Multicurrency Revolving Lenders shall be under no obligation to continue such Loans if Administrative Agent has received notice from any of the Multicurrency Revolving Lenders by 4:00 p.m. (New York City time) four (4) Business Days prior to the day of such continuation that such Lender cannot continue to provide Loans in the Agreed Alternative Currency, in which event Administrative Agent will give notice to Crown Holdings not later than 9:00 a.m. (New York City time) on the third Business Day prior to the requested date of such continuation that the continuation of such Loans in the Agreed Alternative Currency is not then available, and notice thereof also will be given promptly by Administrative Agent to the Multicurrency Revolving Lenders. If Administrative Agent shall have so notified Crown Holdings that any such continuation of Loans is not then available, any Notice of Conversion or Continuation with respect thereto shall be deemed withdrawn and such Loans shall be redenominated into ~~Base Rate~~SOFR Loans in Dollars with effect from the last day of the Interest Period with respect to any such Loans. Administrative Agent will promptly notify Crown Holdings and the Multicurrency Revolving Lenders of any such redenomination and in such notice by Administrative Agent to each Lender will state the aggregate Dollar Equivalent amount of the redenominated Alternative Currency Loans as of the Computation Date with respect thereto and such Lender’s Revolver Pro Rata Share thereof.

(e) If at any time an Alternative Currency Loan denominated in a currency other than Euros is outstanding, the relevant Alternative Currency is replaced as the lawful currency of the country that issued such Alternative Currency (the “Issuing Country”) by the Euro so that all payments are to be made in the Issuing Country in Euros and not in the Alternative Currency previously the lawful currency of such country, then such Alternative Currency Loan shall be automatically converted into an Alternative Currency Loan denominated in Euros in a principal amount equal to the amount of Euros into which the principal amount of such Alternative Currency Loan would be converted pursuant to the EMU Legislation and thereafter no further Alternative Currency Loans will be available in such Alternative Currency, with the basis of accrual of interest, notice requirements and payment offices with respect to such Alternative Currency Loan to be that consistent with the convention and practices in the Euro-zone interbank market for Euro denominated loans. Without prejudice and in addition to any method of conversion or rounding prescribed by any relevant EMU Legislation, (i) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in such Alternative Currency shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in Euros as the Administrative Agent may from time to time specify and (ii) this Agreement shall be subject to such other reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to Euros.

(f) In each case, to the maximum extent permitted under applicable law, the applicable Borrowers from time to time, at the request of any Lender or any Facing Agent, shall pay to such Lender or Facing Agent the amount of any losses, damages, liabilities, claims, reduction in yield, additional expense, increased cost, reduction in any amount payable, reduction in the effective return of its capital, the decrease or delay in the payment of interest or any other return forgone as reasonably determined by such Lender or Facing Agent or its affiliates with respect to an Alternative Currency Loan affected by Section 2.8(e) as a result of the tax or currency exchange resulting from the introduction, changeover to or operation of the Euro in any applicable nation or the Eurozone. A certificate of any such Lender or the respective Facing Agent setting forth such Lender’s or such Facing Agent’s determination of the amount or amounts necessary to compensate such Lender or such Facing Agent shall be delivered to the

Administrative Agent for delivery to the applicable Borrower and shall be conclusive absent manifest error so long as such determination is made by such Lender or such Facing Agent on a reasonable basis. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(g) Notwithstanding anything herein to the contrary, during the existence of an Event of Default, upon the request of the Majority Lenders under any Revolving Facility with outstanding Alternative Currency Loans, all or any part of any outstanding Revolving Loans that are Alternative Currency Loans under such Revolving Facility shall be redenominated and converted into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Alternative Currency Loans. The Administrative Agent will promptly notify Company of any such redenomination and conversion request.

2.9 Additional Facility.

(a) U.S. Borrower and European Borrower shall have the right at any time (subject to Section 1.6 with respect to any Additional Facility the proceeds of which are being used to finance a Limited Condition Transaction, so long as no Event of Default then exists) and from time to time after the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date to obtain and incur from one or more existing Lenders and/or other Persons that are Eligible Assignees and which, in each case, agree to make such commitments and loans to such Borrower, loans and commitments to make loans in an aggregate principal amount not to exceed the Incremental Cap, which loans and commitments may be incurred as (i) commitments to increase any tranche of Revolving Commitments (“Additional Revolving Credit Commitments”), (ii) one or more additional tranches of revolving commitments (“Additional Revolving Facility”) as allocated by Crown Holdings and the Lenders providing commitments in respect of such Additional Revolving Facility under a facility that would provide that such Additional Revolving Facility would have a final maturity no earlier than the latest existing Revolver Termination Date (except Additional Revolving Facilities in an aggregate principal amount not to exceed the Inside Maturity Date Amount); provided, that the terms and conditions of any Additional Revolving Facility, taken as a whole, shall be no more restrictive than those applicable to the existing Revolving Facilities (other than as to pricing, interest rate margins, interest rate floors, discounts, fees, premiums, other economic terms and maturity), except for covenants and other provisions applicable only to periods after the latest Revolver Termination Date at the time such Additional Revolving Facility is obtained (without regard to the maturity date of such Additional Revolving Facility); provided, however, that (X) to the extent the terms and conditions of such Additional Revolving Facility are not consistent with one or more of the existing Revolving Facilities (except to the extent permitted pursuant to the immediately preceding proviso or clause (Y) below), such terms and conditions may differ if consistent with customary market terms for Indebtedness of such type or reasonably satisfactory to Crown Holdings and the Administrative Agent or (Y) in the event such terms are more favorable (taken as a whole) to the Lenders providing such Additional Revolving Facilities, (A) the applicable Borrowers shall have the right to unilaterally provide the Lenders under the existing Revolving Facilities with additional rights and benefits and the “no more restrictive than” requirement of the preceding proviso and compliance therewith shall be determined after giving effect to such additional rights and benefits and (B) to the extent any financial maintenance covenant is added for the benefit of the Lenders under such Additional Revolving Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Revolving Facilities that remain outstanding after the commitments under such Additional Revolving Facility (to the extent not already benefitting from any similar financial maintenance covenant and to the extent that such financial maintenance covenant would be effective prior to the latest Revolving Termination Date for such Revolving Facilities) (it being understood and agreed that Crown Holdings may, at its option, deliver a certificate to the Administrative Agent certifying that the requirements of the provisos to this clause (ii) have been satisfied at least 5 Business Days prior to the incurrence of such Indebtedness, and such certification shall be conclusive evidence that such requirements have been satisfied unless the Administrative Agent provides notice to Crown Holdings of its objection during such 5 Business Day period (including a reasonable description of the basis upon which it objects)), (iii) one or more tranches of additional term loans (“Additional Term Loans”) allocated by Crown Holdings and the Lenders providing such Additional Term Loans under a facility that would provide that the Additional Term Loans would have a Weighted Average Life to Maturity of not less than the existing Term Loans with the then longest Weighted Average Life to Maturity and a final maturity no earlier than the latest Term Loan A Maturity Date ; provided that the Weighted Average Life to Maturity and final maturity limitations set forth in this clause (iii) shall not apply to Additional Term Loans in an aggregate principal amount not to exceed the Inside Maturity Date Amount and/or (iv) increases to one or more existing Term Facilities (collectively, the increases and tranches referred to in clauses (i)-(iv), the “Additional Facilities”); provided, that the terms and conditions of any Additional Term Loans, taken as a whole, shall be no more restrictive than those applicable to the existing Term Facilities (other than as to pricing, interest rate margins, interest rate floors, discounts, fees, premiums, other economic terms, maturity and prepayment or redemption terms (provided that such Additional Facilities shall not include more favorable prepayment treatment than the other tranches of Term Loans)), except for covenants and other provisions applicable only to periods after the earlier to occur of the date that all other Term Loans are paid in full (other than Unasserted Contingent Obligations) and the latest Term Maturity Date at the time such Additional Term Loans are incurred (without regard to the maturity date of such Additional Term Loans); provided, however, that (X) to the extent the terms and conditions of such Additional Term Loans are not consistent with one or more of the existing Term Facilities (except to the extent permitted pursuant to the immediately preceding proviso or clause (Y) below), such terms and conditions may differ if consistent with customary market terms for Indebtedness of such type or reasonably satisfactory to Crown Holdings and the Administrative Agent or (Y) in the event such terms are more favorable (taken as a whole) to the Lenders providing such Additional Term Loans, (A) the applicable Borrowers shall have the right to unilaterally provide the existing Term Lenders with additional rights and benefits and the “no more restrictive than” requirement of the preceding proviso and compliance therewith shall be determined after giving effect to such additional rights and benefits and (B) to the extent any financial maintenance covenant is added for the benefit of the Lenders under such Additional Term Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Term Loans that remain outstanding after the issuance or incurrence of such Additional Term Loans (to the extent not already benefitting from any similar financial maintenance covenant and to the extent that such financial maintenance covenant would be effective prior to the latest Term Maturity Date for such Term Facilities) (it being understood and agreed that Crown Holdings may, at its option, deliver a certificate to the Administrative Agent certifying that the requirements of the provisos to this clause (iii) have been satisfied at least 5 Business Days prior to the incurrence of such Indebtedness, and such certification shall be conclusive evidence that such requirements have been satisfied unless the Administrative Agent provides notice to Crown Holdings of its objection during such 5 Business Day period (including a reasonable description of the basis upon which it objects)); provided further, that any existing Lender approached to provide all or a portion of the Additional Facilities may elect or decline, in its sole discretion, to provide such Additional Facilities. Any Additional Facility shall rank pari passu with any then-existing tranche of Loans and/or Revolving Commitments and/or Additional Facility Commitments in right of payment and shall rank pari passu with any then-existing tranche of Loans incurred by and/or Revolving Commitments and/or Additional Facility Commitments made available to the same Borrower in right of guarantees and security. No Additional Facility may be (x) guaranteed by any Person which is not a Credit Party or (y) secured by any assets other than, to the extent secured on the same terms as the Obligations (including with respect to Collateral release), the Collateral. Each New Lender that becomes a Lender with respect to a tranche of Additional Facilities pursuant to Section 2.9 hereby acknowledges and agrees that the term of each Term Facility, each Revolving Facility and each sub-facility thereof may be extended or replaced and that each New Lender, solely with respect to the Additional Facilities held by such New Lender, agrees in advance to any changes made to this Agreement and the other Loan Documents in order to implement such extension or replacement (including changes with respect to pricing, fees and other economic terms relating solely to such extended or replaced facility or facilities) as may be reasonably proposed to be made by Borrowers (Borrowers’ signatures to be conclusive evidence of such reasonability); provided that no such extension of an Additional Facility to which a New Lender is a party shall apply to such New Lender without its consent. Each New Lender hereby agrees to take such actions and execute and deliver such amendments, agreements, instruments or documents as the Administrative Agent may reasonably request to give effect to the preceding sentence; provided that the foregoing provision shall not be construed to require a New Lender to execute any amendment, agreement, instrument or document which contains changes other than those relating solely to such extended or replaced facility or facilities.

(b) In the event that U.S. Borrower or European Borrower desires to create an Additional Facility, such Borrower will enter into an amendment to this Agreement with the lenders providing such Additional Facility (who shall by execution thereof become Lenders hereunder if not theretofore Lenders) to provide for such Additional Facility, which amendment shall set forth any terms and conditions of the Additional Facility not covered by this Agreement as agreed by the applicable Borrower and such Lenders, and shall provide for the issuance of promissory notes to evidence the Additional Facility if requested by the Lenders making advances under the Additional Facility (which notes shall constitute Notes for purposes of this Agreement), with such amendment to be in form and substance reasonably acceptable to Administrative Agent and consistent with the terms of this Section 2.9(b) and of the other provisions of this Agreement. Notwithstanding anything herein to the contrary, no consent of any Lender (other than any Lender making loans or whose commitment is increased under such Additional Facility) is required to permit the Loans or commitments contemplated by this Section 2.9(b) or the aforesaid amendment to effectuate such Additional Facility.

(c) Upon implementation of any Additional Revolving Credit Commitments or any new Additional Revolving Facility, (i) if such Additional Revolving Credit Commitments or Additional Revolving Facility, as applicable, is implemented either by increasing the amount of then-existing Revolving Commitments under an existing Revolving Facility, or by increasing the amount of then-existing Additional Facility Commitments in respect of an Additional Revolving Facility (rather than by implementing a new Additional Revolving Facility tranche), (1) each Lender under such existing Facility immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant New Lender, and each relevant New Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit issued under such Facility such that, after giving effect to each deemed assignment and assumption of participations, all of the Lenders’ (including each New Lender’s) participations hereunder in Letters of Credit under such Facility shall be held on a pro rata basis on the basis of their respective Revolving Commitments in respect of such Revolving Facility or Additional Facility Commitments in respect of such Additional Revolving Facility (after giving effect to any increase in such Commitments pursuant to this Section 2.9) and (2) each existing Lender under the applicable Revolving Facility or Additional Revolving Facility shall assign Loans made by them under that Facility to certain other Lenders under that Facility (including the New Lenders providing the relevant new Additional Revolving Facility), and such other Lenders under that Facility (including the New Lenders providing the relevant new Additional Revolving Facility) shall purchase such Loans, in each case to the extent necessary so that all of the Lenders under that Facility participate in each outstanding borrowing of Loans under that Facility pro rata on the basis of their respective Revolving Commitments in respect of such Revolving Facility or Additional Facility Commitments in respect of such Additional Revolving Facility (after giving effect to any increase in such Commitments pursuant to this Section 2.9); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (d); and (ii) if such

Additional Revolving Facility is implemented pursuant to a request to add one or more new Additional Revolving Facility tranches, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any then-existing Revolving Facility having the same Borrowers as such Additional Revolving Facility (any such existing Revolving Facility, a “Comparable Revolving Facility”) and such new Additional Revolving Facility, (B) repayments required upon the Maturity Date of the then-existing Comparable Revolving Facility and such new Additional Comparable Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) after the effective date of Additional Facility Commitments in respect of such Additional Revolving Facility shall be made on a pro rata basis between the then-outstanding Comparable Revolving Facility (if any) and the new Additional Revolving Facility, (2) any swing line loans made, or letters of credit issued, as applicable, after the effective date of Additional Facility Commitments in respect of such Additional Revolving Facility, shall be made or issued to the extent reasonably practicable on a pro rata basis between the then-outstanding Comparable Revolving Facility (if any) and the new Additional Revolving Facility and (3) the permanent repayment of Loans with respect to, and termination of commitments under, such new Additional Revolving Facility shall be made on a pro rata basis between the then-outstanding Comparable Revolving Facility and the new Additional Revolving Facility, except that the Borrowers under such new Additional Revolving Facility shall be permitted to permanently repay and terminate commitments under such Additional Revolving Facility on a greater than pro rata basis than any other Comparable Revolving Facility that has a later Maturity Date than such Additional Revolving Facility either at the time of incurrence of such Additional Revolving Facility or on the date that such Revolving Facility is subsequently incurred after the incurrence of such new Additional Revolving Facility.

(d) In addition, U.S. Borrower and European Borrower may utilize any portion of the Incremental Cap in effect at such time (subject to Section 1.06 with respect to any Incremental Equivalent Debt the proceeds of which are being used to finance a Limited Condition Transaction, so long as no Event of Default then exists) to issue or incur Indebtedness consisting of senior secured first lien term loans or notes in lieu of an Additional Term Facility (“Incremental Equivalent Debt”); provided, (1) such Incremental Equivalent Debt shall have a Weighted Average Life to Maturity of not less than the existing Term Loans with the then longest Weighted Average Life to Maturity; provided that the Weighted Average Life to Maturity and final maturity limitations set forth in this clause (1) shall not apply to Incremental Equivalent Debt in an aggregate principal amount not to exceed the Inside Maturity Date Amount and (2) that the terms and conditions of such Incremental Equivalent Debt, taken as a whole, shall be no more restrictive than those applicable to the existing Term Facilities (other than as to pricing, interest rate margins, interest rate floors, discounts, fees, premiums, other economic terms, maturity and prepayment or redemption terms (provided that such Incremental Equivalent Debt shall not include more favorable prepayment treatment than the other tranches of Term Loans)), except for covenants and other provisions applicable only to periods after the earlier to occur of the date that all other Term Loans are paid in full (other than Unasserted Contingent Obligations) and the latest Term Maturity Date at the time such Incremental Equivalent Debt is incurred (without regard to the maturity date of such Incremental Equivalent Debt); provided, however, that (X) to the extent the terms and conditions of such Incremental Equivalent Debt are not consistent with one or more of the existing Term Facilities (except to the extent permitted pursuant to the immediately preceding proviso or clause (Y) below), such terms and conditions may differ if consistent with customary market terms for Indebtedness of such type or reasonably satisfactory to Crown Holdings and the Administrative Agent or (Y) in the event such terms are more favorable (taken as a whole) to the Lenders providing such Incremental Equivalent Debt, (A) the applicable Borrowers shall have the right to unilaterally provide the existing Term Lenders with additional rights and benefits and the “no more restrictive than” requirement of the preceding proviso and compliance therewith shall be determined after giving effect to such additional rights and benefits and (B) to the extent any financial maintenance covenant is added for the benefit of the Lenders under such Incremental Equivalent Debt, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Term Loans that remain outstanding after the issuance or incurrence of such Incremental Equivalent Debt (to the extent not already benefitting from any similar financial maintenance covenant and to the extent that such financial maintenance covenant would be effective prior to the latest Term Maturity Date for such Term Facilities) (it being understood and agreed that Crown Holdings may, at its option, deliver a certificate to the Administrative Agent certifying that the requirements of the provisos to this clause (iii) have been satisfied at least 5 Business Days prior to the incurrence of such Incremental Equivalent Debt, and such certification shall be conclusive evidence that such requirements have been satisfied unless the Administrative Agent provides notice to Crown Holdings of its objection during such 5 Business Day period (including a reasonable description of the basis upon which it objects)). Any Incremental Equivalent Debt shall rank pari passu with any then-existing tranche of Loans and/or Revolving Commitments and/or Additional Facility Commitments in right of payment and shall rank pari passu with any then-existing tranche of Loans incurred by and/or Revolving Commitments and/or Additional Facility Commitments made available to the same Borrower in right of guarantees and security and the holders of such Incremental Equivalent Debt (or their representative) and the Administrative Agent shall be party to a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent. No Incremental Equivalent Debt may be (x) incurred or guaranteed by any Person which is not a Credit Party or (y) secured by any assets other than, to the extent secured on the same terms as the Obligations (including with respect to Collateral release), the Collateral.

(e) Notwithstanding anything contained herein, in the event the tranche of Additional Term Loans or Incremental Equivalent Debt is used to finance a Permitted Acquisition (including the Signode Acquisition) and to the extent the Lenders participating in such tranche of Additional Term Loans or Incremental Equivalent Debt, as applicable, agree, (x) only the Specified Representations and those representations of the seller or the target company (as applicable) included in the acquisition agreement related to such Permitted Acquisition that are material to the interests of the Lenders and only to the extent Crown Holdings or the Borrowers have the right to terminate its obligations under such acquisition agreement as a result of a breach of such representation shall be required to be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct) and (y) there shall only be a requirement that no Event of Default pursuant to Sections 10.1(a) and (i) shall have occurred and be continuing.

(f) This Section 2.9 shall supersede any provisions in Section 4.5(a), 10.5 or 12.1 to the contrary and shall be subject to Section 1.6.

2.10 Letters of Credit.

(a) Letter of Credit Commitments.

Multicurrency Letters of Credit. Subject to and upon the terms and conditions herein set forth, U.S. Borrower or European Borrower may request, on behalf of itself or any Subsidiary or Unrestricted Entity, that any Facing Agent (other than the Canadian Facing Agent or the Dollar Facing Agent) issue, at any time and from time to time on and after the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, and prior to the 5th Business Day preceding the Revolver Termination Date for the Multicurrency Revolving Facility, for the account of such Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holder) of obligations of such Borrower, any of its Subsidiaries and any Unrestricted Entities (in the case of Unrestricted Entities, subject to the limitation on Investments in Unrestricted Entities set forth in Section 8.4(m)), a letter of credit in Dollars or an Alternative Currency (other than Canadian Dollars), in a form customarily used by such Facing Agent, or in such other form as has been approved by such Facing

Agent (the “Multicurrency Letters of Credit”); provided, however, no Multicurrency Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which, (i) when added to the Effective Amount of all Multicurrency LC Obligations (exclusive of Unpaid Drawings relating to Multicurrency Letters of Credit which are repaid on or prior to the date of, and prior to the issuance of, the respective Multicurrency Letter of Credit at such time), would exceed either (x) $275,000,000 or (y) when added to the Dollar Equivalent of the aggregate principal amount of all Multicurrency Revolving Loans, Swing Line Loans and Multicurrency LC Obligations then outstanding with respect to all Borrowers, the Total Multicurrency Revolving Commitment at such time provided, further, that the aggregate face amount of all Multicurrency Letters of Credit issued and outstanding by any Facing Agent shall not exceed such Facing Agent’s Applicable LC Sublimit or (ii) when added to the Dollar Equivalent of the aggregate principal amount of all Multicurrency Revolving Loans, Multicurrency LC Obligations and Swing Line Loans of such Borrower, such Borrower’s Multicurrency Revolving Sublimit. Notwithstanding anything to the contrary in this Section 2.10, at the request of the applicable requesting Borrower, any Multicurrency Letter of Credit may contain a statement to the effect that such Multicurrency Letter of Credit is issued for the account of Crown Holdings, any of its Subsidiaries or any Unrestricted Entity; provided that notwithstanding such statement, such requesting Borrower shall be the actual account party for all purposes of the Loan Documents for such Multicurrency Letter of Credit and such statement shall not affect such requesting Borrower’s reimbursement obligations hereunder with respect to such Multicurrency Letter of Credit.

Canadian Letters of Credit. Subject to and upon the terms and conditions herein set forth, Canadian Borrower may request, on behalf of itself, that the Canadian Facing Agent issue, at any time and from time to time on and after the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, and prior to the 5th Business Day preceding the Canadian Revolver Termination Date, for the account of such Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holder) of obligations of Canadian Borrower or any of its Subsidiaries, a letter of credit or letter of guarantee in Canadian Dollars, in a form customarily used by such Facing Agent, or in such other form as has been approved by such Facing Agent (a “Canadian Letter of Credit”); provided, however, no Canadian Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which, when added to the Effective Amount of all Canadian LC Obligations (exclusive of Unpaid Drawings relating to Canadian Letters of Credit which are repaid on or prior to the date of, and prior to the issuance of, the respective Canadian Letter of Credit at such time), would exceed either (i) $10,000,000 or (ii) when added to the Dollar Equivalent of the aggregate principal amount of all Canadian Revolving Loans and Canadian LC Obligations then outstanding with respect to Canadian Borrower, the Total Canadian Revolving Commitment at such time.

Dollar Letters of Credit. Subject to and upon the terms and conditions herein set forth, U.S. Borrower may request, on behalf of itself, that the Dollar Facing Agent issue, at any time and from time to time on and after the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, and prior to the 5th Business Day preceding the Revolver Termination Date for the Dollar Revolving Facility, for the account of such Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holder) of obligations of such U.S. Borrower or any of its Subsidiaries, a letter of credit in Dollars, in a form customarily used by such Facing Agent, or in such other form as has been approved by such Facing Agent (the “Dollar Letters of Credit”); provided, however, no Dollar Letter of Credit shall be issued the Stated Amount of which, when added to the Effective Amount of all Dollar LC Obligations (exclusive of Unpaid Drawings relating to Dollar Letters of Credit which are repaid on or prior to the date of, and prior to the issuance of, the respective Dollar Letter of Credit at such time), would exceed either (i) $25,000,000 or (ii) when added to the Dollar Equivalent of the aggregate principal amount of all Dollar Revolving Loans and Dollar LC Obligations then outstanding with respect to the U.S. Borrower, the Total Dollar Revolving Commitment at such time.

(b) Obligation of Facing Agent to Issue Letter of Credit. Each Facing Agent may agree, in its sole discretion, that it will (subject to the terms and conditions contained herein), at any time and from time to time on or after the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date and prior to the Revolver Termination Date for the Multicurrency Revolving Facility with respect to Multicurrency Letters of Credit, the Revolver Termination Date for the Dollar Revolving Facility with respect to the Dollar Letters of Credit and the Canadian Revolver Termination Date with respect to Canadian Letters of Credit, following its receipt of the respective Notice of Issuance, issue for the account of the applicable Borrower but subject to the last sentence of Section 2.10(a)(i), one or more Letters of Credit in support of the obligations of the applicable Borrower, any of its Subsidiaries or any Unrestricted Entities, provided, that the respective Facing Agent shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Facing Agent from issuing such Letter of Credit or any Requirement of Law applicable to such Facing Agent from any Governmental Authority with jurisdiction over such Facing Agent shall prohibit, or request that such Facing Agent refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Facing Agent with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Facing Agent is not otherwise compensated) not in effect on the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Facing Agent as of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date and which such Facing Agent in good faith deems material to it;

(ii) such Facing Agent shall have received notice from any Lender prior to the issuance of such Letter of Credit of the type described in Section 2.10(b)(iii)(A)(v); or

(iii) the issuance of such Letter of Credit would violate one or more policies of such Facing Agent.

(A) Notwithstanding the foregoing, (i) each Multicurrency Letter of Credit, Dollar Letter of Credit and Canadian Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit’s date of issuance, provided, that any Multicurrency Letter of Credit, Dollar Letter of Credit or Canadian Letter of Credit may be automatically extendable for periods of up to one year so long as such Letter of Credit provides that the respective Facing Agent retains an option, satisfactory to such Facing Agent, to terminate such Letter of Credit within a specified period of time prior to each scheduled extension date; (ii) (x) no Multicurrency Letter of Credit shall have an expiry date occurring later than 10 days prior to the Revolver Termination Date for the Multicurrency Revolving Facility, (y) no Dollar Letter of Credit shall have an expiry date occurring later than 10 days prior to the Revolver Termination Date for the Dollar Revolving Facility and (z) no Canadian Letter of Credit shall have an expiry date occurring later than 10 days prior to the Canadian Revolver Termination Date; (iii) each Multicurrency Letter of Credit shall be denominated in Dollars, or in the respective Facing Agent’s sole discretion, an Alternative Currency, and be payable on a sight basis, each Dollar Letter of Credit shall be denominated in Dollars and be payable on a sight basis and each Canadian Letter of Credit shall be denominated in Canadian Dollars and be payable on a sight basis; (iv) the Stated Amount of each Letter of Credit shall not be less than the Dollar Equivalent of $100,000 or such lesser amount as is acceptable to the respective Facing Agent; and (v) no Facing Agent will issue any Letter of Credit after it has received written notice from the applicable Borrower or the Required Lenders stating that an Event of Default or Unmatured Event of Default exists until such time as such Facing Agent shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Event of Default or Unmatured Event of Default by the Required Lenders (or all the Lenders to the extent required by Section 12.1).

(B) Notwithstanding the foregoing, in the event there is a Defaulting Lender, no Facing Agent shall be required to issue any Letter of Credit unless the respective Facing Agent is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Exposure will be 100% covered by the Revolving Commitments and Canadian Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in a manner satisfactory to it and Crown Holdings to eliminate such Facing Agent’s risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender or Lenders’ applicable Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of the applicable LC Obligations, and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.12(a)(i) (and such Defaulting Lender shall not participate therein).

(c) Procedures for Issuance and Amendments of Letter of Credit. Whenever U.S. Borrower, European Borrower, any Subsidiary Borrower or Canadian Borrower desires that a Letter of Credit be issued, such Borrower shall give Administrative Agent and the respective Facing Agent written notice thereof prior to 1:00 p.m. (New York City time) at least five (5) Business Days (or such shorter period as may be acceptable to such Facing Agent) prior to the proposed date of issuance (which shall be a Business Day) which written notice shall be in the form of Exhibit 2.10(c) (or such other form as mutually agreed by Crown Holdings, the applicable Facing Agent and the Administrative Agent) (each, a “Notice of Issuance”) and may be submitted via facsimile or other electronic image scan transmission (e.g., “pdf” or “tif” via email) to the respective Facing Agent (who may rely upon such facsimile or electronic image scan transmission if it were an original thereof). Each such notice shall specify (A) the proposed issuance date and expiration date, (B) the name(s) of each obligor with respect to such Letter of Credit, (C) the applicable Borrower as the account party, (D) the name and address of the beneficiary (which Person shall be acceptable to the applicable Facing Agent), (E) the Stated Amount in Dollars, Canadian Dollars or, if applicable, the Alternative Currency, of such proposed Letter of Credit, (F) whether such Letter of Credit is to be a Multicurrency Letter of Credit, Dollar Letter of Credit or Canadian Letter of Credit and (G) the purpose of such Letter of Credit (which shall be acceptable to Administrative Agent and the applicable Facing Agent) and such other information as such Facing Agent may reasonably request. In addition, each Notice of Issuance shall contain a general description of the terms and conditions to be included in such proposed Letter of Credit (all of which terms and conditions shall be acceptable to the respective Facing Agent). Unless otherwise specified, all Letters of Credit will be governed by the Uniform Customs and Practices for Documentary Credit Operations as in effect on the date of issuance of such Letter of Credit. Each Notice of Issuance shall include any other documents as the respective Facing Agent customarily requires in connection therewith. From time to time while a Letter of Credit is outstanding and prior to the Revolver Termination Date for the Multicurrency Revolving Facility with respect to Multicurrency Letters of Credit, the Revolver Termination Date for the Dollar Revolving Facility with respect to Dollar Letters of Credit and the Canadian Revolver Termination Date with respect to Canadian Letters of Credit, the applicable Facing Agent will, upon written request received by the Facing Agent (with a copy sent by Borrower to Administrative Agent) at least three (3) Business Days (or such shorter time as the Facing Agent and Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile or other electronic image scan transmission (e.g., “pdf” or “tif” via email), confirmed promptly in an original writing (each a “Letter of Credit Amendment Request”) and shall specify in form and detail reasonably satisfactory to the Facing Agent: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Facing Agent may require. The Facing Agent shall be under no obligation to amend any Letter of Credit if: (A) the Facing Agent would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement, or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit. In the case of Multicurrency Letters of Credit, Dollar Letters of Credit and Canadian Letters of Credit, each Facing Agent shall, promptly after the issuance of or amendment or modification to such a Letter of Credit, give Administrative Agent and the applicable Borrower written notice of the issuance, amendment or modification of such Letter of Credit, accompanied by a copy of such issuance, amendment or modification. Promptly upon receipt of such notice, Administrative Agent shall give each Multicurrency Revolving Lender or Canadian Revolving Lender, as applicable, written notice of such issuance, amendment or modification, and if so requested by any such Lender, Administrative Agent shall provide such Lender with copies of such issuance, amendment or modification.

(d) Agreement to Repay Letter of Credit Payments.

U.S. Borrower, European Borrower or Canadian Borrower, as the case may be, hereby agrees to reimburse (or to cause the applicable Subsidiary Borrower to reimburse) the respective Facing Agent, by making payment to Administrative Agent or the Canadian Administrative Agent, as the case may be, in immediately available funds in Dollars or Canadian Dollars, as the case may be at the Payment Office, for the Dollar Equivalent (or Canadian Dollar amount with respect to Canadian Dollar Letters of Credit) of any payment or disbursement made by such Facing Agent under and in accordance with any Letter of Credit (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”), no later than one Business Day after the date on which such Borrower receives notice of such payment or disbursement (if such Unpaid Drawing was in an Alternative Currency other than Canadian Dollars, then in the Dollar Equivalent amount of such Unpaid Drawing), with interest on the amount so paid or disbursed by such Facing Agent, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Facing Agent is reimbursed therefor by such Borrower at a rate per annum which shall be the (A) Base Rate in effect from time to time plus the Applicable Base Rate Margin for Revolving Loans with respect to Multicurrency Letters of Credit in Dollars and Dollar Letters of Credit, (B) Eurocurrency Rate in effect from time to time plus the Applicable Eurocurrency Margin with respect to Multicurrency Letters of Credit in Euros, (C) Daily Simple RFR in effect from time to time plus the Applicable RFR Margin with respect to Multicurrency Letters of Credit in Sterling, and (B) the Canadian Prime Rate plus the Applicable Canadian Prime Rate Margin for Canadian Letters of Credit, provided, however, that, anything contained in this Agreement to the contrary notwithstanding, (i) unless such Borrower shall have notified Administrative Agent or the Canadian Administrative Agent, as the case may be and the applicable Facing Agent prior to 10:00 a.m. (New York City time) on the Business Day following receipt of such notice that the applicable Facing Agent will be reimbursed for the amount of such Unpaid Drawing with funds other than the proceeds of Revolving Loans or Canadian Revolving Loans, as the case may be, such Borrower shall be deemed to have timely given a Notice of Borrowing or Notice of Canadian Borrowing, as the case may be, to Administrative Agent or the Canadian Administrative Agent, as the case may be, requesting each Multicurrency Revolving Lender or Canadian Revolving Lender, as applicable, to make Revolving Loans or Canadian Revolving Loans, as applicable, which are ~~Base Rate Loans or~~ (v) in the case of Letters of Credit denominated in Dollars, SOFR Loans, (w) in the case of Letters of Credit denominated in Euro, Eurocurrency Loans, (x) in the case of Letters of Credit denominated in Sterling, RFR Loans, (y) in the case of Letters of Credit denominated in any other Alternative Rate, Loans bearing interest based on the benchmark rate agreed for such Alternative

Currency pursuant to Section 2.8(c), and (z) in the case of Canadian Letters of Credit, Canadian Prime Rate Loans, as the case may be on the date on which such Unpaid Drawing is honored in an amount equal to the Dollar Equivalent of the amount of such Unpaid Drawing and Administrative Agent or the Canadian Administrative Agent, as the case may be, shall, if such Notice of Borrowing is deemed given, promptly notify the Lenders thereof and (ii) unless any Event of Default shall have occurred and be continuing (in which event the procedures of Section 2.10(e) shall apply), each such Multicurrency Revolving Lender or Canadian Revolving Lender, as applicable, shall, on the date such drawing is honored, make Multicurrency Revolving Loans or Canadian Revolving Loans, as applicable, which are ~~Base Rate Loans or~~(v) in the case of Letters of Credit denominated in Dollars, SOFR Loans, (w) in the case of Letters of Credit denominated in Euro, Eurocurrency Loans, (x) in the case of Letters of Credit denominated in Sterling, RFR Loans, (y) in the case of Letters of Credit denominated in any other Alternative Rate, Loans bearing interest based on the benchmark rate agreed for such Alternative Currency pursuant to Section 2.8(c), or (z) in the case of Canadian Letters of Credit denominated in Canadian Dollars, Canadian Prime Rate Loans in the amount of its Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share of the Dollar Equivalent of such Unpaid Drawing, the proceeds of which shall be applied directly by Administrative Agent or the Canadian Administrative Agent, as the case may be, to reimburse the applicable Facing Agent for the amount of such Unpaid Drawing; and provided, further, that, if for any reason, proceeds of Multicurrency Revolving Loans or Canadian Revolving Loans are not received by the applicable Facing Agent on such date in an amount equal to the amount of the Dollar Equivalent of such drawing, the applicable Borrower shall reimburse the applicable Facing Agent, on the Business Day immediately following the date such drawing is honored, in an amount in same day funds equal to the excess of the amount of the Dollar Equivalent of such drawing over the Dollar Equivalent of the amount of such Multicurrency Revolving Loans or Canadian Revolving Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 3.1(a); provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the fifth Business Day following such payment or disbursement, interest shall thereafter accrue on the amounts so paid or disbursed by such Facing Agent (and until reimbursed by the applicable Borrower) at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Base Rate Margin for Revolving Loans for Multicurrency Letters of Credit and Dollar Letters of Credit, and the Canadian Prime Rate plus the Applicable Canadian Prime Rate Margin for Canadian Letters of Credit (in each case, plus an additional 2% per annum), such interest also to be payable on demand. The respective Facing Agent shall give the applicable Borrower prompt notice of each Drawing under any Letter of Credit, provided that the failure to give any such notice shall in no way affect, impair or diminish any Credit Party’s obligations hereunder.

The obligations of each Borrower under this Section 2.10(d) to reimburse the respective Facing Agent with respect to drawings on Letters of Credit (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Borrower may have or have had against any Facing Agent, Agent or any Lender (including in its capacity as issuer of the Letter of Credit or as LC Participant), or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, the respective Facing Agent’s only obligation to Borrowers being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Facing Agent under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not create for such Facing Agent any resulting liability to any Borrower.

(e) Letter of Credit Participations. Immediately upon the issuance by any Facing Agent of any Letter of Credit, such Facing Agent shall be deemed to have sold and transferred to (i) each Multicurrency Revolving Lender with respect to each Multicurrency Letter of Credit, (ii) each Dollar Revolving Lender with respect to each Dollar Letter of Credit and (iii) each Canadian Revolving Lender with respect to each Canadian Letter of Credit, in each case, other than such Facing Agent (each such Lender, in its capacity under this Section 2.10(e), an “LC Participant”), and each such LC Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Facing Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender’s Multicurrency Revolver Pro Rata Share (with respect to Multicurrency Letters of Credit), such Dollar Revolving Lender’s Dollar Revolver Pro Rata Share (with respect to Dollar Letters of Credit) and such Canadian Revolving Lender’s Canadian Revolver Pro Rata Share (with respect to Canadian Letters of Credit), as the case may be, in such Letter of Credit, each substitute Letter of Credit, each Drawing made thereunder and the obligations of the Borrowers under this Agreement with respect thereto (although Letter of Credit fees shall be payable directly to Administrative Agent for the account of the LC Participant as provided in Section 2.10(g) and the LC Participants shall have no right to receive any portion of the facing fees), and any security therefor or guaranty pertaining thereto. Upon any change in the Multicurrency Revolving Commitments of the Multicurrency Revolving Lenders or the Canadian Revolving Commitments of the Canadian Revolving Lenders, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating to Letters of Credit, there shall be an automatic adjustment pursuant to this Section 2.10(e) to reflect the new Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of the assignor and assignee Lender or of all Lenders with Multicurrency Revolving Commitments or Canadian Revolving Commitments, as the case may be. In determining whether to pay under any Letter of Credit, such Facing Agent shall have no obligation relative to the LC Participants other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Facing Agent under or in connection with any Letter of Credit issued by it if taken or omitted in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not create for such Facing Agent any resulting liability to any Credit Party or any Lender.

(f) Draws Upon Letter of Credit; Reimbursement Obligations. In the event that any Facing Agent makes any payment under any Letter of Credit issued by it and the applicable Borrower shall not have reimbursed such amount in full to such Facing Agent pursuant to Section 2.10(d), such Facing Agent shall promptly notify Administrative Agent, and Administrative Agent shall promptly notify each LC Participant of such failure, and each such LC Participant shall promptly and unconditionally pay to Administrative Agent for the account of such Facing Agent, the amount of such LC Participant’s applicable Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of such payment in Dollars or, in the case of a Letter of Credit denominated in an Alternative Currency or Canadian Dollars, in such Alternative Currency or Canadian Dollars and in same day funds; provided, however, that no LC Participant shall be obligated to pay to Administrative Agent its applicable Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share of such unreimbursed amount for any wrongful payment made by such Facing Agent under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction on the part of such Facing Agent. If Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 a.m. (New York City time) or, in the case of a Letter of Credit denominated in an Alternative Currency or Canadian Dollars, 11:00 a.m. (London time) on any Business Day, such LC Participant shall make available to Administrative Agent for the account of the respective Facing Agent such LC Participant’s applicable Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of the amount of such payment on such Business Day in same day funds. If and to the extent such LC Participant shall not have so made its applicable Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of the amount of such payment available to Administrative Agent for the account of the respective Facing Agent, such LC Participant agrees to pay to Administrative Agent for the account of such Facing Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to Administrative Agent for the account of such Facing Agent at the overnight Federal Funds rate. The failure of any LC Participant to make available to Administrative Agent for the account of the respective Facing Agent its applicable Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of any payment under any Letter of Credit issued by it shall not relieve any other LC Participant of its obligation hereunder to make available to Administrative Agent for the account of such Facing Agent its applicable Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of any payment under any such Letter of Credit on the day required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to Agent for the account of such Facing Agent such other LC Participant’s applicable Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of any such payment.

(i) Whenever any Facing Agent receives a payment of a reimbursement obligation as to which Administrative Agent has received for the account of such Facing Agent any payments from the LC Participants pursuant to this Section 2.10(f), such Facing Agent shall pay to Administrative Agent and Administrative Agent shall pay to each LC Participant which has paid its Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, thereof, in Dollars or, if in an Alternative Currency, in such Alternative Currency and in same day funds, an amount equal to such LC Participant’s Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(ii) The obligations of the LC Participants to make payments to each Facing Agent with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B) The existence of any claim, setoff, defense or other right which any Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Administrative Agent, any LC Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Crown Holdings or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

(C) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect to any statement therein being untrue or inaccurate in any respect;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E) the occurrence of any Event of Default or Unmatured Event of Default.

(g) Fees for Letters of Credit.

(i) Facing Agent Fees. The applicable Borrower agrees to pay the following amount to the respective Facing Agent with respect to the Letters of Credit issued by it for the account of any Borrower or any of its Subsidiaries:

(A) with respect to payments made under any Letter of Credit, interest, payable on demand, on the amount paid by such Facing Agent in respect of each such payment from the date of the payments through the date such amount is reimbursed by such Borrower (including any such reimbursement out of the proceeds of Revolving Loans or Canadian Revolving Loans, as the case may be, pursuant to Section 2.10(d)) at a rate determined in accordance with the terms of Section 2.10(d)(i);

(B) with respect to the issuance or amendment of each Letter of Credit and each payment made thereunder, documentary and processing charges in accordance with Facing Agent’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be; and

(C) a facing fee equal to one-eighth of one percent (0.125%) per annum of the Stated Amount outstanding and undrawn LC Obligations payable in arrears on each Quarterly Payment Date and on the Revolver Termination Date for the Multicurrency Revolving Facility or the Canadian Revolver Termination Date for the Canadian Revolving Facility, as applicable, and thereafter, on demand together with customary issuance and payment charges; provided that a minimum fee of $500.00 per annum shall be payable per Letter of Credit.

(ii) Participating Lender Fees. Each Borrower agrees to pay to Administrative Agent or the Canadian Administrative Agent, in the case of Canadian Borrower, in the currency in which such Letter of Credit is denominated for distribution to each LC Participant (A) in respect of all Multicurrency Letters of Credit issued for the account of such Borrower outstanding such Lender’s Multicurrency Revolver Pro Rata Share of a commission equal to the then Applicable Adjusted Term SOFR Margin, Eurocurrency Margin or RFR Margin, as applicable, for Multicurrency Revolving Loans with respect to the Effective Amount under such outstanding Letters of Credit (the “Multicurrency LC Commission”) payable in arrears on each Quarterly Payment Date, on the Revolver Termination Date for the Multicurrency Revolving Facility and thereafter, on demand, (B) in respect of all Dollar Letters of Credit issued for the account of such Borrower outstanding such Lender’s Dollar Revolver Pro Rata Share of a commission equal to the then Applicable ~~Base Rate~~Adjusted Term SOFR Margin for Dollar Revolving Loans with respect to the Effective Amount under such outstanding Letters of Credit (the “Dollar LC Commission”) and (C) in respect of all Canadian Letters of Credit issued for the account of such Borrower outstanding such Lender’s Canadian Revolver Pro Rata Share of a commission equal to the then Applicable B/A Margin for Canadian Revolving Loans with respect to the Effective Amount under such outstanding Letters of Credit (the “Canadian LC Commission”) payable in arrears on each Quarterly Payment Date, on the Canadian Revolver Termination Date and thereafter, on demand. Each of the Multicurrency LC Commission, the Dollar LC Commission and the Canadian LC Commission shall be computed on a daily basis from the first day of issuance of each Letter of Credit and on the basis of the actual number of days elapsed over a year of 360 days.

Promptly upon receipt by the respective Facing Agent or Administrative Agent or the Canadian Administrative Agent, in the case of Canadian Borrower, of any amount described in clause (i)(A) or (ii) of this Section 2.10(g), such Facing Agent or Administrative Agent or the Canadian Administrative Agent, in the case of Canadian Borrower, shall distribute to each Lender that has reimbursed such Facing Agent in accordance with Section 2.10(d) its Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share of such amount. Amounts payable under clauses (i)(B) and (C) of this Section 2.10(g) shall be paid directly to such Facing Agent.

(h) Indemnification. In addition to amounts payable as elsewhere provided in this Agreement, each Borrower hereby agrees to protect, indemnify, pay and hold each Facing Agent harmless, on an after-Tax basis, from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which any Facing Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit, other than as a result of the gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction of the applicable with respect to such Facing Agent or (ii) the failure of the applicable Facing Agent to honor a Drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Government Acts”). As between any Borrower and each Facing Agent, such Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by any Facing Agent by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Facing Agent shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of or any Drawing under such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a Drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any Drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the applicable Facing Agent, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of the applicable Facing Agent’s rights or powers hereunder. For the avoidance of doubt, this Section 2.10(h) shall not apply to Taxes, except any Taxes that represent claims, demands, liabilities, damages, losses, costs, charges and expenses arising from any non-Tax claim.

In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Facing Agent under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, and in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not put any Facing Agent under any resulting liability to any Borrower.

Notwithstanding anything to the contrary contained in this Agreement, no Borrower shall have any obligation to indemnify any Facing Agent in respect of any liability incurred by such Facing Agent to the extent arising out of the gross negligence or willful misconduct of such Facing Agent. The right of indemnification in the first paragraph of this Section 2.10(h) shall not prejudice any rights that any Borrower may otherwise have against each Facing Agent with respect to a Letter of Credit issued hereunder.

(i) Increased Costs. If at any time after the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date any Change in Law shall (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Facing Agent or participated in by any Lender, (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, letters of credit commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) impose on any Facing Agent or any Lender any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Facing Agent or any Lender or any such other Recipient of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by such Facing Agent, or Lender or other Recipient hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon demand to the applicable Borrower by the respective Facing Agent, Lender or other Recipient (a copy of which demand shall be sent by such Facing Agent, Lender or other Recipient to Administrative Agent), the applicable Borrower shall pay to such Facing Agent, Lender or other Recipient such additional amount or amounts as will compensate such Facing Agent, Lender or other Recipient for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Each Recipient, upon determining that any additional amounts will be payable pursuant to this Section 2.10(i), will give prompt written notice thereof to the applicable Borrower, which notice shall include a certificate submitted to the applicable Borrower by the respective Recipient (a copy of which certificate shall be sent by such Recipient to Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Recipient, although failure to give any such notice shall not release or diminish any Credit Party’s obligations to pay additional amounts pursuant to this Section 2.10(i). The certificate required to be delivered pursuant to this Section 2.10(i) shall, absent manifest error, be final, conclusive and binding on the Credit Parties.

(j) Existing Letters of Credit. The letters of credit set forth under the caption “Letters of Credit outstanding on the Effective Date” on Schedule 2.10(j) annexed hereto and made a part hereof which were issued pursuant to the Existing Credit Agreement and which remain outstanding as of the Effective Date (the “Existing Letters of Credit”). Each Borrower, each Facing Agent and each of the Lenders hereby agree with respect to the Existing Letters of Credit that such Existing Letters of Credit, for all purposes under this Agreement shall be deemed to be Letters of Credit (as indicated on Schedule 2.10(j)), governed by the terms and conditions of this Agreement. Each Lender agrees to participate in each Existing Letter of Credit issued by any Facing Agent in an amount equal to its Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of the Stated Amount of such Existing Letter of Credit.

2.11 Pro Rata Borrowings. Except as expressly provided in Section 2A.9(e), Borrowings of Loans under this Agreement shall be loaned by the applicable Lenders pro rata on the basis of their applicable Facility Commitments. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Commitments hereunder.

2.12 Defaulting Lenders.

(a) Reallocation of Defaulting Lender Commitment, Etc. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit Exposure and any outstanding Swing Line Exposure of such Defaulting Lender:

(i) so long as no Event of Default has occurred and is continuing, the Letter of Credit Exposure and Swing Line Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments under the applicable Revolving Facility; provided that (a) after giving effect to such reallocation, (x) the sum of each Non-Defaulting Lender’s total of the Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (y) the sum of each Non-Defaulting Lender’s total of the Multicurrency Revolving Credit Exposure may not in any event exceed the Multicurrency Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (z) the sum of each Non-Defaulting Lender’s total of the Canadian Revolving Credit Exposure may not in any event exceed the Canadian Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) subject to Section 12.20, neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Facing Agents, the Swing Line Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii) to the extent that any portion (the “Unreallocated Portion”) of the Defaulting Lender’s Letter of Credit Exposure and Swing Line Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than two Business Days after demand by the Administrative Agent (at the direction of any Facing Agent and/or the Swing Line Lender, as the case may be), (a) cash collateralize the obligations of the Borrower to the Facing Agents and the Swing Line Lender in respect of such Letter of Credit Exposure and the Swing Line Exposure of such Defaulting Lender, as the case may be, in an amount at least equal to the aggregate amount of the Unreallocated Portion of such Letter of Credit Exposure and Swing Line Exposure or (b) in the case of such Swing Line Exposure, prepay in full the Unreallocated Portion of the Swing Line Exposure of such Defaulting Lender.

(b) Fees.

Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any Commitment Fee accruing during such period pursuant to Section 3.2(a) and the Borrowers shall no longer be required to pay the portion of the Commitment Fee accruing during such period that would have been payable to such Defaulting Lender.

Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any Letter of Credit fees accruing during such period (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees to the extent provided herein); provided that (x) to the extent that all or a portion of the Letter of Credit Exposure of a Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.12(a)(i), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, and (y) to the extent any portion of such Letter of Credit Exposure cannot be so reallocated, such Letter of Credit fees will instead accrue for the benefit of and be payable to the Facing Agents based on their pro rata share of the undrawn face amount of Letters of

Credit outstanding; provided that if at any time and so long as the Borrowers shall have cash collateralized Letter of Credit Exposure of a Defaulting Lender as required pursuant to Section 2.12(a)(ii), then the Borrower shall no longer be required to pay Letter of Credit fees in respect of such cash collateralized amounts in respect of the Letter of Credit Exposure of such Defaulting Lender.

(c) Termination of Defaulting Lender Commitment. So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, the Borrowers may terminate the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof); provided that (i) prior to any such termination, the Borrower shall have repaid in full all outstanding Revolving Loans (without any reduction of the Revolving Commitments) and all accrued but unpaid interest and fees hereunder owing to all Lenders and (ii) such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Facing Agents, the Swing Line Lender or any Lender may have against such Defaulting Lender; provided further that in the case of the termination of a Defaulting Lender’s Revolving Commitment, if such Defaulting Lender is a Facing Agent with one or more outstanding Letters of Credit, then the Borrowers shall be required to fully cash collateralize such Letters of Credit.

(d) Reallocation of Payments. If a Lender becomes, and during the period it remains, a Defaulting Lender, except in connection with a termination of such Defaulting Lender’s Revolving Commitments pursuant to Section 2.12(c) above, any amount paid by the Borrowers for the account of such Defaulting Lender (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Facing Agents or the Swing Line Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third as the Borrowers may request (so long as no Unmatured Event of Default or Event of Default then exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, and fourth after the earlier of (x) termination of the applicable Revolving Commitments and payment in full of all obligations of the Borrowers under such Revolving Facility and (y) the Revolver Termination Date applicable to such Defaulting Lender and payment in full of all obligations of the Borrowers under such Revolving Facility to all Lenders owing on such Revolver Termination Date, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. For the sake of clarity, it is understood and agreed that any payment by the Borrowers on account of the obligations of a Defaulting Lender shall be and be deemed to be a payment by the Borrowers to such Defaulting Lender (and no interest will thereafter accrue on such amount) whether or not such payment is paid to such Defaulting Lender.

(e) Cure. If the Borrower, the Administrative Agent, the Facing Agents and the Swing Line Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase such portion of the outstanding Revolving Loans of the other Lenders (together with any break funding incurred by such other Lenders) and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the total Multicurrency Revolving Commitments, Canadian Revolving Commitments, Revolving Commitments, Multicurrency Revolving Loans, Canadian Revolving Loans, Revolving Loans, Letter of Credit participation obligations and Swing Line Loans participation obligations of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments under the applicable Revolving Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(f) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.1.

2.13 Replacement Revolving Credit Facility.

(a) Notwithstanding anything to the contrary in any Loan Document, this Agreement may be amended, amended and restated, supplemented or otherwise modified on one or more occasions with the written consent of the Administrative Agent, the Swing Line Lenders under the applicable Revolving Facility, the Borrowers under the applicable Revolving Facility and the Lenders and New Lenders providing the relevant Replacement Revolving Loans (as defined below) and Replacement Revolving Commitments (as defined below) to permit the refinancing of all or any portion of the Revolving Loans or Loans in respect of any Additional Revolving Credit Commitments or Loans in respect of any other Replacement Revolving Facility outstanding hereunder (“Refinanced Revolving Loans”) and Revolving Commitments and/or any Additional Facility Commitments in respect of any Additional Revolving Credit Commitments hereunder and/or any other Replacement Revolving Commitments in respect of any other Replacement Revolving Facility hereunder (“Refinanced Revolving Commitments”) (which for this purpose will be deemed to include any then outstanding Replacement Revolving Loans and Replacement Revolving Commitments) with replacement revolving loans (“Replacement Revolving Loans”) and replacement revolving commitments (“Replacement Revolving Commitments,” and together with such Replacement Revolving Loans relating thereto, a “Replacement Revolving Facility”) hereunder which shall be Loans and Commitments hereunder; provided that (a) the aggregate principal amount of such Replacement Revolving Loans and Replacement Revolving Commitments shall not exceed the aggregate principal amount of such Refinanced Revolving Loans and Refinanced Revolving Commitments in respect of such existing Revolving Facility (plus the amount of accrued interest and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses incurred in connection with the replacement thereof), (b) the maturity date of such Replacement Revolving Loans and Replacement Revolving Commitments shall not be earlier than the latest Revolver Termination Date of such Refinanced Revolving Loans and Refinanced Revolving Commitments in respect of such existing Revolving Facility, (c) the interest rates, floors and margins, commitment, upfront and other fees, and borrowers with respect to such Replacement Revolving Loans and Replacement Revolving Commitments shall be as agreed by the borrowers party thereto and the Lenders and New Lenders providing such Replacement Revolving Loans and Replacement Revolving Commitments, including any changes or additional terms to address local law considerations in the case of any new foreign borrowers, (d) such Replacement Revolving Loans and Replacement Revolving Commitments shall rank pari passu in right of payment with the other Loans and Commitments hereunder, (e) no Event of Default under Section 10.1(a) or Section 10.1(i) shall exist immediately prior to or after giving effect to the effectiveness of the relevant Replacement Revolving Facility and (f) all other terms applicable to such Replacement Revolving Loans and Replacement Revolving Commitments (excluding interest rates, floors and margins, commitment, upfront and other fees, guarantees, security and maturity, subject to preceding clauses (b) through (f)) shall be no more restrictive than those applicable to such Refinanced Revolving Loans and Refinanced Revolving Commitments in respect of such existing Revolving Facility, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest Revolver Termination Date in effect immediately prior to such refinancing; provided that, if such terms are more favorable (taken as a whole) to the Lenders or New Lenders providing such Replacement Revolving Loans and Replacement Revolving Commitments, the applicable Borrowers shall have the right to unilaterally provide the existing Revolving Lenders and Lenders under any existing Additional Revolving Credit Commitments with additional rights and benefits and the “no more restrictive than” requirement of this clause (f) and compliance therewith shall be determined after giving effect to such additional right and benefits (it being understood and agreed that Crown Holdings may, at its option, deliver a certificate to the Administrative Agent certifying that the requirements of this clause (f) have been satisfied at least 5 Business Days prior to the incurrence of such Indebtedness, and such certification shall be conclusive evidence that such requirements have been satisfied unless the Administrative Agent provides notice to Crown Holdings of its objection during such 5 Business Day period (including a reasonable description of the basis upon which it objects)).

(b) In addition, if so provided in the relevant amendment, amendment and restatement, supplement or other modification of the Credit Agreement entered into in accordance with Section 2.13(a), and with the consent of the applicable Facing Agent, participations in Letters of Credit under the applicable Refinanced Revolving Facility expiring on or after the Revolver Termination Date for such Refinanced Revolving Facility under which such Letter of Credit was issued may be reallocated from Lenders holding Revolving Commitments under such Refinanced Revolving Facility to Lenders and New Lenders holding Replacement Revolving Commitments under the applicable Replacement Revolving Facility in accordance with the terms of such amendment, amendment and restatement, supplement or other modification.

(c) This Section 2.13 shall supersede any other provisions contained in the Loan Documents, including, without limitation, Section 12.1, to the contrary.

(d) Upon issuance of any Replacement Revolving Commitments or the making of any Replacement Revolving Loans, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Comparable Revolving Facility or any Additional Revolving Credit Commitments (to the extent that they remain outstanding) and such new Replacement Revolving Facility, (B) repayments required upon the Revolver Termination Date of any Comparable Revolving Facility or any Additional Revolving Credit Commitments (to the extent that they remain outstanding) and such new Replacement Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) of Loans under any new Replacement Revolving Facility after the effective date of Replacement Revolving Commitments shall be made on a pro rata basis between any Comparable Revolving Facility and any other Additional Revolving Credit Commitments (to the extent they remain outstanding) and the new Replacement Revolving Facility, (2) any swing line loans made, or letters of credit issued, as applicable, under any Revolving Facility after the effective date of the Replacement Revolving Commitments shall be made or issued to the extent reasonably practicable on a pro rata basis between any Comparable Revolving Facility and any other Additional Revolving Credit Commitments (to the extent that they remain outstanding) and the new Replacement Revolving Facility and (3) the permanent repayment of Loans with respect to, and termination of commitments under, such new Replacement Revolving Facility shall be made on a pro rata basis between any Comparable Revolving Facility and any other Additional Revolving Credit Commitments (to the extent that they remain outstanding) and the new Replacement Revolving Facility, except that the Borrower under such new Replacement Revolving Facility shall be permitted to permanently repay and terminate commitments under such new Replacement Revolving Facility on a greater than pro rata basis than any Comparable Revolving Facility that has a later Revolver Termination Date than such Replacement Revolving Facility either at the time of incurrence of such Replacement Revolving Facility or on the date that such Revolving Facility is subsequently incurred after the incurrence of such new Replacement Revolving Facility.

2.14 Replacement Term Loans.

(a) Notwithstanding anything to the contrary in any Loan Document, this Agreement may be amended, amended and restated, supplemented or otherwise modified on one or more occasions with the written consent of the Administrative Agent, the Borrower under the applicable Term Facility and the Lenders and New Lenders providing the relevant Replacement Term Loans (as defined below), the relevant Replacement Term Commitments (as defined below) to permit the refinancing of all or any portion of the Term Loans outstanding under one or more Term Facilities (“Refinanced Term Loans”) and Term Commitments under one or more Term Facilities (“Refinanced Term Commitments”) (which for this purpose will be deemed to include any then outstanding Replacement Term Loans and Replacement Term Commitments) with a replacement term loan tranche hereunder (“Replacement Term Loans”) and replacement term commitments hereunder (“Replacement Term Commitments” and together with such Replacement Term Loans relating thereto, a “Replacement Term Facility”) which shall be Loans and Commitments hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans and Replacement Term Commitments shall not exceed the aggregate principal amount of such Refinanced Term Loans and Refinanced Term Commitments (plus the amount of accrued interest and premium thereon, any underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses incurred in connection with the replacement thereof), (b) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing, (c) the original issue discount, interest rates, floors and margins, commitment, upfront and other fees, prepayment premiums, amortization schedules, and borrowers with respect to such Replacement Term Loans and Replacement Term Commitments shall be as agreed by the borrowers party thereto and the Lenders and New Lenders providing such Replacement Term Loans and Replacement Term Commitments, including any changes or additional terms to address local law considerations in the case of any new foreign borrowers, (d) such Replacement Term Loans and Replacement Term Commitments shall rank pari passu in right of payment with the other Loans and Commitments hereunder, (e) no Event of Default under Section 10.1(a) or Section 10.1(i) shall exist immediately prior to or after giving effect to the effectiveness of the relevant Replacement Term Loans and Replacement Term Commitments and (f) all other terms applicable to such Replacement Term Loans and Replacement Term Commitments (excluding interest rates, floors and margins, commitment, upfront and other fees, guarantees, security and maturity, subject to preceding clauses (b) through (f)) shall be substantially identical to, or less favorable to the Lenders and New Lenders providing such Replacement Term Loans and Replacement Term Commitments than those applicable to such Refinanced Term Loans and Refinanced Term Commitments, except to the extent necessary to provide for covenants and other terms applicable to any period after the earlier to occur of the date that all other Term Loans are paid in full (other than Unasserted Contingent Obligations) and the latest final maturity of any Term Loans in effect immediately prior to such refinancing; provided, however, that, if such terms are more favorable (taken as a whole) to the Lenders or New Lenders providing such Replacement Term Loans and Replacement Term Commitments, the applicable Borrowers shall have the right to unilaterally provide the existing Term Lenders with additional rights and benefits and the “substantially similar to” or not “less favorable” requirement of this clause (f) and compliance therewith shall be determined after giving effect to such additional rights and benefits (it being understood and agreed that Crown Holdings may, at its option, deliver a certificate to the Administrative Agent certifying that the requirements of this clause (f) have been satisfied at least 5 Business Days prior to the incurrence of such Indebtedness, and such certification shall be conclusive evidence that such requirements have been satisfied unless the Administrative Agent provides notice to Crown Holdings of its objection during such 5 Business Day period (including a reasonable description of the basis upon which it objects)).

(b) This Section 2.14 shall supersede any other provisions contained in the Loan Documents, including, without limitation, Section 12.1, to the contrary.

2.15 Extension of Maturity Date.

(a) Each Borrower may, upon notice (a “Maturity Date Extension Request”) to the Administrative Agent (which shall promptly notify the Lenders or New Lenders under the applicable Facility), request one or more extensions of any Revolver Termination Date, Term Maturity Date or the maturity date for any Additional Facility or Replacement Facility, in each case applicable to any Facility under which it is a Borrower (the Revolver Termination Date, Term Maturity Date or maturity date for such Additional Facility or Replacement Facility applicable to such Facility, the “Existing Maturity Date”). Each Maturity Date Extension Request shall (i) specify the date to which such Existing Maturity Date is sought to be extended (the “New Maturity Date”), (ii) specify the changes, if any, to the interest rates, floors and margins, commitment and other fees payable to Consenting Lenders (as defined below) in respect of that portion of their Commitments and Loans extended to such New Maturity Date and the time as of which such changes will become effective, which may be prior to the Existing Maturity Date, and (iii) specify any other amendments or modifications to this Agreement or the other Loan Documents to be effected in connection with such extension; provided that (A) no such amendments or modifications under clause (iii) that would otherwise require approvals pursuant to Section 12.1 shall become effective prior to the then latest Revolver Termination Date (in the case of an extension of a Revolving Facility) or Term Maturity Date (in the case of an extension of a Term Facility), unless such other approvals have been obtained, (B) the Obligations under any such Facility shall rank pari passu in right of payment with the other Loans and Commitments hereunder and (C) the Obligations under any such Facility shall not be guaranteed by any Person other than the Credit Parties that guaranteed the applicable Facility prior to such maturity extension.

(b) In the event a Maturity Date Extension Request shall have been delivered by a Borrower, each Lender under the applicable Facility shall have the right (but not the obligation) to agree to the extension of the Existing Maturity Date and other matters contemplated by the Maturity Date Extension Request on the terms and subject to the conditions set forth therein (each Lender under the applicable Facility agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender under the applicable Facility not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment or Loans of such Lender under the applicable Facility with respect to which such Lender agrees to the New Maturity Date, delivered to the applicable Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the applicable Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by such Borrower (it being understood that any Lender under such Facility that shall have failed to exercise such right as set forth above by such date shall be deemed to be a Declining Lender). If a Lender under such Facility elects to extend only a portion of its then existing Commitment or Loans under such Facility, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment and Loans under such Facility. If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments and Loans under such Facility held by them, then on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (w) the Existing Maturity Date of the applicable Commitments and Loans under such Facility shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (x) the terms and conditions of the Commitments and Loans of the Consenting Lenders under such Facility (with respect to maturity, interest rates, floors and margins, commitment and other fees (including Letter of Credit fees) payable in respect thereof), shall be modified as set forth in the Maturity Date Extension Request, (y) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall become effective, subject to any required approvals under Section 12.1, except that any such other modifications and amendments that do not take effect until the then latest Revolver Termination Date (in the case of an extension of a Revolving Facility) or Term Maturity Date (in the case of an extension of a Term Facility), shall not require the consent of any Lender other than the Consenting Lenders in respect of the Facility being so extended and (z) to the extent that such Facility is a Revolving Facility and any Commitments or Loans under such Facility are not extended (thereby resulting in an Extended Revolving Facility in respect of the Commitments and Loans that are extended), (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Revolving Facility, any Additional Revolving Credit Commitments or any Replacement Revolving Facility (to the extent that they remain outstanding) and such new Extended Revolving Facility, (B) repayments required upon the Revolver Termination Date of the Revolving Facility, any Additional Revolving Credit Commitments or any Replacement Revolving Facility (to the extent that they remain outstanding) and such new Extended Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) of Loans under any Extended Revolving Facility after the Extension Effective Date shall be made on a pro rata basis between any Revolving Facility, any Additional Revolving Credit Commitments and any other Replacement Revolving Facility (to the extent they remain outstanding) and the new Extended Revolving Facility, (2) any swing line loans made, or letters of credit issued, as applicable, under any Revolving Facility after the Extension Effective Date shall be made or issued to the extent reasonably practicable on a pro rata basis between the Revolving Facility, any Additional Revolving Credit Commitments and any Replacement Revolving Facility (to the extent that they remain outstanding) and the new Extended Revolving Facility (to the extent that such facilities have a swing line or letter of credit subfacility) and (3) the permanent repayment of Loans with respect to, and termination of commitments under, such new Extended Revolving Facility shall be made on a pro rata basis between any Revolving Facility, any Additional Revolving Credit Commitments and any Replacement Revolving Facility (to the extent that they remain outstanding) and the new Extended Revolving Facility, except that the Borrower under such new Extended Revolving Facility shall be permitted to permanently repay and terminate commitments under such new Extended Revolving Facility, the Revolving Facility, any Additional Revolving Credit Commitments or any Replacement Revolving Facility on a greater than pro rata basis than any other Revolving Facility that has a later Revolver Termination Date than such Extended Revolving Facility either on the Extension Effective Date or on the date that such Revolving Facility is subsequently incurred after such Extension Effective Date.

(c) Notwithstanding anything herein to the contrary, Borrowers shall have the right, in accordance with the provisions of Sections 3.7, at any time prior to the Existing Maturity Date, to replace a Declining Lender as if it were a Replaced Lender (only in respect of that portion of such Lender’s Commitments and Loans subject to a Maturity Date Extension Request that such Lender has not agreed to extend) with a Lender or any Eligible Assignee that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment and Loan assigned to and assumed by it on and after the effective time of such replacement.

(d) If a Maturity Date Extension Request has become effective hereunder with respect to any Facility, on the Existing Maturity Date, the Commitment and Loans of each Declining Lender under such Facility shall, to the extent not assumed, assigned or transferred as provided in Section 2.15(b) or (c), terminate, and the Borrowers under such Facility shall repay all the Loans of each Declining Lender under such Facility, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder.

(e) This Section 2.15 shall supersede any provision to the contrary in this Agreement, including Section 12.1.

2.16 U.S. Borrower Representative. Each U.S. Borrower hereby appoints Crown Americas LLC as the borrowing agent for such U.S. Borrower, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each U.S. Borrower that such appointment has been revoked or that another U.S. Borrower or Affiliate of a U.S. Borrower has been appointed in such capacity. Each U.S. Borrower hereby appoints and authorizes Crown Americas LLC (or its successor) (i) to provide to the Agents and the Lenders and receive from the Agents and the Lenders all notices with respect to Loans obtained for the benefit of any U.S. Borrower and all other notices and instructions under this Agreement and (ii) to take such action as Crown Americas LLC deems appropriate on behalf of each U.S. Borrower and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Any reference to any action or notice required or permitted to be taken or given hereunder and under the Loan Documents by “the U.S. Borrower” or “each U.S. Borrower” shall be effective if such action is taken, or such notice is delivered, by Crown Americas LLC (or its successor) or, as applicable, a Responsible Officer thereof.

2.17 ESG Amendment; Sustainability Coordinators.

(a) After the Fifth Amendment Effective Date, Crown Holdings, in consultation with the Sustainability Coordinators, shall be entitled, but not required, to either (a) establish specified Key Performance Indicators (“KPIs”) with respect to certain Environmental, Social and Governance (“ESG”) targets of the Crown Holdings and its Subsidiaries and evaluated by the Sustainability Assurance Provider or (b) establish external ESG ratings (“ESG Ratings”) targets to be mutually agreed between the Crown Holdings and the Sustainability Coordinators and reviewed by the Sustainability Assurance Provider. Notwithstanding anything herein or in any other Loan Document to the contrary, the Sustainability Coordinators, the Administrative Agent, Crown Holdings and the Required Lenders may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating either the KPIs or ESG Ratings and other related provisions (the “ESG Pricing Provisions”) into this Agreement and any such ESG Amendment shall become effective upon (i) receipt by the Lenders of a lender presentation in regard to the ESG Ratings and/or KPIs from Crown Holdings no later than five (5) Business Days before the posting of such proposed ESG Amendment to the Lenders and the Borrower, (ii) the posting of such proposed ESG Amendment to all Lenders and Crown Holdings and (iii) the receipt by the Administrative Agent of executed signature pages and consents to such ESG Amendment from Crown Holdings, the Sustainability Coordinators, the Administrative Agent and Lenders comprising the Required Lenders. Upon effectiveness of any such ESG Amendment, based on either the performance of Crown Holdings against the KPIs or its obtainment of the target ESG Ratings, certain adjustments to the Applicable Commitment Fee Percentage, Dollar LC Commission, Multicurrency LC Commission, Canadian LC Commission, Applicable Adjusted Term SOFR Margin, Applicable Base Rate Margin, Applicable Eurocurrency Margin, Applicable RFR Margin, Applicable B/A Margin or Applicable Canadian Prime Rate Margin may be made; provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not result in a decrease or increase of more than (a) 1.00 basis points in the Applicable Commitment Fee Percentage and/or (b) 5.00 basis points in the Multicurrency LC Commission, the Dollar LC Commission, the Canadian LC Commission, Applicable Adjusted Term SOFR Margin, Applicable Base Rate Margin, Applicable Eurocurrency Margin, Applicable B/A Margin, Applicable Canadian Prime Rate Margin or Applicable RFR Margin. If KPIs are utilized, the pricing adjustments will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles (as published in May 2021 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association) and is to be mutually agreed between Crown Holdings and the Sustainability Coordinators (each acting reasonably) and reviewed by the Sustainability Assurance Provider. Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing or increasing the Applicable Commitment Fee Percentage, Dollar LC Commission, Multicurrency LC Commission, Canadian LC Commission, Applicable Adjusted Term SOFR Margin, Applicable Base Rate Margin, Applicable Eurocurrency Margin, Applicable B/A Margin, Applicable Canadian Prime Rate Margin or Applicable RFR Margin to a level not otherwise permitted by this paragraph shall be subject only to the consent of the Required Lenders.

(b) Each Sustainability Coordinator will (i) assist the Crown Holdings in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Crown Holdings in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.

(c) This Section 2.17 shall supersede any other clause or provision in Section 12.1 to the contrary, including any provision of Section 12.1(a)(i) requiring the consent of “each Lender directly and adversely affected thereby” for reductions in interest rates.

ARTICLE IIA

AMOUNT AND TERMS OF CANADIAN REVOLVER

2A.1 The Canadian Revolving Commitments. Each Canadian Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to Canadian Borrower in Canadian Dollars on a revolving basis, including by means of B/As or B/A Equivalent Loans, from time to time during the Canadian Commitment Period in an amount not to exceed its Canadian Revolver Pro Rata Share of the Total Available Canadian Revolving Commitment (each such loan by any Lender, a “Canadian Revolving Loan” and collectively, the “Canadian Revolving Loans”). The Canadian Revolving Loans (i) shall be denominated in Canadian Dollars and (ii) if made on the Effective Date, shall be made as Canadian Prime Rate Loans. Except as hereinafter provided, Canadian Revolving Loans may, at the option of Canadian Borrower, be maintained as and/or converted into Canadian Prime Rate Loans or B/A Loans. All Canadian Revolving Loans comprising the same Borrowing hereunder shall be made by the Canadian Revolving Lenders simultaneously and in proportion to their respective Canadian Revolving Commitments. Prior to the Canadian Revolver Termination Date, Canadian Revolving Loans may be repaid and reborrowed by Canadian Borrower in accordance with the provisions hereof and, except as otherwise specifically provided herein, all Canadian Revolving Loans comprising the same Borrowing shall at all times be of the same Type. As the context may require, references to the outstanding principal amount of any Canadian Revolving Loan shall include the face amount of B/A Loans.

2A.2 Notes.

(a) Evidence of Indebtedness. At the request of any Canadian Revolving Lender, Canadian Borrower’s obligation to pay the principal of and interest on all Canadian Revolving Loans (other than B/As) made to it by such Lender shall be evidenced by a promissory note duly executed and delivered by Canadian Borrower substantially in the form of Exhibit 2A.2(a) (or such other form as mutually agreed by Crown Holdings and the Canadian Administrative Agent) (each a “Canadian Revolving Note”) hereto, with blanks appropriately completed in conformity herewith.

(b) Notation of Payments. Each Canadian Revolving Lender will note on its internal records the amount of each Canadian Revolving Loan made by it and each payment in respect thereof and will, prior to any transfer of any Canadian Revolving Note in accordance with the terms of this Agreement, endorse on the reverse side thereof the outstanding principal amount of Canadian Revolving Loans evidenced thereby. Failure to make any such notation shall not affect Canadian Borrower’s or any guarantor’s obligations hereunder or under the other applicable Loan Documents in respect of such Canadian Revolving Loans.

2A.3 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing by Canadian Borrower hereunder shall be not less than the Minimum Borrowing Amount and, if greater, shall be in integral multiples of Cdn.$1,000,000 above such minimum (or, if less, the then Total Available Canadian Revolving Commitment). More than one Borrowing may be incurred on any date.

2A.4 Borrowing Options. The Canadian Revolving Loans shall, at the option of Canadian Borrower except as otherwise provided in this Agreement, be (i) Canadian Prime Rate Loans, (ii) B/A Loans, or (iii) part Canadian Prime Rate Loans and part B/A Loans, provided that, all Canadian Revolving Loans made by the Canadian Revolving Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Canadian Revolving Loans of the same Type.

2A.5 Notice of Canadian Borrowing. Whenever Canadian Borrower desires to make a Borrowing of any Canadian Revolving Loan hereunder, Canadian Borrower shall give Canadian Administrative Agent at its Notice Address at least one Business Day’s (two Business Days’ in the case of B/A Loans) prior written notice (or telephonic notice promptly confirmed in writing), given not later than 12:00 p.m. (Toronto time) of each B/A Loan or Canadian Prime Rate Loan; provided, however, that a Notice of Canadian Borrowing with respect to Borrowings to be made on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date may, at the discretion of Canadian Administrative Agent, be delivered later than the time specified above. Each such notice (each a “Notice of Canadian Borrowing”), which shall be in the form of Exhibit 2A.5 hereto (or such other form as mutually agreed by Crown Holdings and the Canadian Administrative Agent), shall be irrevocable, shall be deemed a representation by Canadian Borrower that all conditions precedent to such Borrowing have been satisfied and shall specify (i) the aggregate principal amount of the Loans (or the face amount of the B/A Loans, as the case may be) to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day), and (iii) whether the Loans being made pursuant to such Borrowing are to be Canadian Prime Rate Loans or B/A Loans and with respect to B/A Loans the Contract Period and maturity date to be applicable thereto. Canadian Administrative Agent shall as promptly as practicable give each Canadian Revolving Lender written or telephonic notice (promptly confirmed in writing) of each proposed Borrowing, of such Canadian Revolving Lender’s Canadian Revolver Pro Rata Share thereof and of the other matters covered by the Notice of Canadian Borrowing. Without in any way limiting Canadian Borrower’s obligation to confirm in writing any telephonic notice, Canadian Administrative Agent may act without liability upon the basis of telephonic notice believed by Canadian Administrative Agent in good faith to be from a Responsible Officer of Canadian Borrower prior to receipt of written confirmation. Canadian Administrative Agent’s records shall, absent manifest error, be final, conclusive and binding on Canadian Borrower with respect to evidence of the terms of such telephonic Notice of Canadian Borrowing. Canadian Borrower hereby agrees not to dispute Canadian Administrative Agent’s record of the time of telephonic notice.

2A.6 Conversion or Continuation. Subject to Section 2A.4, Canadian Borrower may elect (i) on any Business Day to convert Canadian Prime Rate Loans or any portion thereof to B/A Loans and (ii) at the end of any Contract Period with respect thereto, to convert B/A Loans or any portion thereof into Canadian Prime Rate Loans or continue such B/A Loans or any portion thereof for an additional Contract Period; provided, however, that the aggregate face amount of the B/A Loans for each Contract Period therefor must be in an aggregate principal amount of Cdn.$5,000,000 or an integral multiple of Cdn.$1,000,000 in excess thereto. Each such election shall be in substantially the form of Exhibit 2A.6 hereto (or such other form as mutually agreed by Crown Holdings and the Canadian Administrative Agent) (a “Notice of Canadian Conversion or Continuation”) and shall be made by giving Canadian Administrative Agent at least two Business Days’ prior written notice thereof to the Canadian Administrative Agent at its Notice Address given not later than 12:00 p.m. (Toronto time), specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of

B/A Loans, the Contract Period therefor, (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day). Notwithstanding the foregoing, no conversion in whole or in part of Canadian Prime Rate Loans to B/A Loans, and no continuation in whole or in part of B/A Loans, upon the expiration of the Contract Period, therefor, shall be permitted at any time at which an Unmatured Event of Default or an Event of Default shall have occurred and be continuing. If, within the time period required under the terms of this Section 2A.6, Canadian Administrative Agent does not receive a Notice of Canadian Conversion or Continuation from Canadian Borrower containing a permitted election to continue any B/A Loans, for an additional Contract Period to convert any such Loans, then, upon the expiration of the Contract Period therefor, such Loans will be automatically converted to Canadian Prime Rate Loans. Each Notice of Canadian Conversion or Continuation shall be irrevocable.

2A.7 Disbursement of Funds and Presumptions by Canadian Administrative Agent. No later than 12:00 p.m. (local time at the place of funding) on the date specified in each Notice of Canadian Borrowing, each Canadian Revolving Lender will make available its Canadian Revolver Pro Rata Share of Canadian Revolving Loans of the Borrowing requested to be made on such date in Canadian Dollars and in immediately available funds, at the Payment Office and Canadian Administrative Agent will make available to Canadian Borrower at its Payment Office the aggregate of the amounts so made available by the Lenders not later than 2:00 p.m. (local time in the place of payment). Unless Canadian Administrative Agent shall have been notified by any such Lender at least one Business Day prior to the date of Borrowing that such Lender does not intend to make available to Canadian Administrative Agent such Lender’s portion of the Borrowing to be made on such date, Canadian Administrative Agent may assume that such Lender has made such amount available to Canadian Administrative Agent on such date of Borrowing and Canadian Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to Canadian Borrower a corresponding amount. If such corresponding amount is not in fact made available to Canadian Administrative Agent by such Lender on the date of Borrowing, Canadian Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Canadian Administrative Agent’s demand therefor, Canadian Administrative Agent shall promptly notify Canadian Borrower and, if so notified, Canadian Borrower shall immediately pay such corresponding amount to Canadian Administrative Agent. Canadian Administrative Agent shall also be entitled to recover from Canadian Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Canadian Administrative Agent to Canadian Borrower to the date such corresponding amount is recovered by Canadian Administrative Agent, at a rate per annum equal to the rate for Canadian Prime Rate Loans or B/A Loans, as the case may be, applicable during the period in question; provided, however, that any interest paid to Canadian Administrative Agent in respect of such corresponding amount shall be credited against interest payable by Canadian Borrower to such Lender under Section 3.1 in respect of such corresponding amount. Any amount due hereunder to Canadian Administrative Agent from any Lender which is not paid when due shall bear interest payable by such Lender, from the date due until the date paid, at the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as of 10:00 a.m. (Toronto time) on the date of determination, as reported by Canadian Administrative Agent (and if such screen is not available, any successor or similar service as may be selected by Canadian Administrative Agent) for the first three days after the date such amount is due and thereafter at the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as of 10:00 a.m. (Toronto time) on the date of determination, as reported by Canadian Administrative Agent (and if such screen is not available, any successor or similar service as may be selected by Canadian Administrative Agent) plus 1% per annum, together with Canadian Administrative Agent’s standard interbank processing fee. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder first to Canadian Administrative Agent to fund any outstanding Loans made available on behalf of such Lender by Canadian Administrative Agent pursuant to this Section 2A.7 until such Loans have been funded (as a result of such assignment or otherwise) and then to fund Loans of all Lenders other than such Lender until each Lender has outstanding Loans equal to its Canadian Revolver Pro Rata Share of all Canadian Revolving Loans (as a result of such assignment or otherwise). Such Lender shall not have recourse against Canadian Borrower with respect to any amounts paid to Canadian Administrative Agent or any Lender with respect to the preceding sentence, provided that, such Lender shall have full recourse against Canadian Borrower to the extent of the amount of such Loans it has so been deemed to have made. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Canadian Revolving Commitment hereunder or to prejudice any rights which Canadian Borrower may have against the Lender as a result of any default by such Lender hereunder.

2A.8 Pro Rata Borrowings. Except as expressly provided in Section 2A.9(e), all Borrowings of Canadian Revolving Loans under this Agreement shall be loaned by the applicable Lenders pro rata on the basis of their Canadian Revolving Commitments. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Canadian Revolving Commitment hereunder.

2A.9 Bankers’ Acceptances.

(a) Subject to the terms and conditions of this Agreement, Canadian Borrower may request a Canadian Revolving Loan denominated in Canadian Dollars by presenting drafts for acceptance and, if applicable, purchase as B/As by the Canadian Revolving Lenders.

(b) A Canadian Revolving Lender shall not be obliged to either accept any draft presented for acceptance or advance any B/A Equivalent Loan:

(i) which is drawn on, or where the Contract Period applicable thereto expires, on a day which is not a Business Day;

(ii) where the Contract Period applicable thereto matures on a day subsequent to the Canadian Revolver Termination Date;

(iii) where the Contract Period applicable thereto has a term other than approximately 30, 60, 90 or 180 days;

(iv) which is denominated in any currency other than Canadian Dollars;

(v) which is not in a form satisfactory to such Canadian Revolving Lender or Canadian Administrative Agent;

(vi) for a continuation, in respect of which the Canadian Borrower has not then paid the applicable Acceptance Fee; or

(vii) if an Unmatured Event of Default or an Event of Default has occurred and is continuing.

(c) To facilitate availment of B/A Loans, Canadian Borrower hereby appoints each Canadian Revolving Lender as its attorney to sign and endorse on its behalf (in accordance with a Notice of Canadian Borrowing or Notice of Canadian Conversion or Continuation relating to a B/A Loan pursuant to Section 2A.5 or Section 2A.6), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Revolving Lender, blank drafts in the form requested by such Canadian Revolving Lender. In this respect, it is each Canadian Revolving Lender’s responsibility to maintain an adequate supply of blank drafts for acceptance under this Agreement. Canadian Borrower recognizes and agrees that all drafts signed and/or endorsed by a Canadian Revolving Lender on behalf of Canadian Borrower shall bind Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of Canadian Borrower. Each Canadian Revolving Lender is hereby authorized (in accordance with a Notice of Canadian Borrowing or Notice of Canadian Conversion or Continuation relating to a B/A Loan) to issue such B/As endorsed in blank in such face amounts as may be determined by such Canadian Revolving Lender, provided that, the aggregate amount thereof is equal to the aggregate amount of drafts required to be accepted and purchased by such Canadian Revolving Lender. No Canadian Revolving Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except for the gross negligence or willful misconduct of the Canadian Revolving Lender or its officers, employees, agents or representatives. Each Canadian Revolving Lender shall maintain a record, which shall be made available to Canadian Borrower upon its request, with respect to drafts (i) received by it in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder, and (iv) cancelled at their respective maturities. On request by or on behalf of Canadian Borrower, a Canadian Revolving Lender shall cancel all forms of B/As which have been pre-signed or pre-endorsed on behalf of Canadian Borrower and that are held by such Canadian Revolving Lender and are not required to be issued in accordance with Canadian Borrower’s irrevocable notice. Alternatively, Canadian Borrower agrees that, at the request of Canadian Administrative Agent, Canadian Borrower shall deliver to Canadian Administrative Agent a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities.

(d) Drafts of Canadian Borrower to be accepted as B/As hereunder shall be signed as set forth in this Section 2A.9. Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any Canadian Revolving Lender or Canadian Borrower at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on Canadian Borrower.

(e) Promptly following the receipt of a Notice of Canadian Borrowing or Notice of Canadian Conversion or Continuation specifying a Canadian Revolving Loan by way of B/As, Canadian Administrative Agent shall so advise the Canadian Revolving Lenders and shall advise each Canadian Revolving Lender of the aggregate face amount of the B/As to be accepted by it and the applicable Contract Period (which shall be identical for all Canadian Revolving Lenders). In the case of Canadian Revolving Loans comprised of B/A Loans, the aggregate face amount of the B/As to be accepted by a Canadian Revolving Lender shall be in a minimum aggregate amount of Cdn.$500,000 and shall be a whole multiple of Cdn.$100,000, and such face amount shall be in the Canadian Revolving Lenders’ pro rata portions of such Canadian Revolving Loan, provided that, Canadian Administrative Agent may in its sole discretion increase or reduce any Canadian Revolving Lender’s portion of such B/A Loan to the nearest Cdn.$100,000.

(f) Canadian Borrower may specify in a Notice of Canadian Borrowing pursuant to Section 2A.5 or a Notice of Canadian Conversion or Continuation pursuant to Section 2A.6 that it desires that any B/A’s requested by such notice be purchased by the Canadian Revolving Lenders, in which case the Canadian Revolving Lenders shall, upon acceptance of a B/A by a Canadian Revolving Lender, purchase, or arrange for the purchase of, each B/A from Canadian Borrower at the Discount Rate for such Canadian Revolving Lender applicable to such B/A accepted by it and provide to Canadian Administrative Agent the Discount Proceeds for the account of Canadian Borrower. The Acceptance Fee payable by Canadian Borrower to a Canadian Revolving Lender under Section 3.1(d) in respect of each B/A accepted by such Canadian Revolving Lender shall be set off against the Discount Proceeds payable by such Canadian Revolving Lender under this Section 2A.9.

(g) Each Canadian Revolving Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.

(h) If a Canadian Revolving Lender is not a chartered bank under the Bank Act (Canada) or if a Canadian Revolving Lender notifies Canadian Administrative Agent in writing that it is otherwise unable to accept Bankers’ Acceptances, such Canadian Revolving Lender will, instead of accepting and, if applicable, purchasing Bankers’ Acceptances, make an advance (a “B/A Equivalent Loan”) to Canadian Borrower in the amount and for the same term as the draft that such Canadian Revolving Lender would otherwise have been required to accept and purchase hereunder. Each such Canadian Revolving Lender will provide to Canadian Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of Canadian Borrower. Each such B/A Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis at the Discount Rate) a Bankers’ Acceptance for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the applicable Lenders and Canadian Borrower as the Bankers’ Acceptance which such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the discount to the purchase price of a Bankers’ Acceptance would be deducted from the face amount of the Bankers’ Acceptance.

(i) Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Revolving Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Canadian Revolving Lender in its own right, and Canadian Borrower agrees not to claim any days of grace if such Canadian Revolving Lender, as holder, sues Canadian Borrower on the B/A for payment of the amount payable by Canadian Borrower thereunder. Unless Canadian Borrower has requested and Canadian Revolving Lenders have granted a continuation of such B/A Loan in accordance with the provisions of this Agreement, on the last day of the Contract Period of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, Canadian Borrower shall pay the Canadian Revolving Lender that has accepted and purchased such B/A the full face amount of such B/A and, after such payment, Canadian Borrower shall have no further liability in respect of such B/A and such Canadian Revolving Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(j) Except as required by any Canadian Revolving Lender upon the occurrence of an Event of Default, no B/A Loan may be repaid by Canadian Borrower prior to the expiry date of the Contract Period applicable to such B/A Loan; provided, however, that any B/A Loan may be defeased as provided in the proviso to Section 4.3(d).

2A.10 Miscellaneous. Notwithstanding anything herein to the contrary, the Canadian Borrower shall in no capacity and in no event be obliged to make any payment of interest or any other amount payable to any Canadian Revolving Lender hereunder in excess of any amount or rate which would be prohibited by law or would result in the receipt by such Canadian Revolving Lender of, or an agreement by such Canadian Revolving Lender to receive, “interest” at a “criminal rate” (as each such term is defined in and construed under Section 347 of the Criminal Code (Canada)).

ARTICLE III

INTEREST AND FEES

3.1 Interest.

(a) Base Rate Loans. Each applicable Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to such Borrower (or, if such Base Rate Loan was converted from a ~~Eurocurrency~~SOFR Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan or (ii) the conversion of such Base Rate Loan to a ~~Eurocurrency~~SOFR Loan pursuant to Section 2.6 at a rate per annum equal to the relevant Base Rate plus the Applicable Base Rate Margin.

(b) ~~Eurocurrency~~SOFR Loans. Each applicable Borrower agrees to pay interest in respect of the unpaid principal amount of such Borrower’s ~~Eurocurrency~~SOFR Loans from the date the proceeds thereof are made available to such Borrower (or, if such ~~Eurocurrency~~SOFR Loan was converted from a Base Rate Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such ~~Eurocurrency~~SOFR Loan or (ii) the conversion of such ~~Eurocurrency~~SOFR Loan to a Base Rate Loan pursuant to Section 2.6 at a rate per annum equal to ~~the (other than a B/A Loan) relevant Eurocurrency Rate~~Adjusted Term SOFR plus the Applicable ~~Eurocurrency~~Adjusted Term SOFR Margin.

(c) Eurocurrency Loans. Each applicable Borrower agrees to pay interest in respect of the unpaid principal amount of such Borrower’s Eurocurrency Loans from the date the proceeds thereof are made available to such Borrower until the maturity (whether by acceleration or otherwise) of such Eurocurrency Loan at a rate per annum equal to the Eurocurrency Rate plus the Applicable Eurocurrency Margin.

(d) RFR Loans. Each applicable Borrower agrees to pay interest in respect of the unpaid principal amount of such Borrower’s Daily Simple RFR Loans from the date the proceeds thereof are made available to such Borrower until the maturity (whether by acceleration or otherwise) of such Daily Simple RFR Loan at a rate per annum equal to Daily Simple RFR plus the Applicable RFR Margin.

(e) ~~(c)~~ Canadian Prime Rate Loans. Canadian Borrower agrees to pay interest in respect of the unpaid principal amount of each Canadian Prime Rate Loan from the date the proceeds thereof are made available to Canadian Borrower (or in the case of a conversion of a B/A Loan to a Canadian Prime Rate Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Canadian Prime Rate Loan or (ii) the conversion of such Canadian Prime Rate Loan to a B/A Loan pursuant to Section 2A.6 at a rate per annum equal to the Canadian Prime Rate plus the Applicable Canadian Prime Rate Margin.

(f) ~~(d)~~ B/A Loans. Canadian Borrower agrees to pay the Acceptance Fee on the date of acceptance of a draft or making of a B/A Equivalent Loan as calculated in the definition of “Acceptance Fee” and in accordance with Section 2A.9(f).

(g) ~~(e)~~ Overnight Rate Loans. Each applicable Borrower agrees to pay interest in respect of the unpaid principal amount of each Overnight Rate Loan from the date the proceeds thereof are made available to such Borrower until the maturity of such Overnight Rate Loan at a rate per annum equal to the Overnight Euro Rate or Overnight ~~LIBOR~~Sterling Rate, as applicable.

(h) ~~(f)~~ Payment of Interest. Interest on each Loan (other than a B/A Loan) shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to Section 3.1(h) shall be payable from time to time on demand. Interest shall also be payable on all then outstanding Revolving Loans and Canadian Revolving Loans on the applicable Revolver Termination Date and on all Loans on the date of repayment (including prepayment) thereof (except that voluntary prepayments of Revolving Loans that are Base Rate Loans made pursuant to Section 4.3 on any day other than a Quarterly Payment Date or the applicable Revolver Termination Date need not be made with accrued interest from the most recent Quarterly Payment Date, provided such accrued interest is paid on the next Quarterly Payment Date) and on the date of maturity (by acceleration or otherwise) of such Loans. During the existence of any Event of Default, interest on any Loan shall be payable on demand.

(i) ~~(g)~~ Notification of Rate. Administrative Agent, upon determining the interest rate for any Borrowing of Eurocurrency Loans or SOFR Loans for any Interest Period or Interest Payment Date, as applicable, shall promptly notify Borrowers and the Lenders thereof. Such determination shall, absent manifest error and subject to Section 3.6, be final, conclusive and binding upon all parties hereto.

(j) ~~(h)~~ Default Interest. Notwithstanding the rates of interest specified herein, effective immediately upon the occurrence and during the continuation of an Event of Default under Section 10.1(a) (solely with respect to principal, interest and recurring fee payments due under any of the Loan Documents), or Section 10.1(i), overdue principal and other overdue amounts (in each case, other than B/A Loans) shall bear interest payable on demand, after as well as before judgment, at a rate per annum equal to the Default Rate; provided that no amount shall accrue or be payable pursuant to this Section 3.1(h) to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(k) ~~(i)~~ Maximum Interest. If any interest payment or other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, the applicable Borrower shall be obligated to pay the maximum amount then permitted by applicable law and the applicable Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder (in the absence of such restraint imposed by applicable law) have been paid in full. To the extent necessary to comply with applicable usury law, provisions of any Security Documents related to maximum rates of interest are incorporated herein by reference and shall control and supersede any provision hereof or of any other Loan Document to the contrary. In no event shall the aggregate “interest” (as defined in Section 347 (the “Criminal Code Section”) of the Criminal Code (Canada)), payable to any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest lawfully permitted under the Criminal Code Section. Further, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of such “interest” is determined to be contrary to the provisions of the Criminal Code Section, such payment, collection, or demand shall be deemed to have been made by mutual mistake of the applicable Lender and the applicable Borrower and such “interest” shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in the receipt by the applicable Lender of interest at a rate not in contravention of the Criminal Code Section.

(l) ~~(j)~~ Global Effective Rate (Taux Effectif Global). For the purposes of Articles L. 313-4 of the French Monetary and Financial Code and L. 314-1 et seq., R. 314-1 and R. 314-14 of the French Consumer Code, the parties acknowledge that by virtue of certain characteristics of the Facilities (and in particular the variable interest rate applicable to Loans and the Borrowers’ right to select the currency and the duration of the Interest Period of each Loan), the taux effectif global cannot be calculated at the date of this Agreement. However, each of the European Borrower and the Subsidiary Borrowers which is incorporated in France acknowledge that it has received from the Agent on the date of execution of this Agreement an example of the calculation of the taux effectif global in a form TEG Letter, with execution of such letter to follow promptly after the Effective Date. The parties acknowledge that the TEG Letters form part of this Agreement.

(m) ~~(k)~~ Interest Act (Canada) Disclosure. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or fee to be paid hereunder or in connection herewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

3.2 Fees.

(a) Commitment Fees.

U.S. Borrower agrees to pay to Administrative Agent for pro rata distribution to each Non-Defaulting Lender having a Dollar Revolving Commitment (based on its Dollar Revolver Pro Rata Share) a commitment fee in Dollars (the “Dollar Commitment Fee”) for the period commencing on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date to and including the Revolver Termination Date for the Dollar Revolving Facility or the earlier termination of the Dollar Revolving Commitments (and, in either case, repayment in full of the Dollar Revolving Loans and payment in full, or collateralization (by the deposit of cash into the Collateral Account or otherwise) in amounts and pursuant to arrangements satisfactory to Administrative Agent and the applicable Facing Agent, of the Dollar LC Obligations), computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the average daily Total Available Dollar Revolving Commitment. Unless otherwise specified, accrued Dollar Commitment Fees shall be due and payable in arrears (i) on each Quarterly Payment Date, (ii) on the Revolver Termination Date for the Dollar Revolving Facility and (iii) upon any reduction or termination in whole or in part of the Dollar Revolving Commitments (but only, in the case of a reduction, on the portion of the Dollar Revolving Commitments then being reduced);

Each of the European Borrower and the U.S. Borrower agrees to pay to Administrative Agent for pro rata distribution to each Non-Defaulting Lender having a Multicurrency Revolving Commitment (based on its Multicurrency Revolver Pro Rata Share) a commitment fee in Dollars (the “Multicurrency Commitment Fee”) for the period commending on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date to and including the Revolver Termination Date for the Multicurrency Revolving Facility or the earlier termination of the Multicurrency Revolving Commitments (and, in either case, repayment in full of the Multicurrency Revolving Loans and payment in full, or collateralization (by the deposit of cash into the Collateral Account or otherwise) in amounts and pursuant to arrangements satisfactory to Administrative Agent and the applicable Facing Agent, of the Multicurrency LC Obligations), computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the average daily Total Available Multicurrency Revolving Commitment (with the Available Multicurrency Revolving Commitment of each Lender determined without reduction for such Lender’s Multicurrency Revolver Pro Rata Share of Swing Line Loans outstanding). Unless otherwise specified, accrued Multicurrency Commitment Fees shall be due and payable (i) on each Quarterly Payment Date, (ii) on the Revolver Termination Date for the Multicurrency Revolving Facility and (iii) upon any reduction or termination in whole or in part of the Multicurrency Revolving Commitments (but only, in the case of a reduction, on the portion of the Multicurrency Revolving Commitments then being reduced);

Canadian Borrower agrees to pay to Canadian Administrative Agent for pro rata distribution to each Non-Defaulting Lender having a Canadian Revolving Commitment (based on its Canadian Revolver Pro Rata Share) a commitment fee in Canadian Dollars (the “Canadian Commitment Fee”) for the period commencing on the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date to and including the Canadian Revolver Termination Date or the earlier termination of the Canadian Revolving Commitments (and, in either case, repayment in full of the Canadian Revolving Loans and payment in full, or collateralization (by deposit of cash into the Collateral Account or otherwise)) in amounts and pursuant to arrangements satisfactory to the Administrative Agent and the applicable Facing Agent of the Canadian LC Obligations, computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the average daily Total Available Canadian Revolving Commitment. Unless otherwise specified, accrued Canadian Commitment Fees shall be due and payable in arrears (i) on each Quarterly Payment Date, (ii) on the Canadian Revolver Termination Date and (iii) upon any reduction or termination in whole or in part of the Canadian Revolving Commitments (but only, in the case of a reduction, on the portion of the Canadian Revolving Commitments then being reduced).

(b) Agency Fees. The Borrowers shall pay to Administrative Agent for its own account, agency and other Loan fees in the amount and at the times set forth in the administrative agent letter (or other letter agreement) between Crown Holdings, the Borrowers and Administrative Agent.

3.3 Computation of Interest and Fees. Interest on all Loans (other than B/A Loans) and fees payable hereunder shall be computed on the basis of the actual number of days elapsed over a year of 360 days; provided that interest on all Base Rate Loans and Canadian Prime Rate Loans shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable. Interest on all Loans denominated in Sterling shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be. Each determination of an interest rate by Administrative Agent or Canadian Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. Administrative Agent shall, at any time and from time to time upon request of Crown Holdings, deliver to Crown Holdings a statement showing the quotations used by Administrative Agent in determining any interest rate applicable to Loans pursuant to this Agreement. Each change in the Applicable Base Rate Margin or Applicable Eurocurrency Margin or the Applicable Commitment Fee Percentage as a result of a change in Crown Holdings’ Most Recent Total Leverage Ratio shall become effective on the date upon which such change in such ratio occurs.

3.4 Interest Periods. At the time it gives any Notice of Borrowing or a Notice of Conversion or Continuation with respect to Eurocurrency Loans ~~(other than Daily Simple RFR~~or SOFR Loans~~)~~, the applicable Borrower shall elect, by giving Administrative Agent written notice, the interest period (each an “Interest Period”) which Interest Period shall, at the option of the applicable Borrower, be (i) with respect to Eurocurrency Loans, one, two or three weeks or one, ~~two,~~ three or six months or, ~~if available to each of the applicable Lenders (as determined by each such applicable Lender in its sole discretion) twelve~~to the extent agreed by the Administrative Agent, any other period less than one month, and (ii) with respect to SOFR Loans, one three or six months or, to the extent agreed by the Administrative Agent, any other period less than one month; provided that:

(a) all SOFR Loans and Eurocurrency Loans ~~(other than Daily Simple RFR Loans)~~, as applicable, comprising a Borrowing shall at all times have the same Interest Period;

(b) the initial Interest Period for any Eurocurrency Loan ~~(other than Daily Simple RFR Loans)~~or SOFR Loan shall commence on the date of such Borrowing of such Eurocurrency Loan or SOFR Loan (including the date of any conversion thereto from a Loan of a different Type) and each Interest Period occurring thereafter in respect of such Eurocurrency Loan or SOFR Loan shall commence on the last day of the immediately preceding Interest Period;

(c) if any Interest Period relating to a Eurocurrency Loan or SOFR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurocurrency Loan or SOFR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e) no Interest Period may be selected at any time when an Unmatured Event of Default or Event of Default is then in existence; provided, that Alternative Currency Loans shall continue with Interest Periods of one month if any Unmatured Event of Default or Event of Default is then in existence;

(f) no Interest Period shall extend beyond the applicable Term Maturity Date for any Term Loan or the applicable Revolver Termination Date for any Revolving Loan or the Canadian Revolver Termination Date for any Canadian Revolving Loan; ~~and~~

(g) no Interest Period in respect of any Borrowing of Term Loans of any Facility shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loan Facility will be required to be made under Section 4.4(b) if the aggregate principal amount of Term Loans of such Facility, which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of Term Loans of such Facility then outstanding less the aggregate amount of such required prepayment~~.~~; and

(h) no tenor that has been removed from the definition of “Interest Period” pursuant to Section 3.8(d) shall be available for specification in such borrowing request or interest election request.

3.5 Compensation for Funding Losses. Each Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such amounts), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its SOFR Loans, Eurocurrency Loans ~~(other than~~, Daily Simple RFR Loans~~)~~ or B/A Equivalent Loans to the extent not recovered by the Lender in connection with the liquidation or re-employment of such funds and including the compensation payable by such Lender to a Participant) and any loss sustained by such Lender in connection with the liquidation or re-employment of such funds (including, without limitation, a return on such liquidation or re-employment that would result in such Lender receiving less than it would have received had such SOFR Loan, Eurocurrency Loan ~~(other than~~, Daily Simple RFR ~~Loans)~~Loan or B/A Equivalent Loan remained outstanding until (x) the last day of the Interest Period applicable to such SOFR Loan or Eurocurrency Loans or (y) the next Interest Payment Date applicable to such Daily Simple RFR Loans or B/A Equivalent Loan, but excluding Excluded Taxes) which such Lender may sustain as a result of:

(a) for any reason (other than a default by such Lender or Administrative Agent) a continuation or Borrowing of, or conversion from or into, SOFR Loans, Eurocurrency Loans ~~(other than~~, Daily Simple RFR Loans~~)~~ or B/A Equivalent Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion or Continuation or Notice of Canadian Borrowing or Notice of Canadian Conversion or Continuation (whether or not withdrawn);

(b) any payment, prepayment or conversion or continuation of any of its SOFR Loans, Eurocurrency Loans ~~(other than~~, Daily Simple RFR Loans~~)~~ or B/A Equivalent Loans occurring for any reason whatsoever on a date which is not (x) in the case of SOFR Loans or Eurocurrency Loans, the last day of an Interest Period applicable thereto or (y) in the case of Daily Simple RFR Loans or B/A Equivalent Loans, an Interest Payment Date with respect thereto;

(c) any repayment of any of its SOFR Loans, Eurocurrency Loans ~~(other than~~, Daily Simple RFR Loans~~)~~ or B/A Loans not being made on the date specified in a notice of payment given by such Borrower; or

(d) (i) any other failure by such Borrower to repay such Borrower’s SOFR Loans, Eurocurrency Loans ~~(other than~~, Daily Simple RFR Loans~~)~~ or B/A Equivalent Loan when required by the terms of this Agreement or (ii) an election made by Borrower pursuant to Section 3.7. A written notice setting forth in reasonable detail the basis of the incurrence of additional amounts owed such Lender under this Section 3.5 and delivered to such Borrower and Administrative Agent by such Lender shall, absent manifest error, be final, conclusive and binding for all purposes. Calculation of all amounts payable to a Lender under this Section 3.5 shall be made as though that Lender had actually funded its relevant SOFR Loan, Eurocurrency Loan ~~(other than~~, Daily Simple RFR Loans~~)~~ or B/A Equivalent Loan through the purchase of a Dollar, Canadian Dollar or Eurocurrency deposit bearing interest at Adjusted Term SOFR, the Eurocurrency Rate, Daily Simple RFR Loans or a B/A in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Dollar, Canadian Dollar or Eurocurrency deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its SOFR Loans, Eurocurrency Loans, Daily Simple RFR Loans and B/A Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 3.5.

(e) For the avoidance of doubt, this Section 3.5 shall not apply to Taxes, except any Taxes that represent losses, expenses and liabilities arising from any non-Tax claim.

3.6 Increased Costs, Alternate Rate of Interest Illegality, Etc.

(a) Generally. If any Change in Law:

(i) having general applicability to all comparably situated Lenders and Facing Agents within the jurisdiction in which such Lender or Facing Agent operates shall impose, modify or deem applicable any reserve ((x) except, in the case of any Eurocurrency Rate Loan, any reserve requirement reflected in the Eurocurrency Rate and (y) including, pursuant to regulations issued from time to time (including any emergency, special, supplemental or other marginal reserve requirement) by (a) the Board, (b) any Governmental Authority of the jurisdiction of the relevant currency or (c) any Governmental Authority of any jurisdiction in which advances in such currency are made to which banks in any jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Facing Agent or subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in the definition of “Excluded Taxes”); or

(ii) imposes on any Lender or any Facing Agent any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

~~(a) Generally. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the applicable Agent):~~

~~(i) on any Interest Rate Determination Date that (x) by reason of any changes arising after the date of this Agreement affecting the interbank Eurocurrency market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “Eurocurrency Rate” or (y) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to Required Lenders of funding such Loan; or~~

~~(ii) at any time, that any Recipient shall incur increased costs or reduction in the amounts received or receivable hereunder with respect to any Eurocurrency Loan because of (x) any Change in Law having general applicability to all comparably situated Lenders within the jurisdiction in which such Lender operates since the date of this Agreement such as, for example, but not limited to: (A) the imposition of any Tax of any kind with respect to this Agreement or any Eurocurrency Loan (other than (I) Indemnified Taxes and (II) Excluded Taxes) or (B) a change in official reserve, special deposit, compulsory loan, insurance charge or similar requirements by any Governmental Authority (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurocurrency Rate) and/or (y) other circumstances since the date of this Agreement affecting such Lender or the interbank Eurocurrency market or the position of such Lender in such market (excluding, however, differences in a Lender’s cost of funds from those of Administrative Agent which are solely the result of credit differences between such Lender and Administrative Agent); or~~

~~(iii) at any time, that the making or continuance of any Eurocurrency Loan has been made (x) unlawful by any law, directive or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurocurrency market;~~

~~then, and in any such event, such Lender (or Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the Borrowers. Thereafter, (x) in the case of clause (i) above, Eurocurrency Loans shall no longer be available until such time as Administrative Agent notifies Crown Holdings and the Lenders that the circumstances giving rise to such notice by Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion or Continuation given by any Borrower with respect to Eurocurrency Loans (other than with respect to conversions to Base Rate Loans) which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower and, in the case of Alternative Currency Loans, such Loans shall thereafter bear interest at a rate equal to Administrative Agent’s cost of funds for such Alternative Currency plus the Applicable Eurocurrency Margin, which shall not in any event be less than zero, (y) in the case of clause (ii) above, such Borrower shall~~and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Facing Agent or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Facing Agent or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, Facing Agent or other Recipient, the applicable Borrower will pay to such Lender, ~~within ten days of written demand therefor~~Facing Agent or other Recipient, as the case may be, such additional ~~amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole~~

~~discretion shall determine) as shall be required to~~amount or amounts as will compensate such Lender ~~for such increased costs or reductions in amounts received or receivable hereunder and (z) in the case of clause (iii) above, such Borrower shall take one of the actions specified in Section 3.6(b) as promptly as possible and, in any event, within the time period required by law. In determining such additional amounts pursuant to clause (y) of the immediately preceding sentence, each Lender shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable relate to such Lender’s loans in general and are not specifically attributable to a Loan hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Loans made by such Lender whether or not the loan documentation for such other loans permits the Lender to receive increased costs of the type described in this Section  3.6(a)~~, Facing Agent or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that such amounts shall be proportionate to the amounts that such Lender or Facing Agent charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans similarly situated to Borrowers in connection with substantially similar facilities as reasonably determined by such Lender or such Facing Agent acting in good faith~~.~~; provided, further, that if such increased costs described under clause (i) are determined by a court of competent jurisdiction in a final non-appealable judgment to have been imposed as a result of a Lender’s or Facing Agent’s gross negligence or willful misconduct, such Lender or Facing Agent will promptly repay to the applicable Borrower the amount of any increased costs paid to such Lender or such Facing Agent by such Borrower under this Section 3.6.

(b) ~~Eurocurrency Loans~~Alternate Rate of Interest.

~~(i) At any time that any Eurocurrency Loan is affected by the circumstances described in Section 3.6(a)(ii) or (iii), any Borrower may (and, in the case of a Eurocurrency Loan affected by the circumstances described in Section 3.6(a)(iii), shall) either (i) if the affected Eurocurrency Loan is then being made initially or pursuant to a conversion, by giving Administrative Agent telephonic notice (confirmed in writing) on the same date that Crown Holdings, as the applicable Borrower, was notified by the affected Lender or Administrative Agent pursuant to Section 3.6(a)(ii) or (iii), cancel the respective Borrowing, or (ii) if the affected Eurocurrency Loan is then outstanding, upon at least three Business Days’ written notice to Administrative Agent, require the affected Lender to convert such Eurocurrency Loan into a Base Rate Loan, provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.6(b)(i).~~

~~(ii) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (x) the circumstances set forth in Section 3.6(a)(i)(x) have arisen and such circumstances are unlikely to be temporary or (y) the circumstances set forth in Section 3.6(a)(i)(x) have not arisen but the supervisor for the administrator of the Eurocurrency Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurocurrency Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and Crown Holdings shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Eurocurrency Rate).~~

~~Notwithstanding anything to the contrary in the first paragraph of Section 12.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders of each class stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (ii) (but, in the case of circumstances described in Section 3.6(a), only to the extent the Eurocurrency Rate for such Interest Period is not available or published at such time on a current basis), (x) any Notice of Conversion or Continuation that requests the conversion of any Borrowing denominated in Dollars to, or continuation of any Borrowing as, a Eurocurrency Loan shall be ineffective, (y) if any Notice of Borrowing requests a Borrowing of Eurocurrency Loans denominated in Dollars, such Borrowing shall be made as a request for a Borrowing of Base Rate Loans and (z) if any Notice of Borrowing requests a Borrowing of Alternative Currency Loans, such Loans shall thereafter bear interest at a rate equal to Administrative Agent’s cost of funds for such Alternative Currency plus the Applicable Eurocurrency Margin; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.~~

(i) If prior to the commencement of any Interest Period for a Borrowing of Eurocurrency Loans or SOFR Loans (or at any time, in the case of a Borrowing of Daily Simple RFR Loans):

(A) (1) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining (x) the Eurocurrency Rate for such Eurocurrency Loan for such Interest Period, (y) Adjusted Term SOFR for such SOFR Loan for such Interest Period or (z) Daily Simple SONIA for such RFR Loan; or

(B) (2) the Administrative Agent is advised by the Majority Lenders in respect of each of the Facilities with affected Eurocurrency Loans, SOFR Loans or Daily Simple RFR Loans (as applicable) that (x) the Eurocurrency Rate for such Eurocurrency Loan for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, (y) Adjusted Term SOFR for such SOFR Loan for such Interest Period will not adequately or fairly reflect the cost to Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (z) Daily Simple RFR will not adequately and fairly reflect the cost to Lenders of making or maintaining their RFR Loans included in such Borrowing;

then the Administrative Agent shall give written notice thereof to Crown Holdings and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Crown Holdings and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Notice of Conversion or Continuation that requests the conversion of any Loan to, or continuation of any Loan as, a Eurocurrency Loan or SOFR Loan in the Eurocurrency Rate or Adjusted Term SOFR (as applicable) that is unavailable because the conditions described in clauses (i) and (ii) above have been satisfied (such unavailable rate, the “Unavailable Rate”), shall be ineffective, and (y) if any Notice of Borrowing requests a Eurocurrency Loan, SOFR Loan or an Daily Simple RFR Loan with an Unavailable Rate, (1) if such Notice of Borrowing is for a Loan in Dollars or if an alternative rate of interest is not in effect pursuant to clause (2) below, then notwithstanding anything to the contrary in this Agreement, the applicable Borrower may cancel such Loan or such Loan shall be made as a Base Rate Loan in Dollars or (2) if such Notice of Borrowing is for an Alternative Currency Loan, then notwithstanding anything to the contrary in this Agreement, the applicable Borrower may cancel such Loan or the Administrative Agent may, in consultation with Crown Holdings , propose to Crown Holdings in writing an alternative interest rate for the affected Loan that, if accepted by Crown Holdings in a writing delivered to the Administrative Agent within 1 Business Day of Crown Holdings’ receipt of such written proposal, shall apply with respect to the affected Loan until (A) the Administrative Agent notifies Crown Holdings and the Lenders that the circumstances giving rise to the notice described above no longer exist, (B) the Administrative Agent is advised by the applicable Majority Lenders that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in the affected Borrowing or (C) solely with respect to such Borrowing such Lender determines that any law or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and Crown Holdings written notice thereof; provided that, notwithstanding the foregoing, all Eurocurrency Rates, Adjusted Term SOFR and Daily Simple RFR (other than any then applicable Unavailable Rates) shall remain available for Borrowings until such rate shall be an Unavailable Rate.

(c) Illegality. Subject to Section 3.8, if any Lender shall provide written notice to the Administrative Agent and Crown Holdings that any Change in Law since the date of this Agreement makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable lending office to make SOFR Loans, Eurocurrency Loans or Daily Simple RFR Loans or to fund or maintain SOFR Loans, Eurocurrency Loans or RFR Loans hereunder (i) with respect to Loans denominated in Dollars (A) upon receipt of such notification, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans, (B) each SOFR Loan of such Lender will automatically be converted to Base Rate Loans on the last day of the then current Interest Period therefor or, if earlier, on the date specified by such Lender in such notification (which date shall be no earlier than the last day of any applicable grace period permitted by applicable law) and (C) the obligation of such Lender to make or continue affected SOFR Loans or to convert Loans into SOFR Loans shall be suspended until the Administrative Agent or such Lender shall notify Crown Holdings that the circumstances causing such suspension no longer exist and (ii) with respect to Loans denominated in an Alternative Currency, (A) upon receipt of such notification, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans, B/A Equivalent Loans and Daily Simple RFR Loans, (B) each Eurocurrency Loan of such Lender, B/A Equivalent Loan or RFR Loan (as applicable) will automatically be converted to a Daily Rate Loan on the last day of the then current Interest Period therefor or, if earlier, on the date specified by such Lender in such notification (which date shall be no earlier than the last day of any applicable grace period permitted by applicable law) and (C) the obligation of such Lender to make or continue affected Eurocurrency Loans or RFR Loans (as applicable) or to convert Loans into Eurocurrency Loans shall be suspended until the Administrative Agent or such Lender shall notify Crown Holdings that the circumstances causing such suspension no longer exist.

(d) ~~(c)~~ Capital Requirements. Without duplication of Section 3.6(a), if any Lender determines that any Change in Law concerning capital adequacy or liquidity requirements by any Governmental Authority will have the effect of increasing the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the applicable Borrower shall pay to such Lender, within fifteen days of its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital or liquidity; provided that such amounts shall be proportionate to the amounts that such Lender charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans similarly situated to Borrowers in connection with substantially similar facilities as reasonably determined by such Lender acting in good faith.

(e) ~~(d)~~ Certificates for Reimbursement. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.6 (other than Section 3.6(a)(i)), will give prompt written notice thereof to Crown Holdings and Administrative Agent (which notice Administrative Agent will promptly transmit to each of the other Lenders), which notice shall show the basis for calculation of such additional amounts, although the failure to give any such notice (unless the respective Lender has intentionally withheld or delayed such notice, in which case the respective Lender shall not be entitled to receive additional amounts pursuant to this Section 3.6 for periods occurring prior to the 135th day before the giving of such notice) shall not release or diminish any of any Borrower’s obligations to pay additional amounts pursuant to this Section 3.6. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and which will, to the extent the increased costs or reduction in the rate of return relates to such Lender’s commitments, loans or obligations in general and are not specifically attributable to the Commitments, Loans and obligations hereunder, cover all commitments, loans and obligations similar to the Commitments, Loans and obligations of such Lender hereunder whether or not the loan documentation for such other commitments, loans or obligations permits the Lender to make the determination specified in this Section 3.6. Such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto. It is understood and agreed that this paragraph (d) shall not require any Lender to disclose any confidential or price sensitive information or any information, the disclosure of which, would be prohibited by law or regulation.

3.7 Mitigation Obligations; Replacement of Affected Lenders.

(a) Change of Lending Office. ~~Each~~If any Lender ~~which~~or Facing Agent is or will be owed compensation pursuant to Section 3.6~~(a) or (c) or~~, or ceases to make, fund or maintain Eurocurrency Loans, SOFR Loans or Daily Simple RFR Loans, or to convert Loans into Eurocurrency Loans or SOFR Loans, as a result of any condition described in Section 3.6, or if any Borrower is required to pay any additional amount to any Lender, Facing Agent or any Governmental Authority for the account of any Lender or Facing Agent pursuant to Section 4.7~~(a) or (c)~~, then such Lender or Facing Agent will use reasonable efforts (subject to overall policy considerations of such Lender or Facing Agent) to cause a different branch or Affiliate to make or continue a Loan or Letter of Credit or to assign its rights and obligations hereunder to another of its branches or Affiliates if in the judgment of such Lender or Facing Agent such designation or assignment (i) will avoid the need for, or reduce the amount of, such compensation or payment to such Lender ~~and~~, Facing Agent or Governmental Authority, (ii) would permit such Lender to continue to make, fund, and maintain Eurocurrency Loans, SOFR Loans or Daily Simple RFR Loans and to convert Loans into Eurocurrency Loans or SOFR Loans, and (iii) will not, in the judgment of such Lender or Facing Agent, be otherwise disadvantageous in any significant respect to such Lender~~. Crown Holdings~~ or Facing Agent. The applicable Borrower hereby agrees to pay~~, or to cause the applicable Borrower to pay,~~ all reasonable ~~costs~~ and documented expenses incurred by any Lender ~~in connection with such designation or assignment~~or Facing Agent in utilizing a different branch or Affiliate pursuant to this Section 3.7(a). Nothing in this Section 3.7(a) shall affect or postpone any of the obligations of ~~any Borrower~~Borrowers or the right of any Lender or Facing Agent provided for herein..

(b) Replacement of Lenders. If (w) any Lender is a Lender where, any amount payable to such Lender by the European Borrower or any other French Credit Party under a Loan Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Credit Party by reason of that amount being (i) paid or accrued to such Lender, and such Lender is incorporated, domiciled, established or acting through a lending office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of such Lender in a financial institution situated in a Non-Cooperative Jurisdiction, (x) any Revolving Lender or Canadian Revolving Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings, (y) any Lender is owed increased costs under Section 3.6(a)~~(ii) or (iii)~~ or Section 3.6(c) or Section 4.7(a), (b) or (c) or (z) as provided in the last sentence of Section 12.1(a) or in Section 12.1(b) any Lender refuses to consent to certain proposed amendments, changes, supplements, waivers, discharges or terminations with respect to this Agreement, Crown Holdings shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignee or Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”), reasonably acceptable to Administrative Agent, provided that (i) in the case of any replacement made pursuant to clause (y), such replacement will reduce the amount of any compensation payable by the Credit Parties under Section 3.6(a)~~(ii) or (iii)~~ or Section 3.6(c) or Section 4.7(a), (b), or (c), (ii) at the time of any replacement pursuant to this Section 3.7, the Replacement Lender shall enter into one or more assignment agreements, in form and substance reasonably satisfactory to Administrative Agent, pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and participation in Letters of Credit by, the Replaced Lender (or, at the option of Crown Holdings if the respective Lender’s consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent), (iii) Crown Holdings shall have paid, or shall have caused the applicable Borrower to pay, to Administrative Agent the assignment fee specified in Section 12.8, (iv) all obligations of all Credit Parties owing to the Replaced Lender (including, without limitation, such increased costs and excluding those specifically described in clause (ii) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement and (v) that the lender replacement right set forth above in clause (y) shall not apply in any instance where five or more Multicurrency Revolving Lenders all make the same notification to Administrative Agent with respect to a particular Agreed Alternative Currency. Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (ii), (iii) and (iv) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by each applicable Borrower, the Replacement Lender shall become a Lender hereunder and, unless the Replaced Lender continues to have outstanding Term Loans hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including under Section 4.7), which shall survive as to such Replaced Lender. Notwithstanding anything to the contrary contained above, no Lender that acts as a Facing Agent may be replaced hereunder at any time when it has Letters of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Facing Agent (including the furnishing of a standby letter of credit in form and substance, and issued by an issuer satisfactory to such Facing Agent or the depositing of cash collateral into the Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such Facing Agent) have been made with respect to such outstanding Letters of Credit.

3.8 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark

Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right in consultation with Crown Holdings to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Crown Holdings and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify Crown Holdings of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.8(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.8.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate or the Eurocurrency Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon Crown Holdings’ receipt of notice of the commencement of a Benchmark Unavailability Period, the relevant Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Loans based on the applicable Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (x) in the case of Loans denominated in Dollars, the applicable Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (y) in the case of Loans denominated in Euros, the applicable Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Overnight Euro Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, in the case of Loans denominated in Dollars, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

ARTICLE IV

REDUCTION OF COMMITMENTS; PAYMENTS AND PREPAYMENTS

4.1 Voluntary Reduction of Commitments. Upon at least two (2) Business Days’ prior written notice (or telephonic notice confirmed in writing) to Administrative Agent at the Notice Address (which notice Administrative Agent shall promptly transmit to each Lender), (i) U.S. Borrower shall have the right, without premium or penalty, to terminate the unutilized portion of the Dollar Revolving Commitments or Swing Line Commitment in whole or in part, (ii) European Borrower shall have the right, without premium or penalty, to terminate the unutilized portion of the Multicurrency Revolving Commitment or Swing Line Commitment in part or in whole, and (iii) Canadian Borrower shall have the right, without premium or penalty, to terminate the unutilized portion of the Canadian Revolving Commitments in part or in whole; in each case, provided that (x) any such voluntary termination of the Dollar Revolving Commitment, Multicurrency Revolving Commitment or Canadian Revolving Commitment shall apply to proportionately and permanently reduce the Dollar Revolving Commitment, Multicurrency Revolving Commitment or Canadian Revolving Commitment of each Dollar Revolving Lender, Multicurrency Revolving Lender or Canadian Revolving Lender, as the case may be, (y) any partial voluntary reduction pursuant to this Section 4.1 shall be in the amount of at least $10,000,000 and integral multiples of $5,000,000 in excess of that amount and (z) any such voluntary termination of the Dollar Revolving Commitment, Multicurrency Revolving Commitment or Canadian Revolving Commitment shall occur simultaneously with a voluntary prepayment, pursuant to Section 4.3 such that the total of the Dollar Revolving Commitment, Multicurrency Revolving Commitment or Canadian Revolving Commitment shall not be reduced below (1) the aggregate principal amount of outstanding Dollar Revolving Loans plus the aggregate Effective Amount of Dollar LC Obligations, in the case of the Dollar Revolving Commitment; (2) Multicurrency Revolving Loans plus the aggregate Effective Amount of Multicurrency LC Obligations and Swing Line Loans, in the case of Multicurrency Revolving Commitments and (3) Canadian Revolving Loans plus the Effective Amount of Canadian LC Obligations, in the case of Canadian Revolving Commitments and the Swing Line Commitment shall not be reduced below the aggregate principal amount of Swing Line Loans.

4.2 Mandatory Reductions of Term Commitments. The Term Commitments terminate on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date after giving effect to the Borrowing of the Term A Loans and Term Euro Loans.

4.3 Voluntary Prepayments. Each Borrower shall have the right to prepay the Loans without premium or penalty in whole or in part from time to time on the following terms and conditions:

(a) the applicable Borrower shall give Administrative Agent irrevocable written notice (which notice may be conditioned upon the happening of an event) at its Notice Address (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Term Loans, Dollar Revolving Loans, Multicurrency Revolving Loans, Canadian Revolving Loans or Swing Line Loans, the amount of such prepayment and the specific Borrowings to which such prepayment is to be applied, which notice shall be given by the applicable Borrower to Administrative Agent or Canadian Administrative Agent, as applicable, by 12:00 noon (New York City time) at least three (3) Business Days prior in the case of SOFR Loans, Eurocurrency Loans, Daily Simple RFR Loans or Canadian Revolving Loans and at least one (1) Business Day prior in the case of Base Rate Loans to the date of such prepayment and which notice shall (except in the case of Swing Line Loans) promptly be transmitted by Administrative Agent to each of the applicable Lenders;

(b) each partial prepayment of any Borrowing (other than a Borrowing of Swing Line Loans) shall be in an aggregate principal amount of at least $1,000,000, Cdn.$1,000,000, €1,000,000 or £1,000,000, as applicable, and each partial prepayment of a Swing Line Loan shall be in an aggregate principal amount of at least $500,000, €500,000 or £500,000, as applicable; provided that no partial prepayment of SOFR Loans or Eurocurrency Loans made pursuant to a single Borrowing shall reduce the aggregate principal amount of the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

(c) SOFR Loans and Eurocurrency Loans ~~(other than Daily Simple RFR Loans)~~ may only be prepaid pursuant to this Section 4.3 on the last day of an Interest Period applicable thereto or on any other day subject to Section 3.5;

(d) each prepayment in respect of any Borrowing shall be applied pro rata among the Loans comprising such Borrowing, provided, however that Canadian Borrower may defease any B/A by depositing with Canadian Administrative Agent an amount equal to the face amount of such maturing B/A, provided, that such prepayment shall not be applied to any Loans of a Defaulting Lender at any time when the aggregate amount of Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Pro Rata Share of all Loans then outstanding; and

(e) unless otherwise specified by the applicable Borrower, each voluntary prepayment of Term Loans shall be applied to the Scheduled Term Repayments of all outstanding Term Loans in proportional amounts equal to the applicable Term Percentage of Term Loans with respect to such prepayment and, within each Term Loan, to reduce the remaining Scheduled Term Repayments, in direct order of maturity. Unless otherwise specified by the applicable Borrower, such prepayment shall be applied first to the payment of Base Rate Loans and second to the payment of such SOFR Loans and Eurocurrency Loans.

The notice provisions, the provisions with respect to the minimum amount of any prepayment and the provisions requiring prepayments in integral multiples above such minimum amount of this Section 4.3 are for the benefit of Administrative Agent and may be waived unilaterally by Administrative Agent.

4.4 Mandatory Prepayments.

(a) Prepayment Upon Overadvance.

(i) U.S. Borrower shall prepay the outstanding principal amount of the Loans under the Dollar Revolving Facility on any date on which the aggregate Effective Amount of such Loans, together with the aggregate Effective Amount of Dollar LC Obligations, exceeds the aggregate Dollar Revolving Commitments, in the amount of such excess. If, after giving effect to the prepayment of all outstanding Dollar Revolving Loans, the outstanding principal amount of Dollar Revolving Loans, together with the aggregate Effective Amount of the Dollar LC Obligations, exceeds the aggregate Dollar Revolving Commitments then in effect, the U.S. Borrower shall cash collateralize the Dollar LC Obligations by depositing pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Administrative Agent, cash with Administrative Agent in an amount equal to the positive difference, if any, between the outstanding principal amount of Dollar Revolving Loans plus the aggregate Effective Amount of the Dollar LC Obligations and the Dollar Revolving Commitments then in effect. Administrative Agent shall establish in its name for the benefit of the Dollar Revolving Lenders a cash collateral account (the “Dollar Collateral Account”) into which it shall deposit such cash to hold as collateral security for the outstanding Dollar LC Obligations.

(ii) European Borrower or U.S. Borrower, as applicable, shall prepay the outstanding principal amount of the Loans under the Multicurrency Revolving Facility on any date on which the aggregate Effective Amount of such Loans, together with the aggregate Effective Amount of Multicurrency LC Obligations and Effective Amount of Swing Line Loans, exceeds the aggregate Multicurrency Revolving Commitments, in the amount of such excess. If, after giving effect to the prepayment of all outstanding, Multicurrency Revolving Loans, the outstanding principal amount of Multicurrency Revolving Loans together with the aggregate Effective Amount of Multicurrency LC Obligations plus the aggregate Effective Amount of Swing Line Loans, exceeds the aggregate Multicurrency Revolving Commitments then in effect, European Borrower or U.S. Borrower, as applicable, shall prepay all outstanding Swing Line Loans then, cash collateralize Multicurrency LC Obligations by depositing, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Administrative Agent, cash with Administrative Agent in an amount equal to the positive difference, if any, between the outstanding principal amount of Multicurrency Revolving Loans plus the aggregate Effective Amount of such Multicurrency LC Obligations and the aggregate Multicurrency Revolving Commitments then in effect. Administrative Agent shall establish in its name for the benefit of the Multicurrency Revolving Lenders a cash collateral account (the “Multicurrency Collateral Account” and, together with the Dollar Collateral Account, each a “Collateral Account”) into which it shall deposit such cash to hold as collateral security for the outstanding Multicurrency LC Obligations.

(iii) Canadian Borrower shall prepay the outstanding principal amount of the Loans under the Canadian Revolving Facility on any date on which the aggregate Effective Amount of such Loans, together with the aggregate Effective Amount of the Canadian LC Obligations, exceeds the aggregate Canadian Revolving Commitments, in the amount of such excess. If, after giving effect to the prepayment of all outstanding Canadian Prime Rate Loans, the outstanding principal amount of Canadian Revolving Loans together with the aggregate Effective Amount of the Canadian LC Obligations exceeds the aggregate Canadian Revolving Commitments then in effect, the Canadian Borrower shall cash collateralize the Canadian LC Obligations and cash collateralize outstanding B/A Loans by depositing pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Canadian Administrative Agent, cash with Canadian Administrative Agent in an amount equal to the positive difference, if any, between the outstanding principal amount of Canadian Revolving Loans plus the aggregate Effective Amount of the Canadian LC Obligations and the Canadian Revolving Commitments then in effect. Canadian Administrative Agent shall establish in its name for the benefit of the Canadian Revolving Lenders a cash collateral account into which it shall deposit said cash to hold as collateral security for the outstanding Canadian LC Obligations and/or B/A Loans.

(b) Scheduled Term Repayments. The applicable Borrower shall cause to be paid Scheduled Term Repayments for each Term Facility on the Term Loans until the Term Loans are paid in full in the amounts and currencies and at the times specified in each of the Scheduled Term Repayment definitions to the extent that prepayments have not previously been applied to such Scheduled Term Repayments (and such Scheduled Term Repayments have not otherwise been reduced) pursuant to the terms hereof.

(c) Mandatory Prepayment Upon Asset Disposition. From and after the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, on the tenth Business Day after the date of receipt thereof by Crown Holdings and/or any of its Subsidiaries of Net Proceeds from any Asset Disposition (other than an Asset Disposition permitted by Section 8.3, Sections 8.5(a) through 8.5(g), 8.5(j) through 8.5(l), 8.5(m)(1), 8.5(n) (other than subclause (vi)), 8.5(o) through 8.5(u) or 8.5(w)), Borrowers shall apply an amount equal to 100% of the Net Proceeds from such Asset Disposition as a mandatory repayment of principal of the Term Loans, pursuant to the terms of Section 4.5(a), provided, that such Net Proceeds therefrom shall not be required to be so applied on such date to the extent that (i) no Credit Party would be obligated to make an offer to purchase any Indebtedness if such Net Proceeds were not used to repay Term Loans and (ii) no Event of Default then exists and Crown Holdings delivers a certificate to Administrative Agent on or prior to such date stating that such Net Proceeds shall be used to purchase assets used or to be used in the businesses referred to in Section 8.3(c) within 365 days following the date of such Asset Disposition (which certificate shall set forth the estimates of the proceeds to be so expended), provided, further, that (i) if all or any portion of such Net Proceeds not so applied to the repayment of Term Loans are not so used (or contractually committed to be used) within such 365 day period, such remaining portion shall be applied on the last day of the respective period as a mandatory repayment of principal of outstanding Term Loans as provided above in this Section 4.4(c) and (ii) if all or any portion of such Net Proceeds are not required to be applied on the 365th day referred to in clause (i) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then such remaining portion shall be applied within ten days the date of such termination or expiration as a mandatory repayment of principal of outstanding Term Loans as provided in this Section 4.4(c); provided that if the assets subject to such Asset Disposition constituted Collateral under the Security Documents, then any capital assets purchased with the Net Proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, the applicable Collateral Agent, for its benefit and for the benefit of the other applicable Lenders in accordance with Section 7.14.

(d) [Reserved].

(e) [Reserved].

(f) Mandatory Prepayment Upon Recovery Event. From and after the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, within ten (10) days following each date on which Crown Holdings or any of its Subsidiaries receives any Net Proceeds, Borrowers shall apply an amount equal to 100% of the Net Proceeds of such Recovery Event as a mandatory repayment of principal of the Term Loans pursuant to the terms of Section 4.5(a); provided that so long as no Event of Default then exists, such proceeds shall not be required to be so applied on such date to the extent that

Crown Holdings has delivered a certificate to Administrative Agent on or prior to such date stating that such proceeds shall be used to replace or restore any properties or assets in respect of which such proceeds were paid within 365 days following the date of the receipt of such proceeds (which certificate shall set forth the estimates of the proceeds to be so expended), that

(i) if all or any portion of such Net Proceeds not required to be applied to the repayment of Term Loans pursuant to the first proviso of this Section 4.4(f) are not so used (or contractually committed to be used) within 365 days after the day of the receipt of such proceeds, such remaining portion shall be applied on the last day of such period as a mandatory repayment of principal of the Term Loan as provided in this Section 4.4(f);

(ii) if all or any portion of such Net Proceeds are not required to be applied on the 365th day referred to in clause (i) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then such remaining portion shall be applied on the date of such termination or expiration as a mandatory repayment of principal of outstanding Term Loans as provided in this Section 4.4(f); and

(iii) if the asset subject to such Recovery Event constituted Collateral under the Security Documents, then any replacement or substitute assets purchased with the proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the applicable Collateral Agent, for its benefit and for the benefit of the other applicable Lenders in accordance with Section 7.14.

(g) Repatriation of Proceeds. Notwithstanding any other provisions of Sections 4.4(c) or 4.4(f), to the extent that any of or all the Net Proceeds of any Asset Disposition or any Recovery Event are received by a Non-U.S. Subsidiary (in each case, “Foreign Proceeds”) and the repatriation of such Foreign Proceeds would (x) result in material adverse Tax consequences to Crown Holdings or any other Subsidiary or (y) would be prohibited or restricted by applicable law, rule or regulation or contract (each, a “Repatriation Limitation”), the portion of such Foreign Proceeds so affected will not be required to be applied to repay Loans or reduce any Commitments hereunder but may be retained by the applicable Foreign Subsidiary so long as such Repatriation Limitation exists (provided that Crown Holdings hereby agrees to use commercially reasonable efforts to cause the applicable Non-U.S. Subsidiary to promptly take commercially reasonable actions required by the applicable law, rule or regulation to overcome or mitigate the effect of the Repatriation Limitation so as to permit such repatriation) and once such Repatriation Limitation no longer exists the applicable Borrower shall promptly (and in any event not later than 10 Business Days after any such repatriation) apply such amount to the repayment of the Loans to the extent it would have otherwise been required pursuant to Section 4.4(c) and/or 4.4(f). For the avoidance of doubt, nothing in this Section 4.4(g) shall require Borrowers to increase the amount of any prepayment in order to offset the application of any limitation or restriction described above and any resulting reduction in the amount of such mandatory prepayment. The non-application of any such mandatory prepayment amounts as a result of the foregoing provisions will not constitute an Unmatured Event of Default or an Event of Default and such amounts shall be available by Crown Holdings and its Subsidiaries for purposes not prohibited by this Agreement.

4.5 Application of Prepayments; Waiver of Certain Prepayments.

(a) Prepayments. Except as expressly provided in this Agreement, all prepayments of principal made by Borrowers (1) pursuant to Section 4.4 (other than Section 4.4(a)) shall be applied (i) as directed by the applicable Borrower under any Term Facility to any or all of the remaining Scheduled Term Repayments of such Term Facility (in the amounts and in the order of maturity designated by such

Borrower; provided that if no such order is designated, such prepayments shall be applied to the remaining Scheduled Term Prepayments in direct order of maturity); (ii) within each Term Facility, first to the payment of Base Rate Loans and second to the payment of SOFR Loans and Eurocurrency Loans; and (iii) with respect to SOFR Loans and Eurocurrency Loans, in such order as Borrowers shall request (and in the absence of such request, as Administrative Agent shall determine) and (2) pursuant to Section 4.4(a) shall be applied (i) within each Revolving Facility, first to the payment of Base Rate Loans and second to the payment of SOFR Loans and Eurocurrency Loans; and (ii) with respect to SOFR Loans and Eurocurrency Loans, in such order as Borrowers shall request (and in the absence of such request, as Administrative Agent shall determine); and (iii) within Canadian Revolving Loans, first to the payment of Canadian Prime Rate Loans and second to the cash collateralization of outstanding B/A Loans in accordance with the cash collateralization provisions set forth in Section 4.4(a); provided that any Term Lender may elect, by notice to the Administrative Agent by telephone (confirmed by facsimile) no later than three Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment, to decline all (but not part) of any prepayment of its Term Loans pursuant to Section 4.4, in which case, the aggregate amount of the prepayment that would have been applied to prepay Term Loans but was so declined may be retained by the Borrower (“Retained Declined Proceeds”). All prepayments shall include payment of accrued interest on the principal amount so prepaid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

(b) Payments. All regular installment payments of principal on the Term Loans shall be applied (i) first to the payment of Base Rate Loans and second to the payment of SOFR Loans and Eurocurrency Loans and (ii) with respect to SOFR Loans and Eurocurrency Loans, in such order as Borrowers shall request (and in the absence of such request, as Administrative Agent shall determine). All payments shall include payment of accrued and unpaid interest on the principal amount so paid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

4.6 Method and Place of Payment.

(a) (i) Except as otherwise specifically provided herein, all payments under this Agreement shall be made to Administrative Agent, for the ratable account of the Lenders entitled thereto, not later than 12:00 Noon (local time in the city in which the Payment Office for the payment is located) on the date when due and shall be made in immediately available funds in the Applicable Currency and in each case to the account specified therefor for Administrative Agent or if no account has been so specified at the Payment Office, it being understood that with respect to payments in Dollars, written telex or telecopy notice by U.S. Borrower to Administrative Agent to make a payment from the funds in U.S. Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon or local time in the city in which the Payment Office for the payment is located on such day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled to receive any such payment in accordance with the terms of this Agreement. If and to the extent that any such distribution shall not be so made by Administrative Agent in full on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon or local time in the city in which the Payment Office for the payment is located on such day), Administrative Agent shall pay to each Lender its ratable amount thereof and each such Lender shall be entitled to receive from Administrative Agent, upon demand, interest on such amount at the overnight Federal Funds Rate (or the applicable cost of funds with respect to amounts denominated in an Alternative Currency) for each day from the date such amount is paid to Administrative Agent until the date Administrative Agent pays such amount to such Lender.

(ii) Except as otherwise specifically provided herein, all payments under this Agreement with respect to the Canadian Revolving Facility shall be made to Canadian Administrative Agent, for the ratable account of the Canadian Revolving Lenders entitled thereto, not later than 12:00 Noon (local time in the city in which the Payment Office for the payment is located) on the date when due and shall be made in Canadian Dollars and in each case to the account specified therefor for Canadian Administrative Agent or if no account has been so specified at the Payment Office, it being understood that with respect to payments in Canadian Dollars, written telex or telecopy notice by Canadian Borrower to Canadian Administrative Agent to make a payment from the funds in Canadian Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Canadian Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by Canadian Administrative Agent prior to 12:00 Noon (local time in the city in which the Payment Office for the payment is located on such day)) like funds relating to the payment of principal or interest or fees ratably to the Canadian Revolving Lenders entitled to receive any such payment in accordance with the terms of this Agreement. If and to the extent that any such distribution shall not be so made by Administrative Agent in full on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon (local time in the city in which the Payment Office for the payment is located on such day)), Canadian Administrative Agent shall pay to each Canadian Revolving Lender its ratable amount thereof and each such Canadian Revolving Lender shall be entitled to receive from Canadian Administrative Agent, upon demand, interest on such amount at the applicable cost of funds with respect to Canadian Dollars for each day from the date such amount is paid to Canadian Administrative Agent until the date Canadian Administrative Agent pays such amount to such Canadian Revolving Lender.

(b) Any payments under this Agreement which are made by any Borrower later than 12:00 Noon (local time in the city in which the Payment Office for the payment is located) shall, for the purpose of calculation of interest, be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension, except that with respect to SOFR Loans, Eurocurrency Loans and Daily Simple RFR Loans, if such next succeeding Business Day is not in the same month as the date on which such payment would otherwise be due hereunder or under any Note, the due date with respect thereto shall be the next preceding applicable Business Day.

(c) Unless Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the Facing Agent hereunder that the applicable Borrower will not make such payment, Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Facing Agent, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the Facing Agent, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the Facing Agent, with interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to Administrative Agent, at the Federal Funds Rate for amounts in Dollars (and, at Administrative Agent’s cost or funds for amounts in Canadian Dollars or any Alternative Currency) for the first three days and thereafter at the Federal Funds Rate (or such cost of funds rate) plus 1%.

4.7 Net Payments.

(a) Subject to Section 4.7(f), all payments made by or on account of any obligation of any Credit Party under any Loan Document will be made without recoupment, setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments under any Loan Document (including, without limitation, payments on account of principal and interest, and fees) shall be made by or on account of any obligation of any Credit Party free and clear of and without deduction or withholding for, or on account of, any Taxes. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires an applicable withholding agent to deduct or withhold any Tax from any payment by or on account of any obligation of any Credit Party under any Loan Document, then the applicable withholding agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, to the extent such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.7(a)), the applicable Lender (or, in the case of any amount received by an Agent for its own account, the Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made. Each Credit Party shall deliver to the Administrative Agent within 30 days after it has made any such payment to the applicable Governmental Authority an original or certified receipt issued by such Governmental Authority (or other evidence reasonably satisfactory to Administrative Agent) evidencing the payment to such Governmental Authority of all amounts so required to be deducted or withheld from such payment.

(b) The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Subject to Section 4.7(f), the Credit Parties shall jointly and severally indemnify and hold harmless each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.7) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that if a Recipient does not notify the applicable Credit Party of any indemnification claim under this Section 4.7(c) within 120 days after such Recipient has received written notice of the specific tax assessment by a Governmental Authority giving rise to such indemnification claim, the Credit Parties shall not be required to indemnify such Recipient for any incremental interest or penalties resulting from such Recipient’s failure to notify the applicable Credit Party within such 120-day period. A certificate delivered to the applicable Credit Party (showing in reasonable detail the basis for such calculation) as to the amount of such payment by a Recipient (with a copy to Administrative Agent if such Recipient is not Administrative Agent), absent manifest error, shall be final, conclusive, and binding upon on all parties.

(d) Subject to Section 4.7(f), each Lender shall deliver to the applicable Borrower and Administrative Agent, at such times as are reasonably requested by such Borrower or Administrative Agent, any documentation prescribed by law or information required under any administrative policy or any relevant Governmental Authority, or reasonably requested by such Borrower or Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document or otherwise required or reasonably necessary to establish such Lender’s status for withholding tax or information reporting purposes in an applicable jurisdiction. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documents required below in this Section 4.7(d)) or information expired, obsolete or inaccurate in any material respect, deliver promptly to the applicable Borrower and Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify such Borrower and Administrative Agent of its inability to do so.

(i) Without limiting the generality of the foregoing, with respect to each Lender receiving payments in respect of any Loans, Letters of Credit, or Commitments provided to U.S. Borrower:

each such Lender, other than a Non-U.S. Lender, shall deliver to U.S. Borrower and Administrative Agent on or before the date on which it becomes a party to this Agreement, two duly executed, properly completed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax, each such Lender that is a Non-U.S. Lender entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding Tax with respect to any payments hereunder or under any other Loan Document shall deliver to U.S. Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement, whichever of the following is applicable:

(I) duly executed, properly completed originals of IRS Form W-8BEN or Form W-8BEN-E, as applicable, or any successor thereto, claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(II) duly executed, properly completed originals of IRS Form W-8ECI or any successor thereto;

(III) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit 4.7(d), to the effect that (i) such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (ii) interest payments on the Loans are not effectively connected with the Non-U.S. Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”), and (y) duly executed, properly completed copies of IRS Form W-8BEN or Form W-8BEN-E, as applicable;

(IV) to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or a participating Lender), duly executed, properly completed originals of IRS Form W-8IMY, or any successor thereto, of the Non-U.S. Lender, accompanied by IRS Form W-9, Form W-8ECI, Form W-8BEN, Form W-8BEN-E, a U.S. Tax Compliance Certificate, Form W-8IMY, or any other required information, or any successor forms, from each beneficial owner that would be required under this Section 4.7(d) if such beneficial owner were a Lender, as applicable (provided that, if the Non-U.S. Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender), and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such beneficial owners, provided such certificates are duly executed and properly completed originals), or any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit U.S. Borrower and Administrative Agent to determine the withholding or deduction required to be made; or

(V) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit U.S. Borrower and Administrative Agent to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to U.S. Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by U.S. Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by U.S. Borrower or Administrative Agent as may be necessary for U.S. Borrower or Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine or, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii) Notwithstanding any other provision of this Section 4.7(d), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(iii) Each Lender hereby authorizes each Agent to deliver to the Credit Parties and to any other Agent or successor Agent any documentation provided by such Lender to the Agent pursuant to this Section 4.7(d).

(e) VAT:

(i) All amounts expressed to be payable under a Loan Document to any Recipient which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (B) below, if VAT is or becomes chargeable on any supply made by any Recipient to any Credit Party under a Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, such Credit Party must pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to such Credit Party).

(ii) If VAT is or becomes chargeable on any supply made by any Recipient (solely for purposes of this Section 4.7(e), the “Supplier”) to any other Recipient (solely for purposes of this Section 4.7(e), the “Customer”) under a Loan Document, and any party other than the Customer (solely for purposes of this Section 4.7(e), the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Customer in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Customer must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Customer receives from the relevant tax authority which the Customer reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Customer is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Customer, pay to the Customer an amount equal to the VAT chargeable on that supply but only to the extent that the Customer reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(C) Where a Loan Document requires any party to reimburse or indemnify a Recipient for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(D) Any reference in this Section 4.7(e) to any party to a Loan shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(E) In relation to any supply made by a Recipient to any Credit Party under a Loan Document, if reasonably requested by such Recipient, such Credit Party must promptly provide such Recipient with details of such Credit Party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.

(f) United Kingdom Tax Matters. The provisions of Sections 4.7(a), (c) and (d) shall not apply, and instead the provisions of this Section 4.7(f) shall apply, on the payment of any amount of interest with respect to any advance under any Loan Document, with respect to any Loan made to any U.K. Borrower or in respect of any Letter of Credit issued with respect to any U.K. Borrower.

Solely for the purposes of this Section 4.7(f), the following terms shall have the following meanings:

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by a U.K. Borrower, which:

(A) where it relates to a Treaty Lender that becomes a Lender on the date of this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence notified by the Lender to the Administrative Agent, and

(I) where the U.K. Borrower becomes a Borrower on the date this Agreement is entered into, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(II) where the U.K. Borrower becomes a Borrower after the date this Agreement is entered into, is filed with HM Revenue & Customs within 30 days of the date on which that U.K. Borrower becomes a Borrower; or

(B) where it relates to a Treaty Lender that becomes a Lender after the date this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Assumption Agreement, and

(I) where the U.K. Borrower is a Borrower as at the date on which the Treaty Lender becomes a Lender, is filed with HM Revenue & Customs within 30 days of that date; or

(II) where the U.K. Borrower is not a Borrower as at the date on which the Treaty Lender becomes a Lender, is filed with HM Revenue & Customs within 30 days of the date on which that U.K. Borrower becomes a Borrower.

“Qualifying Lender” means:

(A) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document to a U.K. Borrower and is:

(I) a Lender:

(1) which is a bank (as defined for the purpose of Section 879 of the ITA-UK) making an advance to a U.K. Borrower under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from Section 18A of the CTA; or

(2) in respect of an advance made under a Loan Document to a U.K. Borrower by a person that was a bank (as defined for the purpose of Section 879 of the ITA-UK) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(II) a Lender which is:

(1) a company resident in the United Kingdom for United Kingdom tax purposes;

(2) a partnership each member of which is:

(a) a company so resident in the United Kingdom; or

(b) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(3) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company; or

(III) a Treaty Lender; or

(B) a Lender which is a building society (as defined for the purpose of Section 880 of the ITA-UK) making an advance under a Loan Document.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document to a U.K. Borrower is either:

(A) a company resident in the United Kingdom for United Kingdom tax purposes;

(B) a partnership each member of which is:

(I) a company so resident in the United Kingdom; or

(II) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company.

“Tax Deduction” means a deduction or withholding for or on account of Taxes from a payment under a Loan Document, other than a deduction under FATCA.

“Treaty Lender” means a Lender which:

(A) is treated as a resident of a Treaty State for the purposes of the relevant Treaty;

(B) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in a Loan to a U.K. Borrower is effectively connected; and

(C) meets all other conditions of the relevant Treaty for full exemption from taxation on interest and other amounts which relate to the Lender (including, without limitation, its tax or other status, the manner in which or the period for which it holds any rights under this Agreement, the reasons or purposes for its acquisition of such rights and the nature of any arrangements by which it disposes of or otherwise turns to account such rights) under the Loan Documents. In this subclause (C), “conditions” shall mean conditions relating to an entity’s eligibility for full exemption under the relevant Treaty and shall not be treated as including any procedural formalities that need to be satisfied in relation to that Treaty.

“Treaty State” means a jurisdiction having a double taxation agreement with the United Kingdom (a “Treaty”) which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means:

(A) a Lender (which falls within paragraph (A)(II) of the definition of “Qualifying Lender”) which is a party to this Agreement on the day on which this Agreement is entered into and which has provided a Tax Confirmation to the Administrative Agent; and

(B) where a Lender becomes a Lender after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment and Assumption Agreement which it executes on becoming a Lender.

Tax gross-up with respect to any advance.

All payments under any Loan Document, with respect to any Loan to a U.K. Borrower or in respect of any Letter of Credit issued with respect to any U.K. Borrower, shall be made without any Tax Deduction, unless a Tax Deduction is required by law.

A U.K. Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly.

If a Tax Deduction is required by law to be made by a U.K. Borrower or Administrative Agent, the amount of the payment due from that U.K. Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

A payment shall not be increased under paragraph (C) above by reason of a Tax Deduction on account of Taxes imposed by the United Kingdom on the payment of any amount of interest with respect to any advance under any Loan Document to any U.K. Borrower or in respect of any Letter of Credit issued in respect of any U.K. Borrower, if on the date on which the payment falls due:

(I) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(II) the relevant Lender is a Qualifying Lender solely by virtue of paragraph (A)(II) of the definition of “Qualifying Lender” and:

(1) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (solely for purposes of this Section 4.7(f), a “Direction”) under Section 931 of the ITA-UK which relates to the payment and that Lender has received from the U.K. Borrower making the payment a certified copy of that Direction; and

(2) the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(III) the relevant Lender is a Qualifying Lender solely by virtue of paragraph (A)(II) of the definition of “Qualifying Lender” and:

(1) the relevant Lender has not given a Tax Confirmation to the U.K. Borrower; and

(2) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the U.K. Borrower, on the basis that the Tax Confirmation would have enabled the U.K. Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of Section 930 of the ITA-UK; or

(IV) the relevant Lender is a Treaty Lender and the U.K. Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (G) or (H) (as applicable) below.

If a U.K. Borrower is required to make a Tax Deduction, that U.K. Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the U.K. Borrower making that Tax Deduction shall deliver to the Administrative Agent for the benefit of the Lender entitled to the payment a statement under Section 975 of the ITA-UK or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(I) Subject to paragraph (II) below, a Treaty Lender and each U.K. Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that U.K. Borrower to obtain authorisation to make that payment without a Tax Deduction.

(II) (1) A Treaty Lender which becomes a Lender on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect by including its scheme reference number and its jurisdiction of tax residence opposite its name on Schedule 1.1(a) under the heading “Amount of Multicurrency Revolving Commitment”; and

(2) a Treaty Lender which becomes a Lender after the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption Agreement which it executes, and, having done so, that Lender shall be under no obligation pursuant to paragraph (G)(I) above.

If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (G)(II) above and a U.K. Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(1) that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2) HM Revenue & Customs has not given the U.K. Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and in each case, the U.K. Borrower has notified that Lender in writing, that Lender and the U.K. Borrower shall co-operate in completing any additional procedural formalities necessary for that relevant Borrower to obtain authorisation to make that payment without a Tax Deduction.

If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (G)(II) above, no U.K. Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

A U.K. Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

A UK Non-Bank Lender which becomes a Lender on the day on which this Agreement is entered into gives a Tax Confirmation to the Administrative Agent by entering into this Agreement.

A UK Non-Bank Lender shall promptly notify the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.

Nothing in Section 4.7(f)(ii)(G) above shall require a Lender to (I) register under the HMRC DT Treaty Passport scheme, (II) apply the HMRC DT Treaty Passport scheme to any advance, Loan, Commitment or Letter of Credit if it has so registered, or (III) file treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 4.7(f)(ii)(G)(II).

Tax indemnity.

The U.K. Borrowers shall (within ten Business Days of demand by the Administrative Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document; provided, however, that if a Lender does not notify the U.K. Borrower of any indemnification claim under this Section 4.7(f)(iii) within 120 days after such Lender has received written notice of the claim of a taxing authority giving rise to such indemnification claim, the U.K. Borrowers shall not be required to indemnify such Lender for any incremental interest or penalties resulting from such Lender’s failure to notify the U.K. Borrower within such 120-day period.

Paragraph (A) above shall not apply:

(I) with respect to any Taxes assessed on a Lender:

(1) under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or

(2) under the law of the jurisdiction in which such Lender’s lending office is located in respect of amounts received or receivable in that jurisdiction,

if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or

(II) to the extent a loss, liability or cost:

(1) is compensated for by an increased payment under Section 4.7(f)(ii) (Tax gross-up);

(2) would have been compensated for by an increased payment under Section 4.7(f)(ii) (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph 4.7(f)(ii)(D) (Tax gross-up) applied; or

(3) relates to a deduction pursuant to FATCA required to be made by a party.

A Lender making, or intending to make a claim under paragraph (iii)(A) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the U.K. Borrower.

A Lender shall, on receiving a payment from a U.K. Borrower under this Section 4.7(f)(iii), notify the Agent.

Lender Status Confirmation. Each Lender which becomes a Lender under this Agreement, in respect of any Loan, Commitment or advance to any U.K. Borrower or in respect of any Letter of Credit issued with respect to any U.K. Borrower, after the date of this Agreement shall indicate, in the Assignment and Assumption Agreement which it executes on becoming a Lender, and for the benefit of the Administrative Agent and without liability to any Borrower, which of the following categories it falls in:

not a Qualifying Lender;

a Qualifying Lender (other than a Treaty Lender); or

a Treaty Lender.

If such a Lender fails to indicate its status in accordance with this Section 4.7(f)(iv) then such Lender shall be treated for the purposes of this Agreement (including by each Borrower) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Borrowers). For the avoidance of doubt, an Assignment and Assumption Agreement shall not be invalidated by any failure of a Lender to comply with this Section 4.7(f)(iv).

(g) For purposes of this Section 4.7, the term “Lender” shall include any Swing Line Lender and any Facing Agent.

(h) Each party’s obligations under this Section 4.7 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender.

(i) For the avoidance of doubt, for purposes of FATCA, from and after the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, the Borrowers and the Administrative Agent agree to treat (and the Lenders hereby authorize the Agent to treat) this Agreement and the Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulations Section 1.1471-2(b)(2)(i).

(j) For the avoidance of doubt, from and after the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, the Term A Loans will constitute a single separate, fungible tranche for U.S. federal income tax purposes and the Term Euro Loans will constitute a single separate, fungible tranche for U.S. federal income tax purposes.

ARTICLE V

CONDITIONS OF CREDIT

5.1 Conditions Precedent to the Effective Date. The obligation of the Lenders to make the Initial Loans and the obligation of the respective Facing Agent to issue and the Lenders to participate in Letters of Credit under this Agreement shall be subject to the fulfillment of each of the conditions, except as permitted to be completed on a post-closing basis pursuant to Section 7.19, set forth in this Section 5.1.

(a) Principal Loan Documents.

Credit Agreement and Notes. Crown Holdings and each Borrower shall have duly executed and delivered to Administrative Agent, with a signed counterpart for each Lender, this Agreement (including all schedules, exhibits, certificates, opinions and financial statements required to be delivered on the Effective Date) and, if requested, the Notes payable to the order of each applicable Lender in the amount of their respective Commitments all of which shall be in full force and effect;

(ii) Reaffirmation Agreement. Each applicable Credit Party shall have duly authorized, executed and delivered counterparts to the Reaffirmation Agreement in form and substance reasonably acceptable to the Administrative Agent.

(iii) Euro Security Documents. Each applicable Euro Credit Party shall have duly authorized, executed and delivered counterparts of each Euro Security Document or amendments thereto reasonably requested by the Administrative Agent, together with, to the extent required by such Euro Security Document, the following:

to the extent applicable, certificates representing all certificated Pledged Securities, together with executed and undated stock powers and/or assignments in blank or other instruments of transfer customary in the applicable jurisdiction;

[Reserved];

appropriate financing statements or comparable documents of, and executed by, the appropriate entities in proper form for filing under the provisions of the applicable or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate to grant to the Euro Collateral Agent a perfected first priority Lien on such Collateral, superior and prior to the rights of all third persons other than the holders of Permitted Liens;

judgment and tax lien, bankruptcy and pending lawsuit search reports listing all effective financing statements or comparable documents which name any applicable Credit Party as debtor and which are filed in those jurisdictions in which any of such Collateral is located and the jurisdictions in which any applicable Credit Party’s principal place of business is located, together with copies of such existing financing statements, none of which shall encumber such Collateral covered or intended or purported to be covered by such Euro Security Document other than Permitted Liens; and

evidence that all other actions reasonably necessary or desirable to perfect the security interest created by the Euro Security Documents have been taken.

(iv) [Reserved];

(b) Perfection on Personal Property Collateral. Administrative Agent shall have received:

(i) from U.S. Borrower, Crown Holdings and all of the U.S. Subsidiaries of Crown Holdings, executed and delivered Perfection Certificates dated the Effective Date;

(ii) from U.S. Borrower, Crown Holdings and all of the U.S. Subsidiaries of Crown Holdings party to the U.S. Security Agreement, proper financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local law, if any) for filing under the UCC or other appropriate filing offices of each foreign and domestic jurisdiction as may be necessary or, in the opinion of U.S. Collateral Agent, desirable to perfect the security interests purported to be created by the U.S. Security Documents;

(iii) from U.S. Borrower, Crown Holdings and all of the U.S. Subsidiaries of Crown Holdings party to the U.S. Security Agreement, copies of Requests for Information or Copies (Form UCC-1), or equivalent reports, listing all effective financing statements or similar notices that name any such Person (by its actual name or any trade name, fictitious name or similar name), or any division or other operating unit thereof, as debtor (whether filed in the jurisdiction referred to in clause (i) or elsewhere), together with copies of such other financing statements (none of which shall cover the U.S. Collateral except to the extent evidencing Permitted Liens or for which U.S. Collateral Agent shall have received written authorization from the secured party to file termination statements (Form UCC-3 or such other termination statements as shall be required by local law), such termination statements fully executed for filing where necessary);

(iv) evidence of the completion of, or arrangements satisfactory to U.S. Collateral Agent for, all other recordings and filings of, or with respect to, the Security Documents with all Governmental Authorities and all other actions as may be necessary or, in the reasonable opinion of U.S. Collateral Agent, desirable to perfect the security interests intended to be created by the U.S. Security Documents and to release or modify UCC filings that do not constitute Permitted Liens; and

(v) evidence that all other actions necessary, or in the reasonable opinion of U.S. Collateral Agent and the Required Lenders, desirable to perfect the security interests purported to be taken by the U.S. Security Documents have been taken.

(a) Existing Credit Agreement. All commitments under the Existing Credit Agreement shall have been terminated, and all loans and accrued and unpaid interest, fees and any other amounts outstanding under the Existing Credit Agreement shall have been paid in full; provided that accrued and unpaid interest, fees and other amounts outstanding under the Existing Credit Agreement (other than principal amount of loans) may be paid within ten (10) Business Days following the receipt by Crown Holdings of an invoice from the Administrative Agent regarding any such accrued and unpaid interest, fees or other amounts outstanding (it being understood that such amounts shall be due and payable on such tenth Business Day if not paid prior to such date).

(b) Opinions of Counsel. Administrative Agent shall have received from (i) Dechert LLP, special counsel to the Credit Parties, a customary opinion addressed to Administrative Agent and each of the Lenders and dated the Effective Date, which shall be in form and substance reasonably satisfactory to Administrative Agent and which shall cover such matters related to the transactions contemplated herein as Administrative Agent may reasonably request, and (ii) opinions of local counsel to the Credit Parties and/or the Administrative Agent, as is customary in the respective jurisdiction and as specified on Schedule 5.1(d), addressed to Administrative Agent and each of the Lenders dated the Effective Date, each of which shall be in form and substance reasonably satisfactory to Administrative Agent, which opinions shall cover such matters related to the transactions contemplated herein and in the other Loan Documents as Administrative Agent may reasonably request.

(c) Corporate Documents and Financial Matters.

Officer’s Certificate. Administrative Agent shall have received a certificate executed by a Financial Officer (or a Responsible Officer in the case of any non-U.S. Borrower) of each of the Borrowers, dated the Effective Date and in the form of Exhibit 5.1(e)(i), stating that the representations and warranties set forth in Article VI hereof are true and correct in all material respects as of the date of the certificate, except to the extent such representations and warranties are expressly made as of a specified date in which event such representations and warranties were true and correct in all material respects as of such specified date, that no Event of Default or Unmatured Event of Default has occurred and is continuing and that the conditions of Section 5.1 hereof have been fully satisfied or waived, subject to the proviso at the end of this Section 5.1 (except that no opinion need be expressed as to Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter).

Secretary’s Certificate. On the Effective Date, Administrative Agent shall have received from each Credit Party a certificate, dated the Effective Date, signed by the secretary or any assistant secretary (or, if no secretary or assistant secretary exists, a Responsible Officer or if customary in the applicable jurisdiction any director or authorized signatory), of such Credit Party, in the form of Exhibit 5.1(e)(ii) with appropriate insertions, as to the incumbency and signature of the officers/managers of each such Credit Party executing any Loan Document as of the Effective Date (in customary form and substance) and any certificate or other document or instrument to be delivered pursuant hereto or thereto by or on behalf of such Credit Party, together with evidence of the incumbency of such secretary or assistant secretary (or, if no secretary or assistant secretary exists, such Responsible Officer), and certifying as true and correct, attached copies of the certificate of incorporation, certificate of amalgamation or other equivalent document (certified as of recent date by the Secretary of State or other comparable authority where customary in such jurisdiction) and by-laws (or other Organic Documents of such Credit Party), up-to-date copies of a corporate extract (extrait) and a certificate of non-inscription of a judicial decision (certificat de non-inscription d’une decision judiciaire) issued by the Registre de Commerce et Sociétes, Luxembourg for any Credit Party incorporated under the laws of Luxembourg and the resolutions of such Credit Party and, to the extent required, of the equity holders of such Credit Party, referred to in such certificate.

Good Standing. A customary good standing certificate or certificate of status or comparable certificate of each Credit Party from the Secretary of State (or other governmental authority) of its state, territory or province of organization or such equivalent document issued by any foreign Governmental Authority if applicable in such foreign jurisdiction and, in each case, solely to the extent available on a commercially reasonable basis in such jurisdiction.

Solvency. On the Effective Date, Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit 5.1(e)(iv), and signed by the chief financial officer of Crown Holdings confirming the solvency of (i) Crown Holdings and its Subsidiaries, (ii) U.S. Borrower and its Subsidiaries, (iii) European Borrower and its Subsidiaries, and (iv) Canadian Borrower and its Subsidiaries, in each case, on a consolidated basis after giving effect to the Transactions.

(d) Other Closing Conditions.

(i) Fees. The payment in full of all fees, and all expenses expressly due and payable on or before the Effective Date under the Fee Letter to the extent invoiced at least two (2) Business Days prior to the Effective Date (which amounts shall be offset against the proceeds of the Initial Borrowings hereunder).

(ii) USA Patriot Act. The Administrative Agent and Arrangers shall have received, at least three (3) Business Days prior to the Effective Date (to the extent reasonably requested in writing on a timely basis at least ten (10) Business Days prior to the Effective Date), all documentation and other information required by the applicable Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(iii) Notice of Borrowing. Prior to the making of each Loan on the Effective Date, Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.5.

5.2 Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (other than Loans made on the Effective Date) and the obligation of any Facing Agent to issue or any Lender to participate in any Letter of Credit hereunder in each case shall be subject to the fulfillment at or prior to the time of each such Credit Event of each of the following conditions (provided that, in the case of any Additional Facility incurred in connection with a Limited Condition Transaction, such conditions shall be limited as set forth in Section 2.9):

Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall each be true and correct in all material respects at and as of such time, as though made on and as of such time except to the extent such representations and warranties are expressly made as of a specified date in which event such representation and warranties shall be true and correct in all material respects as of such specified date.

No Default. No Event of Default or Unmatured Event of Default shall have occurred and shall then be continuing on such date or will occur after giving effect to such Credit Event.

Notice of Borrowing; Notice of Issuance.

(i) Prior to the making of each Loan, Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.5 or Canadian Administrative Agent shall have received a Notice of Canadian Borrowing meeting the requirements of Section 2A.5, as applicable.

(ii) Prior to the issuance of each Letter of Credit, Administrative Agent and the respective Facing Agent shall have received a Notice of Issuance meeting the requirements of Section 2.10(c).

The acceptance of the benefits of each such Credit Event by the applicable Borrower shall be deemed to constitute a representation and warranty by it to the effect of paragraphs (a), (b) and (c) of this Section 5.2 (except that no opinion need be expressed as to Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter).

Each Lender hereby agrees that by its execution and delivery of its signature page hereto and by the funding of its Loan to be made on the Effective Date, such Lender approves of and consents to each of the matters set forth in Section 5.1 and Section 5.2 which must be approved by, or which must be satisfactory to, Administrative Agent or the Required Lenders or Lenders, as the case may be; provided that, in the case of any agreement or document which must be approved by, or which must be satisfactory to, the Required Lenders, Administrative Agent or Crown Holdings shall have delivered or caused to be delivered a copy of such agreement or document to such Lender on or prior to the Effective Date if requested.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each Credit Party makes the following representations and warranties as of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date (both before and after giving effect to the consummation of the Transactions) and as of the date of each subsequent Credit Event (except to the extent such representations and warranties are expressly made as of a specified date, in which case such representations and warranties shall be made as of such specified date), all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letters of Credit:

6.1 Corporate Status. Each Credit Party (a) is a corporation, partnership or other form of legal entity, duly organized and validly existing and, to the extent such concept exists in such jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) has all requisite corporate or other organizational power and authority to carry on its business as now conducted, and (c) is duly qualified to do business and, to the extent such concept exists in such jurisdiction, is in good standing in each other jurisdiction where the conduct of its business requires such qualification, except in the case of clauses (a) (as to good standing), (b) and (c), where such failures in the aggregate would not reasonably be expected to have a Material Adverse Effect.

6.2 Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations thereunder and has taken all necessary action to authorize the execution, delivery and performance by it of each of such Loan Documents. Each Credit Party has duly executed and delivered each of the Loan Documents to which it is a party, and each of such Loan

Documents constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.3 No Violation. The execution and delivery by any Credit Party of the Loan Documents to which it is a party (including, without limitation, the granting of Liens pursuant to the Security Documents), and the performance of such Credit Party’s obligations thereunder do not contravene any provision of any Requirement of Law applicable to such Credit Party, conflict with or result in any breach of any material Contractual Obligation or other material instrument binding upon such Credit Party, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents or Permitted Liens) upon any of the property or assets of any Credit Party pursuant to the terms of any Contractual Obligation to which any Credit Party is a party or by which it or any of its property or assets is bound, or violate any provision of any Organic Document of any Credit Party, except, in each case, for any contravention, conflict, breach, default or violation that would not reasonably be expected to have a Material Adverse Effect.

6.4 Governmental and Other Approvals. Except for filings necessary to create or perfect security interests in the Collateral, except as have been obtained, waived or made prior to the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, and except any such failure that would not reasonably be expected to have a Material Adverse Effect, no material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date and except for any reports required to be filed by any Credit Party with the SEC), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution and delivery of any Loan Document or the performance of the obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any such Loan Document.

6.5 Financial Statements; Financial Condition; Undisclosed Liabilities Projections; Etc.

(a) Financial Statements.

The consolidated balance sheets of Crown Holdings and its consolidated Subsidiaries and the related statements of income, cash flows and shareholders’ equity of Crown Holdings for December 31, 2016, fairly present in all material respects the consolidated financial condition and results of operation and cash flows of Crown Holdings and its consolidated Subsidiaries as of such date and for such period. Copies of such statements have been furnished to the Lenders prior to the Effective Date and, in the case of the December 31, 2016 statements, have been reported on by Pricewaterhouse Coopers LLP, independent certified public accountants.

On and as of the Effective Date, immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (I) (a) the sum of the assets of Crown Holdings and its Subsidiaries (taken as a whole), at a fair valuation, will exceed its debts; (b) the present fair saleable value of the property of Crown Holdings and its Subsidiaries (taken as a whole) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured and specifically, no German Borrower or Non-U.S. Guarantee Subsidiary organized under the Laws of the Federal Republic of Germany is illiquid, threatened with illiquidity or overindebted within the meaning of section 17, 18 or 19 of the German Insolvency Code, (Insolvenzordnung), or overindebted within the meaning of the German proper accounting standards (Grundsätze ordentlicher Buchführung); (c) Crown Holdings and its Subsidiaries (taken as a whole) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Crown Holdings and its Subsidiaries (taken as a whole) will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date and (II) (i) no Credit Party will be subject to any proceedings for its administration (with respect to a Credit Party organized under the laws of France, redressement judiciaire), or will be subject to a plan for the transfer of the whole or part of its business, or is or will be subject to liquidation (with respect to a Credit Party organized under the laws of France, liquidation judiciaire) and no claim has been made requesting implementation of such proceedings; (ii) no Credit Party will be subject to the administration of a court appointed mediator (conciliateur), judicial condition, compulsory manager, receiver (administrateur judiciaire), administrator, liquidator (liquidateur judiciaire) or other similar office (with respect to a Credit Party organized under the laws of France, mandataire ad hoc), and no request will have been filed and no negotiations envisaged for the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of such Credit Party; (iii) no Credit Party will be unable to settle its debts (contingent or otherwise) with realizable assets (with respect to a Credit Party organized under the laws of France, en état de cessation des paiements within the meaning of article L 631-1 of the French Commercial Code) or will have admitted in writing its inability to pay its debts as they fall due; (iv) no Credit Party organized under the laws of France will be subject to safeguard proceedings (procédure de sauvegarde), within the meaning of Article L. 620-1 et seq. of the French Commercial Code (which shall include, for the avoidance of doubt, sauvegarde accélérée and sauvegarde financière accélérée); and (v) no Credit Party will have commenced negotiations with any of its creditors with a view to the general readjustment or rescheduling of any of its indebtedness or will have made a general assignment for the benefit of any of its creditors and/or will have entered into any settlement agreement or amicable arrangement with any of its creditors (with respect to a Credit Party organized under the laws of France, transactions, accord de conciliation), or will have stopped or suspended payment of all or substantially all of its debts or will have announced an intention to do so, or will have a moratorium declared in respect of any of its indebtedness.

(b) Indebtedness. Set forth on (i) Schedule 6.5(b)(i) hereto is a list and description of all Indebtedness of the Credit Parties and their respective Subsidiaries (other than the Loans), in each case, with an aggregate outstanding principal amount in excess of $5,000,000 that will be outstanding as of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date; (ii) Schedule 6.5(b)(ii) hereto is a list and description of the Existing Non-U.S. Facilities and the obligations of any Subsidiary of Crown Holdings that has any Guarantee Obligations with respect to, is an obligor under or provides credit support in respect of such Existing Non-U.S. Facilities, in each case, with an aggregate outstanding principal amount in excess of $5,000,000, as of the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date; and (iii) Schedule 6.5(b)(iii) hereto is a list and description of the Existing Factoring Facilities of the Credit Parties and their respective Subsidiaries and the obligations of any Subsidiary of Crown Holdings that has any Guarantee Obligations with respect to, is an obligor under or provides credit support in respect of such Existing Factoring Facilities, in each case, with an aggregate outstanding principal amount in excess of $5,000,000, as of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date (collectively, including such Indebtedness described in this Section 6.5(b) and not required to be scheduled, the “Indebtedness to Remain Outstanding”), in each case showing the outstanding aggregate principal amount thereof (and the aggregate amount of any undrawn commitments with respect thereto) and the name of the respective obligor and any other entity which directly or indirectly guaranteed such debt. No Indebtedness to Remain Outstanding has been incurred in connection with, or in contemplation of, the Transactions or the other transactions contemplated hereby. Crown Holdings has delivered or caused to be delivered to Administrative Agent a true and complete copy of the form of each material instrument evidencing Indebtedness for money borrowed listed on Schedule 6.5(b)(i) and of each material agreement or instrument pursuant to which such Indebtedness for money borrowed was issued.

(c) Projections. On and as of the Effective Date, the financial projections previously delivered to Administrative Agent for further distribution to the Lenders (the “Projections”) and each of the budgets and projections delivered after the Effective Date pursuant to Section 7.2(c) are, at the time made, based on good faith estimates and assumptions made by the management of Crown Holdings, which assumptions were believed by management of Crown Holdings to be reasonable at the time made, it being understood that uncertainty is inherent in any forecasts or projections, such projections are not to be viewed as facts, that actual results during the period or periods covered by such projections may differ from such projections and the differences may be material, and that no assurance can be given that the results set forth in the Projections will actually be obtained.

(d) No Material Adverse Change. Since December 31, 2016, there has been no material adverse change in the financial condition of Crown Holdings and its Subsidiaries, taken as a whole.

6.6 Litigation. There are no actions or proceedings pending or, to the knowledge of any of the Credit Parties, threatened in writing against any Credit Party (i) that would reasonably be expected to have a Material Adverse Effect, or (ii) which purports to affect the legality, validity or enforceability of this Agreement, any Loan Document or the transactions contemplated hereby or thereby.

6.7 True and Complete Disclosure. To Crown Holding’s knowledge, all written information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of any Credit Party in writing to any Lender (including, without limitation, all information contained in the Loan Documents) (other than the Projections, as to which Section 6.5(c) applies, and any forecast, estimates, pro forma information, projections and statements as to anticipated future performance or conditions and other than information of a general economic or industry specific nature or financial information) for purposes of or in connection with this Agreement or any transaction contemplated herein is, as modified or supplemented by other information (taken as a whole) so furnished from time to time, when taken as a whole, do not contain as of the date furnished (or, if such information expressly related to a specific date, as of such specific date) any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading; provided that to the extent this or any such document, certificate or statement was based upon or constitutes a forecast estimate, pro forma information or projection, statement as to anticipated future performance or conditions or general economic, industry specific or financial information, it is understood that such document, certificate or statement is not to be viewed as fact, that actual results during the period or periods covered by such document, certificate or statement may differ from such document, certificate or statement and the differences may be material, and that no assurance can be given that the results set forth in such document, certificate or statement will actually be obtained.

6.8 Use of Proceeds; Margin Regulations.

(a) Effective Date Proceeds. The proceeds of (x) the Term Loans and Revolving Loans incurred on the Effective Date hereunder shall be used by the Borrowers (i) to refinance all Indebtedness and other obligations under the Existing Credit Agreement, (ii) to pay transaction costs and expenses in connection with this Agreement and the transactions contemplated hereby and (iii) with regard to any remaining amount, for general corporate purposes.

(b) Revolving Loan Proceeds. All proceeds of the Revolving Loans incurred hereunder shall be used by Crown Holdings and its Subsidiaries for ongoing working capital needs, acquisitions, share repurchases and other general corporate purposes, including, but not limited to, (x) the refinancing in part or in full of the Loans as defined and as outstanding under this Agreement immediately prior to giving effect to the Incremental Amendment No. 2 and Third Amendment and (y) to pay fees and expenses incurred in connection with the Incremental Amendment No. 2 and Third Amendment and any other transactions contemplated by or otherwise permitted under this Agreement.

(c) Margin Regulations. No proceeds of any Loan will be used in a violation of any provision of Regulation U or X of the Board.

(d) [Reserved].

(e) Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Proceeds. The proceeds of the Term A Loans and Term Euro Loans incurred on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date shall be used by the U.S. Borrower and European Borrower as set forth in the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment.

6.9 Taxes. Each of Crown Holdings and its Subsidiaries has timely filed all federal income, foreign country income and other material Tax returns and reports required by law to have been filed by it. Each of Crown Holdings and its Subsidiaries has paid all Taxes payable by it before they have become delinquent other than (i) such Taxes that are being contested in good faith by proper proceedings diligently conducted and for which adequate reserves have been established in conformity with GAAP and (ii) such Taxes that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.10 Compliance With ERISA; Foreign Pension Plans.

(a) No Termination Event has occurred or is reasonably expected to occur which would reasonably be expected to have a Material Adverse Effect or give rise to a Lien other than a Permitted Lien. Crown Holdings and its Subsidiaries or any ERISA Affiliates are in compliance in all material respects with the presently applicable provisions of applicable law, including ERISA and the Code, with respect to each Plan. No condition exists or event or transaction has occurred with respect to any Plan which reasonably might result in the incurrence by Crown Holdings and its Subsidiaries or any ERISA Affiliates of any liability, fine or penalty which would reasonably be expected to have a Material Adverse Effect. Crown Holdings and its Subsidiaries or any ERISA Affiliates have no contingent liability with respect to post-retirement benefits provided by Crown Holdings and its Subsidiaries or any ERISA Affiliates under a Welfare Plan, other than (i) liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA and (ii) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Foreign Plan has been established, registered, amended, funded, invested and administered in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, including all funding and contribution requirements, and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) neither any Credit Party nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, (iii) all employer and employee payments, contributions and premiums required to be remitted or paid to or in respect of each Foreign Plan have been paid or remitted in accordance with its terms and all applicable laws and (iv) there is no investigation by a Governmental Authority or claim (other than routine claims for payment of benefits) pending or, to the knowledge of any Credit Party, threatened involving any Foreign Plan or its assets, and no facts exist which could reasonably be expected to give rise to any such investigation or claim (other than routine claims for payment of benefits).

(c) Schedule 6.10(c) lists all of the Canadian Defined Benefit Plans as of the Effective Date. As of the Effective Date, the hypothetical wind-up deficiency, going concern deficiency and solvency deficiency of each Canadian Defined Benefit Plan as of the date of the most recently filed actuarial valuation for such plan prior to the Effective Date is set out in Schedule 6.10(c) or has otherwise been disclosed to the Canadian Administrative Agent. As of the Effective Date, the wind-up deficiency related to any prior wind-up or partial wind-up of a Canadian Defined Benefit Plan as of the date of the most recently filed actuarial valuation for such plan prior to the Effective Date is set out in Schedule 6.10(c) or has otherwise been disclosed to the Canadian Administrative Agent, provided that such disclosure shall not be required where a Canadian Defined Benefit Plan has been wound-up or partially wound-up and all plan assets and benefits owing to affected members, including any surplus, attributable to such wind-up or partial wind-up have been fully distributed or paid out in accordance with all applicable laws. With respect to each Canadian Defined Benefit Plan (i) except as disclosed in Schedule 6.10(c), no Canadian Pension Termination Event has occurred, (ii) all reports and disclosures relating to the Canadian Defined Benefit Plan required by any applicable laws have been filed or distributed in a timely fashion, except as would not reasonably be expected to have a Material Adverse Effect and (iii) all obligations of any Canadian Credit Party required to be performed in connection with the Canadian Defined Benefit Plans or the funding agreements therefor have been performed in a timely fashion and there are no outstanding disputes concerning the assets held pursuant to any such funding agreement, except as would not reasonably be expected to have a Material Adverse Effect. No Canadian Credit Party contributes to, or has any obligation to contribute to, any Multiple Employer Plan.

6.11 Security Documents.

(a) The U.S. Pledge Agreement is effective to create in favor of the U.S. Collateral Agent, for its benefit and the benefit of the Secured Creditors named therein, a legal, valid and enforceable (subject to clause (a) in the definition of Legal Reservations) security interest in the Collateral securing the Obligations (as defined in the U.S. Pledge Agreement). In the case of the Pledged Securities to the extent represented by certificated securities (the “Certificated Pledged Stock”) described in the U.S. Pledge Agreement, as a result of certificates representing such Certificated Pledged Stock having been delivered to the Collateral Agent, the security interests created by the U.S. Pledge Agreement in such Certificated Pledged Stock constitute a fully perfected Lien (to the extent such Lien can be perfected by possession) having the priority set forth therein (subject to Permitted Liens).

(b) [Reserved].

(c) The U.S. Security Agreement is effective to create in favor of the U.S. Collateral Agent, for its benefit and the benefit of the Secured Creditors named therein, a legal, valid and enforceable (subject to clause (a) in the definition of Legal Reservations) security interest in the Collateral securing the Obligations (as defined in the U.S. Security Agreement). As a result of financing statements in appropriate form having been filed with the appropriate offices, the security interest in the Collateral (including registered trademarks and registered patents, but excluding registered copyrights) described in the U.S. Security Agreement constitutes a fully perfected Lien (to the extent such Lien can be perfected by filing, recording or registering under the UCC) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (including registered trademarks and registered patents, but excluding registered copyrights), in each case having the priority set forth therein (except Permitted Liens).

(d) As a result of security agreements, financing statements and/or analogous documents in appropriate form having been filed with the appropriate offices, including the United States Copyright Office, the security interest in the Collateral described in the U.S. Security Agreement that are registered copyrights constitutes a fully perfected Lien (to the extent such Lien can be perfected by filing, recording or registering in such appropriate offices, including the United States Copyright Office), in each case having the priority set forth therein (except Permitted Liens) (it being understood that subsequent recordings in the United States Copyright Office may be necessary to perfect a Lien on registered copyrights acquired by the Credit Parties after the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date).

(e) The security agreements entered into by the Canadian Credit Parties are effective (subject to the Legal Reservations) to create in favor of the Canadian Administrative Agent, for its benefit and the benefit of the Secured Creditors named in the applicable security agreement, a legal, valid and enforceable security interest in the Collateral securing the Obligations (as defined in the each applicable security agreement) having the priority set forth therein and, upon the taking of possession or control by the Canadian Administrative Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Canadian Administrative Agent to the extent possession or control by the Canadian Administrative Agent is required by any Security Document), the Canadian Administrative Agent, constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, to the extent such Lien and security interest can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the Canadian Administrative Agent, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(f) Subject to the filings, amendments, undertakings and other actions set forth in Section 7 of the Incremental Amendment No. 2 and Third Amendment, each Euro Security Document is effective (subject to the Legal Reservations) to create in favor of the Euro Collateral Agent, for the benefit of the Secured Creditors named therein, a legal, valid and enforceable security interest in the assets purported to be encumbered thereby having the priority set forth therein and, when (x) all appropriate filings, notices or recordings are made in the appropriate offices, corporate records or with the appropriate Persons as may be required under applicable laws and/or any Euro Security Document, (y) upon the taking of possession or control by the Euro Collateral Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Euro Collateral Agent to the extent possession or control by the Euro Collateral Agent is required by any Euro Security Document) and (z) any further action required under Section 7.14 are taken, each Euro Security Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

6.12 Ownership of Property. Crown Holdings and each of its Material Subsidiaries has good and marketable title to, a subsisting leasehold interest in, or right to use, all items of material real and tangible personal property used in its operations, free and clear of all Liens (except as to leasehold interests), except Permitted Liens and except as would not reasonably be expected to have a Material Adverse Effect. Substantially all items of real property owned by, leased to or used by Crown Holdings and each of its Material Subsidiaries are free and clear of any known defects in title except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and except Permitted Real Property Encumbrances except as would reasonably be expected to have a Material Adverse Effect.

6.13 Capitalization of Credit Parties. As of the Effective Date, all outstanding shares of Capital Stock of each Credit Party’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable (to the extent applicable) and are owned, directly or indirectly by a Credit Party, free and clear of all Liens other than those created by the Security Documents and Permitted Liens. As of the Effective Date, except as otherwise permitted by this Agreement, no authorized but unissued or treasury shares of Capital Stock of each Credit Party’s Subsidiaries are subject to any option, warrant, right to call or commitment of any kind or character. As of the Effective Date, except as otherwise permitted by the Agreement, none of any Credit Party’s Subsidiaries has any outstanding stock or securities convertible into or exchangeable for any shares of its Capital Stock, or any rights issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any of its Capital Stock or any stock or securities convertible into or exchangeable for any of its Capital Stock (other than as disclosed to the Lenders prior to the Effective Date).

6.14 Subsidiaries. Schedule 6.14 hereto sets forth a true, complete and correct list as of the Effective Date of all Subsidiaries of any Credit Party after giving effect to the Transactions and indicates for each such Subsidiary (i) its jurisdiction of organization and federal employer identification number (where applicable) or equivalent organizational number in its jurisdiction of organization and exact legal name as it appears on the certificate of incorporation or other state, provincial, territorial or applicable Governmental Authority issued Organic Document, (ii) its ownership (by holder and percentage interest), (iii) whether such Subsidiary is a U.S. Subsidiary or a Non-U.S. Subsidiary and (iv) whether such Subsidiary is a Material Subsidiary.

6.15 Compliance With Laws, Etc. Neither Crown Holdings nor any of its Material Subsidiaries is in default under or in violation of any Requirement of Law (other than Taxes, ERISA and Foreign Plans or Environmental Laws, which are covered exclusively by Sections 6.9, 6.10 and 6.18, respectively) applicable to any of them or Contractual Obligation applicable to any of them (other than Contractual Obligations related to Indebtedness (other than Material Indebtedness)), as the case may be, in each case the consequences of which default or violation, individually or in the aggregate with all such other deficits and violations, would reasonably be expected to have a Material Adverse Effect.

6.16 Investment Company Act. None of the Borrowers nor any of their respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.17 [Reserved].

6.18 Environmental Matters. Except for any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) All facilities and property owned, leased or operated by Crown Holdings or any of its Subsidiaries, and all operations conducted thereon, are in compliance with all Environmental Laws.

(b) There are no pending or threatened written claims, complaints, notices or inquiries received by Crown Holdings or any of its Subsidiaries regarding any Environmental Liability.

(c) There have been no Releases of Hazardous Materials at, on, under or from any property now or, to any Credit Party’s knowledge, previously owned or leased or operated by Crown Holdings or any of its Subsidiaries.

(d) Crown Holdings and its Subsidiaries have been issued and are in compliance with all Environmental Permits necessary for their operations, facilities and businesses and each is in full force and effect.

(e) No property now or, to any Credit Party’s knowledge, previously owned, leased or operated by Crown Holdings or any of its Subsidiaries is listed or proposed (with respect to owned property only) for listing on the SEMs or on any similar state, provincial or territorial list of sites requiring investigation or clean-up, or on the National Priorities List pursuant to CERCLA.

(f) [Reserved].

(g) Neither Crown Holdings nor any Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the SEMs or on any similar state, provincial or territorial list or which is the subject of federal, state, provincial, territorial or local enforcement actions or other investigations which would reasonably be expected to lead to any Environmental Liability against Crown Holdings or such Subsidiary.

(h) To the knowledge of any Credit Party, there are no past or present actions, activities, conditions or occurrences that would reasonably be expected to prevent Crown Holdings or any of its Subsidiaries from complying with, or to result in the liability of Crown Holdings or any of its Subsidiaries under, any Environmental Law.

(i) No Environmental Liens have been recorded pursuant to any Environmental Law with respect to any property or other assets owned or leased by Crown Holdings or any of its Subsidiaries that impair the current use or marketability thereof.

(j) Neither Crown Holdings nor any of its Subsidiaries is currently conducting any Remedial Action pursuant to any Environmental Law, nor has Crown Holdings or any of its Subsidiaries assumed by contract, agreement or operation of law any obligation under Environmental Law which is unresolved.

(k) [Reserved].

6.19 [Reserved].

6.20 Intellectual Property, Licenses, Franchises and Formulas. Each of Crown Holdings and its Material Subsidiaries owns or possesses, is licensed or otherwise has the right to use, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto (collectively, “Intellectual Property”) necessary for the present conduct of its business, without any known conflict with the rights of others, except where such conflicts, individually or in the aggregate with all such other conflicts, would not reasonably be expected to have a Material Adverse Effect.

6.21 Anti-Terrorism Laws.

(a) None of the Credit Parties or any of their Subsidiaries or Unrestricted Entities, officers or directors, or to the knowledge of any of the Credit Parties, any of their employees, agents or Affiliates, are in violation of any Anti-Corruption Laws or any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including the economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United States Treasury Department’s Office of Foreign Asset Control (“OFAC”), the State Department and the Commerce Department (including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”)), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and (ii) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom (collectively, the “Sanctions”). No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly by any Borrower for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or in any manner that would result in the violation of any Anti-Corruption Laws or Sanctions applicable to any party hereto.

(b) No Credit Party or any of their Subsidiaries or Unrestricted Entities or any of their officers or directors, to the knowledge of any of the Credit Parties, any of their employees, Affiliates or their respective brokers or other agents, is any of the following:

(i) a Person or entity that is listed in the annex to, or is otherwise subject to the prohibitions contained in, the Executive Order or the OFAC regulations;

(ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the prohibitions contained in, the Executive Order or the OFAC regulations;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or Sanctions;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or the OFAC regulations;

(v) a Person or entity that is named on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Sanctioned Person.

(c) The Credit Parties are subject to and will remain subject to policies and procedures designed to ensure compliance by the Credit Parties, their respective Subsidiaries and Unrestricted Entities and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(d) No Credit Party or Subsidiary and Unrestricted Entities or to the knowledge of any Credit Party, any of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, OFAC regulations or Sanctions, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

6.22 Patriot Act; Foreign Corrupt Practices Act. To the extent applicable, each of the Borrowers and their respective Subsidiaries and Unrestricted Entities is in compliance, in all material respects, with (a) Sanctions, (b) the USA Patriot Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2006) (the “Patriot Act”), (c) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), (d) the Proceeds of Crime Act 2002 (United Kingdom) and (e) Anti-Corruption Laws. No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, by any Borrower, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), or Anti-Corruption Laws.

6.23 Insolvency Proceedings. On the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, no Insolvency Proceeding has occurred and is continuing.

6.24 Beneficial Ownership Certification. As of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, the information included in each Beneficial Ownership Certification, if any, is true and correct in all material respects.

ARTICLE VII

AFFIRMATIVE COVENANTS

From and after the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, each Credit Party, jointly and severally, hereby agrees, that, so long as (a) any of the Commitments remain in effect, (b) any Loan (other than any Unasserted Contingent Obligations) remains outstanding and unpaid, (c) any Letter of Credit has not (w) expired, (x) been terminated, (y) been cash collateralized or (z) been backstopped in a manner satisfactory to the relevant Facing Agent in its sole discretion, (d) any Unpaid Drawing remains outstanding and unpaid or (e) any other Obligation (other than any Unasserted Contingent Obligations or obligations and liabilities under any Hedging Agreement) is owing to any Lender or Administrative Agent hereunder, that:

7.1 Financial Statements. Crown Holdings will furnish, or cause to be furnished, to the Administrative Agent (for further distribution to each Lender):

Quarterly Financial Statements. (i) As soon as available, and in any event within 45 days (or such shorter period for the filing of Crown Holdings’ Form 10-Q as may be required by the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year of Crown Holdings (commencing with the first Fiscal Quarter ending after the Effective Date), an unaudited consolidated balance sheet of Crown Holdings and its consolidated Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and of cash flow of Crown Holdings and its consolidated Subsidiaries for such Fiscal Quarter and the related unaudited consolidated statements of earnings and cash flow of Crown Holdings and its consolidated Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter certified by a Financial Officer of Crown Holdings as of the dates indicated and for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, it being understood and agreed that the filing of Crown Holdings’ Form 10-Q with the SEC, if certified as required in this clause (a), shall satisfy the requirements set forth in this clause when posted to the SEC website; (ii) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Crown Holdings (commencing with the first Fiscal Quarter ending after the Effective Date), an unaudited consolidating balance sheet of Crown Holdings and its consolidated Subsidiaries as of the end of such Fiscal Quarter and consolidating statements of earnings and cash flows of Crown Holdings and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of Crown Holdings (it being understood and agreed that such financial statements need only break out (A) U.S. Borrower and its U.S. Subsidiaries (other than any Excluded Subsidiary), on a consolidated basis; (B) European Borrower and the Euro Subsidiary Credit Parties, on a consolidated basis; and (C) each Subsidiary of European Borrower that is not a Euro Subsidiary Credit Party, on a consolidated basis);

Annual Financial Statements. (i) As soon as available, but in any event within 90 days (or such shorter period for the filing of the Crown Holdings’ Form 10-K as may be required by the SEC) after the end of each Fiscal Year of Crown Holdings (commencing with the first Fiscal Year ended after the Effective Date), a copy of the annual audit report for such Fiscal Year for Crown Holdings and its consolidated Subsidiaries, including therein a consolidated balance sheet of Crown Holdings and its Subsidiaries as at the end of such Fiscal Year and consolidated statements of earnings and cash flow of Crown Holdings and its consolidated Subsidiaries for such Fiscal Year (it being understood and agreed that the filing of Crown Holdings’ 10-K with the SEC shall satisfy such delivery requirements in this clause when posted to the SEC website); (ii) as soon as available and in any event within 105 days after the end of each Fiscal Year of Crown Holdings (commencing with the first Fiscal Year ended after the Effective Date), an unaudited consolidating balance sheet of Crown Holdings and its consolidated Subsidiaries as of the end of such Fiscal Year and consolidating statements of earnings and cash flow of Crown Holdings and its Subsidiaries for such Fiscal Year, certified by a Financial Officer of Crown Holdings (it being understood and agreed that such financial statements need only break out (A) U.S. Borrower and its U.S. Subsidiaries (other than any Excluded Subsidiary), on a consolidated basis; (B) European Borrower and the Euro Subsidiary Credit Parties, on a consolidated basis; and (C) each Subsidiary of European Borrower that is not a Euro Subsidiary Credit Party, on a consolidated basis);

All such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied consistently (except as approved by the accountants preparing such statements or the Chief Financial Officer, as the case may be, and disclosed therein or otherwise disclosed in writing by Crown Holdings to the Lenders) and, in the case of the consolidated financial statements referred to in Section 7.1(b), shall be accompanied by a report thereon of independent certified public accountants of recognized national standing, which report shall contain no Impermissible Qualifications and shall state that such financial statements present fairly in all material respects the financial position of Crown Holdings and its consolidated Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP (except as approved by the accountants preparing such statements or the Chief Financial Officer, as the case may be, and disclosed therein or otherwise disclosed in writing by Crown Holdings to the Lenders).

7.2 Certificates; Other Information. Crown Holdings will furnish, or will cause to be furnished, to Administrative Agent (for further delivery to each Lender, as applicable):

Officer’s Certificates. Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), (A) a certificate from a Responsible Financial Officer of Crown Holdings substantially in the form of Exhibit 7.2(a) (or such other form as mutually agreed by Crown Holdings and the Administrative Agent) (a “Compliance Certificate”) stating that, to such officer’s knowledge, (i) such financial statements present fairly, in accordance with GAAP, or, in the case of financial statements of any Non-U.S. Subsidiary delivered pursuant to Section 7.1(a), generally accepted accounting principles in such Person’s jurisdiction of organization (in each case, except as approved by the accountants preparing such statements or the Chief Financial Officer, as the case may be, and disclosed therein or otherwise disclosed in writing by Crown Holdings to the Lenders), the financial condition and results of operations of Crown Holdings and its consolidated Subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal year-end adjustments and absence of footnotes) and (ii) no Event of Default or Unmatured Event of Default exists and is continuing, except as specified in such certificate and, if so specified, the action which Crown Holdings proposes to take with respect thereto, which certificate shall set forth reasonably detailed computations to the extent necessary to establish Crown Holdings’ compliance with the covenant set forth in Article IX of this Agreement and (B) if there are any Unrestricted Entities, (i) a summary of the adjustments necessary to eliminate the accounts of Unrestricted Entities (if any) from such financial statements and (ii) a list identifying each subsidiary of Crown Holdings as a Subsidiary or an Unrestricted Entity as of the date of delivery of such Compliance Certificate or confirmation that there is no change in such information since the later of the Effective Date and the date of the last such list;

Reports; Management Letters. Promptly upon receipt thereof, copies of all significant reports submitted to Crown Holdings by independent certified public accountants in connection with each annual, interim or special audit of the books of Crown Holdings and its consolidated Subsidiaries made by such accountants, including any management letters submitted by such accountants to management in connection with their annual audit;

Budgets. Within sixty (60) days following the first day of each Fiscal Year of Crown Holdings (commencing with the first Fiscal Year ended after the Effective Date) an annual consolidated budget of Crown Holdings and its Subsidiaries prepared for each Fiscal Quarter of such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year) (it being understood that Crown Holdings shall have no obligation to update or revise such budget);

Securityholder Communications. Promptly after the sending or filing thereof, copies of all reports which any Credit Party sends to any of its security holders (other than a report by a Wholly-Owned Subsidiary to its parent security holders) and all reports, registration statements (other than on Form S-8 or any successor form) or other materials which any Credit Party or any of their officers file with the SEC or any national securities exchange (other than the Luxembourg Stock Exchange) provided that such materials filed with the SEC shall be deemed delivered when posted to the SEC website; and

Other Requested Information. Such information and documentation reasonably requested by the Administrative Agent or any Lender necessary for compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws and such other information respecting the condition or operations, financial or otherwise, of Crown Holdings, any Borrower, or any of their Subsidiaries that any Lender through Administrative Agent may from time to time reasonably request.

7.3 Notices.

(a) Event of Default or Unmatured Event of Default. Promptly and in any event within the earlier of three (3) Business Days after a Responsible Officer of Crown Holdings or U.S. Borrower or five (5) Business Days after a Responsible Officer of European Borrower obtains knowledge thereof, Crown Holdings will give written notice to Administrative Agent (which shall promptly provide a copy of such notice to each Lender) of the occurrence of any Event of Default or Unmatured Event of Default, accompanied by a statement of a Financial Officer of Crown Holdings, U.S. Borrower or European Borrower, as applicable, setting forth details of the occurrence referred to therein and stating what action Crown Holdings, U.S. Borrower or European Borrower, as applicable, have taken and propose to take with respect thereto;

(b) Litigation and Related Matters. Promptly, and in any event within five (5) Business Days after a Responsible Officer of Crown Holdings, U.S. Borrower or European Borrower obtains knowledge thereof, Crown Holdings will give written notice to Administrative Agent (which shall promptly provide a copy of such notice to each Lender) of the commencement of, or any material development in, any action, suit, proceeding or investigation pending or threatened in writing against or involving Crown Holdings or any of its Material Subsidiaries before any arbitrator or Governmental Authority, or purport to affect the legality, validity or enforcement of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, which, individually or in the aggregate with any other action, suit, proceeding or investigation, would reasonably be expected to have a Material Adverse Effect;

(c) Material Adverse Effect. As soon as possible, Crown Holdings will give notice to Administrative Agent of any other development that would reasonably be expected to have a Material Adverse Effect.

(d) Sustainability Rating. Crown Holdings will give prompt notice to the Administrative Agent (which the Administrative Agent shall promptly provide to the Lenders) of any material adverse change in or discontinuation of the Sustainability Rating.

7.4 Conduct of Business and Maintenance of Existence. Each Credit Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its organizational existence and take all reasonable action to maintain the rights, licenses, permits, privileges, franchises and Intellectual Property material to the conduct of its business, except, in each case, as (a) would not reasonably be expected to have a Material Adverse Effect and (b) permitted under Section 8.3 or 8.5.

7.5 Compliance with Laws, etc.Each Credit Party will, and will cause each of its Subsidiaries to, comply in all respects with all applicable laws, rules, regulations and orders, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.6 Maintenance of Properties. Each Credit Party will, and will cause each of its Material Subsidiaries to, maintain, preserve, protect and keep its material tangible properties and assets in good repair, working order and condition (ordinary wear and tear, condemnation and damage by casualty and transactions permitted under Sections 8.3 and 8.5 excluded), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except, in each case, as would not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 7.6 shall prevent any Credit Party from discontinuing the operation and maintenance of any of its properties or any of those of its Material Subsidiaries if such discontinuance is, in the judgment of such Credit Party, desirable in the conduct of its or their business and, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.7 [Reserved.]

7.8 Payment of Taxes. Each Credit Party will, and will cause each of its Material Subsidiaries to, pay, discharge or otherwise satisfy all material Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of such Person or cause a failure or forfeiture of title thereto; provided that no Credit Party nor any of its Subsidiaries shall be required to pay, discharge or otherwise satisfy any such Tax that is being contested in good faith and by appropriate proceedings diligently conducted, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP or their equivalent in the relevant jurisdiction of the taxing authority with respect thereto or to the extent failure to pay, discharge or otherwise satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

7.9 Inspection of Property, Books and Records. Each Credit Party will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and material transactions and permit the Administrative Agent or any of its representatives, at reasonable times and intervals during normal business hours, but no more frequently than once annually if no Event of Default exists, at the reasonable request of the Administrative Agent made to Borrowers, and at the Administrative Agent’s expense and upon reasonable notice, to visit all of its offices, to discuss its financial matters with its principal officers and to examine any of its books or other corporate or partnership records and, if an Event of Default exists and is continuing, permit, and cause each of its Subsidiaries to permit, the Administrative Agent or the Required Lenders access, in the presence of Crown Holdings, to their independent public accountants (and by this provision Borrowers authorize such accountants to discuss with the Administrative Agent or the Required Lenders and such representatives the affairs, finances and accounts of Crown Holdings and its Subsidiaries), in the case of each of the foregoing, so long as the Administrative Agent, such Lenders, and such representatives agree to treat such information and documents in accordance with Section 12.16; provided that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, neither Crown Holdings, any of its Subsidiaries or Affiliates, nor any of its or their respective directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors, will be required to disclose, permit the inspection, examination or making of copies or extracts of, or permit discussions of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to any Agent, any Facing Agent, any Lender or any of their respective Related Parties or contractors is then prohibited by any Requirement of Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

7.10 ERISA; Foreign Pension Plan.

(a) Crown Holdings will furnish, or will cause to be furnished, to each Lender and the Administrative Agent notice thereof and copies of all documentation relating thereto, immediately upon becoming aware of any of the following events: (i) the taking of any specific actions by Crown Holdings or any other Person to terminate any Pension Plan (other than a termination pursuant to Section 4041(b) of ERISA which can be completed without Crown Holdings or any ERISA Affiliate having to provide more than $25,000,000 in addition to the normal contribution required for the plan year in which termination occurs to make such Pension Plan sufficient), (ii) the occurrence of a Termination Event which could result in a Lien or in the incurrence by a Credit Party of any liability, fine or penalty which would reasonably be expected to have a Material Adverse Effect, or (iii) any increase in the contingent liability of a Credit Party with respect to any post-retirement Welfare Plan benefit if the increase in such contingent liability would reasonably be expected to have a Material Adverse Effect.

(b) Crown Holdings will furnish, or will cause to be furnished, upon request by the Administrative Agent, to each Lender and the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party or ERISA Affiliate with the United States Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan or Foreign Plan; (iii) all notices received by any Credit Party or ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning a Termination Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request.

(c) Each Credit Party will (i) correct any failure to satisfy the minimum funding standards, or make any required installment, under Section 412 of the Code within ninety (90) days after the occurrence thereof, except where the failure to so satisfy would not reasonably be expected to have a Material Adverse Effect, and (ii) establish, maintain and operate all Foreign Plans in compliance in all material respects with all requirements of law and the respective requirements of the governing documents for such Foreign Plans (including, for greater certainty, to pay all contributions, premiums and payments when due in accordance with its terms and all applicable laws), except for failures to comply which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d) Each Canadian Credit Party shall provide the Canadian Administrative Agent and each Lender with (i) upon request by the Canadian Administrative Agent, copies of all annual information returns, actuarial reports and any other reports which have been filed with a Governmental Authority with respect to each Canadian Defined Benefit Plan, promptly after filing, and (ii) any direction, order, notice, ruling or opinion that any Canadian Credit Party may receive from a Governmental Authority with respect to any Canadian Defined Benefit Plan, promptly after receipt.

(e) Each Canadian Credit Party will promptly notify the Canadian Administrative Agent and each Lender on becoming aware of (i) a Canadian Pension Termination Event, (ii) the failure to make a required contribution or payment under any Canadian Defined Benefit Plan when due in accordance with its terms and applicable laws, (iii) the occurrence of any event which is reasonably likely to result in any Canadian Credit Party incurring any liability, fine or penalty with respect to any Canadian Defined Benefit Plan, (iv) the establishment of any new plan which, if it currently existed, would be a Canadian Defined Benefit Plan, or any change to an existing Canadian Defined Benefit Plan which would materially affect the funding obligations or funded status of such plan, (v) the acquisition of an interest in any Person if such Person sponsors, administers, or participates in, or has any liability in respect of, any Canadian Defined Benefit Plan or Multiple Employer Plan; or (vi) any increase in the contingent liability of a Canadian Credit Party with respect to any post-retirement Foreign Plan benefit if the increase in such contingent liability would reasonably be expected to have a Material Adverse Effect. In the notice to the Canadian Administrative Agent and each Lender of the foregoing, copies of all documentation relating thereto shall be provided.

7.11 Insurance.

(a) Each Credit Party will maintain or cause to be maintained, and shall cause each of its Material Subsidiaries to maintain or cause to be maintained, with insurers such Credit Party believes are reputable at the time the relevant coverage is placed or renewed, insurance with respect to its material properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance, provided adequate reserves therefor, in accordance with GAAP, are maintained,

(b) [Reserved], and

(c) All insurance policies or certificates (or certified copies thereof) with respect to such insurance issued by third parties:

(i) shall provide that Collateral Agent is a loss payee for all property and casualty policies and additional insured for all liability policies; and

(ii) shall state that such insurance policy shall not be canceled or revised without thirty days’ (or ten days’, with respect to cancellation in connection with nonpayment) prior to written notice thereof by the insurer to the Collateral Agent.

7.12 Environmental Laws. Each Credit Party will, and will cause each of its Subsidiaries to:

use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all Environmental Permits required by Environmental Laws for the operation of its facilities in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all Environmental Laws, except for any such noncompliance or failure to keep that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

promptly notify Administrative Agent and provide copies of all written inquiries, claims, assessments, complaints or notices from any Person relating to the environmental condition of its facilities and properties or compliance with or liability under any Environmental Law which would reasonably be expected to have a Material Adverse Effect, and promptly cure and have dismissed with prejudice or contest in good faith any actions and proceedings relating thereto; and

provide such information and certifications which Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.12.

7.13 Use of Proceeds. Borrowers will use all proceeds of the Loans as provided in Sections 6.8, 6.21 and 6.22.

7.14 Guarantees; Pledge of Additional Collateral.

(a) Subject to the Agreed Guaranty and Security Principles, in the event that any U.S. Subsidiary of Crown Holdings existing on the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date (other than any Excluded Subsidiary and other than a U.S. Subsidiary that executes a U.S. Borrower Joinder Agreement) has not previously executed the U.S. Guarantee Agreement or in the event that any Person becomes a U.S. Material Subsidiary (other than any Excluded Subsidiary) of Crown Holdings, Crown Holdings will promptly notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the U.S. Guarantee Agreement and cause such Subsidiary (other than, solely with respect to any U.S. Obligations of U.S. Borrower in its capacity as a Borrower, any Disregarded Subsidiary) to deliver to U.S. Collateral Agent a counterpart of the U.S. Security Agreement and the U.S. Pledge Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and certificates comparable to those described in Section 5.1(b)) as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to create in favor of U.S. Collateral Agent, for the benefit of the Secured Creditors, a valid and perfected first priority Lien on all of the property and assets (excluding, however, any Real Property) of such Subsidiary described in the applicable forms of U.S. Security Documents.

(b) Subject to the Agreed Guaranty and Security Principles, in any event within 60 days (or within such longer period of time that the U.S. Collateral Agent may agree in its sole discretion) after the acquisition of assets of the type that would have constituted U.S. Collateral on the Original Closing Date pursuant to the U.S. Security Agreement or the U.S. Pledge Agreement (the “Additional U.S. Collateral”), Crown Holdings will, and will cause each appropriate U.S. Material Subsidiary to, take all necessary action, including the filing of appropriate financing statements under the provisions of the UCC, applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, or entering into or amending the U.S. Guarantee Agreement, the U.S. Security Agreement or the U.S. Pledge Agreement, to grant to U.S. Collateral Agent for its benefit and the benefit of the Secured Creditors a perfected Lien (having the priority set forth in the U.S. Security Agreement or the U.S. Pledge Agreement, as applicable) on such Additional U.S. Collateral pursuant to and to the full extent required by the U.S. Security Agreement or the U.S. Pledge Agreement and this Agreement (including, without limitation, to the extent requested by the U.S. Collateral Agent, satisfaction of the conditions set forth in subsections (b) and (d)(ii) of Section 5.1).

(c) Subject to the provisos set forth below in this section and the Agreed Guaranty and Security Principles, in the event that any Non-U.S. Guarantee Subsidiary existing on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date has not previously executed the Non-U.S. Guarantee Agreement (or a supplement or counterpart thereto) or in the event that any Person becomes a Non-U.S. Guarantee Subsidiary after the Effective Date, European Borrower will promptly notify Administrative Agent of that fact and, to the extent permitted by applicable law, cause such Non-U.S. Subsidiary to execute and deliver to Administrative Agent a counterpart of the Non-U.S. Guarantee Agreement (or as required by local law, such local law equivalent document) and (x) if such Non-U.S. Subsidiary is a Specified Foreign Credit Party, deliver to Euro Collateral Agent a counterpart of the applicable Euro Security Documents and such documents and instruments and take such further actions (including actions, documents and instruments comparable to those referred to in Section 5.1(b)(v)) as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to create in favor of Euro Collateral Agent, for the benefit of the applicable Secured Creditors, a valid and perfected first priority Lien (subject to Permitted Liens) on all of the property and assets (excluding, however, any Real Property) of such Non-U.S. Subsidiary that would have constituted Euro Collateral on the Original Closing Date under the applicable Euro Security Documents of other Non-U.S. Guarantee Subsidiaries organized in the same jurisdiction to the extent legally permissible and (y) if such Non-U.S. Subsidiary is not a Specified Foreign Credit Party, create in favor of the Euro Collateral Agent for the benefit of the applicable Secured Creditors, a valid and perfected first priority Lien (subject to Permitted Liens) on all Capital Stock of its Subsidiaries, together with executed and undated stock powers and/or assignments in blank or other instruments of transfer customary in the applicable jurisdiction and customary local law pledge agreements; provided, that, with respect to all Non-U.S. Subsidiary Guarantors other than those organized in England, Canada, France, Germany, Mexico, Switzerland, The Netherlands or The Grand Duchy of Luxembourg, in addition to the foregoing requirements, the Administrative Agent shall have either (1) given prior written consent (not to be unreasonably conditioned, withheld or delayed) with respect to adding such Non-U.S. Subsidiary as a new Credit Party or (2) received (A) legal opinions from local counsel in each relevant jurisdiction confirming the availability, validity and enforceability of guarantees and collateral support to be provided by each such Non-U.S. Subsidiary Guarantor in form and substance reasonably satisfactory to the Administrative Agent and (B) confirmation from the applicable Lenders that the addition of such Non-U.S. Subsidiary as a new Credit Party does not conflict with or violate applicable law or the internal policies of each applicable Lender.

(d) Subject to the Agreed Guaranty and Security Principles, in any event within 60 days (or within such longer period of time that the Euro Collateral Agent may agree in its sole discretion) after the acquisition of assets of the type that would have constituted Euro Collateral on the Original Closing Date (other than any intercompany loans or Indebtedness not otherwise required to be pledged under this Agreement) pursuant to any Euro Security Document (the “Additional Euro Collateral” and together with the Additional U.S. Collateral, the “Additional Collateral”), European Borrower will, and will cause each appropriate Subsidiary to, to the extent legally permissible, take all necessary action, including the filing of appropriate financing statements, under the provisions of applicable laws, rules or regulations in each of the offices where such filing is necessary or appropriate, or entering into or amending any Euro Security Document, to grant to Euro Collateral Agent for its benefit and the benefit of the Secured Creditors a perfected Lien on such Additional Euro Collateral pursuant to and to the full extent required by this Agreement (including, without limitation, to the extent requested by U.K. Administrative Agent, satisfaction of the conditions set forth in subsection (a)(iii) of Section 5.1).

(e) The U.S. Collateral Agent and the Euro Collateral Agent are hereby authorized by each U.S. Credit Party to file one or more financing statements or continuation statements or amendments thereto where such filing is necessary or appropriate to perfect the Lien granted pursuant to the U.S. Pledge Agreement, the Euro Pledge Agreement and/or any foreign security document executed by the U.S. Credit Parties.

(f) Crown Holdings agrees not to effect or permit any change with respect to any U.S. Credit Party (i) in its legal name, (ii) in the location of its chief executive office or jurisdiction of organization, (iii) in its identity or corporate structure or (iv) in its organizational identification number unless all filings have been made under the UCC or otherwise that are required in order for the U.S. Collateral Agent or the Euro Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral pledged under the Security Documents in effect immediately prior to such change for the benefit of the Secured Creditors, subject to no Liens other than Permitted Liens.

~~(e) [Reserved].~~

~~(f) [Reserved].~~

(g) If, for any reason after the Original Closing Date, any debt securities of Crown Holdings or any of its Subsidiaries become secured by a Lien on Principal Property, each Credit Party shall, and shall cause each of its Subsidiaries to, take all necessary action so that any limitation on the Lien of the applicable Collateral Agent and the applicable Lenders on such Principal Property is eliminated from the Security Documents and the applicable Collateral Agent and the applicable Secured Creditors enjoy a full and unconditional Lien on all such Principal Property.

(h) Documentation for Additional Security. The security interests required to be granted pursuant to this Section 7.14 shall be granted pursuant to such security documentation (which shall be subject to the Agreed Guaranty and Security Principles and be substantially similar to the Security Documents already executed and delivered in the applicable jurisdiction by Crown Holdings or the applicable Borrower or otherwise reasonably satisfactory in form and substance to the Administrative Agent) shall constitute valid and enforceable perfected security interests (to the extent such concepts exist in the relevant jurisdictions) subject to no other Liens except Permitted Liens, provided that, notwithstanding anything to the contrary in any Loan Document, each Additional Security Document shall be limited to the extent necessary to comply with the Agreed Guaranty and Security Principles, including as may be required pursuant thereto by limiting the maximum amount of the Obligations guaranteed by such Person or secured under such Additional Security Document. The Additional Security Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of Collateral Agent for the benefit of the Secured Creditors, required to be granted pursuant to the Additional Security Document and, all taxes, duties, levies, imposes, deductions, assessments, charges, withholdings, fees and other charges payable in connection therewith shall be paid in full by Crown Holdings. At the time of the execution and delivery of the Additional Security Documents, Crown Holdings shall cause to be delivered to Administrative Agent such agreements, opinions of counsel, and other related documents as may be reasonably requested by Administrative Agent or the Required Lenders to assure themselves that this Section 7.14 has been complied with.

Each Credit Party will, and will cause each of its Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, notarizations, mortgages, deeds of trust and other documents and the delivery of appropriate opinions of counsel), which may be required under any applicable law, or which Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties. Each Credit Party also agrees to provide to Administrative Agent, from time to time upon request, evidence reasonably satisfactory to Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

Notwithstanding anything to the contrary, the provisions in this Section 7.14 are subject to the exceptions set forth in Section 7.20.

7.15 End of Fiscal Years; Fiscal Quarters. Except as otherwise (x) required by any Requirement of Law or to qualify for any exemption therefrom or (y) agreed between Crown Holdings and the Administrative Agent (and in the case of clauses (x) and (y), subject to such adjustments to this Agreement as Crown Holdings and the Administrative Agent shall reasonably agree are necessary or appropriate in connection with such changes (and, notwithstanding anything to the contrary contained herein, the parties hereto hereby authorize Crown Holdings and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary or appropriate to give effect to the foregoing)), Crown Holdings will cause each of its and the Borrowers’ annual accounting periods to end on December 31 of each year (each a “Fiscal Year”), with quarterly accounting periods ending on March 31, June 30 and September 30, of each Fiscal Year (each a “Fiscal Quarter”).

7.16 Information Regarding Collateral.

(a) Each Credit Party will furnish to Administrative Agent prompt written notice of any change (i) in any Credit Party’s legal name, (ii) in the location of any Credit Party’s chief executive office or (iii) in any Credit Party’s jurisdiction of organization. Each Credit Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the applicable Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all relevant Collateral unless not required under the applicable Security Documents. Each Credit Party also agrees promptly to notify Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) [Reserved].

7.17 Excluded Companies. Notwithstanding anything to the contrary set forth herein, Crown Holdings shall ensure that each Excluded U.K. Company remains (i) a Dormant Company and shall remain a Dormant Company until such time as it is dissolved in accordance with the laws of England or (ii) a trust company which is involved only in the business of holding assets on behalf of beneficiaries in a trustee relationship, as applicable, and shall continue to exist as a Dormant Company until it is dissolved or act in such capacity and in no other capacity until such time as all of the Obligations hereunder are discharged pursuant to this Agreement.

7.18 Facilities Rating. Crown Holdings shall use its commercially reasonable efforts to provide that the Indebtedness under this Agreement remains rated by each of S&P and Moody’s at all times and without regard to the level of such ratings, and to promptly deliver to Administrative Agent written notice of any change in the rating thereof by S&P or Moody’s.

7.19 [Reserved].

7.20 Release and Reinstatement of Collateral.

(a) Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, if at any time a Non-Stock Collateral Release Event shall have occurred and be continuing, then all Collateral (other than Pledged Securities) shall be released automatically and the provisions in the Security Documents with respect to such Collateral shall be terminated without any further action and the U.S Security Agreement and Canadian Security Agreement shall automatically terminate; provided that the U.S. Pledge Agreement, the Euro Bank Pledge Agreement, the Canadian Pledge Agreement and each Security Document governed by the laws of each jurisdiction outside of the United States and Canada governing the granting and/or perfection of a security interest in the Pledged Securities shall remain in full force and effect, subject to any amendment, waiver or other modification in forms agreed between the Borrowers and the Administrative Agent that are requested by the Borrowers to evidence the release of all Collateral (other than Pledged Securities). In connection with the foregoing, the Administrative Agent shall, at Crown Holdings’ sole expense and at Crown Holdings’ request, promptly (i) execute and file in the appropriate location and deliver to Crown Holdings such termination and release statements or confirmation thereof, as applicable, and (ii) do such other things as are reasonably necessary to release the Liens to be released pursuant hereto promptly upon the effectiveness of any such release.

(b) Notwithstanding anything to the contrary contained in this Agreement or any Loan Document (including after a Collateral Reinstatement Event shall have previously occurred), if at any time a Collateral Release Event shall have occurred and be continuing, then all Collateral and the Security Documents shall be released automatically and the provisions in the Security Documents with respect to such Collateral shall be terminated without any further action. In connection with the foregoing, the Administrative Agent shall, at Crown Holdings’ sole expense and at Crown Holdings’ request, promptly (i) return to Crown Holdings all certificates and instruments evidencing pledged Collateral, (ii) execute and file in the appropriate location and deliver to Crown Holdings such termination and full or partial release statements or confirmation thereof, as applicable, and (iii) do such other things as are reasonably necessary to release the Liens to be released pursuant hereto promptly upon the effectiveness of any such release.

(c) Notwithstanding clause (b) above, if a Collateral Reinstatement Event shall have occurred, all Pledged Securities and Security Documents to the extent related thereto shall, at Crown Holdings’ sole cost and expense, be reinstated and all actions reasonably necessary, or reasonably requested by the Administrative Agent to provide to the Administrative Agent for the benefit of the Secured Creditors valid, perfected, first priority security interests (subject to Permitted Liens) in such Collateral (including without limitation the delivery of applicable documentation and taking of applicable actions described in Sections 7.14 and 7.16 to the extent applicable to such Collateral) shall be taken within sixty (60) days (or such longer period as agreed to by the Administrative Agent) after such Collateral Reinstatement Event.

ARTICLE VIII

NEGATIVE COVENANTS

From and after the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, each Credit Party, jointly and severally, hereby agrees, that, so long as (a) any of the Commitments remain in effect, (b) any Loan (other than any Unasserted Contingent Obligations) remains outstanding and unpaid, (c) any Letter of Credit has not (w) expired, (x) been terminated, (y) been cash collateralized or (z) been backstopped in a manner satisfactory to the relevant Facing Agent in its sole discretion, (d) any Unpaid Drawing remains outstanding and unpaid or (e) any other Obligation (other than any Unasserted Contingent Obligations or obligations and liabilities under any Hedging Agreement) is owing to any Lender or Administrative Agent hereunder, that:

8.1 Indebtedness; Certain Equity Securities.

(a) The Credit Parties will not, and will not permit any Subsidiary to create, incur, assume or permit to exist (including by way of Guarantee Obligations) any Indebtedness, except:

(i) Indebtedness incurred and outstanding under the Loan Documents, including, without limitation, Obligations incurred under Additional Facilities created pursuant to Section 2.9, obligations incurred pursuant to Sections 2.13 and 2.14 and any extension of the Obligations pursuant to Section 2.15;

(ii) Indebtedness incurred pursuant to Uncommitted Short Term Lines of Credit, the principal amount of such Indebtedness not to exceed in the aggregate at any time outstanding the greater of (1) the Dollar Equivalent of $~~300,000,000~~435,000,000 and (2)  ~~2~~3% of the Consolidated Total Assets as set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b);

(iii) Indebtedness evidenced by the Senior Notes, including any Guarantee Obligations in respect thereof, and any Permitted Refinancing Indebtedness thereof;

(iv) Indebtedness evidenced by the Debentures, including any Guarantee Obligations in respect thereof, in each case, existing on the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date or required to be incurred after the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date pursuant to the terms of the documents governing such Indebtedness, and any Permitted Refinancing Indebtedness thereof;

(v) [reserved];

(vi) Indebtedness to Remain Outstanding (other than Indebtedness under Sections 8.1(a)(iii) and (iv) above), in each case up to the amounts set forth on the applicable Schedule 6.5(b) if required to be disclosed pursuant to Section 6.5(b), and any Permitted Refinancing Indebtedness thereof;

(vii) Indebtedness (including Indebtedness outstanding and available as of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date) under one or more Permitted Receivables or Factoring Financings (other than Indebtedness incurred under 8.1(a)(vi);

(viii) Indebtedness constituting Permitted Guarantee Obligations;

(ix) Indebtedness consisting of (1) the financing of insurance premiums, (2) take-or-pay obligations contained in supply arrangements and/or (3) obligations to reacquire assets or inventory in connection with customer financing arrangements, in each case, in the ordinary course of business;

(x) (a) Indebtedness of any Credit Party to any other Credit Party; provided that any Indebtedness owed by a Subsidiary Credit Party of U.S. Borrower or U.S. Borrower to a Subsidiary Credit Party of European Borrower or European Borrower shall be subordinated to the U.S. Obligations (but only to the extent permitted by applicable law) in a manner reasonably acceptable to Administrative Agent; and (b) Indebtedness of any Subsidiary that is not a Credit Party owed to another Subsidiary that is not a Credit Party;

(xi) other Intercompany Indebtedness of any Credit Party owing to any Subsidiary and/or of any Subsidiary owing to any Credit Party or any other Subsidiary, to the extent permitted by Section 8.4; provided, however, that in the case of Intercompany Indebtedness consisting of a loan or advance to a Credit Party, each such loan or advance shall be subordinated to such Credit Party’s Obligations (but only to the extent permitted by applicable law) in a manner reasonably acceptable to Administrative Agent;

(xii) Indebtedness in respect of Hedging Agreements that are incurred in the ordinary course of business and not for speculative purposes;

(xiii) (1) Indebtedness incurred to finance the design, development, acquisition, construction, installation, repair, lease, or improvement of any property (or Indebtedness incurred to finance the design, development, acquisition, construction, installation, lease, repairs, additions or improvements to property (real or personal) whether through the direct purchase or lease of such assets or through the purchase of equity interests in a Person owning such assets), including tax retention and other synthetic lease obligations and purchase money obligations and any replacement, renewal, refinancing, extension, exchange, defeasance, restructuring, refunding, repayment, amendment, restatement, or supplementation of any of the foregoing; provided that any such Indebtedness shall be secured only by the property acquired, developed, constructed, repaired, designed, improved, leased or subject to such design or installation in connection with the incurrence of such Indebtedness and any proceeds and products thereof; provided, further, that the Dollar Equivalent of the aggregate outstanding principal amount of such Indebtedness together with the Dollar Equivalent of Indebtedness permitted to be outstanding pursuant to Section 8.1(a)(xiii)(2)), (xiv) and (xvi) shall not exceed the Debt Basket Amount; provided that no Unmatured Event of Default or Event of Default shall be deemed to have occurred if such aggregate outstanding principal amount of such Indebtedness or other obligations shall at a later time exceed the Debt Basket Amount so long as, at the time of the creation, incurrence, assumption or initial existence thereof, such Indebtedness or other obligation was permitted to be incurred); and (2) Indebtedness in respect of Capitalized Lease Obligations and any replacement, renewal, refinancing, extension, exchange, defeasance, restructuring, refunding, repayment, amendment, restatement, or supplementation thereof; provided that the aggregate principal amount of Indebtedness incurred and outstanding under this clause (xiii)(2), together with Indebtedness incurred and outstanding under clauses (xiii)(1), (xiv) and (xvi) of this Section 8.1(a), does not exceed the Debt Basket Amount;

(xiv) (1) Indebtedness of any Subsidiary of Crown Holdings assumed in connection with a Permitted Acquisition or other permitted Investment and (2) any Permitted Refinancing Indebtedness thereof, so long as (a) such Indebtedness was not issued or created in contemplation of such acquisition and (b) the aggregate principal amount of Indebtedness incurred and outstanding under this clause (xiv), together with Indebtedness incurred and outstanding under clauses (xiii) and (xvi) of this Section 8.1(a), does not exceed the Debt Basket Amount;

(xv) [reserved];

(xvi) Indebtedness in respect of sale and leaseback transactions permitted by Section 8.6; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (xvi), together with Indebtedness incurred and outstanding under clauses (xiii) and (xiv) of Section 8.1(a) does not exceed the Debt Basket Amount;

(xvii) Indebtedness and obligations (including obligations in respect of letters of credit for the benefit) of Crown Holdings or its Subsidiaries in respect of worker’s compensation, other types of social security benefits, pension obligations, vacation pay, unemployment obligations (including premiums related thereto), health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and similar obligations;

(xviii) Indebtedness of (including obligations in respect of letters of credit for the benefit of) Crown Holdings or its Subsidiaries in respect of (A) bid bonds, appeal bonds and similar obligations and commercial and trade-related letters of credit (including reimbursement obligations with respect to any such letters of credit), (B) reclamation, (C) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, stay, customs, appeal, performance and/or return of money bonds or other similar obligations and (D) in respect of letters of credit (including reimbursement obligations with respect to any such letters of credit), bank guarantees, bankers’ acceptances, performance, bid and appeal bonds, performance guarantees or similar obligations, in each case, provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(xix) Indebtedness arising from agreements of Crown Holdings or any of its Subsidiaries providing for indemnification, adjustment of purchase price, holdback obligations, earn-out obligations, seller notes or contingent deferred purchase price obligations, working capital adjustments, non-compete, consulting and other or similar obligations, in each case, incurred or assumed in connection with a Permitted Acquisition, any other Investment or the disposition of any business, assets or a Subsidiary;

(xx) obligations in respect of performance and surety bonds and completion guarantees provided by Crown Holdings and its Subsidiaries in the ordinary course of business;

(xxi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument against insufficient funds; provided that such Indebtedness is extinguished within ten Business Days of incurrence;

(xxii) Indebtedness in respect of commercial credit cards, stored value cards, purchasing cards, treasury, depositary and cash management services, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, pooling account arrangements, netting services, overdraft protections, set-off, revocation, refunds and chargebacks, and otherwise in connection with deposit accounts, commodities accounts, securities accounts and vendor incentive, supplier finance or similar programs;

(xxiii) Indebtedness of any Euro Credit Party to any other Non-U.S. Subsidiary that is not a Credit Party incurred in the ordinary course of business consistent with past practice; provided that if any such Indebtedness in excess of $250,000,000 is outstanding at any time, Indebtedness representing such excess shall be subordinated to the Euro Obligations;

(xxiv) Indebtedness of Subsidiaries that are not Credit Parties to Credit Parties issued solely as consideration for asset sales permitted by Section 8.5(k);

(xxv) Indebtedness (including Guarantee Obligations incurred in respect thereof) consisting of unsecured promissory notes issued by any Credit Party to any current or former director, officer, employee, member of management, manager or consultant of Crown Holdings, any Credit Party or any Subsidiary to finance the purchase or redemption of Capital Stock of Crown Holdings permitted by Section 8.8(e);

(xxvi) Indebtedness of Crown Holdings in the form of Disqualified Preferred Stock in an aggregate amount at any time outstanding not to exceed the greater of (1)  $~~250,000,000~~290,000,000 and (2) 2% of Consolidated Total Assets as set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b) and any replacement, renewal, refinancing, extension, defeasance, restructuring, refunding, repayment, amendment, restatement, supplementation, modification or exchange of such Indebtedness that satisfies the provisions of this Section 8.1(a)(xxvi);

(xxvii) Permitted European Borrower Debt (including any Permitted Refinancing Indebtedness of such Indebtedness) in an aggregate principal amount not to exceed €500,000,000 at any time, the net proceeds of which are used to finance a Permitted Acquisition (and to pay fees and expenses related thereto);

(xxviii) Indebtedness evidenced by one or more letter of credit facilities and/or one or more bank guarantees (and reimbursement obligations in connection with such letter of credit facilities and/or bank guarantees) in an aggregate undrawn face amount and any unreimbursed obligations in respect thereof at any time outstanding not to exceed the greater of (1)  $~~200,000,000~~290,000,000 and (2) 2% of Consolidated Total Assets as set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b);

(xxix) Permitted Ratio Debt (including any Permitted Refinancing Indebtedness of such Indebtedness) not otherwise permitted hereunder; provided, that as of the date on which such Indebtedness is incurred or created and after giving effect to the incurrence of such Permitted Ratio Debt on a Pro Forma Basis for the period of four Fiscal Quarters for which financial statements pursuant to Section 7.1 immediately preceding the date on which such Permitted Ratio Debt is incurred or created, (i) no Event of Default would exist hereunder and (ii) the Total Leverage Ratio shall not be greater than (x) prior to December 31, ~~2022~~2023, 5.00 to 1.00 (or 5.50 to 1.00 during any Increase Period prior to December 31, ~~2022~~2023) and (y) thereafter, 4.50 to 1.00 (or 5.00 to 1.00 during any Increase Period thereafter); provided that the aggregate Indebtedness incurred by Subsidiaries that are not Credit Parties pursuant to this clause (xxix) and clause (xxx) below shall not exceed the greater of (1) $~~750,000,000~~725,000,000 and (2) 5% of Consolidated Total Assets as set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b) (or if the Total Leverage Ratio is less than or equal to 3.50 to 1.00 at the time of incurrence, the greater of (A) $~~1,000,000,000~~935,000,000 and (B) 6.5% of Consolidated Total Assets as set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b)) at any time outstanding);

(xxx) other Indebtedness (including any Permitted Refinancing Indebtedness of such Indebtedness) of Crown Holdings or any of its Subsidiaries incurred after the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date in an aggregate principal amount not exceeding the greater of (1)  $~~1,000,000,000~~935,000,000 and (2) 6.5% of Consolidated Total Assets as set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b) (or if the Total Leverage Ratio is less than or equal to 3.50 to 1.00, the greater of (x) $~~1,250,000,000~~1,150,000,000 and (y) 8% of Consolidated Total Assets as set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b)) at any time outstanding; provided that the aggregate Indebtedness incurred by Subsidiaries that are not Credit Parties pursuant to this clause (xxx) and clause (xxix) above shall not exceed the greater of (A) $~~750,000,000~~725,000,000 and (B) 5% of Consolidated Total Assets as set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b) (or if the Total Leverage Ratio is less than 3.50 to 1.00 at the time of incurrence, the greater of (I) $~~1,000,000,000~~935,000,000 and (II) 6.5% of Consolidated Total Assets as set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b)) at any time outstanding;

(xxxi) Indebtedness arising as a result of the endorsement in the ordinary course of business of negotiable instruments in the course of collection;

(xxxii) [reserved];

(xxxiii) (A) Incremental Equivalent Debt incurred in accordance with the terms of this Agreement and (B) any Permitted Refinancing Indebtedness thereof (to the extent such Incremental Equivalent Debt was incurred pursuant to clause (z) of the definition of “Incremental Cap”);

(xxxiv) all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses, charges and additional or contingent interest with respect to Indebtedness permitted hereunder;

(xxxv) (A) obligations incurred in the ordinary course of business to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, and (B) customer deposits and advance payments received from customers for goods and services purchased in the ordinary course of business; and

(xxxvi) Indebtedness (i) incurred as a result of a redesignation pursuant to Section 12.21; provided that after giving effect to the incurrence of the Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a Pro Forma Basis (but tested as if the applicable ratio were the ratio for the next succeeding Test Period) Crown Holdings and its Subsidiaries would be in compliance with Article IX and (ii) any Permitted Refinancing Indebtedness in respect thereof;

For purposes of determining compliance with this Section 8.1, if all or any portion of any item of Indebtedness would be permitted to be incurred, created or assumed pursuant to clause (xxix) above, such item of Indebtedness (or the relevant portion thereof) shall be deemed to have been incurred, created or assumed in reliance on clause (xxix) above prior and without giving effect to the other clauses, and any substantially concurrent incurrence or series of related incurrences of Indebtedness incurred pursuant to any clause other than clause (xxix) (other than any Indebtedness incurred in reliance on a Total First Lien Leverage Ratio, Total Leverage Ratio or Total Secured Leverage Ratio) above shall not be given pro forma effect for purposes of determining the Total Leverage Ratio with respect to any incurrence under clause (xxix). Without limiting the foregoing, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (~~xxxviii~~xxxvi) above, Crown Holdings, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence, creation or assumption or later reclassify such item of Indebtedness, in any manner that complies with this Section 8.1, so long as such Indebtedness (or any portion thereof) is permitted to be incurred, created or assumed pursuant to such provision at the time of reclassification. Notwithstanding the foregoing, Indebtedness incurred, created or assumed (a) under the Loan Documents (including in respect of any Additional Facility, Replacement Revolving Commitments, Replacement Revolving Loans, Replacement Term Commitments and Replacement Term Loans and any other Obligations incurred, created or assumed under Sections 2.9, 2.13 and 2.14 (and any extension thereof pursuant to Section 2.15)) shall only be classified as incurred, created or assumed under Section 8.1(a)(i), (b) pursuant to Section 6.5(b)(i) and any Permitted Refinancing Indebtedness thereof shall only be classified as incurred, created or assumed under Section 8.1(a)(vi) (other than Indebtedness under Section 8.1(a)(iii)) and (c) under the Senior Notes, Debentures and any Permitted Refinancing Indebtedness in respect thereof shall only be classified as incurred, created or assumed under Section 8.1(a)(iii) or (iv).

The maximum amount of Indebtedness that Crown Holdings or any Subsidiary may incur pursuant to this Section 8.1 shall not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies.

(b) Other than as permitted to be incurred under Section 8.1(a)(xxvi), the Credit Parties will not, nor will they permit any of their Subsidiaries to issue any preferred stock or other preferred Capital Stock other than Permitted Preferred Stock.

8.2 Liens. The Credit Parties will not, and will not permit any of their Subsidiaries to create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except the following (herein collectively referred to as “Permitted Liens”):

(a) (i) Liens created under the Loan Documents or otherwise securing the Obligations, (ii) Liens on Cash, Cash Equivalents or deposits granted in favor of the Administrative Agent, the Collateral Agent, any Swing Line Lender or Facing Agent to cash collateralize any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans, (iii) Liens on cash, cash deposits or other credit support securing Hedging Agreements; provided that such cash, cash deposits or other credit support securing Hedging Agreements shall not exceed in the aggregate at any time the greater of (x) the Dollar Equivalent of $~~200,000,000~~290,000,000 and (y) 2% of Consolidated Total Assets set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b), and (iv) Liens on cash, cash deposits or other credit support securing Hedging Agreements entered into on behalf of any customer of Crown Holdings or a Subsidiary;

(b) Liens to secure Indebtedness incurred under Section 8.1(a)(xxviii);

(c) Liens existing on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date and listed on Schedule 8.2(c), and Liens in connection with any Permitted Refinancing Indebtedness in respect of obligations secured by such Liens or, to the extent such obligations do not constitute Indebtedness, any modifications, replacements, renewals, extensions or substitutions of any other such obligations in respect thereof;

(d) Liens on assets of any Person existing at the time of acquisition of such assets by any Credit Party or Subsidiary or at the time such Person becomes a Credit Party or is merged, amalgamated or consolidated with a Credit Party (plus any modifications, refinancings, refundings, renewals, replacements and extensions of any such Liens); provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of such Credit Party other than the specific assets so acquired and the Indebtedness secured thereby is permitted to be incurred pursuant to Section 8.1(a)(xiv);

(e) (1) Liens to secure the performance of statutory obligations (excluding any Lien imposed pursuant to applicable Canadian federal or provincial pension benefit standards legislation other than inchoate liens for amounts required to be remitted but not yet due), surety, indemnity, customs and release or appeal bonds or performance bonds, guarantees, landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, processor’s, workmen’s, repairmen’s, materialmen’s, attorney’s or other like liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent for a period more than 60 days or being contested in good faith) and (2) bank guarantees, letters of credit and/or Cash, Cash Equivalents and other deposits securing bank guarantees or letters of credit (and reimbursement obligations in respect of the foregoing), in each case securing or otherwise supporting the obligations described in clause (1) above, or otherwise securing or supporting the obligations described in this clause (2);

(f) Liens arising from the filing of precautionary UCC financing statements relating to Operating Leases or other obligations not constituting Indebtedness or relating to Capitalized Lease Obligations or Attributable Debt (to the extent that such Capital Lease Obligations or Attributable Debt would be permitted to be secured by Liens under Section 8.2 without regard to this clause (f));

(g) Liens for Taxes or claims or other like statutory Liens (A) that are not required to be discharged pursuant to Section 7.8, (B) that are not overdue for a period of more than 60 days or (C) that are being contested in good faith for which any reserve or other appropriate provision to the extent required by GAAP shall have been made therefor;

(h) Reservations, limitations, provisos and conditions expressed in any original grants from Her Majesty the Queen in Right of Canada;

(i) Liens to secure (i) Capitalized Lease Obligations permitted under Sections 8.1(a)(xiii)(2)) and (ii) Indebtedness permitted to be incurred or assumed pursuant to Section 8.1(a)(xiii)(1) or assumed for the purpose of financing (or financing all or part of the purchase price within 270 days after the respective purchase of assets) all or any part of the design, acquisition, development, construction, installation, repair, improvement cost or the lease of such property (including Liens to which any property is subject at the time of acquisition thereof by Crown Holdings or any of its Subsidiaries); provided that:

(1) in the case of clauses (i) and (ii), any such Lien does not extend to any other property (other than accessions and additions of such property, and products and proceeds of such property, and other than pursuant to customary cross-collateralization provisions with respect to other property of a Credit Party or Subsidiary that also secures Indebtedness owed to the same financing party or its Affiliates);

(2) in the case of clause (ii), such Lien either exists on the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, on the date that the Person owning such property becomes a Subsidiary, or is created in connection with the design, acquisition, construction, development, installation, repair, lease or improvement of such property as permitted by this Agreement, or in connection with any extensions, renewals, refinancings, refundings and replacements of any such Indebtedness or Capitalized Lease Obligations; and

(3) in the case of clauses (i) and (ii), the principal amount of the Indebtedness secured by any such Lien, (or the principal amount of the Capitalized Lease Obligations with respect to any Capitalized Lease) does not exceed 100% of the cost of such assets at the time of incurrence of such Indebtedness (for the purpose of the calculation in this clause (3), including the cost of all of the assets subject to customary cross-collateralization provisions (measured at the time the Capitalized Lease in respect of such assets was originally incurred) that also secure Indebtedness owed to the same financing party or its Affiliates);

(j) Liens on the assets that are the subject of a sale and leaseback transaction permitted by Section 8.6;

(k) Liens on the assets of a Subsidiary that is not a Credit Party, so long as such assets are not otherwise Collateral, which Liens secure such Subsidiary’s obligations under Indebtedness incurred pursuant to Section 8.1(a)(xxx);

(l) Liens securing Indebtedness incurred to refinance Indebtedness secured by the Liens of the type described in clauses (c), (d), (i), (j) and (s) of this definition; provided that any such Lien shall not extend to or cover any assets, or class of assets in respect of inventory and receivables, not securing the Indebtedness so refinanced;

(m) Permitted Real Property Encumbrances;

(n) Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party or any Subsidiary is a party, in each case, made in the ordinary course of business;

(o) Liens resulting from operation of law with respect to any attachments, writs, warrants of attachment, judgments, awards, orders or other similar Liens, which do not cause or constitute an Event of Default under Section 10.1(f);

(p) Liens in the form of licenses, leases, sublicenses or subleases (or other grants of rights to use) granted or created by any Credit Party or any Subsidiary, which (A) do not interfere, individually or in the aggregate, in any material respect with the business of the Credit Parties and their Subsidiaries, taken as a whole, or (B) are between or among Crown Holdings and/or its Subsidiaries;

(q) any interest or title of a lessor, licensor, sublessor or sublicensor under leases or licenses not prohibited by this Agreement;

(r) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, old age pensions and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements or Liens created by pension standards legislation, and Liens consisting of bank guarantees, letters of credit and/or pledges and Cash, Cash Equivalents and other deposits securing bank guarantees or letters of credit (and reimbursement obligations in respect of the foregoing), in each case securing or otherwise supporting the obligations described in this clause (r);

(s) Liens in respect of Receivables Assets that are the subject of Permitted Receivables or Factoring Financings;

(t) customary rights of set off, revocation, refund or chargeback, Liens or similar rights under agreements with respect to deposit disbursement, concentration account or comparable account under the laws of any foreign jurisdiction, or under the UCC (or comparable foreign law) or arising by operation of law of banks or other financial institutions where any Credit Party maintains deposit disbursement, concentration accounts or comparable account under the laws of any foreign jurisdiction in the ordinary course of business;

(u) (1) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar liens arising in the ordinary course of business, (2) Liens arising out of conditional sale, title, retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course or business under Article 2 of the UCC or similar provisions of applicable law, (3) (A) to the extent, if any, constituting a Lien, Liens consisting of an option or agreement to sell, transfer, convey, lease or otherwise dispose of any asset or property or any negative pledge on or with respect to such asset or property pending consummation of such transaction and (B) solely on any earnest money deposits made by Crown Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into by it and (4) Liens on trusts, escrow arrangements and other funding arrangements, and any Cash, Cash Equivalents, deposit accounts, securities accounts and trust accounts, in each case in connection with the defeasance (whether by covenant or legal defeasance), satisfaction and discharge, redemption of, or obligation to cash collateralize (as applicable), Indebtedness; and

(v) [reserved];

(w) [reserved];

(x) Liens on the Collateral (subject, to the extent applicable and required hereunder, to an appropriate intercreditor agreement) securing (A) Credit Agreement Refinancing Indebtedness and (B) Incremental Equivalent Debt;

(y) Liens in respect of Indebtedness permitted under Section 8.1(a)(xxxvi) to the extent such Lien exists at the time of redesignation of the applicable Person; provided that (x) the property covered thereby is not changed in category or scope after such acquisition or after such Person becoming a Subsidiary and (y) the Lien would comply with Section 8.2(d);

(z) Liens in favor of Crown Holdings or any of its Subsidiaries (provided that to the extent such Lien is granted by a Credit Party in favor of a Subsidiary that is not a Credit Party, the amount of Indebtedness secured by such Lien cannot exceed the amount permitted as an Investment under Section 8.4);

(aa) Liens to secure financing of insurance premiums permitted under Section 8.1(a)(ix);

(bb) Liens, pursuant to one or more cash collateral arrangements, escrow arrangements or other funding arrangements pursuant to which funds will be segregated to pay all or any portion of the purchase price of any acquisition (or to secure or otherwise support the obligation to pay such purchase price), on such cash collateral arrangements, escrow arrangements and other funding arrangements, and any Cash, Cash Equivalents, and deposit accounts and securities accounts, in each case containing internally generated cash flow of Crown Holdings and its Subsidiaries and/or the proceeds of (i) any sale or other disposition of assets, (ii) any issuance of Capital Stock or (iii) any issuance or incurrence of any Indebtedness permitted under this Agreement (including, for the avoidance of doubt, any Loans made or Letters of Credit issued hereunder) plus an amount equal to interest that would accrue on such Indebtedness for a period not to exceed eighteen months after the date of issuance of such Indebtedness plus fees and expenses in connection therewith;

(cc) (A) Liens on Unrestricted Entities or joint ventures (including on Capital Stock thereof) securing capital contributions to, or obligations of, such Persons and (B) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to Non-Wholly Owned Subsidiaries;

(dd) Liens securing Indebtedness incurred pursuant to Section 8.1(a)(viii) (to the extent the underlying Indebtedness or other obligations being guaranteed are permitted to be secured);

(ee) Liens in favor of the U.S. or any state or municipality thereof, or in favor of any other country or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price, or, in the case of real property, the cost of construction, of the assets subject to such Liens, including, without limitation, such Liens incurred in connection with pollution control, industrial revenue, tax increment or similar financing;

(ff) Liens in respect of Indebtedness permitted under Section 8.1(a)(xxix) but only to the extent that at the time such Indebtedness is incurred, and immediately after giving effect to such incurrence thereof on a Pro Forma Basis, the Total Secured Leverage Ratio shall not exceed 3.00 to 1.00; provided that such Liens are expressly subordinated to the Liens on the Collateral securing the Obligations of the Credit Parties pursuant to intercreditor arrangements reasonably acceptable to the Administrative Agent; and

(gg) other Liens incurred after the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date so long as, without duplication, the value of the property subject to such Liens at the time such Lien is incurred and the Indebtedness (including any refinancings of such Indebtedness) and other obligations secured thereby do not exceed the greater of (1) $~~650,000,000~~750,000,000 and (2) 7.5% of Consolidated Tangible Assets as set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b).

provided, however, that no such Liens (other than Liens under clauses (a), (b), (c), (d), (e), (g), (m), (n), (o) and (p)) shall extend to any Principal Property or Restricted Securities; provided further that during a Collateral Release Period or after a Non-Stock Collateral Release Event, as applicable, none of the foregoing provisions of this Section 8.2 shall permit any Lien to exist on assets that constituted or would constitute Collateral immediately prior to the applicable Collateral Release Event or Non-Stock Collateral Release Event, except to the extent that such Liens were expressly permitted on such assets prior to giving effect to such Collateral Release Event or Non-Stock Collateral Release Event.

For purposes of determining compliance with this Section 8.2, in the event that a proposed Lien meets the criteria of more than one of the categories of permitted Liens described in clauses (a) through (gg) above, Crown Holdings, in its sole discretion, will be permitted to classify such Lien on the date of its incurrence, or later reclassify such Lien, in any manner that complies with this Section 8.2, so long as such Lien (or any portion thereof) is permitted to be incurred pursuant to such provision at the time of reclassification. Notwithstanding the foregoing, Liens incurred (a) under the Loan Documents or otherwise securing the obligations shall only be classified as incurred under Section 8.2(a)(i) and (a)(ii) and (b) pursuant to Section 8.2(c) on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date shall only be classified as incurred under Section 8.2(c).

The maximum amount of Liens that Crown Holdings or any Subsidiary may incur pursuant to this Section 8.2 shall not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies.

8.3 Fundamental Changes.

(a) The Credit Parties will not, and will not permit any of their Material Subsidiaries to, merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or liquidate or dissolve (other than in connection with any Investment permitted under Section 8.4 (other than Section 8.4(x)) and any asset sale permitted under Section 8.5 (other than Section 8.5(j))), except that, (i) any Wholly-Owned Subsidiary of a Borrower may merge into, amalgamate with or consolidate with such Borrower in a transaction in which such Borrower is the surviving Person, (ii) any Wholly-Owned Subsidiary (or any Subsidiary if in connection with a Permitted Acquisition) of a Borrower may merge with or into any Subsidiary of such Borrower in a transaction in which the surviving entity is a Wholly-Owned Subsidiary of such Borrower; provided, that and if any party to such merger is a Subsidiary Credit Party, the surviving entity shall be (or shall simultaneously with or promptly following such merger become) a Subsidiary Credit Party, (iii) the Credit Parties and their Subsidiaries may engage in Permitted Holding Company Transactions and Permitted Cross Chain Transactions; provided that in connection with the foregoing, the appropriate Credit Parties shall take all actions necessary or reasonably requested by U.S. Collateral Agent or Euro Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the U.S. Collateral Agent or the Euro Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Section 7.14, on the terms set forth therein and to the extent applicable, (iv) any Subsidiary may liquidate or dissolve; provided that (x) such liquidation or dissolution would not reasonably be expected to have a Material Adverse Effect and (y) such Subsidiary, if it is a Borrower, shall have either paid in full (other than Unasserted Contingent

Obligations) all Loans made to it hereunder or made arrangements for another Borrower or another Subsidiary that becomes a Credit Party to expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent (and such assuming Person that becomes a Credit Party shall, if the dissolving or liquidating Person is a U.S. Credit Party, be organized in any state of the United States or the District of Columbia or, if the dissolving or liquidating Person is not a U.S. Credit Party, in the same jurisdiction as such dissolving or liquidating Person) and (v) any Subsidiary that is not a Credit Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Credit Party. No Unrestricted Entity shall enter into any merger or consolidation into or with Crown Holdings, any Credit Party or any Subsidiary except that an Unrestricted Entity may (1) merge or consolidate with Crown Holdings, any Credit Party or any Subsidiary in a transaction in which the surviving entity is Crown Holdings, such Credit Party or such Subsidiary, (2) merge or consolidate with a Credit Party (other than Crown Holdings or any Borrower) or any Subsidiary in a transaction in which such Unrestricted Entity is the surviving entity if such Unrestricted Entity ceases to be an Unrestricted Entity substantially concurrently with such merger or consolidation and, (A) to the extent the merger or consolidation of such Unrestricted Entity is with a Subsidiary Borrower, unless such obligations are assumed by the surviving company by operation of law, such surviving company shall expressly assume all the obligations of such Subsidiary Borrower under this Agreement and the other Loan Documents to which the such Subsidiary Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (B) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its guaranty shall apply to the surviving company’s obligations under the Loan Documents or (C) such Person shall comply with the requirements of Section 7.14 substantially concurrently with such merger or consolidation (for this purpose only, without giving effect to the grace periods for delivery of a guaranty or security provided for therein).

(b) Notwithstanding the foregoing, any Subsidiary of U.S. Borrower, the Canadian Borrower or European Borrower may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to U.S. Borrower, the Canadian Borrower or European Borrower or any other Credit Party (provided that, in connection with the foregoing, the appropriate Credit Parties shall take all actions necessary or reasonably requested by the Collateral Agents to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agents pursuant to the Security Documents and otherwise comply with the provisions of Section 7.14, on the terms set forth therein and to the extent applicable), and any Subsidiary which is not a Subsidiary Credit Party may dispose of assets to any other Subsidiary which is not a Subsidiary Credit Party.

(c) The Credit Parties will not, and will not permit any of their Subsidiaries to engage to any material extent in any business other than businesses of the type conducted by Crown Holdings and its Subsidiaries on the Original Closing Date and businesses which are extensions thereof or otherwise incidental, reasonably related, ancillary, complementary or incidental thereto.

8.4 Investments, Loans, Advances, Guarantee Obligations and Acquisitions. The Credit Parties will not, and will not permit any of their Subsidiaries to purchase, hold, acquire (including pursuant to any merger or amalgamation with any Person that was not a Wholly-Owned Subsidiary prior to such merger or amalgamation), permit to exist or make any Investment, except:

(a) Cash and Cash Equivalents;

(b) Investments existing on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date and set forth on Schedule 8.4 and any Investment that extends, replaces, refinances or refunds any such Investment and any investment that extends, replaces, refinances or refunds any such Investment; provided that such extending, replacing, refinancing or refunding Investment is in an amount that does not exceed the amount extended, replaced, refinanced or refunded (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), except as otherwise permitted pursuant to this Section 8.4;

(c) Investments (x) by the Parent Guarantors, the Borrowers and the Subsidiaries in Subsidiary Credit Parties and by the Parent Guarantors in the Borrowers; provided that any such Investment (other than Intercompany Indebtedness held by a Non-U.S. Subsidiary which shall be pledged only if and to the extent required by this Agreement) held by a Credit Party shall be pledged pursuant to the applicable Security Document, (y) by a Subsidiary Credit Party in a Parent Guarantor or a Borrower in the form of Intercompany Indebtedness only, provided that such Investment shall be pledged pursuant to the applicable Security Document if and to the extent required by this Agreement or (z) held by such Person at the time such Person becomes a Subsidiary;

(d) Investments incurred after the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date by (A) the Credit Parties in Subsidiaries that are not Credit Parties and (B) Subsidiaries that are not Credit Parties in other Subsidiaries that are not Credit Parties; provided that such Investments are made in the ordinary course of business; provided, further, that ~~in the case of clause (A), the aggregate amount of such Investments shall not exceed $750,000,000~~if applicable, the requirements of Section 7.14 are satisfied;

(e) Investments constituting Indebtedness permitted by Section 8.1(a)(x) or (xiii);

(f) Investments consisting of Permitted Guarantee Obligations;

(g) Investments (including debt obligations and Capital Stock) received (x) in connection with the bankruptcy or reorganization of, or settlement (including settlements of litigation) of delinquent accounts and disputes with, customers, suppliers and other account debtors, in each case arising in the ordinary course of business, (y) upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment or (z) upon the settlement, compromise, resolution of litigation, arbitration or other disputes;

(h) loans and advances to directors, employees, managers, consultants, independent contractors and officers (or equivalent thereof) of Crown Holdings or its Subsidiaries (x) in the ordinary course of business (including, without limitation, for payroll, travel, entertainment and relocation expenses), (y) in connection with such Person’s purchase of Capital Stock of Crown Holdings and (z) for purposes not described in the foregoing clauses (x) and (y), in an aggregate principal amount outstanding at any time not to exceed $50,000,000;

(i) Investments to the extent that the consideration paid by Crown Holdings and its Subsidiaries is common stock of Crown Holdings;

(j) Investments representing consideration (including by way of capital contribution) for or otherwise received in connection with asset sales and dispositions permitted by Section 8.5;

(k) Permitted Acquisitions;

(l) Investments made by the Credit Parties from and after the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date in an aggregate amount not to exceed the Available Amount;

(m) Investments, in addition to those Investments identified on Schedule 8.4, in any Unrestricted Entity; provided, however, that the amount of such additional Investments, together with the aggregate Dollar Equivalent amount of Guarantee Obligations of Crown Holdings and its Subsidiaries (other than any Permitted Guarantee Obligations) with respect to (A) Hedging Agreements to which an Unrestricted Entity is party and (B) Indebtedness and other obligations of one or more Unrestricted Entities (such amount to equal the Dollar Equivalent of the aggregate maximum principal amount of the Indebtedness subject to such Guarantee Obligations), made after the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, shall not exceed the Dollar Equivalent of the greater of (1)  $~~200,000,000~~435,000,000 and (2)  ~~2~~3% of Consolidated Total Assets as set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b) at any time outstanding, in the aggregate at any time outstanding;

(n) Investments required pursuant to the terms of any Permitted Receivables or Factoring Facility;

(o) Crown Holdings and its Subsidiaries may enter into Hedging Agreements in compliance with Section 8.1(a)(xii);

(p) pledges or deposits made in the ordinary course of business (including cash collateral and other credit support to secure obligations under letters of credit permitted under Section 8.1(a));

(q) extensions of (w) trade credit, including extensions of credit in the nature of accounts receivable or notes receivable, and accommodation guarantees, accounts receivable and prepaid expenses, (x) constituting deposits, prepayments and/or other credits to suppliers, (y) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (z) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business;

(r) Investments by Crown Holdings and any of its Subsidiaries to Crown Holdings and any of its Subsidiaries, so long as such Investment (or Cash or other assets of equivalent value thereof) is returned or otherwise delivered to such Person within 5 Business Days of the making of such Investment;

(s) Crown Holdings or any Subsidiary may endorse negotiable instruments held for collection in the ordinary course of business;

(t) Investments in any Subsidiary in connection with intercompany cash management arrangements, pooling agreements or related activities arising in the ordinary course of business;

(u) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practice;

(v) receivables (other than in respect of Indebtedness for borrowed money) owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business

(w) non-cash Investments in connection with reorganization and related activities related to tax planning; provided that, in the good faith judgment of Crown Holdings, immediately after giving effect to such reorganization and/or related activities, the security interests of the Collateral Agent in the Collateral, taken as a whole, would not be materially impaired;

(x) Investments consisting of Indebtedness permitted by Section 8.1(a) (other than clause (xi) thereof), Liens permitted by Section 8.2 (other than clause (z) thereof), mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions made pursuant to Section 8.5 (other than clause (b) and clause (j) thereof), Restricted Payments and Repayments made pursuant to Sections 8.8 (other than clause (l) thereof) and 8.11 and transactions with Affiliates entered into pursuant to Section 8.9 (other than clauses (d) and (e) thereof);

(y) (i) Guarantees of leases (other than Capitalized Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of Crown Holdings or any Subsidiary, in each case, in the ordinary course of business;

(z) other Investments not otherwise permitted hereunder; provided, that as of the date on which such Investments are made and after giving effect to the making of such Investments on a Pro Forma Basis for the period of four Fiscal Quarters for which financial statements pursuant to Section 7.1 immediately preceding the date on which such Investment is made, (i) no Event of Default would exist hereunder and (ii) the Total Leverage Ratio shall not be greater than (x) prior to December 31, ~~2022~~2023, 5.00 to 1.00 and (y) thereafter, 4.50 to 1.00; and

(aa) other Investments made after the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date not in excess of the greater of (1) $~~1,250,000,000~~1,150,000,000 and (2) 8% of Consolidated Total Assets as set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b) at any time outstanding.

8.5 Asset Sales. The Credit Parties will not, and will not permit any of their Subsidiaries to sell, transfer, lease or otherwise dispose of any asset, including any Capital Stock owned by it, nor will Crown Holdings permit any Subsidiary to issue any additional Capital Stock in any Subsidiary, except:

(a) sales of inventory or equipment and other property that is obsolete, uneconomical, damaged, excess, worn out, unmerchantable, unsaleable, replaced, retired, surplus or no longer used or useful;

(b) (i) sales or transfers set forth on Schedule 8.5(b)(i) and (ii) sales, transfers and dispositions and issuances to the Borrowers or any Subsidiary of U.S. Borrower, Canadian Borrower or European Borrower, including Permitted Cross Chain Transactions; provided that in connection with the foregoing, (x) if the transferor in such a transaction is a Credit Party, then (i) the transferee must be (or must substantially concurrently become) a Credit Party and (ii) to the extent constituting a disposition to a Subsidiary that is not a Credit Party, such disposition shall be permitted pursuant to Section 8.4; and (y) the appropriate Credit Parties shall take all actions necessary or reasonably requested by U.S. Collateral Agent or Euro Collateral Agent, as applicable, to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to U.S. Collateral Agent or the Euro Collateral Agent, as applicable, pursuant to the Security Documents (including, without limitation, all items required by clause (c) of the definition of “Permitted Cross Chain Transactions”) and otherwise comply with the provisions of Sections 7.14 and 12.2, on the terms set forth therein and to the extent applicable;

(c) sales and transfers of Cash and Cash Equivalents;

(d) sales, transfers and other dispositions (including by way of capital contribution) of Receivables Assets pursuant to any Permitted Receivables or Factoring Financing or otherwise as permitted under Section 8.7;

(e) the lease or sublease of Real Property or personal property in the ordinary course of business not constituting a sale and leaseback transaction;

(f) any sale, transfer or disposition of any (a) business or controlling or majority Capital Stock in any Person engaged in a line of business, (b) Minority Interest or (c) property or assets; provided that in each such case, such business, Capital Stock, Minority Interest or property is promptly replaced with a similar business, Capital Stock, Minority Interest or property or assets, as applicable, used or useful in a line of business in which Crown Holdings or any of its Subsidiaries is engaged or which are complementary, reasonably related, ancillary or useful to such line of business in which Crown Holdings or any of its Subsidiaries is then engaged;

(g) Permitted Holding Company Transactions;

(h) sales or transfers identified in Schedule 8.5(h);

(i) sales, transfers and dispositions of assets not otherwise permitted under this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (i) shall not, in the aggregate in any Fiscal Year, exceed the greater of (1) $~~2,000,000,000~~2,100,000,000 and (2) 15% of Consolidated Total Assets as set forth in the financial statements most recently delivered by Crown Holdings pursuant to Section 7.1(a) or (b); provided, however, that to the extent that the Net Proceeds of any such sale, transfer or other disposition that are not required to be used to prepay the Loans pursuant to Section 4.4(c) are used to purchase assets used or useful in one or more of the businesses referred to in Section 8.3(c) in the time period prescribed in Section 4.4(c), and if such Credit Party or such Subsidiary has complied with the provisions of Section 7.14 with respect to any assets purchased with such reinvested proceeds, such sale, transfer or other disposition shall be disregarded for purposes of calculations pursuant to this Section 8.5(i) (and shall otherwise be deemed to be permitted under this Section 8.5(i)) to the extent of the reinvested proceeds, from and after the time of compliance with Section 7.14 with respect to the acquisition of such other property;

(j) the Credit Parties and their Subsidiaries may grant liens permitted under Section 8.2, make dispositions consisting of transactions permitted by Section 8.3, make any Investments otherwise permitted by Section 8.4 (other than Section 8.4(x)), conduct sale and leaseback transactions permitted by Section 8.6, make any Restricted Payments permitted by Section 8.8, make prepayments permitted by Section 8.11 and undertake transactions with Affiliates permitted by Section 8.9;

(k) sales, transfers and dispositions by a Euro Credit Party of the Capital Stock of any Subsidiary that is not a Credit Party held directly by such Euro Credit Party to another Subsidiary that is not a Credit Party in exchange for Indebtedness (in a principal amount no less than the fair market value of such Capital Stock) of such Subsidiary to which such sale, transfer or disposition is made or cancellation of Indebtedness owed by such Euro Credit Party to such Subsidiary;

(l) the Credit Parties and their Subsidiaries may enter into consignment arrangements (as consignor or as consignee) or similar arrangements for the sale of goods in the ordinary course of business;

(m) (1) Crown Holdings may sell, convey or otherwise dispose of its Capital Stock that is held by Crown Holdings as treasury stock and (2) the Credit Parties and their Subsidiaries may sell, convey or otherwise dispose of any Capital Stock of an Unrestricted Entity;

(n) Crown Holdings and its Subsidiaries may issue, sell, assign, or dispose of any shares of Capital Stock of any Subsidiary of Crown Holdings (i) to Crown Holdings, (ii) to another Wholly-Owned Subsidiary of Crown Holdings, (iii) to qualify directors if required by any Requirement of Law, (iv) assignments pursuant to the Loan Documents, (v) pursuant to employee stock ownership or employee benefit plans in effect on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date (or new or replacement plans entered into thereafter to the extent the terms thereof, taken as a whole, are either on customary market terms (as determined by Crown Holdings in its reasonable discretion) or are otherwise not materially less favorable, taken as a whole, to the Lenders than the terms of any such plans in effect on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date) or (vi) so long as (x) after giving effect to such issuance, sale, assignment or disposal, Crown Holdings shall be in compliance with the financial covenant set forth in Article IX (calculated on a Pro Forma Basis) as of the end of the most recent Test Period, and (y) no Borrower shall cease to be a Wholly-Owned Subsidiary in connection with such issuance, sale, assignment or disposal;

(o) the Credit Parties and their Subsidiaries (1) may enter into licenses or sublicenses (or other grants of rights to use) granted or created by any Credit Party or any Subsidiary, which (A) do not interfere, individually or in the aggregate, in any material respect with the business of the Credit Parties and their Subsidiaries, taken as a whole, (B) are between or among Crown Holdings and/or its Subsidiaries or (C) relate to closed facilities or the discontinuation of any product line, and (2) abandon, allow to lapse or dispose of intellectual property or other proprietary rights of such Person that, in the reasonable judgment of such Person, is no longer economically practical to maintain or useful in any material respect in the business of the Credit Parties and their Subsidiaries, taken as a whole;

(p) the Credit Parties and their Subsidiaries may make dispositions of owned or leased vehicles in the ordinary course of business;

(q) the Credit Parties and their Subsidiaries may make dispositions resulting from any foreclosure, casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Credit Party or any of its Subsidiaries;

(r) the Credit Parties and their Subsidiaries may (i) permit to expire any option agreement in respect of personal property and (ii) surrender or waive contractual rights or settle, release or surrender any contract, tort or litigation claim in the ordinary course of business;

(s) the Credit Parties and their Subsidiaries may dispose of non-core assets (including real estate assets) acquired in connection with any acquisition or other Investment permitted hereunder and consummated after the Incremental No. 2 and Third Amendment Effective Date;

(t) terminations or unwinds of Hedging Agreements;

(u) dispositions of real estate assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of Crown Holdings (or any direct or indirect parent of Crown Holdings), the Borrowers and/or any Subsidiary;

(v) dispositions made to comply with any order or any agency of the U.S. federal government, any state, authority or other regulatory body or any applicable Requirement of Law; and

(w) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of like property or assets.

In the event the Required Lenders waive the provisions of this Section 8.5 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 8.5, such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Liens created by the Security Documents shall automatically be deemed released and the Administrative Agent shall be authorized to, and shall, take any appropriate actions in order to effect the foregoing.

8.6 Sale and Leaseback Transactions. The Credit Parties will not, and will not permit any of their Subsidiaries to enter into any arrangement whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for sale and leaseback transactions to the extent the Attributable Debt associated therewith is permitted by Section 8.1(a)(xvi).

8.7 Sale or Discount of Receivables. The Credit Parties will not, and will not permit any of their Subsidiaries to sell, with or without recourse, or discount or otherwise sell or transfer for less than the face value thereof, notes or accounts receivable, other than (a) in connection with a Permitted Receivables or Factoring Financing or (b) (i) sales and/or discounts, in each case without recourse (except (A) for customary representations, warranties, covenants and indemnities made in connection therewith, or (B) as is otherwise customary (as determined by Crown Holdings in good faith) for similar transactions in the applicable jurisdictions)) and in the ordinary course of business, any accounts receivable arising in the ordinary course of business (x) which are overdue, or (y) which Crown Holdings or any Subsidiary may reasonably determine are difficult to collect but only in connection with the compromise or collection thereof consistent with prudent business practice (and not as part of any bulk sale or financing of receivables) and (ii) Crown Holdings and its Subsidiaries may sell, discount, contribute or otherwise transfer, including, without limitation, pursuant to financing arrangements (including, without limitation, pursuant to any supply chain or similar arrangements), in each case without recourse (except (A) for customary representations, warranties, covenants and indemnities made in connection therewith, or (B) as is otherwise customary (as determined by Crown Holdings in good faith) for similar transactions in the applicable jurisdictions)), any receivables arising in the ordinary course of business; provided that (x) such sale, discount, contribution or other transfer does not otherwise meet the requirements set forth in the definition of “Permitted Receivables or Factoring Financing” and (y) all Receivables Net Investments shall not exceed the amount set forth in clause (iv) of the definition of “Permitted Receivables or Factoring Financing”.

8.8 Restricted Payments. The Credit Parties will not, and will not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a) Subsidiaries may declare and pay dividends ratably with respect to their Capital Stock and repurchase their Capital Stock ratably;

(b) Crown Holdings may pay dividends consisting solely of shares of its common stock;

(c) purchases of Capital Stock of non-Wholly-Owned Subsidiaries as permitted by Section 8.4(m);

(d) [reserved];

(e) the purchase, redemption or other acquisition or retirement for value of any Capital Stock (or any options or warrants or stock appreciation rights issued with respect to any of such Capital Stock) of Crown Holdings held (x) by current or former employees, officers, managers or directors (or any spouse, former spouse, successor, executor, administrator, heir, legatee or distributee of any of the foregoing) of Crown Holdings or any of its Subsidiaries upon the death, disability, retirement or termination of employment or services of such Person or otherwise in accordance with any management equity subscription agreement, stock option agreement or similar agreement or plan or (y) for matching contributions to otherwise meet the needs of its employee stock purchase, deferred compensation, 401(k) and other employee benefit plans in the ordinary course of business; provided that the aggregate price paid (net of employee contributions) for all such purchased, redeemed, acquired or retired Capital Stock shall not exceed the sum of $25,000,000 in any Fiscal Year; provided further that such permitted amount of purchased, redeemed, acquired or retired Capital Stock may be increased in any Fiscal Year by carrying forward any unused amount from the immediately preceding Fiscal Year (provided that, with respect to any Fiscal Year, such permitted amount shall be deemed to be made first with respect to the applicable limitation for such Fiscal Year and then with respect to any carry forward (such carry forward to be limited solely to the immediately preceding Fiscal Year) to the extent applicable); provided that any Restricted Payment that would cause or result in a “Default” or “Event of Default” as defined in any Public Debt Document shall not be permitted under this clause (e);

(f) Crown Holdings or any Subsidiary may make repurchases of Capital Stock by Crown Holdings or any Subsidiary deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former officer, employee, manager or director of such Person, or consultant or advisor (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) to pay for the Taxes payable by such Person upon such grant or award (or upon the vesting thereof);

(g) [reserved];

(h) Crown Holdings and any Subsidiary may repurchase Capital Stock upon the exercise of stock options, warrants or other convertible or exchangeable securities if such Capital Stock represents a portion of the exercise, conversion or exchange price thereof;

(i) Crown Holdings or any Subsidiary may (i) pay cash in lieu of fractional Capital Stock in connection with any dividend and (ii) honor any conversion request by a holder of convertible Indebtedness or securities convertible into or exchangeable for Capital Stock and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness or securities convertible into or exchangeable for Capital Stock in accordance with its terms;

(j) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, Crown Holdings and its Subsidiaries may declare and pay dividends to holders of any class or series of Disqualified Preferred Stock issued pursuant to Section 8.1(a)(xxvi); provided that such dividends shall not violate clause (iii) of the definition of “Permitted Preferred Stock”;

(k) Crown Holdings and its Subsidiaries may make Restricted Payments made in exchange for, or in an amount equal to the net cash proceeds of, the substantially concurrent sale (other than to Crown Holdings or any of its Subsidiaries) of, Capital Stock of Crown Holdings (other than Disqualified Preferred Stock);

(l) to the extent constituting a Restricted Payment, Crown Holdings and each Subsidiary may consummate any transaction, and pay any amounts permitted under or in respect of any such transaction, permitted by Section 8.3 or Section 8.4 (other than Section 8.4(x));

(m) Crown Holdings and its Subsidiaries may make Restricted Payments from and after the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date in an aggregate amount not to exceed the Available Amount; provided that as of the date on which such Restricted Payments are made and after giving effect to the making of such Restricted Payments, no Event of Default would exist hereunder; and

(n) other Restricted Payments not otherwise permitted hereunder; provided that as of the date on which such Restricted Payments are made and after giving effect to the making of such Restricted Payments on a Pro Forma Basis for the period of four Fiscal Quarters for which financial statements have been delivered pursuant to Section 7.1 immediately preceding the date on which such Restricted Payments is made, (i) no Event of Default would exist hereunder and (ii) the Total Leverage Ratio shall not be greater than (x) prior to December 31, ~~2022~~2023, 5.00 to 1.00 and (y) thereafter, 4.50 to 1.00.

Notwithstanding the foregoing, (i) Crown Holdings may pay dividends within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 8.8 and (ii) any Wholly-Owned Subsidiary may purchase, redeem or otherwise acquire or exchange its Capital Stock for the Capital Stock of another Wholly-Owned Subsidiary.

8.9 Transactions with Affiliates. The Credit Parties will not, and will not permit any of their Subsidiaries to sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, in any case, to the extent that such transaction involves payments in excess of $25,000,000, except:

(a) transactions that are at prices and on terms and conditions not materially less favorable to the applicable Credit Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or, if such transaction is not one which by its nature could be obtained from such third parties, is on fair and reasonable terms;

(b) transactions between or among the Credit Parties not involving any other Affiliate and transactions among Subsidiaries not involving any Credit Party;

(c) customary fees, expenses, compensation (including bonuses), and other benefits and incentive arrangements (including retirement, health, stock option and other benefit plans) paid or provided to, and any indemnity provided on behalf of, current or former officers, directors, managers or employees of Crown Holdings or any Subsidiary;

(d) (i) any Restricted Payment permitted by Section 8.8, (ii) any Investment permitted by Section 8.4 and (iii) any sale or other disposition permitted by Section 8.3 or 8.5;

(e) loans and advances to employees of the Borrowers or any Subsidiary permitted by Section 8.4(h) and Investments permitted by Section 8.4(d);

(f) any agreement as in effect (x) as of the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date and disclosed in Crown Holdings’ most recently filed Form 10-K or otherwise set forth on Schedule 8.9(f) or any amendment, modification, restatement, renewal, supplementation, refund, replacement, refinancing or otherwise continuation thereto or thereof or any transaction contemplated thereby (including pursuant to any amendment, modification, restatement, renewal, supplementation, refund, replacement, refinancing or otherwise continuation thereto or thereof), in each case, on terms not materially more disadvantageous to the Lenders, taken as a whole, than the original agreement as in effect on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date or (y) following the consummation of a Permitted Acquisition or other permitted Investment, any agreements of the acquired Person or other Investment in effect on the closing date of such acquisition or Investment;

(g) any Permitted Receivables or Factoring Financings;

(h) sales or issuances of common stock or securities convertible into or exchangeable for common stock of Crown Holdings or warrants, options or other rights to purchase or subscribe for common stock of Crown Holdings;

(i) any Permitted Cross Chain Transaction and any Permitted Holding Company Transaction;

(j) transfers by a Credit Party to an SLB Subsidiary in connection with a transaction permitted by Section 8.6; and

(k) transactions involving the provision of services and payment of consideration therefor between and among Crown Holdings and any one or more of its Subsidiaries in the ordinary course of business and/or consistent with past practices and not otherwise prohibited by this Agreement.

8.10 Restrictive Agreements. The Credit Parties will not, and will not permit any of their Material Subsidiaries to enter into, incur or permit to exist any consensual agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Material Subsidiary (i) to pay dividends or other distributions with respect to any of its Capital Stock to Crown Holdings or any of its Material Subsidiaries or (ii) to make or repay loans or advances to Crown Holdings or any other Material Subsidiary or (iii) to transfer property to Crown Holdings or any of its Material Subsidiaries; provided that the foregoing shall not apply to:

(a) conditions imposed by Requirements of Law or by any Loan Document;

(b) restrictions and conditions imposed by the Public Debt Documents as in effect on the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date;

(c) restrictions and conditions imposed by any Permitted Ratio Debt, Permitted European Borrower Debt and Indebtedness permitted under Sections 8.1(a)(ii) and 8.1(a)(xxviii); provided that the encumbrances and restrictions contained in such Indebtedness are no more restrictive in any material respect, taken as a whole, than those contained in the Public Debt Documents (as in effect on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date);

(d) with respect to clause (iii) only, (A) customary restrictions on assignment and (B) assets encumbered by Permitted Liens as long as such restriction applies only to the asset encumbered by such Permitted Lien;

(e) restrictions and conditions existing on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date not otherwise excepted from this Section 8.10 identified on Schedule 8.10 and refinancings thereof with restrictions and conditions no more restrictive, in any material respect, taken as a whole, than those in such Indebtedness on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date;

(f) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or the assets of a Subsidiary) pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder;

(g) restrictions and conditions contained in any Permitted Receivables or Factoring Financings, sale and leaseback agreements, stock sale agreements and other similar agreements;

(h) restrictions contained in Indebtedness of Subsidiaries that are not Credit Parties that is permitted by Section 8.1(a);

(i) restrictions that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Subsidiary or (y) are assumed in connection with an acquisition of the property or Capital Stock of any Person, so long as such restriction relates solely to the property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in connection with or in anticipation of such acquisition;

(j) customary restrictions contained in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto;

(k) restrictions contained in any agreement with respect to Indebtedness permitted by Section 8.1(a) to the extent that such restrictions are not materially more restrictive with respect to such restrictions, taken as a whole, than the corresponding restrictions hereunder;

(l) restrictions on Cash, Cash Equivalents or deposits imposed by Persons under contracts entered into in the ordinary course of business (or otherwise constituting Permitted Liens on such cash or Cash Equivalents or deposits);

(m) customary net worth provisions contained in real property leases or licenses of Intellectual Property entered into by Crown Holdings or any Subsidiary, so long as Crown Holdings has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Crown Holdings and its Subsidiaries to meet their ongoing obligation;

(n) restrictions imposed by customary provisions in joint venture agreements, other similar investment agreements and/or Organic Documents of any subsidiary that is a Non-Wholly Owned Subsidiary that restrict or impose conditions upon the transfer of the assets of, or ownership interests in, such applicable Person which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement); and

(o) restrictions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

8.11 Amendments or Waivers of Certain Documents; Prepayments of Indebtedness.

(a) The Credit Parties will not, and will not permit any of their Subsidiaries to amend or otherwise change (or waive) the terms of its Organic Documents or the documents governing any Indebtedness (other than Intercompany Indebtedness subordinated as a result of Section 8.1(a)(xi)) that is either subordinate or junior in right of payment to the Obligations (it being understood that Indebtedness shall not be deemed subordinate or junior in right of payment on account of being unsecured or being secured with greater or lower priority) or any refinancing thereof, in each case, if the effect of such amendment, change or waiver would be materially adverse to the interests of the Lenders, taken as a whole; provided that (w) any such amendment, modification, waiver, termination or release of the documentation governing any such Indebtedness will be deemed to be not materially adverse if such Indebtedness could otherwise be incurred under this Agreement with such terms at the time of such amendment, modification, waiver, termination or release, (x) this Section 8.11(a) shall not otherwise prohibit any Permitted Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of such Indebtedness, in each case, that is otherwise permitted under this Agreement in respect thereof, or any such amendment, modification, waiver, termination or release with respect to such Indebtedness to the extent not in contravention of any subordination or intercreditor agreement or terms applicable to such Indebtedness, (y) at the request of Crown Holdings, the form of any documentation governing such Indebtedness shall be deemed acceptable to the Lenders if posted to the Lenders and not objected to by the Required Lenders within five Business Days thereafter, and (z) this Section 8.11(a) shall not otherwise prohibit any such amendment, modification, waiver, termination or release of any Organic Documents to the extent entered into in order to effect or evidence a transaction that is permitted hereunder, including pursuant to Section 8.3. For the avoidance of doubt, the issuance of Capital Stock that is otherwise permitted under this Agreement shall not be deemed to be materially adverse to the interests of the Lenders.

(b) The Credit Parties will not, and will not permit any of their Subsidiaries to, make (or give any notice or offer in respect of) any voluntary or optional payment or mandatory prepayment or redemption or acquisition for value (“Repayments”) of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) the Indebtedness described in clause (a) above, except for Repayments (s) in an aggregate amount from and after the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date not to exceed the Available Amount, (t) any AHYDO Payment, (u) that constitute payments of principal at maturity and regularly scheduled payments of interest and fees as and when due in respect of any Subordinated Indebtedness (other than payments prohibited by the subordination provisions applicable thereto, if any), (v) that are mandatory prepayments of any Indebtedness described in clause (a) above (other than Subordinated Indebtedness) not otherwise prohibited by the terms of this Agreement, (w) pursuant to the issuance of Permitted Refinancing Indebtedness or as otherwise permitted by Section 8.1(a), (x) to the extent, as of the date on which such Repayment is made and immediately after giving effect thereto, on a Pro Forma Basis for the period of four Fiscal Quarters for which financial statements pursuant to Section 7.1 immediately preceding the date on which such Repayment is made, the Total Leverage Ratio shall not be greater than (A) prior to December 31, ~~2022~~2023, 5.00 to 1.00 and (B) thereafter, 4.50 to 1.00 or (y) a voluntary or optional payment or prepayment on or redemption or acquisition for value in exchange for, or out of proceeds of, the substantially concurrent issuance (other than to an Affiliate of Crown Holdings) of Capital Stock of Crown Holdings.

8.12 Limitation on Activities of Crown Holdings, Crown Finance, Crown Finance II and CCSC. Notwithstanding anything to the contrary set forth herein, each of Crown Holdings, Crown International, Crown Finance, Crown Finance II and CCSC, in the case of each of Crown Holdings, Crown International and CCSC, (i) shall not conduct any business or hold or acquire any assets other than (A) immaterial equipment, other intellectual property and other immaterial assets, or (B) the Capital Stock of Borrowers or other Credit Parties; provided, that with respect to the Capital Stock of Credit Parties other than Borrowers, (1) any Credit Party that is directly owned by Crown Holdings or CCSC must be a holding company and shall have the same restrictions set forth herein as Crown Holdings, Crown International and CCSC (other than restrictions set forth in this clause (1)), and (2) no Credit Party other than Crown Holdings and any successor to CCSC may guaranty the Debentures and (C) cash sufficient to pay amounts owing under its Indebtedness permitted to be incurred hereunder and to pay its ordinary course operating expenses and (ii) shall have no operations other than (A) holding such Capital Stock, (B)

in the case of Crown Holdings, holding company activities (including, without limitation, administering employee benefit plans and other holding company activities) reasonably related to being a publicly listed company or having publicly traded securities, (C) in the case of Crown Finance and Crown Finance II, activities directly related to its responsibilities as co-issuer of the Senior Notes and (D) in the case of CCSC, activities engaged in as of the Original Closing Date; provided that Permitted Holding Company Transactions shall be permitted under this Section 8.12.

8.13 Anti-Money Laundering. At all times throughout the term of the Loans, to the knowledge of any Credit Party, based upon reasonable inquiry by such Credit Party, none of the funds of such Credit Party that are used to repay the Loans shall be derived from any unlawful activity, with the result that the investment in the Credit Parties (whether directly or indirectly) is prohibited by law or the Loans would be in violation of law or applicable Sanctions or Anti-Corruption Laws.

8.14 Accounting Changes. The Credit Parties will not, and will not permit any of their Subsidiaries to, make any change in accounting policies affecting the presentation of financial statements or reporting practices from those employed by it on the Original Closing Date, unless (i) such change is required or permitted by GAAP, (ii) such change is disclosed to the Lenders through Administrative Agent or otherwise and (iii) relevant prior financial statements that are affected by such change are restated (in form and detail satisfactory to Administrative Agent) to the extent required by GAAP to show comparative results. If any changes in GAAP or the application thereof from that used in the preparation of the financial statements referred to in Section 6.5(a) hereof occur after the Original Closing Date and such changes or such application result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then the parties hereto agree to enter into and diligently pursue negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such changes, so that the criteria for evaluating the financial condition and results of operations of Crown Holdings and its Subsidiaries will be the same after such changes as if such changes had not occurred.

8.15 Canadian Defined Benefit Plans. No Canadian Credit Party shall, without prior written consent from the Majority Lenders (a) establish any plan which would be considered a Canadian Defined Benefit Plan or Multiple Employer Plan once created or commence contributing to or otherwise participate in any plan which would be considered a Canadian Defined Benefit Plan or Multiple Employer Plan after a Canadian Credit Party commenced such contributions or participation; (b) acquire an interest in any Person if such Person sponsors, administers, participates in, or has any liability in respect of, any Canadian Defined Benefit Plan or Multiple Employer Plan, or (c) terminate, or cause to be terminated, any of the Canadian Defined Benefit Plans, if such Canadian Defined Benefit Plan would have a wind up deficiency on termination in an amount that would reasonably be expected to have a Material Adverse Effect.

8.16 Sanctions. Crown Holdings shall not, nor shall it permit any Subsidiary to, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Sanctioned Country, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, Facing Agent, Swing Line Lender, or otherwise) of Sanctions.

ARTICLE IX

FINANCIAL COVENANT

From and after the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date, Crown Holdings hereby agrees, that, so long as (a) any of the Commitments remain in effect, (b) any Loan (other than any Unasserted Contingent Obligations) remains outstanding and unpaid, (c) any Letter of Credit has not (w) expired, (x) been terminated, (y) been cash collateralized or (z) been backstopped in a manner satisfactory to the relevant Facing Agent in its sole discretion, (d) any Unpaid Drawing remains outstanding and unpaid or (e) any other Obligation (other than any Unasserted Contingent Obligations or obligations and liabilities under any Hedging Agreement) is owing to any Lender or Administrative Agent hereunder, Crown Holdings will not permit or suffer to exist the Total Leverage Ratio for any Test Period set forth below to exceed the ratio set forth opposite such period:

Test Period Ended	Ratio
~~Incremental Amendment No. 2 and Third Amendment Effective Date to September 30, 2020~~ 	~~5.75 to 1.00~~
December 31, 2020 to September 30, ~~2022~~2023	5.00 to 1.00
December 31, ~~2022~~2023 and each Fiscal Quarter thereafter	4.50 to 1.00

Notwithstanding the foregoing, upon the consummation of a Material Acquisition and until the end of the fourth full fiscal quarter thereafter (the “Increase Period”), the maximum permitted Total Leverage Ratio shall be increased by 0.50 to 1.00 (the “Step-Up”) during such Increase Period; provided that an Increase Period may not immediately follow another Increase Period (that is, following an Increase Period, there shall be at least one fiscal quarter as of the end of which the maximum Total Leverage Ratio has been complied with without giving effect to the Step-Up).

ARTICLE X

EVENTS OF DEFAULT

10.1 Listing of Events of Default. Each of the following events or occurrences described in this Section 10.1 shall constitute an “Event of Default” from and after the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date for purposes of this Agreement:

(a) Failure to Make Payments When Due. Any Borrower shall default or fail (i) in the payment when due of any principal of any Loan (including, without limitation, on any Scheduled Term Repayment date), the face amount of any B/A Loan, or any reimbursement obligation in respect of any Letter of Credit, (ii) in the payment when due of any interest on any Loan (and such default shall continue unremedied for a period of five (5) Business Days), or (iii) in the payment when due of any fee described or other amount that by its terms is due and payable hereunder or under any Loan Document and previously invoiced amount (other than an amount described in the foregoing clauses (i) and (ii)) payable under this Agreement or any other Loan Document (and such default shall continue unremedied for a period of five (5) Business Days).

(b) Representations and Warranties. Any representation or warranty made by any Credit Party hereunder or in any other Loan Document or certificate furnished by or on behalf of any Credit Party to Administrative Agent, U.K. Administrative Agent, any Collateral Agent, any Facing Agent or any Lender in connection with this Agreement or any such other Loan Document shall have been incorrect in any material respect on the date as of when made, subject to a thirty (30) day grace period in the case of any misrepresentation that is capable of being cured.

(c) Certain Covenants. Any Credit Party shall default in the due performance and observance of any of its obligations under clause (a), (b) or (c) of Section 7.3, Section 7.4 (with respect to the maintenance and preservation of any Parent Guarantor’s or any Borrower’s legal existence), Article VIII or Article IX.

(d) Other Covenants, Default Under Other Loan Documents. Any Credit Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied or unwaived for a period of thirty (30) days after written notice given to Crown Holdings by Administrative Agent (including through the instruction of any Lender).

(e) Default Under Other Agreements. Any Credit Party shall default (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness if the effect of such default referred to in this clause (ii) is to accelerate the maturity of any such Material Indebtedness or is to enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity; provided that clause (e)(ii) shall not apply to Secured Indebtedness that becomes due as a result of the permitted voluntary sale or permitted transfer of the property or assets securing such Indebtedness.

(f) Judgments. Any judgment or order (or combination of judgments and orders) for the payment of money (to the extent not paid or covered by insurance) equal to or in excess of $250,000,000 individually or in the aggregate shall be rendered against any Credit Party (or any combination thereof) and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not stayed; (ii) such judgment has not been stayed, bonded, vacated, satisfied or discharged within sixty (60) days of entry; or (iii) there shall be any period (after any applicable statutory grace period) of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(g) Employee Benefit Plans. Either (i) with respect to any Pension Plan: (A) a Termination Event shall have occurred or (B) any Credit Party, any of its Subsidiaries or any ERISA Affiliate fails to make a minimum required contribution required under Code Section 430(j) to any Pension Plan by the due date for such contribution, if, as a result of such events listed in subclauses (A) and (B) of this clause (i), a Credit Party or any ERISA Affiliate could be required to make a contribution to such Pension Plan, or would reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $250,000,000; or (ii) with respect to any Foreign Plan, (A) a Termination Event or Canadian Pension Termination Event or any noncompliance with respect to Foreign Plans shall have occurred or (B) any Foreign Plan that is required by applicable law to be funded in a trust or other funding vehicle has failed to comply with such funding requirements, if as a result of such events listed in subclauses (A) and (B) of this clause (ii) when taken together with all other Termination Events and Canadian Pension Termination Events or any other noncompliance with respect to Foreign Plans that have occurred, would reasonably be expected to have a Material Adverse Effect.

(h) Change of Control. Any Change of Control shall occur.

(i) Insolvency. Any Credit Party or any of its Material Subsidiaries shall: (i) become insolvent or generally fail to pay debts as they become due; (ii) voluntarily apply for, consent to, or acquiesce in, the appointment of a trustee, Receiver, administrator, sequestrator or other custodian for such Credit Party or any of such Subsidiaries or substantially all of the property of any thereof, or make a general assignment for the benefit of creditors; (iii) in the absence of such voluntary application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, Receiver, administrator, sequestrator or other custodian for any Credit Party or any of such Material Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within sixty (60) days, provided that each Credit Party and each such Material Subsidiary hereby expressly authorize Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend their rights under the Loan Documents; (iv) permit or suffer to exist the commencement of any Insolvency Proceeding, bankruptcy, reorganization, administration, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of any Credit Party or any such Material Subsidiary, and, if any such case or proceeding is not commenced by any Credit Party or such Material Subsidiary, such case or proceeding shall be consented to or acquiesced in by any Credit Party or such Material Subsidiary or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed, unbonded, unvacated, unsatisfied, undischarged and unstayed, provided that each Credit Party and each such Material Subsidiary hereby expressly authorize Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such sixty (60) day period to preserve, protect and defend their rights under the Loan Documents; or (v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing, or in furtherance of, any of the foregoing.

(j) Guaranties. Other than as a result of any release of the guaranty in accordance with the terms of this Agreement or any Guarantee Agreement, obligations of any Guarantor under Article XIV or the obligations of U.S. Borrower or any other Subsidiary Credit Party under the Guarantee Agreements shall (other than as a result of the actions taken by the Administrative Agent or the Lenders to release such guaranty) cease to be in full force and effect in accordance with its terms or, except as otherwise permitted under this Agreement, any Guarantor required to be a Guarantor thereunder shall repudiate its obligations thereunder.

(k) Security Documents. Any Lien purported to be created under any Security Document shall fail or cease to be (other than by termination of such Security Document in accordance with the terms hereof or thereof), or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any Collateral individually or in the aggregate having a fair market value in excess of $150,000,000, except as a result of (i) the Collateral Agents’ failure to take any action required to establish or maintain perfection (x) reasonably requested by any Borrower in order to maintain a valid and perfected Lien on any Collateral or (y) within the Collateral Agent’s control and customarily performed by the Collateral Agent, (ii) any action taken by the Collateral Agents to release any Lien on any Collateral in accordance with the terms of this Agreement and any Receivables Intercreditor Agreement, if applicable, or (iii) any automatic or other release of any Lien on any Collateral in accordance with the terms of this Agreement and any Receivables Intercreditor Agreement, if applicable.

10.2 Action if Bankruptcy. If any Event of Default described in clauses (i) through (v) of Section 10.1(i) shall occur with respect to any Parent Guarantor or any Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by Borrowers.

10.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (i) through (v) of Section 10.1(i) with respect to any Parent Guarantor or any Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, Administrative Agent, upon the direction of the Required Lenders, shall by written notice to Borrowers and each Lender (a) declare all or any portion of the outstanding principal amount of the Loans and other

Obligations to be due and payable and/or the Commitments to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate or (b) direct Borrowers to pay (and each Borrower agrees that upon receipt of such notice, or immediately and automatically upon the occurrence and during the continuance of any Event of Default specified in Section 10.1(i) with respect to such Borrower it will pay) to Administrative Agent at the Payment Office such additional amount of cash, to be held as security by Administrative Agent for the benefit of the Secured Creditors, as is equal to the sum of (a) the aggregate Stated Amount of all Letters of Credit issued for the account of Crown Holdings and its Subsidiaries and then outstanding and (b) the aggregate amount of all Unpaid Drawings, provided that, at such time as (y) no Event of Default shall be continuing or (z) this Agreement shall have terminated in accordance with Section 12.15, the balance, if any, of the amount held pursuant to this clause (b) shall be returned to the Borrowers and (c) enforce, or cause the U.S. Collateral Agent and Euro Collateral Agent to enforce, the Guarantee Agreement, the provisions of Article XIV, and all of the Liens and security interests created pursuant to the Security Documents in accordance with their terms.

10.4 [Reserved].

10.5 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Article IV hereof), all payments and proceeds (including the proceeds of any Asset Disposition or other sale of, or other realization upon, all or any part of the U.S. Collateral) received after acceleration of the Obligations in respect of any sale of, collection from, or realization upon all or any part of the U.S. Collateral shall be applied: first, pro rata, to all fees, costs and expenses incurred by or owing to Administrative Agent, Collateral Agents and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, pro rata, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of or any other portions of, the Obligations outstanding (including without limitation, any Bank Related Debt) and to cash collateralize outstanding Letters of Credit (pro rata among all such Obligations based upon the principal amount thereof or the outstanding face amount of such Letters of Credit, as applicable, and with respect to amounts applied to Term Loans, pro rata among all remaining Scheduled Term Repayments thereof). Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Article IV hereof), all payments and proceeds (including the proceeds of any Asset Disposition or other sale of, or other realization upon, all or any part of the Euro Collateral) received after acceleration of the Obligations in respect of any sale of, collection from, or realization upon all or any part of the Euro Collateral shall be applied: first, to all fees, costs and expenses incurred by or owing to Administrative Agent, Collateral Agents and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on the Foreign Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Foreign Obligations outstanding and to cash collateralize outstanding Letters of Credit (pro rata among all such Foreign Obligations based upon the principal amount thereof or the outstanding face amount of such Letters of Credit, as applicable, and with respect to amounts applied to Term Loans, pro rata among all remaining Scheduled Term Repayments thereof). Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

It is understood and agreed that (i) no payments from the proceeds of Euro Collateral shall be applied to pay any U.S. Obligations and (ii) no Euro Credit Party shall be liable to pay or otherwise be liable, in whole or in part, for principal, interest, fees and other obligations of the U.S. Borrower or any U.S. Credit Party (including all U.S. Obligations) as a result of the exercise of remedies by the Agents and the Lenders under this Section 10.5 or otherwise.

Anything in this Article X to the contrary notwithstanding, Administrative Agent shall, at the request of the Required Lenders, rescind and annul any acceleration of the Loans by written instrument filed with Borrowers; provided that at the time such acceleration is so rescinded and annulled: (A) all past due interest and principal, if any, on the Loans and all other sums payable under this Agreement and the other Loan Documents shall have been duly paid, and (B) no other Event of Default shall have occurred and be continuing which shall not have been waived in accordance with the provision of Section 12.1 hereof.

ARTICLE XI

THE AGENTS

11.1 Appointment.

(a) Each of the Lenders hereby (i) appoints DB and Deutsche Bank AG London Branch, as applicable, to act on its behalf as Administrative Agent and U.K. Administrative Agent hereunder, as U.S. Collateral Agent under all U.S. Security Documents and as Euro Collateral Agent (including, without limitation, in its capacity as security trustee under documents governed by the law of England) under all Euro Security Documents (such appointment being made, as regards any Euro Security Document governed by French law, agent de sûretés to act in accordance with the provisions of Article 2328-1 of the French Civil Code) and (ii) appoints Deutsche Bank AG Canada Branch to act on its behalf as Canadian Administrative Agent (for purposes of this Agreement, the term “Administrative Agent” shall include DB in its capacity as U.S. Collateral Agent and as Euro Collateral Agent pursuant to the Security Documents, the U.K. Administrative Agent and the Canadian Administrative Agent, as applicable) to act as herein specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes and each holder of any Note by the acceptance of such Note shall be deemed to irrevocably authorize Administrative Agent, U.K. Administrative Agent, Canadian Administrative Agent, U.S. Collateral Agent and Euro Collateral Agent to take such action on its behalf under the provisions hereof, the other Loan Documents (including, without limitation, to give notices and take such actions on behalf of the Required Lenders as are consented to in writing by the Required Lenders) and any other instruments, documents and agreements referred to herein or therein and to exercise such powers hereunder and thereunder as are specifically delegated to Administrative Agent, Canadian Administrative Agent, U.K. Administrative Agent, U.S. Collateral Agent or Euro Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Each Agent may perform any of its duties hereunder and under the other Loan Documents, by or through its officers, directors, agents, employees or affiliates. Each Agent may perform any of its duties hereunder and under the other Loan Documents, by or through its officers, directors, agents, employees or affiliates. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have rights as a third party beneficiary of any of such provisions. For the purposes of Sections 11.1, 11.10, 11.11 and 12.17 each Lender hereby relieves the Euro Collateral Agent from the restrictions on self-dealing and multiple representation pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Lender. A Lender which is barred by its constitutional documents, by-laws or bank policies from granting such exemption shall notify the Euro Collateral Agent accordingly.

(b) Each Lender hereby authorizes the Collateral Agents to enter into the Receivables Intercreditor Agreement and each Security Document on behalf of such Lender and to exercise its rights and perform its obligations thereunder. Each of the Collateral Agents, acting alone, is hereby authorized and appointed as the Person holding the power of attorney (“fondé de pouvoir”) within the meaning of Article 2692 of the Civil Code of Quebec for the purposes of holding any hypothec to be granted by each of CROWN Metal Packaging Canada LP, CROWN Metal Packaging Canada Inc., 3079939 Nova Scotia Company/3079939 Compagnie de la Nouvelle Ecosse or any other Credit Party as security for any debenture, bond or other title of indebtedness that may be issued by any Credit Party pursuant to a deed of hypothec and to exercise such rights and duties as are conferred upon a fondé de pouvoir under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). Moreover, in respect of any pledge by any Credit Party of any such debenture, bond or other title of indebtedness as security for any of the Obligations and any other obligations, including those arising under the Loan Documents, the Bank Related Hedging Agreements and the Bank Related Cash Management Agreements, each Collateral Agent shall also be authorized to hold such debenture, bond or other title of indebtedness as agent, mandatary and pledgee for its own account and for the benefit of the Administrative Agent, the U.K. Administrative Agent, the Collateral Agents, the Canadian Administrative Agent, the Lenders (including any Lenders of (i) Additional Term Loans and (ii) Loans pursuant to an Additional Facility) and Hedge Banks, if any, the whole notwithstanding the provisions of Section 32 of An Act respecting the Special Powers of Legal Persons (Quebec). Any person who becomes a Secured Creditor or successor Collateral Agent shall be deemed to have consented to and ratified the foregoing appointment of each Collateral Agent as fondé de pouvoir, agent and mandatary on behalf of all the Secured Creditors, including such person designated above as a Secured Creditor. For greater certainty, each Collateral Agent, acting as the holder of an irrevocable power of attorney (fondé de pouvoir), shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Collateral Agents in this Agreement, which shall apply mutatis mutandis. In the event of the resignation and appointment of a successor Collateral Agent, such successor Collateral Agent shall also be authorized to act as the holder of an irrevocable power of attorney (fondé de pouvoir).

11.2 The Administrative Agent in Its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.3 Nature of Duties.

(a) The Administrative Agent, the Arrangers and the other Agents shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Section 12.4. Without limitation of the foregoing, each Arranger shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

(c) If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

(d) Each Credit Party is entering into each Loan Document to which it is a party as a principal and not an agent, and in its own name and on its own account and not for the account or on behalf of any third party.

11.4 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

11.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

11.6 Resignation by the Administrative Agent.

(a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving 30 days’ prior written notice to the Lenders and, unless an Event of Default under Section 10.1(a) or 10.1(i) then exists and is continuing, the Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default under Section 10.1(a) or 10.1(i) then exists and is continuing).

(c) If a successor Administrative Agent shall not have been so appointed within such 30 day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default under Section 10.1(a) or 10.1(i) then exists and is continuing), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders (with the consent of the Borrower as provided above) appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall nonetheless become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders (with the consent of the Borrower as provided above) appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 11.6, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Article XI (and the analogous provisions of the other Loan Documents) and Section 12.4 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 11.6). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

(f) Anything herein to the contrary notwithstanding, a Person may be removed as the Administrative Agent and a replacement Administrative Agent appointed by Required Lenders (determined after giving effect to Section 2.12 by notice to the Borrowers and such Person) with the consent of the Borrowers (such consent not to be unreasonably withheld) or by any Borrower, and such replacement Administrative Agent, if the Required Lenders or any Borrower determine(s) that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting

Lender; provided that (i) such removal shall, to the fullest extent permitted by applicable law, in any event become effective if no such replacement Administrative Agent is appointed hereunder within 30 days after the giving of such notice and (ii) no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing at the time of such appointment.

11.7 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Parent Guarantors, the Borrower and the Restricted Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Parent Guarantors, the Borrower and the Restricted Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Parent Guarantors, the Borrower or any of the Restricted Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Parent Guarantors, the Borrower or any of the Restricted Subsidiaries or the existence or possible existence of any Default or Event of Default.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption Agreement or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. No Agent shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.

11.8 No Other Duties, Etc.

(a) Anything herein to the contrary notwithstanding, none of the Administrative Agent, Bookrunners, the Sustainability Coordinator listed on the cover page hereof nor Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

(b) The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

11.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.2 and 12.4) allowed in such judicial proceeding; and

to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, Receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.2 and 12.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

11.10 Collateral and Guaranty Matters.

(a) Each Lender authorizes and directs the Collateral Agents to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Each Collateral Agent is hereby authorized on behalf of all of the Secured Creditors, without the necessity of any notice to or further consent from any Secured Creditor, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents;

(b) The Lenders hereby authorize and direct each Collateral Agent, in accordance with the terms hereof, (1) to release any Lien granted to or held by such Collateral Agent upon any Collateral (i) automatically upon termination of the Commitments and payment and satisfaction in full of all of the Obligations as provided in Section 12.15, (ii) constituting property being sold or otherwise disposed of (to Persons other than any Credit Party) automatically upon the sale or other disposition thereof in compliance with Section 8.3 or 8.5, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.1), (iv) constituting property acquired by any Credit Party after the Original Closing Date financed with Indebtedness secured by a Lien permitted by Section 8.2(d), (v) if the property subject to such Lien is owned by a Guarantor, automatically upon release of such Guarantor from its obligations under its Guarantee Agreements hereunder or under any other Loan Document as a result of a transaction permitted hereunder, (vi) automatically upon a Non-Stock Collateral Release Event or Collateral Release Event, as applicable, as provided in Section 7.20, (vii) constituting property held by an Unrestricted Entity upon the designation of a Subsidiary of Crown Holdings as an Unrestricted Entity or (viii) as otherwise may be expressly provided in the relevant documentation granting such Lien or any Receivables Intercreditor Agreement, (2) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.2(j) to the extent in respect of Indebtedness under Section 8.1(a)(xvi) and required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens, and (3) to release any Guarantor from its obligations under the Security Documents if such Person ceases to be a Restricted Subsidiary or becomes an Unrestricted Entity, in each case, as a result of a transaction or designation permitted hereunder. Upon request by any Collateral Agent at any time, the Required Lenders will confirm in writing such Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 11.10. In each case as specified in this Section 11.10, the applicable Collateral Agent will (and each Lender irrevocably authorizes such Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guarantee Agreements, in each case in accordance with the terms of the Loan Documents and this Section 11.10.

(c) The Administrative Agent and Collateral Agents shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent and Collateral Agents herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent and Collateral Agents in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent and Collateral Agents may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s and Collateral Agents’ own interest in the Collateral as Lenders and that the Administrative Agent and Collateral Agents shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.11 Bank Related Debt. Except as otherwise expressly set forth herein or in any Guarantee Agreement or any Security Document, no Hedge Bank that obtains the benefits of Article XIV, any Guarantee Agreement or any Collateral by virtue of the provisions hereof or of any Guarantee Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Related Debt unless the Administrative Agent has received written notice of such Bank Related Debt, together with such supporting documentation as the Administrative Agent may request, from the applicable counterparty.

The Lenders hereby authorize the Administrative Agent and the Collateral Agents to enter into any Receivables Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement and any such intercreditor agreement is binding upon the Lenders.

11.12 Withholding Tax Indemnity. To the extent required by any applicable law, the applicable Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 4.7(b) or (c), each Lender shall, and does hereby, indemnify each Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for Agent) incurred by or asserted against Agent by the IRS or any other Governmental Authority as a result of the failure of Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the applicable Agent shall be conclusive absent manifest or demonstrable error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due such Agent under this Section 11.12. The agreements in this Section 11.12 shall survive the resignation and/or replacement of Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Section 11.12, the term “Lender” shall include any Swing Line Lender and any Facing Agent.

11.13 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.14 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, Facing Agent or Secured Creditor, or any Person who has received funds on behalf of a Lender, Facing Agent or Secured Creditor (any such Lender, Facing Agent, Secured Creditor or other recipient (and each of their respective successors and assigns) , a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender,

Facing Agent, Secured Creditor or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.14 and held in trust for the benefit of the Administrative Agent, and such Lender, Facing Agent or Secured Creditor shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate (in the case of amounts denominated in Dollars), the Overnight Euro Rate (in the case of amounts denominated in Euro) or the Overnight Sterling Rate (in the case of amounts denominated in Sterling), as applicable, and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Facing Agent, Secured Creditor or any Person who has received funds on behalf of a Lender, Facing Agent or Secured Creditor (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Facing Agent or Secured Creditor, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Facing Agent or Secured Creditor shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.14(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.14(a) or on whether or not an Erroneous Payment has been made

(c) Each Lender, Facing Agent or Secured Creditor hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Facing Agent or Secured Creditor under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Facing Agent or Secured Creditor under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)

(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption Agreement (or, to the extent applicable, an agreement incorporating an Assignment and Assumption Agreement by reference pursuant to an electronic platform approved by the Administrative Agent as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Company or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrowers shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 12.8 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrowers or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Facing Agent or Secured Party, to the rights and interests of such Lender, Facing Agent or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party; provided that this Section 11.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of such Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from such Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 11.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Facing Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE XII

MISCELLANEOUS

12.1 No Waiver; Modifications in Writing.

(a) No failure or delay on the part of any Agent or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Agent or any Lender at law or in equity or otherwise. Neither this

Agreement nor any terms hereof may be amended, modified, supplemented, waived, discharged, terminated or otherwise changed unless such amendment, modification, supplement, waiver, discharge, termination or other change is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such amendment, modification, supplement, waiver, discharge, termination or other change shall, without the consent of each Lender affected thereby (with Obligations directly affected thereby in the case of the following clause (a)(i)),

(i) extend the final scheduled maturity of any Loan, Commitment or Note (or extend the stated maturity of any Letter of Credit beyond the Revolver Termination Date), or reduce the rate or extend the time of payment of interest or fees thereon (except payment of interest at the Default Rate), or reduce the principal amount thereof,

(ii) release all or substantially all of the Guarantors or all or substantially all of the Collateral (except as expressly provided in the Security Documents),

(iii) amend, modify or waive any provision of this Section 12.1(a), or reduce the percentage specified in the definition of “Required Lenders” or amend, modify or waive any other provision of any Loan Document (other than the Receivables Intercreditor Agreements and the Security Documents, which are governed by Section 12.17), specifying the number or percentage of Lenders (or Lenders of any Facility) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder (except, in each case, for technical amendments with respect to additional facilities, replacement loans or commitments, extensions of maturity date or additional extensions of credit pursuant to Sections 2.9, 2.13, 2.14 and 2.15 which, except as not otherwise restricted under such Sections, afford the protections to such additional extensions of credit of the type provided to the Term Loans on the Incremental Amendment No. ~~2~~3 and ~~Third~~Fifth Amendment Effective Date),

(iv) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement,

(v) amend or modify the provisions of Section 4.5(a) ~~or~~, 10.5 or 12.6 in a manner that would by its terms alter the pro rata sharing of payments required thereby, except for technical amendments with respect to additional facilities, replacement loans or commitments, or extensions of the maturity date pursuant to Section 2.9, 2.13, 2.14 or 2.15, or

(vi) amend or modify the definition of “Pro Rata Share”;

provided, further, that no such amendment, modification, supplement, waiver, discharge, termination or other change shall increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of the definition of “Multicurrency Revolving Sublimit”, Schedule 1.1(b), “Applicable LC Sublimit”, Schedule 1.1(g), conditions precedent, representations, warranties, covenants, Events of Default or Unmatured Events of Default shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), without the consent of Administrative Agent and each Facing Agent, amend, modify or waive any provision of Section 2.10 or alter the rights or obligations of any Facing Agent with respect to Letters of Credit, without the consent of Administrative Agent, U.K. Administrative Agent or Canadian Administrative Agent, amend, modify or waive any provision of Article XI as same applies to Administrative Agent, U.K. Administrative Agent or Canadian Administrative Agent or any other provisions as same relates to the rights or obligations of Administrative Agent, U.K. Administrative Agent or Canadian Administrative Agent,

without the consent of Administrative Agent, U.K. Administrative Agent or Canadian Administrative Agent, amend, modify or waive any provisions relating to the rights or obligations of Administrative Agent, U.K. Administrative Agent or Canadian Administrative Agent under the other Loan Documents, without the consent of the Majority Lenders of each Facility which is being allocated a lesser prepayment, repayment or commitment reduction, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Facilities pursuant to Section 4.5(a) (except for technical amendments with respect to additional facilities, replacement loans or commitments, or extensions of the maturity date pursuant to Section 2.9, 2.13, 2.14 or 2.15) (although the Required Lenders may waive in whole or in part, any such prepayment, repayment or commitment reduction so long as the application, as amongst the various Facilities, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered), without the consent of the Majority Lenders of the applicable Facility, amend the definition of Scheduled Term Repayments for such Facility in a manner that decreases or delays any Scheduled Term Repayment, except for technical amendments with respect to additional facilities, replacement loans or commitments, or extensions of the maturity date pursuant to Section 2.9, 2.13, 2.14 or 2.15;

provided, however, that any provision of this Agreement may be amended, modified, supplemented, waived, discharged terminated or otherwise changed by an agreement in writing signed by the respective Credit Parties thereto, the Required Lenders (measured after giving effect to such amendment, supplement, waiver, discharger or termination) and any Administrative Agent if (a) by the terms of such agreement all Commitments of each Lender not consenting to the actions therein shall terminate upon the effectiveness of such agreement and (b) at the time such agreement becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other Obligations owing to it or accrued for its account under this Agreement.

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (a)(i) through (iv), inclusive, of the first proviso to the third sentence of Section 12.1(a) or (E) and (F) of the second proviso to such sentence, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrowers shall have the right to replace each such non-consenting Lender or Lenders (or, at the option of Borrowers if the respective Lender’s consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 3.7 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, supplement, waiver, discharge, termination or other change.

(c) In addition to the amendments effected pursuant to the foregoing Section 12.1(a), Schedules 1.1(b) and 1.1(d) and any Receivables Intercreditor Agreement may be amended as follows:

(i) Schedules 1.1(b) and (d) will be amended to add Non-U.S. Subsidiaries of Crown International Holdings as additional Subsidiary Borrowers upon (A) execution and delivery by European Borrower, any such Subsidiary Borrower and Administrative Agent of a Joinder Agreement in the form of Exhibit 12.1(c) (or such other form as mutually agreed by Crown Holdings and the Administrative Agent), providing for a Multicurrency Revolving Sublimit acceptable to U.K. Administrative Agent, (B) delivery to Administrative Agents of (1) to the extent not previously delivered, the Additional Security Documents required pursuant to Section 7.14, (2) an opinion of counsel which covers matters reasonably satisfactory to Administrative Agent and (3) to the extent not previously delivered, all documentation and other information required under Section 5.1(f)(ii).

(ii) Schedules 1.1(b) and (d) will be amended to remove any Subsidiary as a Subsidiary Borrower upon (A) execution and delivery by European Borrower of a written request providing for such amendment and (B) repayment in full of all outstanding Loans and other Obligations of such Subsidiary Borrower.

(iii) Any Receivables Intercreditor Agreement may be amended in writing by the parties thereto without the consent of the Lenders.

(d) Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Administrative Agent to be delivered pursuant to Section 2.9, 2.13, 2.14 or 2.15, in connection with any Additional Facility, Replacement Term Loans, Replacement Term Commitments, Replacement Revolving Loans, Replacement Revolving Commitments, and/or any New Maturity Date, as applicable, this Agreement shall be deemed amended without further action by any Lender to reflect, as applicable, any new Lenders and technical and conforming amendments to reflect the terms of such Additional Facility.

(e) A Revolving Lender may allocate any proportion of its Revolving Commitment or Revolving Credit Exposure with respect to any waiver, amendment, modification, consent or any other action pursuant to this Section 12.1 or any other Loan Document in order to vote separate portions thereof differently with respect thereto.

(f) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of Administrative Agent, Crown Holdings, Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all Term Loans outstanding under one or more Term Facilities (“Refinanced Term Loans”) with a replacement term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (c) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of any Term Loans in effect immediately prior to such refinancing.

(g) Notwithstanding the foregoing, with respect to amendments under Section 12.1(a) requiring the approval of all of the Lenders adversely affected thereby, if all such Lenders other than one or more Defaulting Lenders approve such amendment, the failure of such Defaulting Lenders to approve such amendment shall not prevent such amendment from becoming effective with respect to such Lenders approving such amendment (it being understood that such amendment will not be effective with respect to such Defaulting Lenders that do not approve such amendment).

(h) Notwithstanding the foregoing, amendments and waivers of Article IX (or any of financial definitions included in (and for purposes of) Article IX) will require only the consent of the Majority Lenders under the Revolving Facilities, the Term Loan A Facility and the Term Euro Facility and no other consents or approvals from any Lender shall be required.

(i) Notwithstanding anything to the contrary in any Loan Document, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any waiver, amendment or modification of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to this Agreement or any Loan Document or (C) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to, or under, this Agreement or any other Loan Document, any Lender (other than an Excluded Lender) that, as a result of its interest (or its and its Covered Affiliates’ collective interests) in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to any of the Loans or Commitments hereunder or with respect to any other tranche, class or series of Indebtedness for borrowed money incurred or issued by any Borrower or any of their Subsidiaries or Crown Holdings at such time of determination (including commitments with respect to any revolving credit facility) (each such item of Indebtedness, including the Loan and Commitments, “Specified Indebtedness” and each such Lender, a “Net Short Lender”) shall have no right to vote with respect to any waiver, amendment or modification of this Agreement or any other Loan Documents and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders (including in any plan of reorganization). In connection with any waiver, amendment or modification of this Agreement or the other Loan Documents, each Lender (other than any Excluded Lender) will be deemed to have represented to Crown Holdings and the Administrative Agent that it does not constitute a Net Short Lender, in each case, unless such Lender shall have notified Crown Holdings and the Administrative Agent prior to the requested response date with respect to such waiver, amendment or modification that it constitutes a Net Short Lender (it being understood and agreed that Crown Holdings and the Administrative Agent shall be entitled to rely on each such representation and deemed representation).

(j) For purposes of the preceding clause:

(i) “Covered Affiliate” means any Affiliate of a Lender (provided that for this purpose, Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Lender and such Person if such Person has fiduciary duties to investors or other equityholders of such Person and such investors or equityholders are not the same as the investors or equityholders of such Lender).

(ii) “Excluded Lender” means (A) any Lender that is a Regulated Bank, (B) any Lender as of the Closing Date and (C) any Affiliate of a Regulated Bank to the extent that (1) all of the equity of such Affiliate is directly or indirectly owned by either (I) such Regulated Bank or (II) a parent entity that also owns, directly or indirectly, all of the equity of such Regulated Bank and (2) such Affiliate is a securities broker or dealer registered with the SEC under section 15 of the Securities Exchange Act of 1934).

(iii) “Regulated Bank” means a commercial bank with a consolidated combined capital surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

(iv) For purposes of determining whether a Lender (alone or together with its Covered Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount of such contract in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar Equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes Crown Holdings, any Borrower or any Subsidiary or any instrument issued or guaranteed by Crown Holdings, any Borrower or any Subsidiary shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender or its Covered Affiliates and (y) Crown Holdings, the Borrowers and the other Subsidiaries and any instrument issued or guaranteed by such persons, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified Indebtedness if such Lender or its Covered Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) Crown Holdings, any Borrower or any Subsidiary is designated as a “Reference Entity” under the terms of such derivative transaction and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Specified Indebtedness if such transactions offer the Lender or its Covered Affiliates protection against a decline in the value of such Specified Indebtedness, or in the credit quality of Crown Holdings, any Borrower or any Subsidiary, in each case, other than as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Covered Affiliates and (y) Crown Holdings, any Borrower and the Subsidiaries, and any instrument issued or guaranteed by such persons, collectively, shall represent less than 5% of the components of such index.

(v) Except with respect to the exercise of setoff rights in accordance with Section 12.6 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Secured Parties in accordance with the terms thereof. Each Secured Party agrees that it shall not, and it shall not permit any of its Affiliates to, and hereby waives any right it or its Affiliates may have to, take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any past, present or future Subsidiary of any Loan Party under any of the Loan Documents or in respect of any Swap Obligations or Secured Swap Obligations (including any exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party or any past, present or future Subsidiary of any Loan Party, without the prior written consent of the Administrative Agent. The provisions of Section 12.1(i) and (j) may be enforced against any Secured Party by the Required Lenders, any Agent or Crown Holdings (or any of their Affiliates) and each Secured Party expressly acknowledges that this sentence shall be available as a defense of Crown Holdings (or any of its Affiliates) in any such action, proceeding or remedial procedure.

12.2 Further Assurances. Crown Holdings agrees to, and to cause its Subsidiaries to, do such further acts and things and to execute and deliver to Agent such additional assignments, agreements, powers and instruments, as Agent may reasonably require or deem advisable to carry into effect the purposes of this Agreement or any of the Loan Documents or to better assure and confirm unto Agent its rights, powers and remedies hereunder.

12.3 Notices, Etc.

(a) Except where telephonic instructions or notices are authorized herein to be given (and except as provided in paragraph (b) below), all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto or any other Person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable overnight or courier delivery service, or by telecopier, and shall be deemed to be given for purposes of this Agreement when received or in the case of notice delivered by telecopy, upon completion of transmission with a copy of such notice also being delivered under any of the methods provided above, all in accordance with the provisions of this Section 12.3. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.3, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telecopier numbers) and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party as follows:

(i) if to Crown Holdings, Crown International, CCSC, U.S. Borrower, European Borrower or Canadian Borrower, to it at One Crown Way, Philadelphia, Pennsylvania 19154, attention: Mr. Tom Kelly (telecopy: (215) 276-6011), with a copy to Dechert LLP, 2929 Arch Street, Philadelphia, Pennsylvania 19104, attention: Mr. ~~William G. Lawlor~~Ian A. Hartman, Esq. (telecopy: (215) 994-2222) and Ms. Angelina X. Liang, Esq. (telecopy: (212) 698-3599);

(ii) if to Administrative Agent, to it at the Notice Address;

(iii) if to U.K. Administrative Agent, to it at the Notice Address;

(iv) if to Canadian Administrative Agent, to it at the Notice Address;

(v) if to Deutsche Bank AG London Branch, as Facing Agent, to it at 175 Bishopsgate, EC2A 2JN London, United Kingdom;

(vi) if to a Lender or any other Facing Agent, to it at its address (or telecopy number) set forth on its most recent administrative questionnaire delivered to Administrative Agent or in the assignment and acceptance agreement pursuant to which such Lender shall have become a party hereto.

(b) Notices and other communications to or by any Agent, the Lenders and the Facing Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Administrative Agent and the applicable Lender and, to the extent applicable, the Facing Agent. Any Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address or by facsimile transmission shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is sent after 5:00 p.m. (New York City time), such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. Each Credit Party and Lender hereunder agrees to notify Administrative Agent in writing promptly of any change to the notice information provided above.

12.4 Costs and Expenses; Indemnification.

(a) Generally. Each Credit Party (jointly and severally to the extent legally permissible) agrees to pay promptly upon request by any Agent or Sustainability Coordinator (or any Lender in connection with any enforcement or atonement as provided below) (i) all reasonable out-of-pocket costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, execution, delivery and syndication of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto or other modifications of (or supplements to) any of the foregoing and any and all other documents and instruments furnished pursuant hereto or thereto or in connection herewith or therewith (including in connection with the pledge of Additional Collateral), including without limitation, the reasonable fees and out-of-pocket expenses of independent public accountants and other outside experts retained by Administrative Agent and of Cahill Gordon & Reindel LLP, counsel to Administrative Agent, and any local counsel retained by Administrative Agent relative thereto and other Attorney Costs, in connection with the administration of this Agreement and the other Loan Documents, and all search fees, appraisal fees and expenses, title insurance policy fees, costs and expenses and filing and recording fees, (ii) all reasonable out-of-pocket expenses incurred by any Facing Agent in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket costs and expenses incurred by any Agent, any Sustainability Coordinator, any Lender or any Facing Agent, including the fees, charges and Attorney Costs in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification. Each Credit Party (jointly and severally to the extent legally permissible) will indemnify and hold harmless each Agent, each Sustainability Coordinator and each Lender and each director, officer, employee, agent, attorney and Affiliate of each Agent and each Lender (each such Person an “Indemnified Person” and collectively, the “Indemnified Persons”) from and against all losses, claims, damages, or liabilities and related reasonable, documented and out-of-pocket expenses, including Attorney Costs, charges and disbursements to which such Indemnified Person may become subject or which may be asserted against such Indemnified Person by any third party or by any Credit Party, insofar as such losses, claims, damages, penalties, expenses or liabilities (or actions, suits or proceedings including any inquiry or investigation or claims in respect thereof (whether or not an Agent or any Lender is a party thereto)) arise out of, in any way relate to, or result from (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Facing Agent to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Release or threatened Release of any Hazardous Materials into the Environment for which any Credit Party or any of its Subsidiaries has any liability or which is related to any property currently or formerly owned, leased or operated by or on behalf of Crown Holdings or any of its Subsidiaries, any Environmental Lien for which any Credit Party or any of its Subsidiaries has any liability, any Environmental Liability related in any way to Crown Holdings or any of its Subsidiaries or any liability which occurs by a breach of any of the representations, warranties or covenants relating to environmental matters contained herein, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether brought by a third party or by a Credit Party and regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon their demand, for any Attorney Costs or other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, damage, liability, action or claim; provided, however,

(i) that no Indemnified Person shall have the right to be so indemnified hereunder for any loss, claim, damage, penalties, obligations, expense or liability to the extent it arises or results from the gross negligence, bad faith or willful misconduct of such Indemnified Person as finally determined by a court of competent jurisdiction; and

(ii) that nothing contained herein shall affect the express contractual obligations of the Lenders to any Credit Party contained herein or in the other Loan Documents.

For the avoidance of doubt, this Section 12.4(b) shall not apply to Taxes, except any Taxes that represent claims, demands, liabilities, damages, losses, costs, charges and expenses arising from any non-Tax claim.

If any action, suit or proceeding arising from any of the foregoing is brought against any Agent, any Lender or any other Person indemnified or intended to be indemnified pursuant to this Section 12.4, Crown Holdings or the applicable Borrower will, if requested by any Agent, any Lender or any such Indemnified Person, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to the Person or Persons indemnified or intended to be indemnified. Each Indemnified Person shall, unless an Agent, a Lender or other Indemnified Person has made the request described in the preceding sentence and such request has been complied with, have the right to employ its own counsel (or (but not as well as) staff counsel) to investigate and control the defense of any matter covered by such indemnity and the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party; provided, however, that in any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, the Credit Parties shall not be liable for fees and expenses of more than one counsel (in addition to any local counsel), which counsel shall be designated by Administrative Agent provided, further, however, each Indemnified Person shall have the right to employ separate counsel in any such inquiry, action, claim or proceeding and to control the defense thereof, and the reasonable fees and expenses of such counsel shall be at the expense of the Credit Parties to the extent that (i) Crown Holdings or any other Credit Party shall have agreed in writing to pay such fees and expenses or (ii) such Indemnified Person shall have notified Crown Holdings that it has been advised by counsel that there may be one or more legal defenses available to such Indemnified Person that are different from or additional to those available to the other Indemnified Persons and that such common representation would adversely impact the adequacy of the proposed representation.

Any and all amounts so expended by any Agent shall be repaid to it by the Credit Parties promptly upon such Agent’s demand therefor, with interest at the Default Rate in effect from time to time during the period including the date so expended by such Agent to the date of repayment. To the extent that the undertaking to indemnify, pay or hold harmless any Indemnified Person as set forth in this Section 12.4 may be unenforceable because it is violative of any law or public policy, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. The obligations of the Credit Parties under this Section 12.4 shall survive the termination of this Agreement and the discharge of the Credit Party’s other Obligations hereunder.

(c) Foreign Exchange Indemnity. If any sum due from any Credit Party or any of its Subsidiaries under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the “First Currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “Second Currency”) for the purpose of (i) making or filing a claim or proof against any Credit Party with any Governmental Authority or in any court or tribunal, or (ii) enforcing any order or judgment given or made in relation hereto, such Credit Party shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss actually suffered as a result of any discrepancy between (a) the rate of exchange used to convert the amount in question from the First Currency into the Second Currency, and (b) the rate or rates of exchange at which such Person, acting in good faith in a commercially reasonable manner, purchased the First Currency with the Second Currency after receipt of a sum paid to it in the Second Currency in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The foregoing indemnity shall constitute a separate obligation of each Credit Party distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

(d) To the extent permitted by applicable law, no party hereto, no Indemnified Person, and no Credit Party or any Affiliate of any Credit Party, shall assert, and each hereby waive, any claim against any party hereto, Indemnified Person, or Credit Party or any Affiliate of any Credit Party, on any theory of liability, for indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby (including the Transactions), or any Loan or Letter of Credit, or, in each case, the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Credit Parties’ indemnification obligations to the extent set forth above to the extent such indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder.

12.5 Confirmations. Each Borrower and each holder of any portion of the Obligations agrees from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loan or Loans and other Obligations then outstanding.

12.6 Adjustment; Setoff.

(a) If any lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 10.1(i) hereof, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall (i) notify Administrative Agent of that fact and (ii) purchase for cash at face value from the other Lenders such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each Lender; provided, however, that (x) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (y) this Section 12.6(a) shall not apply to (1) any payment made by a Credit Party pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment or sale of a participation to any assignee or participant, other than to any Credit Party or any Subsidiary thereof. Each Credit Party agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of setoff) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender and its Affiliates shall have the right, without prior notice to any Credit Party or any of its Subsidiaries, any such notice being expressly waived by Crown Holdings, on behalf of itself and its Subsidiaries, upon the occurrence and during the continuance of an Event of Default, to setoff and apply against any Obligations, whether matured or unmatured, of Crown Holdings or any Credit Party to such Lender, any amount owing from such Lender to Crown Holdings or any of its Subsidiaries, at or at any time after, the happening of any of the above-mentioned events, and the aforesaid right of setoff may be exercised by such Lender against Crown Holdings or any Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, Receivers, administrator, administrative Receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor of Crown Holdings or any Credit Party, or against anyone else claiming through or against, Crown Holdings or any Credit Party or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, Receivers, administrator, administrative receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a Receiver, administrator, administrative receiver, court appointed monitor or other similar official, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify Crown Holdings and Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. In the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12(a) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the applicable Facing Agent, the Swing Line Lender and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

(c) Crown Holdings expressly agrees, on behalf of itself and its Subsidiaries, that to the extent Crown Holdings or any other Credit Party makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, Receiver, administrator, administrative receiver, court appointed monitor or other similar official, or any other party under any bankruptcy act, state, provincial or federal law, common law or equitable cause in any jurisdiction, then to the extent of such payment or repayment, the Indebtedness to the Lenders or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

12.7 Execution in Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. ~~Delivery of an executed counterpart of a signature page of this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.~~The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Borrowing Requests, amendments, modifications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

12.8 Binding Effect; Assignment; Addition and Substitution of Lenders.

(a) This Agreement shall be binding upon, and inure to the benefit of, Crown Holdings, U.S. Borrower, European Borrower, Canadian Borrower and each other Credit Party hereto, Agents, the Lenders, all future holders of the Notes and their respective successors and assigns; provided, however, none of Crown Holdings, U.S. Borrower, European Borrower, Canadian Borrower or any other Credit Party may assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of Administrative Agent and all of the Lenders.

(b) Each Lender may at any time sell to one or more banks or other financial institutions (other than any Disqualified Institutions) (“Participants”) participating interests in all or any portion of its Commitment and Loans or participation in Letters of Credit or any other interest of such Lender hereunder (in respect of any Lender, its “Credit Exposure”). In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and the Credit Parties and Administrative Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Crown Holdings, U.S.

Borrower, European Borrower and each other Credit Party hereto agrees that if amounts outstanding under this Agreement or any of the Loan Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Loan Document; provided, however, that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 12.6. Crown Holdings, U.S. Borrower, European Borrower and each other Credit Party hereto also agrees that each Participant shall be entitled to the benefits of Section 3.6 and Section 4.7 (subject to the requirements and limitations of such Sections and Section 3.7, including the requirements of Section 4.7(d), it being understood that any forms required to be provided by any Participant pursuant to Section 4.7(d) shall be provided solely to the applicable Lender) with respect to its participation in the Loans outstanding from time to time, as if such Participant becomes a Lender on the date it acquired an interest pursuant to this Section 12.8(b); provided that a participant shall not be entitled to receive any greater payment, under Section 3.6 or Section 4.7 than the participating Lender would have been entitled to receive under Section 3.6 or Section 4.7 with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a change in any law after the sale of the participation takes place. Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender’s right to approve or agree to any amendment, restatement, supplement or other modification to, waiver of, or consent under, this Agreement or any of the Loan Documents except to the extent that any of the forgoing would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating (it being understood that amending the definition of any Scheduled Term Repayment (other than any Term Maturity Date), shall not constitute an extension of the final scheduled maturity of any Loan or Note) or extend the stated maturity of any Letter of Credit in which such Participant is participating beyond the Revolver Termination Date for the Multicurrency Revolving Facility or the Canadian Revolver Termination Date, as applicable, or reduce the rate or extend the time of payment of interest or fees on any such Loan, Note or Letter of Credit (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, representations, warranties, Events of Default or Unmatured Events of Default or of a mandatory reduction in Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower or any other Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans and/or Letters of Credit hereunder in which such Participant is participating. Notwithstanding the foregoing, prior to any CAM Exchange, no Lender shall sell participations of Canadian Revolving Loans or Canadian Revolving Commitments to any Person that is not a resident of Canada for purpose of the ITA or is not deemed to be resident in Canada for the purposes of Part XIII of the ITA.

Each Lender that sells a participation to a Participant pursuant to this Section 12.8(b) shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a tax audit or other proceeding to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. This Section 12.8(b) shall be construed so that the participations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(c) Notwithstanding anything in this Section 12.8 to the contrary, any Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $5,000,000.00 (ii) has been designated as a voting Participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender (including any existing Voting Participant) to the Administrative Agent and (iii) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent (such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with this Section 12.8 and such consent is not required for an assignment to an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders, and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis. Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption Agreement. ~~Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 12.8(c) shall be a Voting Participant without delivery of a Voting Participant Notice and without the prior written consent of the Administrative Agent. The~~ The selling Lender (including any existing Voting Participant) and the purchasing Voting Participant shall notify the Administrative Agent within three (3) Business Days of any termination, reduction or increase of the amount of, such participation. The Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.

(d) Any Lender may at any time assign to one or more Eligible Assignees, including an Affiliate thereof (each an “Assignee”), all or any part of its Credit Exposure pursuant to an Assignment and Assumption Agreement, provided that any assignment of all or any portion of any Lender’s Credit Exposure to an Assignee other than an Affiliate of such Lender or another Lender, or in the case of a Lender that is a Fund, any Related Fund of any Lender (i) shall be an assignment of its Credit Exposure in an amount not less than $5,000,000 for the Dollar Revolving Facility, Multicurrency Revolving Facility or Canadian Revolving Facility and $1,000,000 for the Term Facilities (treating any Fund and its Related Funds as a single Eligible Assignee) (or if less the entire amount of Lender’s Credit Exposure with respect to such Facility), and (ii) shall require the prior written consent of an Administrative Agent (not to be unreasonably withheld) and, provided no Event of Default pursuant to Sections 10.1(a) and (i) then exists and is continuing, the applicable Borrower (the consent of such Borrower not to be unreasonably withheld or delayed; provided that the applicable Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof); provided, that notwithstanding the foregoing limitations, any Lender may at any time assign all or any part of its Credit Exposure to any Affiliate of such Lender or to any other Lender (or in the case of a Lender which is a Fund, to any Related Fund of such Lender). In addition to the foregoing, the consent of the applicable Facing Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding). Upon execution of an Assignment and Assumption Agreement and the payment of a nonrefundable assignment fee of $3,500 (provided that no such fee shall be payable upon assignments by any Lender which is a Fund to one or more Related Funds and that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) in immediately available funds to such Administrative Agent at its Payment Office in connection with each such assignment, written notice thereof by such transferor Lender to Administrative Agent and the recording by such Administrative Agent or Canadian Administrative Agent of such assignment and the resulting effect upon the Loans and Dollar Revolving Commitment, Multicurrency Revolving Commitment and Canadian Revolving Commitment of the assigning Lender and the Assignee, the Assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were a Lender hereunder and the holder of the Obligations (provided that each Borrower, each other Credit Party hereto, Canadian Administrative Agent and Administrative Agent shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the applicable Borrower, Canadian Administrative Agent and Administrative Agent by the assignor Lender and the Assignee) and, if the Assignee has expressly assumed, for the benefit of any Borrower or any other Credit Party hereto, some or all of the transferor Lender’s obligations hereunder, such transferor Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and except as described above, no further consent or action by any Borrower, the Lenders, Canadian Administrative Agent or Administrative Agent shall be required. At the time of each assignment pursuant to this Section 12.8(d) to a Person which is not already a Lender hereunder, the respective Assignee shall provide to the applicable and Administrative Agents the appropriate forms, certificates and information as provided in Section 4.7(d), if applicable. Each Assignee shall take such Credit Exposure subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agents and the applicable Borrower of written notice of such transfer, by each previous holder of such Credit Exposure. Such Assignment and Assumption Agreement shall be deemed to amend this Agreement and Schedule 1.1(a) hereto (or, with respect to Term Loans, the Register), to the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Lender and the resulting adjustment of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Maximum Commitment, the determination of its Term Pro Rata Share, Canadian Revolver Pro Rata Share or Revolver Pro Rata Share, as the case may be (in each case, rounded to twelve decimal places), the Loans, any outstanding Letters of Credit and any new Notes, if requested, to be issued, at the applicable Borrower’s expense, to such Assignee, and no further consent or action by any Credit Party or the Lenders shall be required to effect such amendments.

(e) No such assignment will be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions hereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Facing Agent, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its applicable Revolving Commitments. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section.

(f) Crown Holdings and each Borrower authorize each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning Crown Holdings, such Borrower and any of their Subsidiaries which has been delivered to such Lender by Crown Holdings or any Borrower pursuant to this Agreement or which has been delivered to such Lender by Crown Holdings or any Borrower in connection with such Lender’s credit evaluation of Crown Holdings or any Borrower prior to entering into this Agreement, provided that, such Transferee or prospective Transferee agrees to treat any such information which is not public as confidential in accordance with the terms of Section 12.16 hereof.

(g) Each Lender with a Multicurrency Revolving Commitment hereby represents that it is a professional market party (professionele marktpartij) within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht) at the Incremental Amendment No.  ~~2~~3 and ~~Third~~Fifth Amendment Effective Date or, in the case of any Person that becomes a Lender with a Multicurrency Revolving Commitment pursuant to the Agreement, at the date it becomes a Lender. If an assignment or transfer does not include an amount outstanding from each Borrower which is a Dutch Borrower of at least €100,000 (or its equivalent in other currencies) (or such other amount as may be required from time to time under the Dutch Financial Supervision Act (Wet op het financieel toezicht)), the Transferee shall confirm in the relevant assignment or transfer agreement to each such Borrower that it is a professional market party (professionele marktpartij) within the meaning of the Dutch Financial Supervisions Act.

(h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other Loan Documents to secure its obligations (including, without limitation, the Notes held by it), including any pledge or assignment to secure obligations to any Federal Reserve Bank or other central banking authority in accordance with Regulation A of the Federal Reserve Board, without notice to, or the consent of, any Credit Party, provided that, no such pledge or assignment of a security interest under this Section 12.8(h) shall release a Lender from any obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Any Lender which is a fund may pledge all or any portion of its Notes or Loans to any holders of obligations owed or securities issued by such Lender including any to its trustee for or representative of such holders. No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

12.9 CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL; SERVICE OF PROCESS.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH CREDIT PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CT CORPORATION SYSTEM WITH OFFICES ON THE ORIGINAL CLOSING DATE AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 AS ITS DESIGNEE, APPOINTEE AND ADMINISTRATIVE AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR

ANY REASON SUCH DESIGNEE, APPOINTEE AND ADMINISTRATIVE AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH CREDIT PARTY AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND ADMINISTRATIVE AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO ADMINISTRATIVE AGENT UNDER THIS AGREEMENT. EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH CREDIT PARTY, AT ITS ADDRESS SET FORTH IN AND IN ACCORDANCE WITH SECTION 12.3, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH CREDIT PARTY IN ANY OTHER JURISDICTION.

(b) EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING WITHOUT LIMITATION THOSE REFERRED TO IN CLAUSE (A) ABOVE, IN RESPECT OF ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(d) THIS AGREEMENT AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

(e) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.3, SUBJECT TO SUCH OTHER FORM OF NOTICE AS MAY BE REQUIRED UNDER APPLICABLE LAW WITH RESPECT TO THE GERMAN BORROWERS. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(f) BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EUROPEAN BORROWER AND EACH SUBSIDIARY BORROWER ACKNOWLEDGES THAT IT HAS BY SEPARATE WRITTEN INSTRUMENT, DESIGNATED AND APPOINTED CROWN HOLDINGS, INC., ONE CROWN WAY, PHILADELPHIA, PA 19154, ATTN: SENIOR VICE PRESIDENT—FINANCE (AND ANY SUCCESSOR ENTITY), AS ITS AUTHORIZED AGENT UPON WHICH PROCESS MAY BE SERVED IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS THAT MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK.

(g) EUROPEAN BORROWER AND EACH SUBSIDIARY BORROWER, TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY (SOVEREIGN OR OTHERWISE) FROM ANY LEGAL ACTION, SUIT OR PROCEEDING, FROM JURISDICTION OF ANY COURT OR FROM SETOFF OR ANY LEGAL PROCESS (WHETHER SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY OR ASSETS, HEREBY WAIVES AND AGREES NOT TO PLEAD OR CLAIM SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (IT BEING UNDERSTOOD THAT THE WAIVERS CONTAINED IN THIS PARAGRAPH (E) SHALL HAVE THE FULLEST EXTENT PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976, AS AMENDED, AND ARE INTENDED TO BE IRREVOCABLE AND NOT SUBJECT TO WITHDRAWAL FOR THE PURPOSES OF SUCH ACT).

(h) EUROPEAN BORROWER AND CROWN DEVELOPPEMENT EACH, ON BEHALF OF ITSELF AND THEIR RESPECTIVE SUBSIDIARIES, HEREBY WAIVE THE BENEFIT OF THE PROVISIONS OF ARTICLE ~~XIV~~14 AND ARTICLE 15 OF THE FRENCH CIVIL CODE.

12.10 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

12.11 Transfers of Notes. In the event that the holder of any Note (including any Lender) shall transfer such Note, it shall immediately advise Administrative Agent and the applicable Borrower of such transfer, and Agents and Borrowers shall be entitled conclusively to assume that no transfer of any Note has been made by any holder (including any Lender) unless and until Administrative Agent and the applicable Borrower shall have received written notice to the contrary. Except as otherwise provided in this Agreement or as otherwise expressly agreed in writing by all of the other parties hereto, no Lender shall, by reason of the transfer of a Note or otherwise, be relieved of any of its obligations hereunder. Each transferee of any Note shall take such Note subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and the applicable Borrower of written notice of such transfer, by each previous holder of such Note, and, except as expressly otherwise provided in such transfer, Agents and Borrowers shall be entitled conclusively to assume that the transferee named in such notice shall hereafter be vested with all rights and powers under this Agreement with respect to the Pro Rata Share of the Loans of the Lender named as the payee of the Note which is the subject of such transfer.

12.12 Registry. Borrowers hereby designate Administrative Agent to serve as Borrowers’ agent, solely for purposes of this Section 12.12 to maintain a register (the “Register”) on which it will record the Commitment from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount (and interest amounts) of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect any Credit Party’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by Administrative Agents with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitment and Loans shall be recorded by Administrative Agents on the Register only upon the acceptance by such Administrative Agents of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.8. The entries in the Register shall be conclusive absent manifest error, and the Credit Parties, the Agents and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. Coincident with the delivery of such an Assignment and Assumption Agreement to such Administrative Agents for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender any Note evidencing such Loan, and thereupon, if requested by the assigning or transferor Lender or new Lender, one or more new Notes in the same aggregate principal amount then owing to such assignor or transferor Lender shall be issued to the assigning or transferor Lender and/or the new Lender.

12.13 USA PATRIOT Act and Beneficial Ownership Certificate Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Crown Holdings and each Borrower that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies Crown Holdings and each Borrower, which information includes the name and address of Crown Holdings and each Borrower, a Beneficial Ownership Certification (if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation) and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Crown Holdings and each Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation. Crown Holdings and each Borrower shall, promptly following a request by any Lender or the Administrative Agent, provide all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

12.14 Headings. The Table of Contents and Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

12.15 Termination of Agreement. This Agreement shall terminate when the Commitment of each Lender has terminated and all outstanding Obligations (other than any obligations and liabilities under Bank Related Debt as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made) and Loans have been paid in full and all Letters of Credit have expired or been terminated (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to the Facing Agent); provided, however, that the rights and remedies of each Agent and each Lender with respect to any representation and warranty made by any Credit Party pursuant to this Agreement or any other Loan Document, and the indemnification and expense reimbursement provisions contained in this Agreement and any other Loan Document, shall be continuing and shall survive any termination of this Agreement or any other Loan Document.

12.16 Treatment of Certain Information; Confidentiality. Each of the Agents, the Lenders, the Sustainability ~~Coordinator~~Coordinators and each Facing Agent agrees to maintain the confidentiality of the Information (as defined below) in accordance with its customary practices and procedures for handling such information and in a prudent fashion, except that information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, agents, including accountants, legal counsel and other advisors, insurers, insurance brokers and service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any governmental or regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or the enforcement or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in (or any of its agents or professional advisers), or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Crown Holdings or any other Credit Party and its obligations or (iii) any rating agency, market data collector or direct or indirect provider of credit protection (or its brokers) to it or its Affiliates, (g) with the consent of Crown Holdings or (h) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent, any Lender or any Facing Agent or any of their respective Affiliates on a nonconfidential basis from a source other than Crown Holdings. Nothing in this provision shall imply that any party has waived any privilege that it may have with respect to advice it has received.

For purposes of this Section, “Information” means all information received from Crown Holdings or any of its Subsidiaries relating to Crown Holdings or any of its Subsidiaries or any of their respective businesses in the context of this Agreement and any other Loan Document, other than any such information that is available to Administrative Agent, any Lender or any Facing Agent on a nonconfidential basis prior to disclosure by Crown Holdings or any of its Subsidiaries. In addition, Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement but not the Schedules hereto), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of information and instructed to make available in the course of its business of assigning identification numbers. Nothing in any Loan Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents, or any transaction carried out in connection with any transaction contemplated thereby, to become an arrangement described in Directive 2011/16/EU.

12.17 Concerning the Collateral and the Loan Documents.

(a) Authority. Each Lender and each other Secured Creditor hereby irrevocably (for itself and its assignees, Participants and successors) authorizes Administrative Agent to enter into the Receivables Intercreditor Agreements and any amendments thereto (including, if applicable, additional Receivables Intercreditor Agreements in connection with a Permitted Receivables or Factoring Financing and any amendments thereto) and any amendments thereto and each U.S. Security Document on behalf of and for the benefit of that Lender or other Secured Creditor and its assignees, Participants and successors, and agrees to be bound by the terms of the Receivables Intercreditor Agreements and each U.S. Security Document. Each Lender and each other Secured Creditor agrees irrevocably (for itself and its assignees, Participants and successors) that it and its assignees, Participants and successors shall not have any right individually to seek to realize upon the security granted by any U.S. Security Document, it being understood and agreed that such rights and remedies may be exercised by the U.S. Collateral Agent for the benefit of Administrative Agent, the Lenders and the other Secured Creditors upon the terms of the U.S. Security Documents.

(b) Each Canadian Revolving Lender, Multicurrency Revolving Lender and each Term Lender with Loans outstanding to European Borrower (for itself and its assignees, Participants and successors) hereby authorizes irrevocably U.K. Administrative Agent and Euro Collateral Agent to enter into the Receivables Intercreditor Agreements and any amendments thereto (including, if applicable, additional Receivables Intercreditor Agreements in connection with a Permitted Receivables or Factoring

Financing and any amendments thereto) and any amendments thereto and the Euro Security Documents on behalf of and for the benefit of that Lender and its assignees, Participants and successors, and agrees to be bound by the terms of the Receivables Intercreditor Agreements and the Euro Security Documents. Each Lender agrees that U.K. Administrative Agent, Canadian Administrative Agent and Euro Collateral Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Euro Security Documents without the prior consent of the Required Lenders; provided that any release of all or substantially all of the Euro Collateral shall require the prior consent of each Lender. Each Lender irrevocably (for itself and its assignees, Participants and successors) agrees that it and its assignees, Participants and successors shall not have any right individually to seek to realize upon the security granted by any Euro Security Document, it being understood and agreed that such rights and remedies may be exercised by Euro Collateral Agent for the benefit of each Multicurrency Revolving Lender, each Canadian Revolving Lender and each Term Lender with Loans outstanding to European Borrower upon the terms of the Euro Security Documents.

(c) Notwithstanding any other provision contained in this Agreement or any other Loan Document, if a “secured creditor” (as that term is defined under the BIA) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the Canadian Borrower’s and any Canadian Credit Party’s Canadian Obligations, to the extent such Obligations are secured, only shall be several obligations and not joint or joint and several obligations.

(d) [Reserved].

(e) Each Lender and each other Secured Creditor agrees that any action taken by Administrative Agents or the Required Lenders (or, where required by the express terms, hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by any Agent, any Collateral Agent or the Required Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and each other Secured Creditor. Without limiting the generality of the foregoing, Administrative Agent and Collateral Agents shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and each other Secured Creditor with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Crown Holdings or any of its Subsidiaries, (iii) act as collateral trustee for the Lenders and each other Secured Creditor for purposes stated therein to the extent such action is provided for under the Loan Documents, provided, however, Administrative Agent hereby appoints, authorizes and directs each Lender and each other Secured Creditor to act as collateral sub-agent for Administrative Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to Crown Holdings’ and its Subsidiaries’ respective deposit accounts maintained with, and Cash and Cash Equivalents held by, such Lender and each other Secured Creditor; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents, and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to any Agent or the Lenders and each other Secured Creditor with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

12.18 U.K. Administrative Agent and Euro Collateral Agent as Joint Creditors. Each of the Credit Parties and each Lender and Agent agree that each of U.K. Administrative Agent and Euro Collateral Agent shall be:

a joint creditor (together with the relevant Lender or Agent) of the Euro Obligations and the Canadian Obligations of European Borrower, Subsidiary Borrowers, and Canadian Borrower toward each Lender or Agent under or in connection with the Loan Documents;

a joint creditor (together with the relevant Agent, Lender, Affiliate thereof, or any other person permitted under the Credit Agreement at the time such Bank Related Debt was entered into) of the Bank Related Debt to the extent such Bank Related Debt is owed to entities which are bound by the terms of this Section and to the extent such obligations are incurred by European Borrower, Canadian Borrower or another Non-U.S. Subsidiary; and

a joint creditor (together with the relevant Lender or Agent) of each and every obligation under the Loan Documents to the extent such obligations are incurred by European Borrower, Canadian Borrower or another Non-U.S. Subsidiary;

and that accordingly U.K. Administrative Agent and Euro Collateral Agent will have its own independent right to demand performance by such obligors of those obligations. However, any discharge of any such obligation to U.K. Administrative Agent, Euro Collateral Agent or any other relevant creditor referred to above, shall, to the same extent, discharge the corresponding obligation owing to the others.

12.19 Dutch Parallel Debt. Solely for purposes of this Section 12.19:

“Dutch Parallel Debt” means, in relation to an Underlying Debt, an obligation to pay to the Euro Collateral Agent an amount equal to (and in the same currency as) the amount of that Underlying Debt.

“Obligor” means the European Borrower, the Canadian Borrower, any Subsidiary Borrower or a Non-U.S. Subsidiary.

“Underlying Debt” means, in relation to a Obligor, and at any given time, each obligation (whether present or future, actual or contingent) owing by any Obligor to a relevant Lender or Agent under Section 12.18 (including, for the avoidance of doubt, any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Loan Document, in each case whether or not anticipated as of the date of this Agreement) excluding that Obligor’s Dutch Parallel Debts.

(a) Each Obligor undertakes with the Euro Collateral Agent to pay to the Euro Collateral Agent its Dutch Parallel Debts for the purpose of ensuring the validity and effect of any Collateral governed by Dutch law and granted or to be granted by any Obligor pursuant to the Loan Documents and without prejudice to the other provisions of the Loan Documents.

(b) Each Dutch Parallel Debt is a separate and independent obligation and shall not constitute the Euro Collateral Agent and any Lender as joint creditors of any Underlying Debt.

(c) No Obligor may pay any Dutch Parallel Debt other than at the instruction of, and in the manner determined by, the Euro Collateral Agent.

(d) Without prejudice to Section 12.19(c), no Obligor shall be obliged to pay any Dutch Parallel Debt before the corresponding Underlying Debt has fallen due.

(e) Any payment made, or amount recovered, in respect of an Obligor’s Dutch Parallel Debts shall reduce the Underlying Debts owed to any Lender by the amount which that Lender is entitled to receive out of that payment or recovery under the Loan Documents.

(f) If the Euro Collateral Agent resigns, each Obligor shall execute such documents and take all such other action as is necessary or (in the opinion of the Euro Collateral Agent) desirable in connection with the substitution, in accordance with applicable law, of the successor Euro Collateral Agent as creditor of the Dutch Parallel Debts and as beneficiary of any Euro Collateral securing the Dutch Parallel Debts.

(g) Notwithstanding any provision to the contrary in any Loan Document, in relation to the Dutch Parallel Debts and any Collateral governed by Dutch law: (i) the Euro Collateral Agent shall act in its own name and not as agent of any Lender (but always for the benefit of the Lenders in accordance with the provisions of the Loan Documents), and (ii) the rights, powers and authorities vested in the Euro Collateral Agent pursuant to the Loan Documents are subject to any restrictions imposed by mandatory Dutch law.

12.20 Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) ~~(i)~~ a reduction in full or in part or cancellation of any such liability;

(ii) ~~(ii)~~ a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) ~~(iii)~~ the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of ~~any EEA~~the applicable Resolution Authority.

12.21 Redesignation of Unrestricted Entities as Subsidiaries. Any Unrestricted Entity that would be a Subsidiary but for the last sentence of the definition of “Subsidiary” may be redesignated by Crown Holdings as a Subsidiary (with such redesignation being deemed to be an Acquisition by Crown Holdings of such Subsidiary which shall be deemed to constitute a Permitted Acquisition for purposes of Section 8.4); provided that (i) Crown Holdings shall have delivered to the Administrative Agent (not less than 30 days prior to the date Crown Holdings desires such redesignation to be effective) a notice signed by a Responsible Officer identifying such Unrestricted Entity to be redesignated and providing such other information as the Administrative Agent may reasonably request, (ii) immediately before and immediately after the effectiveness of such redesignation, no Unmatured Event of Default or Event of

Default exists or will exist (including, without limitation, the permissibility of any Investment, Indebtedness, Liens or other obligations existing at such Subsidiaries), (iii) Crown Holdings has complied, to the extent applicable, with the provisions of Section 7.14 and the applicable Subsidiaries, on the effective date of such redesignation or such later date as agreed to by the Administrative Agent but in no event later than 120 days after such date, are in compliance with the terms and conditions of all applicable Security Documents, (iv) after giving effect to such redesignation, Crown Holdings shall be in compliance with the financial covenant set forth in Article IX (calculated on a Pro Forma Basis) as of the end of the most recent Test Period, (v) the Administrative Agent has received such other documents, instruments and opinions as it may reasonably request in connection with such redesignation, and all such instruments, documents and opinions shall be reasonably satisfactory in form and substance to the Administrative Agent and (vi) on the desired effective date of such redesignation, Crown Holdings shall deliver a certificate from a Responsible Officer confirming clauses (ii) through (v) above and that the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on the date of, and after giving effect to, such redesignation as though made on such date (except to the extent such representations and warranties are expressly made of a specified date in which event they shall be true as of such date).

12.22 No Fiduciary Responsibility. Each Credit Party hereby acknowledges that (i) none of the Agents nor any Lender has any fiduciary relationship with or duty to the Credit Parties arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Borrowers and the Credit Parties, on one hand, and the Agents and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor and (ii) each Agent, Lender and their Affiliates may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their Affiliates.

12.23 Joint and Several Liability. (a) The obligations of any U.S. Borrower hereunder and under the other Loan Documents to which each U.S. Borrower is a party shall be joint and several and, as such, each U.S. Borrower shall be liable for all of such obligations of each other U.S. Borrower under this Agreement and the other Loan Documents to which any U.S. Borrower is a party. To the fullest extent permitted by law, the liability of each U.S. Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable U.S. Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Creditor, (ii) any defense, set-off or counterclaim which may at any time be available to or be asserted by such other applicable U.S. Borrower or any other Person against any Secured Creditor or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable U.S. Borrower or such U.S. Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable U.S. Borrower for the obligations hereunder or under any other Loan Document, or of such U.S. Borrower under this Section 12.23, in bankruptcy or in any other instance, in each case of the foregoing clauses (i) through (iii), other than a defense of payment or performance hereunder; provided that no U.S. Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents.

(b) Each U.S. Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments. Any amount paid to any U.S. Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments shall be held in trust for the benefit of the applicable Lenders and shall immediately be paid to the Administrative Agent for the benefit of the applicable Lenders and credited and applied against the obligations of the applicable U.S. Borrower pursuant to Section 2.2(c). In furtherance of the foregoing, for so long as any obligations of the U.S. Borrowers hereunder, any Letters of Credit or any Commitments remain outstanding, each U.S. Borrower shall refrain from taking any action or commencing any proceeding against any other U.S. Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other U.S. Borrower to any Secured Creditor.

12.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): (a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 12.24, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

12.25 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to, and covers, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84¬14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agents, in their sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that no Agent is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agents under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE XIII

COLLECTION ACTION MECHANISM

To the extent permitted by applicable law and regulation:

13.1 Implementation of CAM.

(a) (i) On the CAM Exchange Date, to the extent not otherwise prohibited by a Requirement of Law or otherwise, each Multicurrency Revolving Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to Swing Line Lender in accordance with Section 2.1(c)(iii)) participations in the Swing Line Loans in an amount equal to such Multicurrency Revolving Lender’s Multicurrency Revolver Pro Rata Share of each Swing Line Loan outstanding on such date and (ii) on the CAM Exchange Date, all Loans outstanding in any currency other than Dollars (“Loans to be Converted”) shall be converted into Dollars (calculated on the basis of the relevant Exchange Rates as of the Business Day immediately preceding the CAM Exchange Date) (“Converted Loans”), (iii) on each date on or after the CAM Exchange Date on which any B/As or B/A Equivalent Loans shall mature such B/As or B/A Equivalent Loans (“Acceptances to be Converted”) shall be converted into Canadian Revolving Loans denominated in Dollars (calculated on the basis of the Exchange Rate as of the Business Day immediately preceding such maturity date) (“Converted Acceptances”), (iv) on the CAM Exchange Date (with respect to Loans described in the foregoing clause (ii)), and on the respective maturity date (with respect to B/As and B/A Equivalent Loans described in the foregoing clause (iii)) to the extent necessary to cause the fraction for each Lender described in the definitions of Dollar Revolver Pro Rata Share, Multicurrency Revolver Pro Rata Share, each Term Pro Rata Share and Canadian Revolver Pro Rata Share to be equal for each Facility for such Lender after giving effect to the purchase and sale of participating interests under this clause, each Lender severally, unconditionally and irrevocably agrees that it shall purchase or sell in U.S. Dollars a participating interest in the Loans (including such Converted Loans) and Converted Acceptances in an amount equal to its CAM Percentage of (x) the outstanding principal amount of the Loans (including Converted Loans) and (y) the face amount of matured B/As and B/A Equivalent Loans, as applicable. All Converted Loans and Converted Acceptances (which shall have been converted into Canadian Revolving Loans denominated in Dollars) shall bear interest at the rate which would otherwise be applicable to Base Rate Loans and (v) on the CAM Exchange Date, all Commitments shall be automatically deemed terminated. Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Facility. Each Borrower agrees from time to time to execute and deliver to Agents all instruments and documents as any such Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange.

(b) If, for any reason, the Loans to be Converted or Acceptances to be Converted, as the case may be, may not be converted into Dollars in the manner contemplated by paragraph (a) of this Section 13.1, (i) Administrative Agent shall determine the Dollar Equivalent of the Loans to be Converted or Acceptances to be Converted, as the case may be (calculated on the basis of the Exchange Rate as of the Business Day immediately preceding the date on which such conversion would otherwise occur pursuant to paragraph (a) of this Section 13.1) and (ii) effective on such CAM Exchange Date, each Lender severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Loans to be Converted or Acceptances to be Converted, as the case may be, in an amount equal to its CAM Percentage of such Loans to be Converted or Acceptances to be converted, as the case may be. Each Lender will immediately transfer to the appropriate Agent, in immediately available funds, the amount(s) of its participation(s) and the proceeds of such participation(s) shall be distributed by such Agent to each relevant Lender in the amount(s) provided for in the preceding sentence.

(c) To the extent any Taxes are required to be withheld from any amounts payable by a Lender (the “First Lender”) to another Lender (the “Other Lender”) in connection with its participating interest in any Loan or Converted Acceptance, each Borrower, with respect to the relevant Loans made to it, shall be required to pay additional amounts to the Other Lender receiving such payments from the First Lender to the same extent they would be required under Section 4.7 if such Borrower were making payments with respect to the participating interest directly to the Other Lender.

(d) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by Administrative Agent, Canadian Administrative Agent or Collateral Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by Collateral Agent pursuant to any Security Document in respect of the Obligations, shall be distributed to the Lenders based upon their Pro Rata Share of the Facilities pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of an Obligation shall be paid over to Administrative Agent for distribution to the Lenders in accordance herewith.

13.2 Letters of Credit.

(a) In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall not have been reimbursed either by Borrowers or with the proceeds of a Revolving Loan or a Canadian Revolving Loan, as the case may be, each Multicurrency Revolving Lender with respect to Multicurrency Letters of Credit, each Dollar Revolving Lender with respect to Dollar Letters of Credit and each Canadian Revolving Lender with respect to each Canadian Letter of Credit shall promptly pay over to Administrative Agent, in immediately available funds in the same currency as such Letter of Credit, as the case may be, in the case of any undrawn amount, and in Dollars, in the case of any unreimbursed amount, an amount equal to such Multicurrency Revolving Lender’s or Canadian Revolving Lender’s applicable Pro Rata Share of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as the case may be, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to Administrative Agent at the rate that would be applicable at the time to a Base Rate Revolving Loan in a principal amount equal to such amount. Administrative Agent shall establish a separate interest bearing account or accounts for each Lender (each, an “LC Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. Administrative Agent shall deposit in each Lender’s LC Reserve Account such Lender’s CAM Percentage of the amounts received from the Revolving Lenders and the Canadian Revolving Lenders as provided above. Administrative Agent shall have sole dominion and control over each LC Reserve Account, and the amounts deposited in each LC Reserve Account shall be held in such LC Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the LC Reserve Accounts in respect of each Letter of Credit and the amounts on deposit and shall establish a sub-account within each Lender’s LC Reserve Account in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s LC Reserve Account shall be held as a reserve against the outstanding LC Obligations, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Credit Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.10.

(b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, Administrative Agent shall, at the request of Facing Agent, withdraw from the LC Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage (but not in excess of the amount allocated to the sub-account for such Letter of Credit) of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to Facing Agent in satisfaction of the reimbursement obligations of the applicable Revolving Lenders or Canadian Revolving Lenders, as applicable, under subsection (f) of Section 2.10. In the event any Revolving Lender shall default on its obligation to pay over any amount to Administrative Agent in respect of any Letter of Credit as provided in this Section 13.2, Facing Agent shall, in the event of a drawing thereunder, have a claim against such Revolving Lender to the same extent as if such Lender had defaulted on its obligations under subsection (f) of Section 2.10, but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in Borrowers’ reimbursement obligations pursuant to Section 13.1. Each other Lender shall have a claim against such defaulting Revolving Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, Administrative Agent shall withdraw from the LC Reserve Account of each applicable Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d) With the prior written approval of Administrative Agent and Facing Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its LC Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to Administrative Agent, for the account of Facing Agent, on demand, its CAM Percentage of such drawing.

(e) Pending the withdrawal by any Lender of any amounts from its LC Reserve Account as contemplated by the above paragraphs, Administrative Agent will, at the direction of such Lender and subject to such rules as such Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Cash and Cash Equivalents. Each Lender which has not withdrawn its CAM Percentage of amounts in its LC Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by any Administrative Agent, to withdraw the earnings on investments so made by such Administrative Agent with amounts in its LC Reserve Account and to retain such earnings for its own account.

ARTICLE XIV

GUARANTY

14.1 Guarantee of Each of the Parent Guarantors. In order to induce Administrative Agent, the Facing Agents and the Lenders to execute and deliver this Agreement and to make or maintain the Loans and to issue Letters of Credit hereunder, and in consideration thereof, each Parent Guarantor hereby, jointly and severally, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Agents, for the ratable benefit of the Facing Agents and the Lenders, the prompt and complete payment and performance by each Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Obligations and all Bank Related Debt (but not any Excluded Swap Obligations), and each of the Parent Guarantors further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Agents, the Facing Agents or any Lender in enforcing any of their rights under the guarantee contained in this Article XIV. The guarantee contained in this Article XIV, subject to Section 14.6, shall remain in full force and effect until all Letters of Credit have terminated, the Obligations are paid in full and the Commitments are terminated.

Each Parent Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to any Agent, any Facing Agent or any Lender on account of its liability under this Article XIV, it will notify such Agent, the applicable Facing Agent and such Lender in writing that such payment is made under the guarantee contained in this Article XIV for such purpose. No payment or payments made by any Borrower or any other Person or received or collected by any Agent, any Facing Agent or any Lender from any Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of each Parent Guarantor under this Article XIV, which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Obligations until, subject to Section 14.6, the Obligations are paid in full and the Commitments are terminated.

14.2 Guarantee of European Borrower. In order to induce U.K. Administrative Agent and the Multicurrency Revolving Lenders and Canadian Administrative Agent and the Canadian Revolving Lenders to execute and deliver this Agreement and to make or maintain the Multicurrency Revolving Loans and Canadian Revolving Loans hereunder, and in consideration thereof, European Borrower hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Agents, for the ratable benefit of the Term Euro Lenders, Multicurrency Revolving Lenders and Canadian Revolving Lenders, the prompt and complete payment and performance by each Subsidiary Borrower and Canadian Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Subsidiary Borrower Obligations, the Canadian Obligations, and all Bank Related Debt (but excluding any Excluded Swap Obligations), and European Borrower further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Agents or any Multicurrency Revolving Lender or Canadian Revolving Lender in enforcing any of their rights under the guarantee contained in this Article XIV. The guarantee contained in this Article XIV, subject to Section 14.6, shall remain in full force and effect until all Subsidiary Borrower Obligations and Canadian Obligations are paid in full and the Commitments are terminated.

European Borrower agrees that whenever, at any time, or from time to time, it shall make any payment to any Agent or any Multicurrency Revolving Lender or Canadian Revolving Lender on account of its liability under this Article XIV, it will notify such Agent or such Multicurrency Revolving Lender or Canadian Revolving Lender in writing that such payment is made under the guarantee contained in this Article XIV for such purpose. No payment or payments made by any Subsidiary Borrower, Canadian Borrower or any other Person or received or collected by any Agent or any Multicurrency Revolving Lender from any Subsidiary Borrower or any Canadian Revolving Lender from Canadian Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Subsidiary Borrower Obligations or Canadian Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of European Borrower under this Article XIV, which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Subsidiary Borrower Obligations and Canadian Obligations until, subject to Section 14.6, the Subsidiary Borrower Obligations and Canadian Obligations are paid in full and the Commitments are terminated.

14.3 Guarantee of Crown Finance. In order to induce Administrative Agent, the Facing Agents and the Lenders to execute and deliver this Agreement and to make or maintain the Loans and to issue Letters of Credit hereunder, and in consideration thereof, Crown Finance hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Agents, for the ratable benefit of the Facing Agents and the Lenders, the prompt and complete payment and performance by each Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Obligations and all Bank Related Debt (but excluding any Excluded Swap Obligations), and Crown Finance further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Agents, the Facing Agents or any Lender in enforcing any of their rights under the guarantee contained in this Article XIV. The guarantee contained in this Article XIV, subject to Section 14.6, shall remain in full force and effect until all Letters of Credit have terminated, the Obligations are paid in full and the Commitments are terminated.

Crown Finance agrees that whenever, at any time, or from time to time, it shall make any payment to any Agent, any Facing Agent or any Lender on account of its liability under this Article XIV, it will notify such Agent, the applicable Facing Agent and such Lender in writing that such payment is made under the guarantee contained in this Article XIV for such purpose. No payment or payments made by any Borrower or any other Person or received or collected by any Agent, any Facing Agent or any Lender from any Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Crown Finance under this Article XIV, which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Obligations until, subject to Section 14.6, the Obligations are paid in full and the Commitments are terminated.

14.4 Amendments, etc. with Respect to the Applicable Obligations. Each Guarantor shall remain obligated under this Article XIV notwithstanding that, without any reservation of rights against such Guarantor, and without notice to or further assent by such Guarantor, any demand for payment of or reduction in the principal amount of any of the applicable Obligations made by the Agents, any Facing Agent or any Lender may be rescinded by the Agents, any Facing Agent or such Lender, and any of the applicable Obligations continued, and the applicable Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Agents, any Facing Agent or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Agents, any Facing Agent or any Lender for the payment of the applicable Obligations may be sold, exchanged, waived, surrendered or released. None of the Agents, any Facing Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the applicable Obligations or for the guarantee contained in this Article XIV or any property subject thereto.

14.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the applicable Obligations and notice of or proof of reliance by the Agents, any Facing Agent or any Lender upon the guarantee contained in this Article XIV or acceptance of the guarantee contained in this Article XIV; the applicable Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article XIV, and all dealings between each Guarantor, on the one hand, and the Agents, the Facing Agents and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article XIV. The Agents will, to the extent permitted by applicable law, request payment of any applicable Obligation from the applicable Borrower before making any claim against the applicable Guarantor under this Article XIV, but will have no further obligation to proceed against a Borrower or to defer for any period a claim against the applicable Guarantor hereunder. Except as expressly provided in the preceding sentence, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Guarantor or any Borrower with respect to the applicable Obligations. Each guarantee contained in this Article XIV shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the applicable Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Agent, any Facing Agent or any Lender, (b) the legality under applicable laws of repayment by the relevant Borrower of any applicable Obligations or the adoption of any applicable laws purporting to render any applicable Obligations null and void, (c) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Guarantor or the applicable Borrower against the Agents, any Facing Agent or any Lender, or (d) any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor or any Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for any applicable Obligations, or of any Guarantor under the guarantee contained in this Article XIV, in bankruptcy or in any other instance. When any Agent, any Facing Agent or any Lender is pursuing its rights and remedies under this Article XIV against any Guarantor, such Agent, such Facing Agent or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Borrower or any other Person or against any collateral security or guarantee for the applicable Obligations or any right of offset with respect thereto, and any failure by any Agent, any Facing Agent or any Lender to pursue such other rights or remedies or to collect any payments from any Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any liability under this Article XIV, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Agents, the Facing Agents and the Lenders against any Guarantor.

14.6 Reinstatement. Each of the guarantees contained in this Article XIV shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the applicable Obligations is rescinded or must otherwise be restored or returned by any Agent, any Facing Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or upon or as a result of the appointment of a Receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

14.7 Payments. Each Guarantor hereby agrees that any payments in respect of the applicable Obligations pursuant to this Article XIV will be paid without setoff (including, for the purposes of Luxembourg law, legal set-off) or counterclaim, at the option of the relevant Facing Agent(s) or the relevant Lender(s), in the currency in which the applicable Loans are denominated at the Notice Address of the applicable Agent.

14.8 Independent Obligations. The obligations of each Guarantor under the guarantee contained in this Article XIV are independent of the obligations of each Borrower, and a separate action or actions may be brought and prosecuted against any Guarantor whether or not the relevant Borrower is joined in any such action or actions. Each Guarantor waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the relevant Borrower or other circumstance which operates to toll any statute of limitations as to such Borrower shall operate to toll the statute of limitations as to the relevant Guarantor.

14.9 Guarantee Limitations for French Guarantees. The Obligations of any Guarantor incorporated under the laws of France under the Loan Documents (a) will not include any obligation or liability which if incurred would cause the infringement of the provision of financial assistance within the meaning of Article L. 225-216 of the French Commercial Code and/or would constitute a “misuse of corporate assets or powers” within the meaning of Article L. 241-3 or L. 242-6 of the French Commercial Code (such articles are applicable to societés par actions simplifiées pursuant to Article L. 244-1 of the French Commercial Code); and (b) shall be limited to the extent required by applicable law to the maximum amount any such Guarantor can pay without exceeding its financial capacity or otherwise resulting in insolvency of such Guarantor, as of the date the French guarantee is executed or, if later further amended, restated or reaffirmed, as of such later date, and that the guarantee given by any Guarantor incorporated under the laws of France will in addition be limited to an amount that represents either (i) the amount of such proceeds made available to such Guarantor via intragroup loans or otherwise or (ii) the equivalent in Euros of the portion of the proceeds of the Loans used directly or indirectly to repay or refinance obligations of or obligations guaranteed (to the extent permitted under French law) by, such Guarantor, or to fund or refinance (directly or indirectly) advances or loans to Guarantor.

14.10 Guarantee Limitations for Luxembourg Guarantees. Notwithstanding any provision to the contrary in this Agreement, the liability of any Guarantor incorporated under the laws of Luxembourg (a “Luxembourg Guarantor”) under this Article XIV (Guaranty) for the obligations of any Credit Party, which is not a direct or indirect subsidiary of that Luxembourg Guarantor, may not exceed, in aggregate, the Maximum Amount (as defined below).

(a) The “Maximum Amount”, in relation to a Luxembourg Guarantor, means an amount equal to the aggregate (without double counting) of:

(i) all moneys received by that Luxembourg Guarantor or its direct and indirect subsidiaries as a borrower under this Agreement;

(ii) the aggregate amount of any outstanding intercompany or shareholder loans or debt funding (in any form whatsoever) made available to that Luxembourg Guarantor or any of its direct or indirect subsidiaries by any other member of its group which has been directly or indirectly funded by a borrowing under this Agreement; and

(iii) an amount equal to one hundred per cent 100% of the greater of:

(A) eighty per cent. (80%) of the sum of (i) the Luxembourg Guarantor’s own funds (capitaux propres) (as referred to in Annex I to the Grand-Ducal Regulation dated 18 December 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account), enforcing the Luxembourg act of 19 December 2002 on the trade and companies register and the accounting and annual accounts of undertakings, as amended (the “Own Funds”) and (ii) the Luxembourg Guarantor’s debt which is subordinated in right of payment (whether generally or specifically) to any claim of any Lender under any of the Loan Documents (the “Subordinated Debt”), in each case as determined on the basis of the then latest available annual accounts of the Luxembourg Guarantor duly established in accordance with applicable accounting rules, as at the date of this Agreement; and

(B) eighty per cent. (80%) of the sum of (i) the Own Funds and (ii) the Subordinated Debt, in each case as determined on the basis of the then latest available annual accounts of the Luxembourg Guarantor duly established in accordance with applicable accounting rules, as at the date on which the guarantee under this Article XIV is called.

(b) Where, for the purpose of the above determinations, (i) no duly established annual accounts are available for the relevant reference period (which will include a situation where, in respect of the determinations to be made above, no final annual accounts have been established in due time in respect of the then most recently ended financial year) or (ii) the relevant annual accounts do not adequately reflect the status of the Subordinated Debt or Own Funds as envisaged above or (iii) the

Luxembourg Guarantor has taken corporate or contractual actions having resulted in the increase of its Own Funds or its Subordinated Debt since the close of its last financial year, the Administrative Agent (acting in good faith) shall make the determination of the relevant Own Funds and Subordinated Debt amounts based on such available elements and facts as deemed relevant by it at such time. Any costs and expenses incurred by the Administrative Agent pursuant to this paragraph will be paid in accordance with the relevant provisions relating to costs and expenses under this Agreement.

(c) Each Credit Party incorporated under the laws of Luxembourg hereby expressly accepts and confirms, if applicable, for the purposes of articles 1278 and 1281 of the Luxembourg civil code, respectively, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of this Agreement, any Security granted by a Credit Party incorporated under the laws of Luxembourg and any guaranty granted by a Luxembourg Guarantor given under any Loan Document shall be preserved for the benefit of any New Lender.

(d) The obligations of any Luxembourg Guarantor shall not extend to the guaranteeing or securing of any amount which would breach the prohibitions on financial assistance as set out in the Luxembourg law of 10 August 1915 on commercial companies, as amended (the “Luxembourg Law of 1915”).

(e) Notwithstanding anything to the contrary herein, the obligations and liabilities of any Luxembourg Guarantor under this Agreement or under any Loan Document shall not include any obligation or liability to the extent that, if so included, would constitute an abuse of assets as defined under article 1500-11 of the Luxembourg Law of 1915.

14.11 Guarantee Limitations for Spanish Guarantees and Security. In respect of the obligations of any Subsidiary Credit Party incorporated under the laws of Spain under the Loan Documents, a Spanish guarantee and/or security shall not include and shall not extend (in the case of Spanish guarantors/providers of security incorporated as sociedad anónima) to any Obligation related in any manner whatsoever to, and/or any amount utilised to fund (or refinance the indebtedness incurred by any party for) the acquisition of the shares in the Spanish guarantor/provider of security and/or the acquisition of the shares of its controlling corporation or that amounts to financial assistance in accordance with section 150 of the Spanish Capital Companies Act, or (in the case of Spanish guarantors/providers of security incorporated as sociedades de responsabilidad limitada), as the case may be, shall not extend to any Obligation related in any manner whatsoever to, and/or any amount utilised to fund (or refinance the indebtedness incurred by any party for) the acquisition of the shares in the Spanish guarantor/provider of security and/or the acquisition of the shares of its controlling corporation or any company of the group of the Spanish guarantor/provider of security or that amounts to financial assistance in accordance with section 143.2 of the Spanish Capital Companies Act.

14.12 Guarantee Limitations for German Guarantees and Security.

(a) If the enforcement of the guarantee given by any Guarantor incorporated under the laws of Germany by the Administrative Agent would cause, in breach of sections 30 and 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung (“GmbHG”)), the net assets (Reinvermögen – being the total assets less liabilities) of the relevant Guarantor to fall below the amount of its nominal share capital (Stammkapital), the Administrative Agent may not enforce the guarantee to the extent enforcement would require payment by the relevant Guarantor out of assets necessary to preserve its nominal share capital (Stammkapital). For the purposes of the calculation, whether the net assets of the relevant Guarantor would fall below the amount of the nominal share capital (Stammkapital) (if any), the following balance sheet items shall be adjusted as follows:

(i) the amount of any increase in the nominal share capital which was carried out after the date hereof without the prior written consent of the Administrative Agent shall be deducted from the nominal share capital,

(ii) loans provided to the relevant Guarantor by any third party, as far as such loans are (or would in insolvency proceedings be) subordinated pursuant to Section 39 para. 1 no. 5 or para. 2 of the German Insolvency Code (Insolvenzverordnung), and

(iii) funds borrowed by any Borrower under the Credit Agreement which have been on lent to the relevant Guarantor shall be disregarded.

(b) In addition, the relevant Guarantor, if and to the extent legally permissible, shall

(i) in a situation where enforcement of the guarantee is limited pursuant to the paragraph (a) above, sell any and all of its assets that are reflected on its balance sheet with a book value that is significantly lower than the market value of the asset if such asset is not essential for the conduct of business (nicht betriebsnotwendig) and if through such realization, the amount which may be enforced pursuant to paragraph (a) above, can be increased, and,

(ii) take any other measures (including, without limitation, set-off of claims) to ensure that the enforcement of the guarantee does not cause its remaining net assets to be reduced below the amount of its stated share capital which is protected by sections 30 and 31 GmbHG.

14.13 Keepwell. Each Credit Party incorporated in the United States that is a Qualified ECP Guarantor at the time the Guarantee Obligations or the grant of the security interest under the Loan Documents, in each case, by any Specified Credit Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Swap Obligation as may be needed by such Specified Credit Party from time to time to honor all of its obligations under its Guarantee Obligations and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article XIV voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Credit Party for all purposes of the Commodity Exchange Act.

14.14 Executive Proceedings.

(a) This Agreement and any other Loan Documents which a Spanish Obligor is a guarantor or provider of security to, at the discretion of the Collateral Agent, as well as any amendments hereto or thereto, shall be formalised in a Spanish Public Document, so that it may have the status of a notarial document of loan for all purposes contemplated in Article 517, number 4 of the Spanish Civil Procedural Law (Law 1/2000 of 7th January) (“Ley de Ejuiciamiento Civil”) (the “Civil Procedural Law”).

(b) Upon enforcement, the sum payable by any Spanish Obligor shall be the total aggregate amount of the balance of the accounts maintained by the Administrative Agent (or the relevant Lender, as the case may be). For the purposes of Articles 517 et seq. of the Civil Procedural Law, the Credit Parties expressly agree that such balances shall be considered as due, liquid and payable and may be claimed pursuant to the same provisions of such law.

(c) For the purpose of the provisions of Art, 571, et seq. of the Civil Procedural Law, it is expressly agreed by the Credit Parties that the determination of the debt to be claimed through the executive proceedings shall be effected by the Administrative Agent (or the relevant Lender, as the case may be) by means of the appropriate certificate evidencing the balances shown in the relevant account(s) referred to in paragraph (b) above. By virtue of the foregoing, to exercise executive action by the Collateral Agent or any of the Lenders it will be sufficient to present:

(i) an original notarial first or authentic copy of this Agreement;

(ii) a notarial certificate, if necessary, for the purposes described in paragraph (d) below;

(iii) the notarial document (acta notarial) which incorporates the certificate issued by the Administrative Agent (or the relevant Lender, as the case may be) of the amount due by the Spanish Obligor including an excerpt of the credits and debits (including the interest applied) which appear in the relevant account(s) referred to in paragraph (b) above, evidencing that the determination of the amounts due and payable by the Spanish Obligor have been calculated as agreed in this Agreement and that such amounts coincide with the balance of such accounts; and

(iv) a notarial document (acta notarial) evidencing that the Spanish Obligor has been served notice of the amount that is due and payable.

(d) Paragraph (c) above is also applicable to any Lender with regard to its Commitment. Such Lender may issue the appropriate certification of the balances of the relevant account(s) referred to in paragraph (b) above and the certification of the balances of such accounts may be legalised by a notary.

(e) The amount of the balances so established shall be notified to the Spanish Obligor in an attestable manner at least three (3) days in advance of exercising the executive action set out in paragraph (c) above.

(f) The Spanish Obligor hereby expressly authorises the Administrative Agent and the Collateral Agent (and each Lender, as appropriate) to request and obtain certificates and documents issued by the notary who has formalised this Agreement in order to evidence its compliance with the entries of his registry-book and the relevant entry date for the purpose of number 4 of Article 517, of the Civil Procedural Law. The cost of such certificate and documents will be for the account of the Spanish Obligor in the manner provided under this Agreement.

14.15 Spanish Public Document . Upon demand by the Administrative Agent or the Collateral Agents, each Spanish Obligor agrees to participate in the raising of this Agreement to the status of a Spanish Public Document (elevación a público).

14.16 Guarantee of Each U.S. Borrower. In order to induce Administrative Agent, the Facing Agents and the Lenders to execute and deliver this Agreement and to make or maintain the Loans and to issue Letters of Credit hereunder, and in consideration thereof, each U.S. Borrower hereby, jointly and severally, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Agents, for the ratable benefit of the Facing Agents and the Lenders, the prompt and complete payment and performance by each Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Obligations and all Bank Related Debt (but not any Excluded Swap Obligations), and each U.S. Borrower further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Agents, the Facing Agents or any Lender in enforcing any of their rights under the guarantee contained in this Article XIV. The guarantee contained in this Article XIV, subject to Section 14.6, shall remain in full force and effect until all Letters of Credit have terminated, the Obligations are paid in full and the Commitments are terminated.

Each U.S. Borrower agrees that whenever, at any time, or from time to time, it shall make any payment to any Agent, any Facing Agent or any Lender on account of its liability under this Article XIV, it will notify such Agent, the applicable Facing Agent and such Lender in writing that such payment is made under the guarantee contained in this Article XIV for such purpose. No payment or payments made by any Borrower or any other Person or received or collected by any Agent, any Facing Agent or any Lender from any Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of each U.S. Borrower under this Article XIV, which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Obligations until, subject to Section 14.6, the Obligations are paid in full and the Commitments are terminated.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

CROWN AMERICAS LLC

By:
Name:
Title:

CROWN EUROPEAN HOLDINGS S.A.

By:
Name:
Title:

CROWN HOLDINGS, INC.

By:
Name:
Title:

CROWN INTERNATIONAL HOLDINGS, INC.

By:
Name:
Title:

CROWN CORK & SEAL COMPANY, INC.

By:
Name:
Title:

CROWN METAL PACKAGING CANADA LP
by its general partner, CROWN METAL PACKAGING CANADA INC.

By:
Name:
Title:

CROWN UK HOLDINGS LIMITED

By:
Name:
Title:

CROWN CORK & SEAL DEUTSCHLAND HOLDINGS GMBH

By:
Name:
Title:

CROWN VERPAKKING NEDERLAND B.V.

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, in its individual capacity and as Administrative Agent, U.S. Collateral Agent and Euro Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK AG CANADA BRANCH, as Canadian Administrative Agent

By:
Name:
Title: